                                                FILED PURSUANT TO RULE 424(B)(5)
                                                REGISTRATION NO. 333-58808

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED NOVEMBER 19, 2001

                 PROSPECTUS SUPPLEMENT DATED NOVEMBER   , 2001
                       (TO PROSPECTUS DATED MAY 18, 2001)

                                             SHARES

                             [KEY3MEDIA GROUP LOGO]

                             KEY3MEDIA GROUP, INC.

                                  COMMON STOCK

     Key3Media Group, Inc. is offering    ,000,000 shares of its common stock.

     The common stock of Key3Media Group, Inc. is listed on the New York Stock Exchange under the symbol "KME". The last reported sale price of the common stock on November 16, 2001 was $4.53 per share.

     INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-12 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                                                               PER SHARE        TOTAL
                                                              ------------   ------------
Price to public.............................................  $              $
Underwriting discount.......................................  $              $
Gross proceeds to Key3Media.................................  $              $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Underwriter expects to deliver the shares on November   , 2001.

                                      LOGO

                               TABLE OF CONTENTS

                               PROSPECTUS SUMMARY

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................  S-12
Use of Proceeds.............................................  S-19
Capitalization..............................................  S-20
Selected Financial Data.....................................  S-21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-28
Recent Developments.........................................  S-30
Business....................................................  S-42
Management..................................................  S-54
Beneficial Ownership of Management..........................  S-57
Principal Stockholders......................................  S-59
Certain Relationships and Related Transactions..............  S-61
Senior Bank Credit Facility.................................  S-63
Description of Our Capital Stock............................  S-65
Description of the Convertible Preferred Stock..............  S-67
Anti-Takeover Provisions of Our Certificate of
  Incorporation, Bylaws and Delaware Law....................  S-81
Underwriting................................................  S-84
Legal Matters...............................................  S-85
Independent Accountants.....................................  S-85
Index to Financial Statements...............................   F-1

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Available Information.......................................    i
Prospectus Summary..........................................    1
Ratio of Earnings to Fixed Charges..........................    3
Description of Debt Securities We May Offer.................    4
Description of Common Stock We May Offer....................   22
Anti-Takeover Provisions of Our Certificate of
  Incorporation, Bylaws and Delaware Law....................   23
Description of Warrants We May Offer........................   26
Description of Preferred Stock We May Offer.................   31
Legal Ownership and Book-Entry Issuance.....................   37
Considerations Relating to Securities Issued in Bearer
  Form......................................................   42
Considerations Relating to Securities Denominated or Payable
  in or Linked to a Non-U.S. Dollar Currency................   46
United States Taxation......................................   48
Validity of the Securities..................................   68
Experts.....................................................   68
Cautionary Statement Pursuant to the Private Securities
  Litigation Reform Act of 1995.............................   68

                                  INTRODUCTION

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement controls.

     You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering the common stock and seeking offers to buy the common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents regardless of the time of delivery of this prospectus supplement or any sale of the common stock.

                     MARKET AND INDUSTRY DATA AND FORECASTS

     This prospectus supplement and the accompanying prospectus contains or incorporates by reference market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions, such as when or whether there will be a recession, relied upon therein. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by any independent sources.

                           FORWARD LOOKING STATEMENTS

     In this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus, we have included statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Among other things, these statements relate to our future operating and financial results, plans and objectives and other events that have not yet occurred. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which are inherently uncertain and beyond our control. Because forward-looking statements involve many risks and uncertainties, there are many factors that could cause actual results to differ, possibly materially, from those expressed or implied by these statements. These include economic conditions generally and in the information technology industry in particular; the timing of our tradeshows and other events and their popularity with exhibitors, advertisers and attendees; technological changes and developments; competition; intellectual property rights; and national and international crises or events. Some of these and other factors could cause actual results to differ from those expressed or implied by forward looking statements are discussed further in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not plan to update any forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference, including "Risk Factors" and our consolidated and combined financial statements and related notes included in this prospectus supplement, before making an investment decision.

     We incorporate important information into the accompanying prospectus by reference. You may obtain the information incorporated by reference into the accompanying prospectus without charge by following the instructions in the accompanying prospectus under "Available Information."

                                  THE COMPANY

OVERVIEW

     We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT, industry. Our events provide community, content and commerce for vendors, resellers, large volume end-users and others involved in the IT industry, including consultants and other advisors. In 2000, we provided face-to-face marketplaces for business-to-business marketing, sales and education in the IT industry for more than 1.5 million participants at 36 owned and operated events, including co-located events.

     In 2000, our leading COMDEX and NetWorld+Interop events were the top two IT industry tradeshows in the United States when measured by revenue from exhibit space rentals based on statistical data obtained from Tradeshow Week, a leading industry publication. We also produce customized events for specific IT vendors and specific segments of the IT industry. At our events, we rent space to exhibitors and receive commissions from third parties who provide services to our exhibitors. We also charge fees for conferences and sell advertising and sponsorships. In 2000, our revenue was $286.9 million, our net income was $8.6 million and our earnings before income taxes, interest, depreciation and amortization, or EBITDA, were $91.2 million.

     We were incorporated in 2000 to hold Ziff-Davis Inc.'s portfolio of tradeshow businesses. We were spun off from Ziff-Davis in August 2000. When we use the terms "Key3Media," "we" and "our," we mean, prior to the spin-off, the portfolio of tradeshow and other event businesses formerly held by Ziff-Davis Inc. and, after the spin-off, Key3Media Group, Inc., a Delaware corporation, and its subsidiaries.

OUR COMPETITIVE STRENGTHS

     We believe that our business has several important competitive strengths, including the following:

  INDUSTRY LEADER IN IT EVENTS

     We believe we are the largest producer of events for the IT industry in the United States, when measured by revenue from exhibit space rentals, and have the leading brands in our industry. We believe our COMDEX and NetWorld+Interop brands are among the most distinctive and recognizable brand names in the IT event industry and we also have a portfolio of other events with strong market and brand positions in specific segments of the IT industry. We believe that our size and portfolio of leading brands help us consistently attract the biggest names in the IT industry as exhibitors, conference participants and keynote speakers.

  STRONG CASH FLOW AND ATTRACTIVE COST STRUCTURE

     Our events have generated strong cash flows. Our variable costs are low and our fixed costs are predictable. Our primary fixed cost for our events is rent for the event venues. Due to our cost structure, most of the incremental revenue we generate from profitable shows translates into increased cash flow, EBITDA and net income. Incremental revenue may be generated from additional exhibit space rentals, increases in exhibitor space rental fees and additional sales of advertising and sponsorships.

  COMPREHENSIVE PORTFOLIO OF IT BRANDS

     We believe we have a broader and more extensive portfolio of IT brands than any other events company. We have brands for horizontal events that cover the full spectrum of the IT industry and for vertical events that target particular segments of the industry. Our portfolio of IT event brands allows us to market to most of the participants in the IT industry in the United States and to generate multiple revenue streams from the industry with limited audience overlap. We believe that our well known brands contribute to stable pricing and help us to attract exhibitors and attendees. In addition, we believe the strength of our brands will help us expand internationally.

  EXTENSIVE EXHIBITOR AND ATTENDEE CONTACTS

     We use our experience and portfolio of events to identify potential exhibitors, advertisers and attendees. We have a database of IT participants which contains approximately 2.2 million names in the United States and more than 800,000 names outside the United States. We believe our ability to target and attract large numbers of top exhibitors, advertisers and attendees gives us an important competitive advantage.

OUR STRATEGY

     We are seeking to increase our revenue, cash flow and earnings by pursuing the following strategies:

  FOCUS ON KEY REVENUE DRIVERS

     We generate multiple streams of revenue from our events and focus on the following key revenue drivers:

          Increase Exhibit Space Rentals. We seek to increase revenue from our exhibit space rentals by increasing both the amount of space we rent and the fees we charge to our exhibitors for such rentals. For many of our continuing shows, we have raised exhibit space rental fees in recent years.

          Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at our events. Prior to the spin-off, we sold advertising and sponsorships only to our exhibitors. We sold advertising and sponsorships outside our exhibitors and the IT industry for the first time at COMDEX/Fall 2000 and believe we can expand these sales in the future.

          Emphasize Conferences and Content. We intend to continue to create, organize and promote the conferences that we offer to attendees at our events for an additional fee. In addition to generating additional revenue, the content and educational opportunities offered by these programs help us attract quality attendees to our events. We will also continue to use leading executives and experts in the IT industry as keynote speakers at our events in order to provide the most current and relevant information to our attendees. By increasing quality attendance, we make our events more attractive to exhibitors.

  MAINTAIN AND EXTEND COMDEX/FALL'S INDUSTRY LEADING POSITION

     We believe that we can maintain and extend COMDEX/Fall's industry-leading position by:

     - continuing to focus it on the emerging and fastest growing sectors of the IT industry;

     - expanding its exhibitor and attendee base;

     - increasing its advertising and sponsorship revenues and introducing promotional activities; and

     - increasing attendee participation in its conferences.

  LEVERAGE OUR CUSTOMIZED EVENTS

     In our Studios division, we produce customized events for individual IT vendors which enable them to reach audiences in a targeted and controlled environment. We work closely with our clients at these events and use these events to demonstrate our marketing expertise and gain a better understanding of our clients' business and marketing needs. We believe we can use the close relationships we build with our Studios clients and information we gain through these events to increase their use of our other events. Our Studios events also help us identify and keep current with the most important emerging trends in the IT industry.

  PURSUE ACQUISITIONS SELECTIVELY

     We may acquire other producers of events if we believe they fit with our existing businesses and are available on reasonable terms. We believe that we can create operating efficiencies by applying our expertise and experience. We may also use acquisitions to strengthen and expand our event portfolio and to expand our product offerings outside the IT industry. We recently have made several acquisitions, which are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

  EXPAND INTERNATIONALLY

     We have extended our leading brands to select international markets through a combination of events we own and operate and international contract events in which we license our brand to other operators and typically receive guaranteed minimum payments and a return based on the performance of the licensed event. We intend to expand our international operations in the future. In 2000, we held first-year events in Saudi Arabia, Greece, South Africa and Switzerland. In June 2001, our wholly owned subsidiary purchased SOFTBANK Forums Japan, which owns and operates tradeshows and conferences in Japan. The IT industry is becoming increasingly global and we believe that we are well positioned to expand our international presence due to the strength of our brands and our presence and experience in the United States. See "Business -- Our Events -- International Expositions and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

                                  THE OFFERING

     The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the common stock, see "Description of the Capital Stock."

ISSUER........................   Key3Media Group, Inc.

SECURITIES OFFERED............     ,000,000 shares of common stock, par value
                                 $0.01 per share.

COMMON STOCK OUTSTANDING
IMMEDIATELY AFTER THIS
OFFERING......................          shares(1)

DIVIDENDS.....................   We have not paid dividends in the past and our
                                 board of directors does not presently intend to pay any dividend on our common stock. In addition, our ability to pay dividends is restricted by our senior subordinated notes and senior bank credit facility.

PRINCIPAL STOCKHOLDER.........   Affiliates of SOFTBANK Corp. control
                                 approximately 57% of our common stock before
                                 this offering. After this offering SOFTBANK
                                 will hold approximately      % of our
                                 outstanding shares or      % if all our stock
                                 options and warrants were exercised.

TRADING.......................   Our company's common stock trades on the New
                                 York Stock Exchange under the symbol "KME."

RISK FACTORS..................   An investment in the common stock involves a
                                 high degree of risk. See "Risk Factors" on
                                 pages S-12 through S-18 for a discussion of
                                 certain factors that should be considered in
                                 evaluating an investment in the common stock.
---------------

(1) Assumes no exercise of the underwriter's over-allotment option.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the common stock offered
hereby will be approximately $     million after deducting the underwriting
discount and the estimated expenses of this offering. The net proceeds from our sale of the Series A (as more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments") will be approximately $24.5 million. We intend to use $30 million of the combined net proceeds of the common stock, Series A and, parity preferred stock offerings to repay indebtedness outstanding under our senior bank credit facility. As of November 12, 2001, borrowings of approximately $110 million were outstanding under the senior bank credit facility. In the last twelve months we have used proceeds from borrowings under the senior bank credit facility to finance our acquisitions of the NGN Assets, BCR Assets, and Pulver Assets (each as defined). See "Recent Developments -- Third Quarter Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Indebtedness under the senior bank credit facility accrues interest at margin over (1) a base rate equal to the higher of the federal funds rate plus 1/2% or Citibank N.A.'s base rate or
(2) the Eurodollar rate and, at November 12, 2001, had a weighted average interest rate of 5.24% per annum. We intend to use the remaining portion of the combined net proceeds from the Series A and common stock offerings for general corporate purposes and/or to pay down our indebtedness.

                                  RISK FACTORS

     See "Risk Factors" beginning on page S-12 for a discussion of certain risks relating to us, our business and an investment in the common stock.

                             SUMMARY FINANCIAL DATA

     The following selected financial data should be read in conjunction with, and is qualified by reference to, our audited consolidated and audited combined financial statements and the notes thereto contained in the back of this prospectus supplement. The selected financial data presented is for the five-year period ended December 31, 2000 and the nine month periods ended September 30, 2001 and 2000. The consolidated statement of operations data for the year ended December 31, 2000 and the consolidated balance sheet data as of such date are derived from our consolidated audited financial statements for such year, which have been audited by Ernst & Young LLP, independent auditors, included in this prospectus supplement. The combined statement of operations data for the years ended December 31, 1999 and 1998 and the combined balance sheet data as of December 31, 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, our previous independent accountants, included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from our audited combined financial statements for those years, which have been audited by PricewaterhouseCoopers LLP, which are not included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus supplement.

     The consolidated statement of operations data for the nine months ended September 30, 2001 and 2000 and the consolidated balance sheet data as of September 30, 2001 have been derived from our unaudited interim consolidated financial statements contained in the back of this prospectus supplement. The unaudited interim consolidated financial statements for the nine months ended September 30, 2001 and 2000 have been prepared on the same basis as our annual financial statements and include all adjustments, consisting of only normal recurring adjustments, which our management considers necessary for the fair presentation of that financial information. The unaudited results for interim periods are not necessarily indicative of the results for any other interim period or the full year.

     Our historical financial information may not be indicative of our future performance as an independent company.

                                                                                                            NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                        -------------------------------------------------------------   -------------------------
                                          1996(1)        1997         1998        1999        2000         2000          2001
                                        -----------   ----------   ----------   --------   ----------   -----------   -----------
                                        (UNAUDITED)                                                     (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
CONSOLIDATED/COMBINED STATEMENT OF
  OPERATIONS DATA:
Net revenue...........................  $  271,166    $  276,254   $  269,135   $251,411   $  286,901   $  175,594    $  175,156
Operating expenses:
  Cost of production..................      87,373        87,822       75,445     74,131       78,497       50,562        58,418
  Selling, general & administrative...      72,416        83,367       76,508     88,066      106,231       73,214        79,105
  Non-recurring compensation charge...          --            --           --         --        2,977           --            --
  Stock-based compensation............       1,080         3,916          252        522        7,967        3,444       (1,816)
  Depreciation & amortization.........      32,886        35,619       41,180     38,132       36,688       27,464        29,172
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Operating income (loss)...............      77,411        65,530       75,750     50,560       54,541       20,910        10,277
Interest income.......................       1,992         1,841        2,816        487        3,264        1,454         2,736
Interest expense(2)...................     (48,367)      (65,971)     (45,860)   (23,300)     (39,359)     (23,518)      (35,118)
Equity in income of joint venture.....         839         1,695        2,658      1,649           --           --            --
Gain on the sale of joint venture
  interest(3).........................          --            --           --     13,746           --           --            --
Other, net............................          16           (40)         (28)       (71)         (17)         (25)       (6,542)
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Income (loss) before income taxes and
  extraordinary item..................      31,891         3,055       35,336     43,071       18,429       (1,179)      (15,563)
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Income tax provision (benefit)........      13,841         5,406       16,080     17,082        9,867         (469)       (4,645)
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Extraordinary loss on retirement of
  debt, net of tax benefit............          --            --           --         --           --           --        (9,309)
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Net income (loss).....................  $   18,050    $   (2,351)  $   19,256   $ 25,989   $    8,562   $     (710)   $  (20,227)
                                        ==========    ==========   ==========   ========   ==========   ==========    ==========
OTHER DATA:
EBITDA(4).............................  $  111,152    $  102,804   $  119,560   $ 90,270   $   91,212   $   48,349    $   45,991
Adjusted EBITDA(5)....................     112,232       106,720      119,812     90,792      102,156       51,793    $   44,175
Adjusted EBITDA margin(6).............        41.4%        38.6%        44.5%      36.1%        35.6%         29.5%         25.2%
CONSOLIDATED/COMBINED STATEMENT OF
  CASH FLOWS DATA:
Net cash provided by operating
  activities..........................  $   19,614    $   27,057   $   81,559   $ 87,812   $   97,698   $   88,763    $   22,804
Net cash used in investing
  activities..........................     (22,527)       (9,378)     (11,663)    (5,150)      (7,540)      (4,477)     (118,350)
Net cash provided by (used in)
  financing activities................      (6,526)      (20,115)     (75,635)   (86,526)      14,088       33,646        14,142
CONSOLIDATED/COMBINED BALANCE SHEET
  DATA: (AT PERIOD END)
Cash and cash equivalents.............  $   18,469    $   16,285   $   10,385   $  5,570   $  109,914   $  123,539    $   27,988
Property and equipment, net...........      11,789        15,394       11,488     10,028       12,342       10,590        19,111
Intangible assets.....................     962,387       934,835      907,048    875,526      843,999      851,761       939,726
Total assets..........................   1,143,522     1,039,506    1,014,526    971,564    1,065,333    1,077,337     1,053,442
Total long-term debt (including
  current portion)....................     875,450       852,239      382,002    382,002      368,665      380,255       410,000
Total shareholders' equity............  $  117,511    $   47,921   $  452,916   $396,392   $  431,940   $  415,314    $  410,691

---------------

(1) The financial information for 1996 and at year-end 1996 is a compilation of unaudited data from several unrelated entities and has not been reviewed by the independent auditors of our company.

(2) Interest expense related to debts payable to Ziff-Davis and SOFTBANK for fiscal year 1996 through August 2000. For the period September 2000 through December 2000, interest expense related to our credit facility and debentures.

(3) Represents gain on sale of Expo Comm.

(4) EBITDA represents income before income taxes plus depreciation and amortization, interest expense net of interest income and excluding any gain on the sale of joint venture interest. EBITDA should not be considered as an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity. Our management believes EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other obligations and to fund our operations. Because EBITDA is not calculated in the same manner by all companies, ours may not be comparable to other similarly titled measures of other companies.

(5) EBITDA after adjustments to exclude stock-based compensation and non-recurring compensation charge.

(6) Adjusted EBITDA as a percentage of net revenue.

                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                                          (IN THOUSANDS)
PRO FORMA DATA(1):
Total revenue...............................................      $342,509             $194,141
Operating profit (loss) before extraordinary item and income
  tax provision (benefit)...................................        23,526              (17,206)
Net profit (loss)...........................................        10,930              (21,409)

---------------

(1) Assumes that the acquisitions of the NGN Assets, the BCR Assets, the Pulver Assets and Softbank Forums Japan, Inc. were completed at the beginning of the periods shown.

                                 PRO FORMA DATA

     The following unaudited pro forma combined condensed consolidated statements of operations of our company for the twelve months ended December 31, 2000 and the nine months ended September 30, 2000 and 2001 are based on our historical statements of operations, as adjusted to give effect to the acquisition of the NGN Assets, the BCR Assets, the Pulver Assets (each as defined in the Form 8-K/A we filed with the Securities and Exchange Commission on November 13, 2001) and SOFTBANK Forums Japan, Inc. (SFI), an insignificant acquisition as defined in Regulation S-X Rule 3-05, as if they had occurred on January 1, 2000.

     For accounting purposes, the NGN Assets, the BCR Assets and the Pulver Assets were accounted for under the purchase method. Accordingly, the operations of these businesses subsequent to their September 10, 2001 acquisition closing date are included in our consolidated financial statements as of this date. The net assets of NGN, BCR and Pulver have been adjusted to their estimated fair values based on the preliminary purchase price allocation. The acquisition of SFI was accounted for under a transaction between companies under common control. Consequently, the operations of SFI subsequent to its June 1, 2001 closing date are included in our consolidated financial statements as of this date. The assets and liabilities acquired were recorded using the historical cost basis.

     Certain amounts in the NGN, the BCR and the Pulver financial statements have been reclassified to conform to our company's presentation, including combining the operating results of NGN and BCR as both entities were companies under common control. The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the historical financial statements of our company, NGN, BCR and Pulver. The unaudited pro forma combined condensed consolidated financial information is not necessarily indicative of the actual results of operations that would have occurred had the above noted acquisitions occurred on the dates indicated nor are they necessarily indicative of future operating results.

                             KEY3MEDIA GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                     TWELVE MONTHS ENDED DECEMBER 31, 2000

                                                   KEY3MEDIA
                                                     GROUP,                   COMBINED
                                                      INC.         VON        BCR/ NGN       SFI         PRO FORMA      PRO FORMA
                                                   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS(A)     TOTAL
                                                   ----------   ----------   ----------   ----------   --------------   ---------
Net revenues.....................................   $286,901     $11,720       $19,640     $24,925        $   (677)     $342,509
Operating expenses:
Cost of production...............................     78,497       4,095         6,586      16,914            (289)      105,803
Selling, general & administrative................    106,231         733         6,507       6,764            (434)      119,801
Non-recurring compensation charge................      2,977          --            --          --              --         2,977
Stock based compensation.........................      7,967          --            --          --              --         7,967
Depreciation and amortization....................     36,688          --            --          --           3,811        40,499
                                                    --------     -------       -------     -------        --------      --------
    Total operating expenses.....................    232,360       4,828        13,093      23,678           3,088       277,047
Income from operations...........................     54,541       6,892         6,547       1,247          (3,765)       65,462
Other income (expense):
Interest expense.................................    (39,359)         --            --         (58)         (6,050)      (45,467)
Interest income..................................      3,264          --           327           1                         3,592
Other income (expense), net......................        (17)         --            --         (44)             --           (61)
                                                    --------     -------       -------     -------        --------      --------
    Total other income (expense).................    (36,112)         --           327        (101)         (6,050)      (41,936)
                                                    --------     -------       -------     -------        --------      --------
Income (loss) before income taxes and
  extraordinary item.............................     18,429       6,892         6,874       1,146          (9,815)       23,526
Income tax provision (benefit)...................      9,867         689            62         661           1,317        12,596
                                                    --------     -------       -------     -------        --------      --------
Income (loss) from continuing operations before
  extraordinary item.............................   $  8,562     $ 6,203       $ 6,812     $   485        $(11,132)     $ 10,930
                                                    ========     =======       =======     =======        ========      ========
Income (loss) before extraordinary item per
  common share:
    Basic........................................   $   0.15                                                            $   0.18
                                                    ========
    Diluted......................................   $   0.14                                                            $   0.17
                                                    ========
Shares used in computing:
    Basic........................................     57,589                                 2,955                        60,544
    Diluted......................................     59,949                                 2,955                        62,904

                             KEY3MEDIA GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                            KEY3MEDIA                  COMBINED
                                            GROUP, INC      VON        BCR/NGN        SFI         PRO FORMA      PRO FORMA
                                            HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS(A)     TOTAL
                                            ----------   ----------   ----------   ----------   --------------   ---------
Net revenues..............................   $175,594     $11,311       $12,955     $21,629        $  (677)      $220,812
Operating expenses:
Cost of production........................     50,562       3,679         4,619      15,045           (289)        73,616
  Selling, general & administrative.......     73,214         550         4,664       3,853           (434)        81,847
  Stock based compensation................      3,444          --            --          --             --          3,444
  Depreciation and amortization...........     27,464          --            --          --          2,858         30,322
                                             --------     -------       -------     -------        -------       --------
         Total operating expenses.........    154,684       4,229         9,283      18,898          2,135        189,229
Income from operations....................     20,910       7,082         3,672       2,731         (2,812)        31,583
Other income (expense):
  Interest expense........................    (23,518)         --            --         (49)        (4,538)       (28,105)
  Interest income.........................      1,454          --           218           1                         1,673
  Other income (expense), net.............        (25)         --            --         (51)            --            (76)
                                             --------     -------       -------     -------        -------       --------
         Total other income (expense).....    (22,089)         --           218         (99)        (4,538)       (26,508)
                                             --------     -------       -------     -------        -------       --------
Income (loss) before income taxes and
  extraordinary item......................     (1,179)      7,082         3,890       2,632         (7,350)         5,075
Income tax provision (benefit)............       (469)        689            --       1,476            319          2,015
                                             --------     -------       -------     -------        -------       --------
Income (loss) from continuing operations
  before extraordinary item...............   $   (710)    $ 6,393       $ 3,890     $ 1,156        $(7,669)      $  3,060
                                             ========     =======       =======     =======        =======       ========
Income (loss) before extraordinary item
  per common share:
  Basic...................................   $  (0.01)                                                           $   0.05
                                             --------                                                            --------
  Diluted.................................   $  (0.01)                                                           $   0.05
                                             --------                                                            --------
Shares used in computing:
  Basic...................................     55,149                                 2,955                        58,104
  Diluted.................................     55,149                                 2,955                        58,104

                             KEY3MEDIA GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                             KEY3MEDIA                  COMBINED
                                            GROUP, INC.      VON        BCR/NGN        SFI         PRO FORMA      PRO FORMA
                                            HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS(A)     TOTAL
                                            -----------   ----------   ----------   ----------   --------------   ---------
Net revenues..............................   $175,156       $7,155       $9,868      $ 2,089        $  (127)      $194,141
Operating expenses:
  Cost of production......................     58,418        2,215        3,957        1,550           (202)        65,938
  Selling, general & administrative.......     79,105          504        4,460        1,950           (361)        85,658
  Stock based compensation................     (1,816)          --           --           --             --         (1,816)
  Depreciation and amortization...........     29,172           --           --           --          2,473         31,645
                                             --------       ------       ------      -------        -------       --------
         Total operating expenses.........    164,879        2,719        8,417        3,500          1,910        181,425
Income from operations....................     10,277        4,436        1,451       (1,411)        (2,037)        12,716
Other income (expense):
  Interest expense........................    (35,118)          --           --           (9)        (4,285)       (39,412)
  Interest income.........................      2,736           --          210            2                         2,948
  Other income (expense), net.............      6,542           --           --           --             --          6,542
                                             --------       ------       ------      -------        -------       --------
         Total other income (expense).....    (25,840)          --          210           (7)        (4,285)       (29,922)
                                             --------       ------       ------      -------        -------       --------
Income (loss) before income taxes and
  extraordinary item......................    (15,563)       4,436        1,661       (1,418)        (6,322)       (17,206)
Income tax provision (benefit)............     (4,645)         445           --           --           (906)        (5,106)
                                             --------       ------       ------      -------        -------       --------
Income (loss) from continuing operations
  before extraordinary item...............   $(10,918)      $3,991       $1,661      $(1,418)       $(5,416)      $(12,100)
                                             ========       ======       ======      =======        =======       ========
Income (loss) before extraordinary item
  per common share:
  Basic...................................   $  (0.16)                                                            $  (0.18)
                                             ========                                                             ========
  Diluted.................................   $  (0.16)                                                            $  (0.18)
                                             ========                                                             ========
Shares used in computing:
  Basic...................................     66,375                                  1,634                        68,009
  Diluted.................................     66,375                                  1,634                        68,009

                             KEY3MEDIA GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(A) The pro forma adjustments for the twelve months ended December 31, 2000 and the nine months ended September 30, 2000 and 2001 are as follows:

                                                                  INCREASE (DECREASE)
                                                                       TO INCOME
                                                      --------------------------------------------
                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                          2000           2000            2001
                                                      ------------   -------------   -------------
                                                                     (IN THOUSANDS)
Decrease in net revenues to eliminate events not
  acquired (MultiMedia for the twelve months ended
  December 31, 2000 and the nine months ended
  September 30, 2000 and E-Biz Networks for the nine
  months ended September 30, 2001)..................    $  (677)        $  (677)        $  (127)
Decrease in cost of production to eliminate events
  not acquired......................................    $   289         $   289         $   202
Decrease in selling, general and administrative
  expense to eliminate events not acquired..........    $   434         $   434         $   361
Increase in amortization expense resulting from
  identifiable intangibles assets created by the
  acquisitions. Goodwill resulting from the
  acquisitions is not amortized in accordance with
  FASB Statement No. 142, "Goodwill and Other
  Intangible Assets."...............................    $(3,811)        $(2,858)        $(2,473)
Increase in interest expense resulting from the
  borrowings made to consummate the VON, BCR and NGN
  acquisitions......................................    $(6,050)        $(4,538)        $(4,285)
Increase in income tax (provision) benefit to adjust
  the overall effective tax rate to the Company's
  historical effective tax rate at the end of each
  period............................................    $(1,317)        $  (319)        $   906

     Pro forma basic and diluted share information is as follows:

                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                          2000           2000            2001
                                                      ------------   -------------   -------------
                                                                     (IN THOUSANDS)
Basic:
  Key3Media Group historical weighted average shares
     outstanding....................................     57,589          55,149          66,375
  Common shares initially issued in SFI acquisition
     assumed outstanding as of January 1, 2000......      2,955           2,955           1,634
                                                        -------         -------         -------
  Key3Media Group pro forma weighted average shares
     outstanding....................................     60,544          58,104          68,009
                                                        -------         -------         -------
Diluted:
  Key3Media Group historical weighted average shares
     outstanding....................................     59,949          55,149          66,375
  Common shares initially issued in SFI acquisition
     assumed outstanding as of January 1, 2000......      2,955           2,955           1,634
                                                        -------         -------         -------
  Key3Media Group pro forma weighted average shares
     outstanding....................................     62,904          58,104          68,009
                                                        -------         -------         -------

                                  RISK FACTORS

     You should carefully consider the risks described below and elsewhere in this prospectus supplement before making an investment decision. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

WE SERVE THE IT INDUSTRY, WHICH HAS RECENTLY EXPERIENCED DIFFICULTIES AND CAN CHANGE RAPIDLY.

     All of our events currently serve vendors and customers in the IT industry. Many participants in the IT industry have recently experienced declining revenues, reduced or negative cash flows and declining share prices. Some industry participants have announced lay-offs and other cost-cutting measures, and we believe many others are implementing similar initiatives. If these or future developments cause our exhibitors and attendees to reduce significantly their tradeshow budgets and travel and entertainment expenses, our revenues and results of operations will be affected adversely. The marketing decisions of some of our larger exhibitors could also influence the decisions of other exhibitors. Because most of our exhibitors are required to pay for their exhibit space on a non-refundable basis six months before the event, exhibit space rentals may not immediately reflect the full impact of a downturn. In addition to its recent difficulties, the IT industry is a rapidly evolving industry in which trends and preferences can shift quickly as new technologies and products are introduced. If we fail in the future to identify and focus our events on the most important emerging trends and preferences in the IT industry, it could adversely affect our results of operations.

RECENT TERRORIST ATTACKS ON THE UNITED STATES ARE LIKELY TO AFFECT OUR TRADE SHOWS AND CONFERENCES NEGATIVELY.

     On September 11, 2001, the United States was attacked by terrorists using hijacked commercial airplanes. The United States and other countries have responded with concerted action against the suspected terrorists. There have recently been several cases of deliberate anthrax infection in the United States which are also suspected to be terrorist attacks. These events and the ongoing uncertainty they have created have adversely affected the economy in general and the trade show and conference industry in particular. There has been a decline in air travel and trade show and conference attendance due to, among other things, the public's general reluctance to travel and fears concerning additional acts of terrorism, as well as reduced operations by airlines due to, among other things, decreased demands for air travel, new security directives and increased costs. While we cannot predict how these events or any similar events that may occur in the future will affect our business, results of operation or financial condition, it is likely that our trade shows and conferences will be negatively affected at least in the near future. Continued negative market conditions due to acts of terrorism, any future occurrences of similar actions and potential responsive actions by the United States and other countries that perpetuate or aggravate the current climate of fear and uncertainty could cause more disruption of our trade shows and conferences.

THERE HAS BEEN A GENERAL DOWNTURN IN THE U.S. ECONOMY IN 2001.

     There has been a general downturn in the U.S. economy in 2001, not only due in part to the difficulties in the IT industry and the events of September 11(th) but also due to other economic factors and conditions. If these trends continue or become worse, they could adversely affect the ability and willingness of exhibitors, attendees and advertisers to participate in our events and the extent of that participation. This could materially and adversely affect our business, results of operations and financial condition.

ALL OF OUR MAJOR DOMESTIC TRADESHOWS AND EVENTS HAVE HAD LOWER RESULTS IN 2001 THAN IN 2000.

     Due in part to the adverse conditions and developments referred to above, all of our major domestic tradeshows and events have had lower revenues and contributions to earnings in 2001 than in 2000. Exhibition space rentals, conference participation, advertising and sponsorship, commissions from third party service providers to our exhibitors and attendance were all generally down at these events in 2001. We expect these trends to continue at least for the balance of 2001 and they are likely to continue for an indeterminate time in the future. Each of COMDEX/Fall and the BCR, NGN and VON events in the fourth quarter of 2001 had lower revenue than previously anticipated from each of the components of revenue described above. These trends have adversely affected our results of operations for 2001 and if they continue in the future our business, results of operations and financial condition could be adversely affected.

OUR REVENUES AND RESULTS DEPEND SIGNIFICANTLY ON A FEW IMPORTANT IT TRADESHOWS THAT HAVE EXPERIENCED ADVERSE RESULTS IN RECENT YEARS.

     Historically, we have derived a substantial portion of our revenues from the tradeshows we operate under the COMDEX and NetWorld+Interop brands. In 2000, we derived about 34% of our revenue from tradeshows that we owned and operated under the COMDEX brand name and approximately 29% from our COMDEX/Fall tradeshow in particular. We also derived approximately 34% of our revenue from our NetWorld+Interop tradeshows including 31% from our largest two tradeshows under this brand. Although we will seek to diversify our portfolio of tradeshows, our revenues and results of operations depend substantially on the success of these shows. In 1998 and 1999, our COMDEX/Fall and top two NetWorld+Interop tradeshows experienced declines in exhibit space rentals, exhibitors and attendees. While these generally increased in 2000, they have declined from those levels in 2001 as a result of the factors discussed above. We have five major events that have already occurred during the second, third and fourth quarters of 2001: JavaOne, COMDEX Spring, NetWorld+Interop Las Vegas, Seybold Seminars Boston and COMDEX/Fall. Compared to the prior year, paid attendance was down at JavaOne and each of these events other than JavaOne experienced a decline in exhibit space rentals, conference participation and attendees. Exhibit space rentals were down slightly at NetWorld+Interop Las Vegas and Seybold Seminars Boston and by a greater amount at COMDEX Spring and COMDEX/Fall. Conference participation fell more significantly at these five events. If these trends continue in the future at our events, it will adversely affect our results of operations.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have a significant amount of indebtedness. As of the date of this prospectus supplement, we have $300.0 million of outstanding indebtedness represented by our 11.25% senior subordinated notes and the ability to borrow up to $150.0 million on a senior secured basis under our senior bank credit facility, subject to certain conditions. We have recently entered into an agreement to amend this credit facility which, if it becomes effective, would reduce our borrowing limit to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for convertible preferred stock) and our outstanding borrowings thereunder to $80 million. See "Senior Bank Credit Facility -- Proposed Amendment". This level of indebtedness could have important consequences for you, including the following:

     - it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other purposes;

     - it may limit our flexibility in planning for, or reacting to, changes in our business;

     - we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

     - it may make us more vulnerable to a downturn in our business or the economy;

     - the debt service requirements of our other indebtedness could make it more difficult for us to make payments on our senior subordinated notes;

     - a substantial portion of our cash flow from operations could be dedicated to payments in respect of our indebtedness and would not be available for other purposes; and

     - there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

     Subject to certain conditions, our senior bank credit facility does not prohibit us from borrowing up to $200.0 million of additional senior secured debt. However, under the proposed amendment, we have agreed to limit our total senior debt to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company) and our total debt to $410 million. The terms of the indenture relating to our senior subordinated notes also permit us to incur additional debt, all of which may be senior secured debt. As a result, subject to the terms of the proposed amendment and the indenture, we may incur significant additional indebtedness in the future from banks and other sources. Our senior bank credit facility matures in 2004. We may have to refinance any borrowings that are outstanding under the facility at maturity and such refinancing may not be available at that time on commercially reasonable terms, if at all.

     On November 15, 2001, Moody's Investor Service lowered the debt rating on all of our outstanding debt as well as placed us under review for further possible downgrades. Moody's said this action reflected operational underperformance and reduced forward guidance. Moody's said, among other things, its review would focus on the impact of an increasingly weak advertising sector and broader economic environment on our business. On September 27, 2001, Standard & Poor's placed its rating on our company and two of our competitors on CreditWatch with negative implications. Standard & Poor's said that this action reflected their expectation that the operating environment for these companies will worsen as a result of the September 11th attacks and will exacerbate industry conditions that were already weak prior to the attacks. These actions by Moody's and Standard & Poor's will adversely affect our ability to borrow on favorable terms. Furthermore, this action may cause the share price of our common stock to decrease.

RESTRICTIVE COVENANTS IN OUR SENIOR BANK CREDIT FACILITY AND THE INDENTURE MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

     Our senior bank credit facility and the indenture under which our senior subordinated notes were issued limit our ability, among other things, to:

     - incur additional indebtedness or contingent obligations;

     - pay dividends or make distributions to our stockholders;

     - repurchase or redeem our stock;

     - make investments;

     - grant liens;

     - make capital expenditures;

     - enter into transactions with our stockholders and affiliates;

     - sell assets; and

     - acquire the assets of, or merge or consolidate with, other companies.

     In addition, our senior bank credit facility requires us to maintain certain financial ratios. We may not be able to maintain these ratios. Covenants in our senior bank credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

     On November 14, 2001, we announced that we have entered into an agreement to amend our senior bank credit facility to avoid potential covenant problems under the facility. We must raise at least $50 million from the sale of convertible preferred or common stock in order for the amendment to our senior bank credit facility to become effective. We have received a commitment from a related party to purchase $25 million of the Series A which is conditioned, among other things, on the effectiveness of the amendment to the credit agreement. The amount of common stock and/or convertible preferred stock we sell will depend on market conditions. If we are not able to raise at least $50 million from the sale of common stock and/or convertible preferred stock, we intend to seek other amendments or waivers of the covenants under our senior bank credit facility and to pursue other options to avoid covenant compliance problems which are likely to occur by the end of the first quarter of 2002.

     The amendment to our senior bank credit facility will replace our existing covenants to maintain a minimum interest coverage ratio and maximum senior debt and total debt to pro forma EBITDA ratios with new covenants that will require us to maintain a ratio of pro forma EBITDA to fixed charges (which will include interest, domestic taxes and annual capital expenditures of up to $5 million) of at least 1.1:1 and to limit our total senior debt to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company), our total debt to $410 million and our annual capital expenditures to $15 million. We must also repay $30 million of our outstanding borrowings under the senior bank credit facility with part of the proceeds from the sale of the common stock and/or convertible preferred stock and reduce the borrowing limit under the facility from $150 million to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company). The revised covenants will remain in effect until we have two consecutive quarters in which our pro forma EBITDA for the previous twelve months is more than $85 million, after which time the existing covenants will come back into effect.

     If we default under our senior bank credit facility, we could be prohibited from making any payments on our senior subordinated notes. In addition, if we default, the lenders under our senior bank credit facility could require immediate repayment of the entire principal. If those lenders require immediate repayment, we will not be able to repay them and also repay our senior subordinated notes in full.

WE MAY ACQUIRE OTHER EVENT BUSINESSES AND THESE COULD PRESENT DIFFICULTIES THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We may selectively acquire other event businesses, which may or may not be focused on the IT industry. As a result of these acquisitions, we may:

     - have difficulty assimilating their customers and personnel, particularly if the acquired events are not focused on the IT industry;

     - face difficulties related to the significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

     - pay too much, especially if our industry consolidates and an active bidding process develops; and

     - borrow additional funds under our senior bank credit facility or otherwise if we use cash to make acquisitions.

Some or all of the foregoing could adversely affect our results of operations, financial condition and/or cash flows.

WE MAY EXPAND INTO NEW BUSINESSES IN WHICH WE HAVE NO EXPERIENCE AND OUR INEXPERIENCE MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We may expand our event portfolio to include events focusing on industries other than the IT industry. In addition, we may enter into non-event businesses, including the Internet and e-commerce. We have no recent experience in producing events outside the IT industry and no experience in businesses other than events. If we decide to pursue these opportunities, we may not be successful and our revenue and results of operations may be adversely affected.

OUR HISTORICAL INFORMATION MAY NOT BE INDICATIVE OF OUR FUTURE RESULTS.

     We were a division of Ziff-Davis Inc. until August 18, 2000 and we have operated as an independent public company only since that date. Our historical financial information prior to that date reflects carve-out accounting, which is described more fully in note 1 to our consolidated financial statements and does not reflect what our results of operations, financial position and cash flows would have been if we had been an independent stand-alone entity and may not be indicative of our future results. In addition, our consolidated financial information for 1996 and at year-end 1996 and 1997, is a compilation of unaudited data from several unrelated entities and has not been reviewed by the independent auditors of our company.

THE IT EVENTS INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY LOSE EXHIBITORS, ATTENDEES AND ADVERTISING AND SPONSORSHIP REVENUE TO OUR COMPETITORS, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The IT events industry is highly competitive and is characterized by low barriers to entry. We compete with various established tradeshows, including those produced by the Hanover Messe, a German public authority (CeBIT), Miller Freeman, Inc., a division of United Business Media plc (PC Expo); Advanstar Communications, Inc. (Telexpo Brazil); IDG World Expo, a division of International Data Group (Comnet); and Penton Media, Inc. (Internet World). Some of our competitors are larger and have greater financial resources than we do. We also face competition from a growing number of new small and mid-sized regional events and events focusing on particular segments of the IT industry. At most tradeshows, participation by key exhibitors is important because it helps attract other exhibitors and attendees. If we were to lose any of our key exhibitors to our competitors, it could make our events less attractive to other exhibitors and attendees. We also compete for advertising dollars with other forms of media, including print publishing and the Internet. We must make our events more attractive to exhibitors and attendees than the other alternatives available to them or our business will suffer.

IF WE CANNOT RETAIN KEY PERSONNEL, IT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends to a significant extent on the continued service of key management personnel including Fredric D. Rosen and Jason E. Chudnofsky. The loss or interruption of the services of our senior management personnel or the inability to attract and retain other qualified management, sales, marketing and technical employees could also have an adverse effect on our financial condition or results of operations. We do not have any key man insurance.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK.

     We have not paid cash dividends on our common stock and do not expect to do so in the foreseeable future. In addition, our bank line of credit and senior subordinated notes contain restrictions on our ability to pay dividends on our capital stock.

BECAUSE IT OWNS A MAJORITY OF OUR OUTSTANDING SHARES, SOFTBANK MAY BE ABLE TO CONTROL THE ELECTION OF OUR DIRECTORS AND THE OUTCOME OF ANY OTHER STOCKHOLDER VOTE.

     As of November 12, 2001 SOFTBANK owns more than 50% of our outstanding shares. As long as SOFTBANK owns a majority of our shares, other stockholders will be unable to affect the outcome of stockholder voting. SOFTBANK may continue to be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, SOFTBANK may be in a position to continue to control all matters affecting us, including:

     - a change of control, including a merger;

     - the acquisition or disposition of assets by our company;

     - further issuances by us of common stock or other securities;

     - our incurrence of debt; and

     - the payment of dividends on our common stock.

SIGNIFICANT SALES OF OUR SHARES BY SOFTBANK, OR OTHER HOLDERS OF A LARGE AMOUNT OF OUR STOCK, AND THE POSSIBILITY THAT SUCH SALES MAY OCCUR, MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR SHARES.

     As of November 12, 2001 SOFTBANK owns more than 50% of our outstanding shares and may continue to do so after the offering. SOFTBANK may sell our shares in accordance with an effective registration statement or an applicable exemption from registration. SOFTBANK has contractual rights to require us to register the offer and sale by it of our shares. We cannot predict whether SOFTBANK will sell its shares of our common stock or whether others will sell large amounts of our shares in the public market after the distribution. If a large amount of our shares are sold over a short period of time, or if investors anticipate those sales, the trading price of our shares could be adversely affected.

THE SEASONALITY OF OUR REVENUE MAY ADVERSELY AFFECT THE MARKET PRICES FOR OUR SHARES.

     Although we receive the majority of fees we generate from our events in advance, we record them as revenue only when the events occur. Because of the timing of our largest tradeshows, our revenue is seasonal. Our revenue is usually higher during the second and fourth quarters of each calendar year, primarily because our largest NetWorld & Interop event occurs in the second quarter and our largest COMDEX event occurs in the fourth quarter. This seasonality causes our operating results to vary considerably from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE AND MAY BE AFFECTED BY NUMEROUS MARKET CONDITIONS BEYOND OUR CONTROL.

     Our share price may fluctuate in the future due to the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

     - quarterly variations in actual or anticipated results of our operations;

     - changes in financial estimates by securities analysts:

     - actions or announcements by our competitors;

     - regulatory actions;

     - market outlook for the technology industry generally;

     - departures of our key personnel; and

     - future sales of our common stock.

Because of the trading volumes of our common stock on the New York Stock Exchange have historically been low, the impact of these events may be greater than they would be if we had higher trading volumes. Approximately 57% of the outstanding shares of our common stock are subject to restrictions on resale under the Securities Act of 1933. We currently have outstanding warrants to acquire an aggregate of 6,277,000 shares of common stock at $6.00 per share, and the shares of common stock underlying such warrants have been eligible for resale pursuant to Rule 144 since August 2001.

WE ARE SUBJECT TO RISKS RELATED TO INTERNATIONAL OPERATIONS.

     We operate a multinational business and, accordingly, we are subject to risks inherent in international operations, including:

     - the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

     - fluctuations in the exchange rates between the U.S. dollar and the currencies of the foreign countries in which we operate;

     - tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions; and

     - general economic and political conditions in the countries in which we operate may have an adverse effect on our operations in those countries or on our ability to generate exhibitors from those countries at our domestic tradeshows and conferences.

We do not hedge our foreign currency exchange rate risk. As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DISCOURAGE TAKEOVERS AND THIS MAY DEPRESS THE MARKET PRICES FOR OUR SHARES.

     Our certificate of incorporation and by-laws contain provisions that may make more difficult or expensive, or may discourage, a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our certificate of incorporation and by-laws:

     - classify our board of directors into three groups, so that stockholders elect only one-third of the board each year;

     - permit stockholders to remove directors only for cause;

     - permit a special stockholders' meeting to be called only by a majority of the board of directors;

     - do not permit stockholders to take action by written consent;

     - require stockholders to give us advance notice to nominate candidates for election to our board of directors or to make stockholder proposals at a stockholders' meeting;

     - permit our board of directors to issue, without stockholder approval, preferred stock with terms as the board may determine; and

     - require the vote of the holders of at least 80% of our voting shares to amend the provisions described above.

Notwithstanding the foregoing, our certificate of incorporation and by-laws permit the removal of directors without cause, the calling of special meetings by stockholders and stockholder action by written consent at any time during which SOFTBANK and our directors and executive officers together hold shares that entitle them to cast votes representing more than 50% of the total voting power in the election of directors generally.

     In addition to the provisions described above, Delaware law generally restricts mergers and other business combinations between us and any holder of 15% or more of our shares, unless the transaction is approved in advance by our board of directors.

     These provisions of our certificate of incorporation and by-laws and Delaware law and the fact that SOFTBANK currently owns, and immediately after the offering may continue to own, a majority of our outstanding common stock could discourage potential acquisition proposals and could delay or prevent a change in control, even though our other stockholders may consider those types of proposals desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for you and your fellow stockholders to participate in tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of the common stock that could result form takeover attempts or speculation.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the common stock offered
by this prospectus supplement will be approximately $     million after
deducting the underwriting discount and the estimated expenses of this offering. The net proceeds from our sale of the Series A will be approximately $24.5 million. We intend to use $30 million of the combined net proceeds of the common stock, Series A and parity preferred stock offerings to repay indebtedness outstanding under our senior bank credit facility. As of November 12, 2001, borrowings of approximately $110 million were outstanding under the senior bank credit facility. In the last twelve months we have used proceeds from borrowings under the senior bank credit facility to finance our acquisitions of the NGN Assets, BCR Assets, and Pulver Assets. See "Recent Developments -- Third Quarter Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Indebtedness under the senior bank credit facility accrues interest at margin over (1) a base rate equal to the higher of the federal funds rate plus 1/2% or Citibank N.A.'s base rate or (2) the Eurodollar rate and, at November 12, 2001, had a weighted average interest rate of 5.24% per annum. We intend to use the remaining portion of the combined net proceeds from the Series A, parity preferred and common stock offerings for general corporate purposes and/or to pay down our indebtedness.

                                 CAPITALIZATION

     The following table presents our unaudited cash and cash equivalents and total consolidated capitalization as of September 30, 2001 on a:

     - historical basis, and

     - as adjusted to give effect to the issuance of the common stock and the application of the net proceeds of the offering as disclosed in "Use of Proceeds."

     This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement.

                                                                      AS OF
                                                               SEPTEMBER 30, 2001
                                                              ---------------------
                                                                              AS
                                                              HISTORICAL   ADJUSTED
                                                              ----------   --------
                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................   $ 27,988
                                                               ========    =======
  Long-term debt, including current portions:
  Senior subordinated notes.................................    300,000
  Senior bank credit facility(1)............................    110,000
                                                               --------    -------
Total long-term debt........................................   $410,000
                                                               ========    =======
Total shareholders' equity..................................   $410,691
                                                               ========    =======
Total capitalization........................................   $820,691
                                                               ========    =======

---------------

(1) As of September 30, 2001, we were able to borrow up to $150 million under this facility on a senior secured basis, subject to satisfaction of customary borrowing conditions. The senior bank credit facility was amended in November 2001, subject to satisfaction of certain conditions, to allow us to borrow up to $110 million under the senior bank credit facility.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with, and is qualified by reference to, our audited consolidated and audited combined financial statements and the notes thereto contained in the back of this prospectus supplement. The selected financial data presented is for the five-year period ended December 31, 2000 and the nine month periods ended September 30, 2001 and 2000. The consolidated statement of operations data for the year ended December 31, 2000 and the consolidated balance sheet data as of such date are derived from our consolidated audited financial statements for such year, which have been audited by Ernst & Young LLP, independent auditors, included in this prospectus supplement. The combined statement of operations data for the years ended December 31, 1999 and 1998 and the combined balance sheet data as of December 31, 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, our previous independent accountants, included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from our audited combined financial statements for those years, which have been audited by PricewaterhouseCoopers LLP, which are not included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus supplement. The consolidated statement of operations data for the nine months ended September 30, 2001 and 2000 and the consolidated balance sheet data as of September 30, 2001 have been derived from our unaudited interim consolidated financial statements contained in the back of this prospectus supplement. The unaudited interim consolidated financial statements for the nine months ended September 30, 2001 and 2000 have been prepared on the same basis as our annual financial statements and include all adjustments, consisting of only normal recurring adjustments, which our management considers necessary for the fair presentation of that financial information. The unaudited results for interim periods are not necessarily indicative of the results for any other interim period or the full year.

     Our historical financial information may not be indicative of our future performance as an independent company.

                                                                                                            NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                        -------------------------------------------------------------   -------------------------
                                          1996(1)        1997         1998        1999        2000         2000          2001
                                        -----------   ----------   ----------   --------   ----------   -----------   -----------
                                        (UNAUDITED)                                                     (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
CONSOLIDATED/COMBINED STATEMENT OF
  OPERATIONS DATA:
Net revenues..........................  $  271,166    $  276,254   $  269,135   $251,411   $  286,901   $  175,594    $  175,156
Operating expenses:
  Cost of production..................      87,373        87,822       75,445     74,131       78,497       50,562        58,418
  Selling, general & administrative...      72,416        83,367       76,508     88,066      106,231       73,214        79,105
  Non-recurring compensation charge...          --            --           --         --        2,977           --            --
  Stock-based compensation............       1,080         3,916          252        522        7,967        3,444        (1,816)
  Depreciation & amortization.........      32,886        35,619       41,180     38,132       36,688       27,464        29,172
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Operating income (loss)...............      77,411        65,530       75,750     50,560       54,541       20,910        10,277
Interest income.......................       1,992         1,841        2,816        487        3,264        1,454         2,736
Interest expense(2)...................     (48,367)      (65,971)     (45,860)   (23,300)     (39,359)     (23,518)      (35,118)
Equity in income of joint venture.....         839         1,695        2,658      1,649           --           --            --
Gain on the sale of joint venture
  interest(3).........................          --            --           --     13,746           --           --            --
Other, net............................          16           (40)         (28)       (71)         (17)         (25)        6,542
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Income (loss) before income taxes and
  extraordinary item..................      31,891         3,055       35,336     43,071       18,429       (1,179)      (15,563)
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Income tax provision (benefit)........      13,841         5,406       16,080     17,082        9,867         (469)       (4,645)
                                        ----------    ----------   ----------   --------   ----------   ----------    ----------
Extraordinary loss on retirement of
  debt, net of tax benefit............          --            --           --         --           --           --        (9,309)
Net income (loss).....................  $   18,050    $   (2,351)  $   19,256   $ 25,989   $    8,562   $     (710)   $  (20,227)
                                        ==========    ==========   ==========   ========   ==========   ==========    ==========
OTHER DATA:
EBITDA(4).............................  $  111,152    $  102,804   $  119,560   $ 90,270   $   91,212   $   48,349    $   45,991
Adjusted EBITDA(5)....................     112,232       106,720      119,812     90,792      102,156       51,793        44,175
Adjusted EBITDA margin(6).............        41.4%         38.6%        44.5%      36.1%        35.6%        29.5%         25.2%
CONSOLIDATED/COMBINED STATEMENT OF
  CASH FLOWS DATA:
Net cash provided by operating
  activities..........................  $   19,614    $   27,057   $   81,559   $ 87,812   $   97,698   $   88,763    $   22,804
Net cash used in investing
  activities..........................     (22,527)       (9,378)     (11,663)    (5,150)      (7,540)      (4,477)     (118,350)
Net cash provided by (used in)
  financing activities................      (6,526)      (20,115)     (75,635)   (86,526)      14,088       33,646        14,142
CONSOLIDATED/COMBINED BALANCE SHEET
  DATA: (AT PERIOD END)
Cash and cash equivalents.............  $   18,469    $   16,285   $   10,385   $  5,570   $  109,914   $  123,539    $   27,988
Property and equipment, net...........      11,789        15,394       11,488     10,028       12,342       10,590        19,111
Intangible assets.....................     962,387       934,835      907,048    875,526      843,999      851,761       939,726
Total assets..........................   1,143,522     1,039,506    1,014,526    971,564    1,065,333    1,077,337     1,053,442
Total long-term debt (including
  current portion)....................     875,450       852,239      382,002    382,002      368,665      380,255       410,000
Total shareholders' equity............     117,511        47,921      452,916    396,392      431,940      415,314       410,691

---------------

(1) The financial information for 1996 and at year-end 1996 is a compilation of unaudited data from several unrelated entities and has not been reviewed by the independent auditors of our company.

(2) Interest expense related to debts payable to Ziff-Davis and SOFTBANK for fiscal year 1996 through August 2000. For the period September 2000 through December 2000, interest expense related to our credit facility and debentures.

(3) Represents gain on sale of Expo Comm.

(4) EBITDA represents income before income taxes plus depreciation and amortization, interest expense net of interest income and excluding any gain on the sale of joint venture interest. EBITDA should not be considered as an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity. Our management believes EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other obligations and to fund our operations. Because EBITDA is not calculated in the same manner by all companies, ours may not be comparable to other similarly titled measures of other companies.

(5) EBITDA after adjustments to exclude stock-based compensation and non-recurring compensation charge.

(6) Adjusted EBITDA as a percentage of net revenue.

                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                                          (IN THOUSANDS)
PRO FORMA DATA (1):
Total Revenue...............................................      $342,509             $194,141
Operating profit (loss) before minority interests,
  extraordinary items and income tax provision (benefit)....        23,526              (17,206)
Net profit (loss)...........................................        10,930              (21,409)

---------------

(1) Assumes that the acquisitions of the NGN Assets, the BCR Asset, the Pulver Assets and SOFTBANK Forums Japan, Inc. were completed at the beginning of the period shown.

                                 PRO FORMA DATA

     The following unaudited pro forma combined condensed consolidated statements of operations of our company for the twelve months ended December 31, 2000 and the nine months ended September 30, 2000 and 2001 are based on our historical statements of operations, as adjusted to give effect to the acquisition of the NGN Assets, the BCR Assets, the Pulver Assets (each as defined in the Form 8-K/A we filed with the Securities and Exchange Commission on November 13, 2001) and SOFTBANK Forums Japan, Inc. (SFI), an insignificant acquisition as defined in Regulation S-X Rule 3-05, as if they had occurred on January 1, 2000.

     For accounting purposes, the NGN Assets, the BCR Assets and the Pulver Assets were accounted for under the purchase method. Accordingly, the operations of these businesses subsequent to their September 10, 2001 acquisition closing date are included in our consolidated financial statements as of this date. The net assets of NGN, BCR and Pulver have been adjusted to their estimated fair values based on the preliminary purchase price allocation. The acquisition of SFI was accounted for under a transaction between companies under common control. Consequently, the operations of SFI subsequent to its June 1, 2001 closing date are included in our consolidated financial statements as of this date. The assets and liabilities acquired were recorded using the historical cost basis.

     Certain amounts in the NGN, the BCR and the Pulver financial statements have been reclassified to conform to our company's presentation, including combining the operating results of NGN and BCR as both entities were companies under common control. The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the historical financial statements of our company, NGN, BCR and Pulver. The unaudited pro forma combined condensed consolidated financial information is not necessarily indicative of the actual results of operations that would have occurred had the above noted acquisitions occurred on the dates indicated nor are they necessarily indicative of future operating results.

                             KEY3MEDIA GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                     TWELVE MONTHS ENDED DECEMBER 31, 2000

                                                   KEY3MEDIA                  COMBINED
                                                  GROUP, INC.      VON        BCR/NGN        SFI         PRO FORMA      PRO FORMA
                                                  HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS(A)     TOTAL
                                                  -----------   ----------   ----------   ----------   --------------   ---------
Net revenues....................................   $286,901      $11,720       $19,640     $24,925        $   (677)     $342,509
Operating expenses:
Cost of production..............................     78,497        4,095         6,586      16,914            (289)      105,803
Selling, general & administrative...............    106,231          733         6,507       6,764            (434)      119,801
Non-recurring compensation charge...............      2,977           --            --          --              --         2,977
Stock based compensation........................      7,967           --            --          --              --         7,967
Depreciation and amortization...................     36,688           --            --          --           3,811        40,499
                                                   --------      -------       -------     -------        --------      --------
    Total operating expenses....................    232,360        4,828        13,093      23,678           3,088       277,047
Income from operations..........................     54,541        6,892         6,547       1,247          (3,765)       65,462
Other income (expense):
Interest expense................................    (39,359)          --            --         (58)         (6,050)      (45,467)
Interest income.................................      3,264           --           327           1              --         3,592
Other income (expense), net.....................        (17)          --            --         (44)             --           (61)
                                                   --------      -------       -------     -------        --------      --------
    Total other income (expense)................    (36,112)          --           327        (101)         (6,050)      (41,936)
                                                   --------      -------       -------     -------        --------      --------
Income (loss) before income taxes and
  extraordinary item............................     18,429        6,892         6,874       1,146          (9,815)       23,526
Income tax provision (benefit)..................      9,867          689            62         661           1,317        12,596
                                                   --------      -------       -------     -------        --------      --------
Income (loss) from continuing operations before
  extraordinary item............................   $  8,562      $ 6,203       $ 6,812     $   485        $(11,132)     $ 10,930
                                                   ========      =======       =======     =======        ========      ========
Income (loss) before extraordinary item per
  common share:
    Basic.......................................   $   0.15                                                             $   0.18
                                                   ========                                                             ========
    Diluted.....................................   $   0.14                                                             $   0.17
                                                   ========                                                             ========
Shares used in computing:
    Basic.......................................     57,589                                  2,955                        60,544
    Diluted.....................................     59,949                                  2,955                        62,904

                             KEY3MEDIA GROUP, INC.
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                            KEY3MEDIA                  COMBINED
                                            GROUP, INC      VON        BCR/NGN        SFI         PRO FORMA      PRO FORMA
                                            HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS(A)     TOTAL
                                            ----------   ----------   ----------   ----------   --------------   ---------
Net revenues..............................   $175,594     $11,311       $12,955     $21,629        $  (677)      $220,812
Operating expenses:
Cost of production........................     50,562       3,679         4,619      15,045           (289)        73,616
  Selling, general & administrative.......     73,214         550         4,664       3,853           (434)        81,847
  Stock based compensation................      3,444          --            --          --             --          3,444
  Depreciation and amortization...........     27,464          --            --          --          2,858         30,322
                                             --------     -------       -------     -------        -------       --------
         Total operating expenses.........    154,684       4,229         9,283      18,898          2,135        189,229
Income from operations....................     20,910       7,082         3,672       2,731         (2,812)        31,583
Other income (expense):
  Interest expense........................    (23,518)         --            --         (49)        (4,538)       (28,105)
  Interest income.........................      1,454          --           218           1             --          1,673
  Other income (expense), net.............        (25)         --            --         (51)            --            (76)
                                             --------     -------       -------     -------        -------       --------
         Total other income (expense).....    (22,089)         --           218         (99)        (4,538)       (26,508)
                                             --------     -------       -------     -------        -------       --------
Income (loss) before income taxes and
  extraordinary item......................     (1,179)      7,082         3,890       2,632         (7,350)         5,075
Income tax provision (benefit)............       (469)        689            --       1,476            319          2,015
                                             --------     -------       -------     -------        -------       --------
Income (loss) from continuing operations
  before extraordinary item...............   $   (710)    $ 6,393       $ 3,890     $ 1,156        $(7,669)      $  3,060
                                             ========     =======       =======     =======        =======       ========
Income (loss) before extraordinary item
  per common share:
  Basic...................................   $  (0.01)                                                           $   0.05
                                             --------                                                            --------
  Diluted.................................   $  (0.01)                                                           $   0.05
                                             --------                                                            --------
Shares used in computing:
  Basic...................................     55,149                                 2,955                        58,104
  Diluted.................................     55,149                                 2,955                        58,104

                             KEY3MEDIA GROUP, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                             KEY3MEDIA                  COMBINED
                                            GROUP, INC.      VON        BCR/NGN        SFI         PRO FORMA      PRO FORMA
                                            HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS(A)     TOTAL
                                            -----------   ----------   ----------   ----------   --------------   ---------
Net revenues..............................   $175,156       $7,155       $9,868      $ 2,089        $  (127)      $194,141
Operating expenses:
  Cost of production......................     58,418        2,215        3,957        1,550           (202)        65,938
  Selling, general & administrative.......     79,105          504        4,460        1,950           (361)        85,658
  Stock based compensation................     (1,816)          --           --           --             --         (1,816)
  Depreciation and amortization...........     29,172           --           --           --          2,473         31,645
                                             --------       ------       ------      -------        -------       --------
         Total operating expenses.........    164,879        2,719        8,417        3,500          1,910        181,425
Income from operations....................     10,277        4,436        1,451       (1,411)        (2,037)        12,716
Other income (expense):
  Interest expense........................    (35,118)          --           --           (9)        (4,285)       (39,412)
  Interest income.........................      2,736           --          210            2             --          2,948
  Other income (expense), net.............      6,542           --           --           --             --          6,542
                                             --------       ------       ------      -------        -------       --------
         Total other income (expense).....    (25,840)          --          210           (7)        (4,285)       (29,922)
                                             --------       ------       ------      -------        -------       --------
Income (loss) before income taxes and
  extraordinary item......................    (15,563)       4,436        1,661       (1,418)        (6,322)       (17,206)
Income tax provision (benefit)............     (4,645)         445           --           --           (906)        (5,106)
                                             --------       ------       ------      -------        -------       --------
Income (loss) from continuing operations
  before extraordinary item...............   $(10,918)      $3,991       $1,661      $(1,418)       $(5,416)      $(12,100)
                                             ========       ======       ======      =======        =======       ========
Income (loss) before extraordinary item
  per common share:
  Basic...................................   $  (0.16)                                                            $  (0.18)
                                             ========                                                             ========
  Diluted.................................   $  (0.16)                                                            $  (0.18)
                                             ========                                                             ========
Shares used in computing:
  Basic...................................     66,375                                  1,634                        68,009
  Diluted.................................     66,375                                  1,634                        68,009

                             KEY3MEDIA GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(A) The pro forma adjustments for the twelve months ended December 31, 2000 and the nine months ended September 30, 2000 and 2001 are as follows:

                                                                  INCREASE (DECREASE)
                                                                       TO INCOME
                                                      --------------------------------------------
                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                      ------------   -------------   -------------
                                                          2000           2000            2001
                                                      ------------   -------------   -------------
                                                                     (IN THOUSANDS)
Decrease in net revenues to eliminate events not
  acquired (MultiMedia for the twelve months ended
  December 31, 2000 and the nine months ended
  September 30, 2000 and E-Biz Networks for the nine
  months ended September 30, 2001)..................    $  (677)        $  (677)        $  (127)
Decrease in cost of production to eliminate events
  not acquired......................................    $   289         $   289         $   202
Decrease in selling, general and administrative
  expense to eliminate events not acquired..........    $   434         $   434         $   361
Increase in amortization expense resulting from
  identifiable intangibles assets created by the
  acquisitions. Goodwill resulting from the
  acquisitions is not amortized in accordance with
  FASB Statement No. 142, "Goodwill and Other
  Intangible Assets."...............................    $(3,811)        $(2,858)        $(2,473)
Increase in interest expense resulting from the
  borrowings made to consummate the VON, BCR and NGN
  acquisitions......................................    $(6,050)        $(4,538)        $(4,285)
Increase in income tax (provision) benefit to adjust
  the overall effective tax rate to the Company's
  historical effective tax rate at the end of each
  period............................................    $(1,317)        $  (319)        $   906

     Pro forma basic and diluted share information is as follows:

                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                      ------------   -------------   -------------
                                                          2000           2000            2001
                                                      ------------   -------------   -------------
                                                                     (IN THOUSANDS)
Basic:
  Key3Media Group historical weighted average shares
     outstanding....................................     57,589         55,149          66,375
  Common shares initially issued in SFI acquisition
     assumed outstanding as of January 1, 2000......      2,955          2,955           1,634
                                                         ------         ------          ------
  Key3Media Group pro forma weighted average shares
     outstanding....................................     60,544         58,104          68,009
                                                         ------         ------          ------
Diluted:
  Key3Media Group historical weighted average shares
     outstanding....................................     59,949         55,149          66,375
  Common shares initially issued in SFI acquisition
     assumed outstanding as of January 1, 2000......      2,955          2,955           1,634
                                                         ------         ------          ------
  Key3Media Group pro forma weighted average shares
     outstanding....................................     62,904         58,104          68,009
                                                         ------         ------          ------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The discussion below should be read in conjunction with our historical consolidated and combined financial statements, the notes thereto and the comparative summary of selected historical financial data contained elsewhere in this prospectus supplement. Certain reclassifications have been made to prior period data to conform to current year presentations. Our historical results may not be indicative of future results and we may engage in new or different business activities and practices in the future. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus supplement.

REVENUE

     To date, our revenue has been derived principally from:

     - exhibitor services revenue, which consists of the fees we receive from IT vendors to rent exhibit space at our events and the commissions and discounts we receive from third parties who provide services to our exhibitors;

     - fees paid by attendees to participate in conferences that we offer at our events; and

     - advertising and sponsorship fees.

     Historically, exhibitor services revenue has accounted for approximately 70% of our total revenue. Exhibit space rental revenue accounts for a substantial majority of exhibitor services revenue and fluctuates as a result of changes in the amount of net square feet of exhibit space rentals and our rental rates. The balance of exhibitor services revenue depends upon the demand for and pricing of the third-party services that we promote to our exhibitors. At most of our annual events, we rent a majority of the exhibit space for the next year's event. We give exhibitors who renew each year preferential location and treatment. Exhibitors are generally contractually required to pay for exhibit space rentals in advance in two or three installments. The last installment is usually due six months prior to the event or, if the contract is signed after this date, the date of the contract. We recognize exhibitor services revenue when the related event occurs. As a result, a significant portion of our cash and cash equivalents and accounts receivable represent deferred revenues for events to occur at a later date. We maintain insurance on our three largest events sufficient to cover a substantial portion of lost exhibit space rental revenue for event cancellations beyond our control.

     Historically, conference fees have accounted for approximately 20% of our total revenue and consist of the fees we charge attendees to participate in the conferences we offer at our events and, to a very minor extent, the fees paid by attendees to attend our events. While attendees must obtain tickets for our events, these tickets are usually distributed on a complimentary basis and only permit attendees to visit the exhibit floor and other generally available portions of the events.

     Advertising and sponsorship fees paid by our exhibitors have historically generated approximately 10% of our total revenue. This revenue comes primarily from the following sources:

     - advertising in Preview, a newspaper distributed before some of our larger events to pre-registrants and certain prior year attendees;

     - advertising in Program Exhibits Guide, a guide to the exhibitors distributed before and during our events;

     - advertising in Show Daily, a daily newspaper we distribute during some of our larger events;

     - advertising on billboards and banners at our event venues; and

     - sponsorships of key areas and promotional materials throughout our event venues.

     We currently sell advertising and sponsorships almost exclusively to our exhibitors on an event-by-event basis. We believe that with the strength of our brands and audiences, we can expand these sales beyond our exhibitor base and the IT industry. We also believe we have significant opportunities to generate additional revenue by selling advertising and sponsorships across multiple events and brands and by introducing promotional activities at our events. For example, we have entered into multi-year and multi-brand sponsorship agreements with Mercedes-Benz USA, American Express and the New York Stock Exchange.

     We market our events under a limited number of brands. The table below presents revenue for our principal brands over the last three years, excluding international contract events discussed below under "Description of Business -- International Expositions".

                                                                1998      1999      2000
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
COMDEX......................................................  $112,501   $89,915   $98,534
NetWorld+Interop............................................    83,329    86,685    98,889
Seybold Seminars............................................    18,128    19,463    22,416
JavaOne.....................................................    11,925    16,954    25,663

     The table below presents the total net square feet of exhibit space rentals, the number of exhibitors, the number of conference participants and the estimated number of attendees for our largest events within each of our principal brands over the last three years.

                                                              1998    1999     2000
                                                              -----   -----   ------
COMDEX
Total net square feet (in thousands)........................  1,724   1,265    1,286
Total exhibitors............................................  4,280   3,126    3,265
Total conference participants...............................  9,206   8,575    9,887
Estimated total attendees (in thousands)....................    462     417      430

NETWORLD+INTEROP
Total net square feet (in thousands)........................  1,092   1,034    1,087
Total exhibitors............................................  2,018   1,744    1,927
Total conference participants...............................  9,025   7,909    9,232
Estimated total attendees (in thousands)....................    179     183      170

SEYBOLD SEMINARS
Total net square feet (in thousands)........................    261     219      237
Total exhibitors............................................    652     463      608
Total conference participants...............................  5,227   5,077    6,537
Estimated total attendees (in thousands)....................     63      54       58

JAVAONE(1)
Total conference participants...............................  7,237   8,600   11,237
Estimated total attendees (in thousands)....................     14      20       20

---------------

(1) Unlike our tradeshows, JavaOne is a conference from which we derive most of our revenue from the fees attendees pay to attend the conference. Although we do derive secondary revenue from exhibit space rental fees, it is not material and, accordingly, exhibitor information has been omitted from this table.

OPERATING COSTS

  COSTS OF PRODUCTION

     We record as costs of production all costs we pay to third parties that are directly associated with an event. The largest components of these costs are event-specific advertising and attendee marketing, venue rental, costs of temporary personnel, conference content and other costs related to event production, including hospitality and lodging. For our largest events, we generally have arrangements for the venue for the next three years on a rolling basis. In the case of COMDEX/Fall, we currently have the Las Vegas Convention Center and The Sands Expo under contract through 2005. Although we do not have a contractual right to use the venues beyond the contract period, we believe that venue owners will generally provide us the first right to rent the space in the ensuing years. While we have experienced recent increases in the venue rental rates, we have been generally able to pass these increased costs on to our exhibitors.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     SG&A consists of payroll and benefit costs for our employees, office rental expenses, legal, accounting and all other expenses not directly associated with an event. In the past, SG&A has included charges from Ziff-Davis for administrative services, including legal, tax and financial accounting, management information, telecommunications, and human resources services. In general, Ziff-Davis charged us for these services based upon our utilization; however, where measuring utilization was impractical, Ziff-Davis apportioned these charges among the businesses in its ZD division based upon relative headcount or revenue. In addition, Ziff-Davis managed most of our treasury activities. Since the spin-off, we no longer rely on Ziff-Davis for these services and provide them ourselves. In addition, we have new expenses as an independent public company that we did not have in the past. See note 1 to our consolidated financial statements.

  DEPRECIATION AND AMORTIZATION

     We use the straight-line method to depreciate and/or amortize certain assets. As of December 31, 2000, we had $844.0 million of net intangibles, which we are amortizing over periods ranging from two to 40 years. These intangibles consist primarily of goodwill and trade names from our acquisition of COMDEX in 1995 and ZD Expos in 1994. This non-cash expense could increase in future periods if we make more acquisitions.

     Our other depreciation and amortization relates for the most part to the depreciation of property and equipment, principally computers and similar equipment. As of December 31, 2000, we had $12.3 million of property and equipment, net.

     Depreciation and amortization increased $1.4 million, or 15.5%, to $10.4 million in the third quarter of 2001 from $9.0 million in the comparable period in 2000. Depreciation and amortization increased $1.7 million, or 6.2%, to $29.2 million in the nine months ended September 30, 2001 from $27.5 million in the comparable period in 2000.

  INTEREST EXPENSE

     In prior periods, this expense related to amounts owed to affiliates of SOFTBANK and Ziff-Davis. Between August 18, 2000 and June 26, 2001, this expense related to our bank debt and debentures. Since June 26, 2001, interest expense relates to our senior subordinated notes and senior bank credit facility.

RECENT DEVELOPMENTS

     On September 10, 2001, two of our indirect wholly owned subsidiaries completed cash acquisitions of the following assets in three separate transactions: (i) the assets related to the Next Generation Networks and Next Generation Network Ventures conferences and tradeshows, which we will refer to as the NGN assets, (ii) the assets related to the Opticon and VoiceCon tradeshows and conferences and the Business Communications Review magazine, which we will refer to as the BCR assets, and (iii) the assets related to Voice on the Net Conferences and Session Initiation Protocol Summits, which we will refer to as the Pulver assets. We acquired the NGN assets from an unincorporated joint venture comprised of B.C.R. Enterprises,

Inc., a corporation the sole shareholder of which is Jerry A. Goldstone, and McQuillan Ventures, a sole proprietorship wholly owned by John M. McQuillan. We acquired the BCR assets from B.C.R. Enterprises, Inc. We acquired the Pulver assets from pulver.com, Inc. and certain of its affiliates, each of which is a corporation wholly owned by Jeffrey Pulver. The obligations of the acquiring subsidiaries in each of the acquisitions were guaranteed by Key3Media Events, our wholly owned subsidiary.

     We used cash on hand and $110 million of borrowings under the Amended and Restated Credit Agreement dated as of June 26, 2001 that we entered into with various lenders named in the Credit Agreement, guarantors named in the Credit Agreement, Morgan Stanley & Co. Incorporated, as Collateral Agent, Morgan Stanley Senior Funding, Inc., as Sole Lead Arranger and Sole Book-Runner and Administrative Agent for the lenders, The Bank of New York, as Syndication Agent, and UBS Warburg LLC, as Documentation Agent.

     Each of the BCR assets and the NGN assets relate to events that target the networking industry. BCR and McQuillan Ventures collaborated to produce the Next Generation Networks and Next Generation Network Ventures, and BCR produced the Opticon and VoiceCon conferences and exhibitions. These events focus on computer, optical, voice or other types of networking technology. Business Communications Review is a leading magazine for enterprise network managers and other communications professionals that provides analysis of networking technology, trends, management issues, pricing and regulation. It also analyzes the complex combination of factors that contribute to decision making on networking and telecommunications technology.

     NGN assets purchase price. The total purchase price for the NGN assets is nine times the average of the EBITDA (as defined in the purchase agreement for the acquisition of the NGN assets) attributable to the NGN assets for 2000 and 2001. We paid $44,581,500 (prior to adjustment to account for certain working capital conditions) as the estimated purchase price for the acquisition of the NGN assets. Of such amount, we placed $4,458,150 into an escrow account pending the calculation of the actual purchase price after the completion of audited combined financial statements for the NGN assets for the fiscal year ending December 31, 2001. Upon the completion of those audited financial statements, the parties will disburse the escrow funds and such other funds as are necessary to reflect the actual purchase price. In addition, if (i) the revenue generated by the NGN assets in 2003 is greater than the average of such revenue for 2001 and 2000 and (ii) the ratio of the EBITDA from the NGN assets to such revenues for 2003 is not less than such ratio for the average of 2001 and 2000, then an incentive payment will be made to the sellers. The amount of the payment will depend upon the amount of such revenue increase. For that portion of the revenue increase up to $3 million, the payment will be the amount of such increase; for the portion of such increase from $3 million up to $6 million, the payment will be 1.25 times the amount of such increase; and for the portion of the increase from and above $6 million, the incentive payment will be 1.5 times the amount of such increase.

     BCR assets purchase price. The total purchase price for the BCR assets is nine times the average of the EBITDA (as defined in the purchase agreement entered into for the acquisition of the BCR assets) attributable to the BCR assets for 2000 and 2001. We paid $13,765,500 (prior to adjustment to account for certain working capital conditions) as the estimated purchase price for the acquisition of the BCR assets. Of such amount, we placed $1,376,550 into an escrow account pending the calculation of the actual purchase price after the completion of audited combined financial statements for the BCR assets for 2001. Upon the completion of those audited financial statements, the parties will disburse the escrow funds and such other funds as are necessary to reflect the actual purchase price. In addition, if (i) the revenue generated by the BCR assets in 2003 is greater than the average of such revenue for 2001 and 2000 and
(ii) the ratio of the EBITDA from the BCR assets to such revenues for 2003 is not less than such ratio for the average of 2001 and 2000, then an incentive payment will be made to the sellers. The amount of the payment will depend upon the amount of such revenue increase. For that portion of the revenue increase up to $3 million, the payment will be the amount of such increase; for the portion of such increase from $3 million up to $6 million, the payment will be 1.25 times the amount of such increase; and for the portion of the increase from and above $6 million, the incentive payment will be 1.5 times the amount of such increase. The audited combined financial statements for the NGN assets and the BCR assets will be based upon the combined operations of both of those businesses.

     Pulver assets purchase price. The Pulver assets relate to events that target the networking and Internet Protocol communications industry. There are six Voice on the Net (VON) conferences held each year which focus on the convergence of the telecommunications and Internet industries. There are currently two Session Initiation Protocol Summits, which focus on the international session initiation protocol industry (Session Initiation Protocol is a signaling protocol for Internet conferencing, telephony, presence, events notification and instant messaging). Subject to the adjustment described below, the purchase price for the Pulver assets is equal to (a) the product of (i) the average EBITDA (as defined in the purchase agreement for the acquisition of the Pulver assets) attributable to the Pulver assets for 2000 and 2001 (less $100,000), multiplied by (ii) 8.75 minus (b) $291,667. We paid $59,957,153
(prior to adjustment to account for certain working capital conditions) as the estimated purchase price for the acquisition of the Pulver assets. Of such amount, we placed $5 million into an escrow account pending the calculation of the actual audited EBITDA of the Pulver assets for 2001, as adjusted by the purchase price adjustment described below. Based upon projected EBITDA for the Pulver assets for 2001, it is anticipated that the final purchase price will be approximately $66 million, prior to the adjustment described below. The purchase price will be adjusted based upon the EBITDA attributable to the Pulver assets in each of 2002, 2003 and 2004. The EBITDA for each such year will be compared to the EBITDA attributable to the Pulver assets for 2001, which we will refer to as the base EBITDA. If the EBITDA for any such year exceeds the Base EBITDA, then the purchase price will increase by an amount equal to 50% of such excess multiplied by 8.75; conversely, if the EBITDA for any such year is less than the BASE EBITDA, then the purchase price will decrease by an amount equal to 50% of the shortfall multiplied by 8.75. Notwithstanding the foregoing, the maximum adjustment (up or down) for any such year is $6 million (or if the price increases as a result of the EBITDA for 2002, $5 million for each subsequent year).

     As of the date of this prospectus supplement, our five major events scheduled for the second, third and fourth quarters of 2001 have already been held. They are our NetWorld+Interop tradeshow in Las Vegas, our COMDEX Spring tradeshow in Chicago, our Seybold Seminars event in Boston, our COMDEX/Fall show in Las Vegas, and our JavaOne show in San Francisco. Each of these events other than JavaOne experienced a decline in exhibit space rentals, conference participation and attendees compared to the prior year. Exhibit space rentals were down slightly at NetWorld+Interop Las Vegas and Seybold Seminars Boston and by a greater amount at COMDEX Spring. Conference participation fell more significantly at all five events. Advertising and sponsorships at these events were flat or modestly increased. Paid attendance at our JavaOne show was down from the prior year. Because of its different nature, exhibit space rentals, conference participation and total attendees are not material to the results of this show.

     On June 1, 2001, our wholly owned subsidiary, Key3Media Events, entered into a purchase agreement with SOFTBANK America Inc. and SOFTBANK Forums Japan, Inc. pursuant to which we acquired all of the outstanding shares of SOFTBANK Forums Japan for a purchase price equal to (i) ten times SOFTBANK Forums Japan's EBITDA for 2001 minus (ii) $450,000. The purchase price was payable in shares of our common stock valued at $10 per share. We issued 2,955,000 shares of our common stock to SOFTBANK America. As of November 12, 2001, SOFTBANK America owned 56.8% of our outstanding common stock. This initial payment was based on an estimate that SOFTBANK Forums Japan's EBITDA for 2001 will be $3 million. The number of shares issued will be adjusted when SOFTBANK Forums Japan's EBITDA for 2001 is finally determined. SOFTBANK Forums Japan owns and operates tradeshows and conferences in Japan, including the NetWorld+Interop Tokyo tradeshow held on June 4-8, 2001, and several custom events scheduled throughout the year. The acquisition was approved by our stockholders and by a special committee of our board of directors which received an opinion from Allen & Company that the transaction was fair to our company and shareholders from a financial point of view.

     On August 31, 2001, our wholly owned subsidiary, Key3Media Events, Inc., provided notice of termination of its then existing leased office space in Needham, Massachusetts to the landlord of the existing space. The annual rental payments (net of operating expenses) for the prior space were approximately $1.4 million. We have entered into a lease for new office space in Needham and relocated to our new offices on October 1, 2001. We estimate that our total annual occupancy costs under the new lease will be approximately $1.7 million greater than those under the prior lease. The landlord of the prior office space has taken the position that Key3Media Events is in breach of the lease agreement and that it did not have the right to terminate the lease. On or about November 6, 2001, Interface Group -- Massachusetts, LLC, the landlord under the prior lease sued Key3Media Events in the Superior Court, County of Norfolk, Commonwealth of Massachusetts for breach of contract, breach of the implied covenant of good faith and fair dealing and violations of Mass. Gen L. c. 93A (unfair and deceptive acts and practices). The landlord has requested payment of rent for the remainder of the term of the lease in an amount in excess of $6.5 million, treble damages, attorneys' fees, costs and expenses, pre-judgement interest and costs of suit. An answer to the complaint is due within 20 days of its service upon Key3Media Events.

     Key3Media Events is the plaintiff and counter-defendant in a case filed October 18, 2000, in the Eighth Judicial District Court, Clark County, Nevada. The suit arises out of a dispute between Key3Media Events, Inc. on the one hand, and the Venetian Casino Resort, LLC, and Interface Group-Nevada, Inc., on the other hand, concerning COMDEX/Fall. Key3Media Events initiated the action, seeking damages and injunctive relief against defendants for their alleged actual and threatened breaches of lease, meeting space, and credit extension agreements in connection with the COMDEX/Fall 2000 show. The Venetian and Interface Group-Nevada countersued for compensatory damages "in excess of $10,000" based on an asserted breach of an alleged oral agreement to host keynote speeches at The Venetian, asserted breach of an alleged agreement not to sublease certain facilities, intentional misrepresentation, and breach of the implied covenant of good faith and fair dealing. The counterclaims include a prayer for punitive damages. On October 19, 2001, the counter-defendants specified their alleged damages in their supplemental response to plaintiff's third request for production of documents. The response alleged damages of over $3.0 million arising from breaches related to Comdex/Fall 2000 and over $2.0 million arising from breaches related to Comdex/Fall 2001. The case is in discovery.

     On November 13, 2001, we entered into an agreement with Invemed Catalyst Fund, L.P. to sell one million shares of a new series of preferred stock designated as our 5.5% Series A Convertible Redeemable Preferred Stock in a private placement. We refer to these shares as Series A. The purchaser's obligation to purchase the Series A is conditioned upon, among other things, our sale of at least $25.0 million of parity preferred or common stock. The Series A will pay a dividend at an annual rate of 5.5% of its liquidation preference. The liquidation preference will initially be $25.00 per share plus accrued and unpaid dividends for the quarterly dividend period in which payment is made. However to the extent that the full quarterly dividend is not paid on the applicable dividend payment date, the liquidation preference will increase by the amount of the dividend per share that is not paid. The Series A shares are convertible at the option of the holder at any time, unless previously redeemed, at an initial conversion price of $5.75 but subject to anti-dilution provisions. All Series A shares automatically convert into common stock (i) at the then current conversion price if the volume weighted-average closing price of the common stock equals or exceeds 150% of the conversion price for any 60 consecutive trading days or (ii) at the lesser of the then current conversion price or the then current market price on the tenth anniversary of their issue date. See "Description of the Convertible Preferred Stock".

RESULTS OF OPERATIONS

     The following table sets forth our combined and consolidated income statement data expressed as a percentage of revenue for the periods presented:

                                                                         NINE MONTHS
                                                                            ENDED
                                            YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                            ------------------------   ---------------
                                             1998     1999     2000     2000     2001
                                            ------   ------   ------   ------   ------
Net revenue
  Exhibitor services......................   77.14%   71.48%   68.74%   63.28%   70.34%
  Conference fees.........................   14.89%   17.84%   19.58%   25.39%   18.24%
  Advertising & sponsorships..............    7.97%   10.68%   11.68%   11.34%   11.41%
                                            ------   ------   ------   ------   ------
Total net revenue.........................  100.00%  100.00%  100.00%  100.00%  100.00%
                                            ======   ======   ======   ======   ======

                                                                         NINE MONTHS
                                                                            ENDED
                                            YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                            ------------------------   ---------------
                                             1998     1999     2000     2000     2001
                                            ------   ------   ------   ------   ------
Cost of production........................   28.03%   29.49%   27.36%   28.79%   33.35%
Selling, general & administrative
  expense.................................   28.43%   35.03%   37.03%   41.70%   45.16%
Non-recurring compensation charge.........      --       --     1.04%      --       --
Stock-based compensation..................     .09%     .21%    2.78%    1.96%   (1.04)%
Depreciation & amortization...............   15.30%   15.17%   12.79%   15.64%   16.65%
Operating income..........................   28.15%   20.11%   19.01%   11.91%    5.87%
Interest expense, net.....................   15.99%    9.07%   12.58%   12.56%   18.49%
Gain on the sale of joint venture
  interest................................      --     5.47%      --       --       --
Income (loss) before income taxes and
  extraordinary item......................   13.13%   17.13%    6.42%   (.67)%   (8.88)%
Provision (benefit) for income taxes......    5.97%    6.79%    3.44%   (.27)%   (2.65)%
Net income (loss).........................    7.15%   10.34%    2.98%   (.40)%  (11.55)%
                                            ======   ======   ======   ======   ======
EBITDA....................................   44.42%   35.91%   31.79%   27.53%   26.26%
                                            ======   ======   ======   ======   ======
EBITDA adjusted for stock based
  compensation and non-recurring
  compensation charge.....................   44.52%   36.12%   35.61%   29.50%   25.22%
                                            ======   ======   ======   ======   ======

  NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2000

     We believe that the changes in revenues, net paid square footage of exhibit space, and conference participants were adversely effected by continuing difficulties in the IT industry and reductions in IT marketing and travel budgets and, to a lesser extent, the events that occurred on September 11, 2001.

     Our total revenue decreased $0.4 million, or 0.2%, to $175.2 million in the nine months ended September 30, 2001 from $175.6 million in the comparable period in 2000. This decrease is primarily attributable to the lower overall revenue at two of our major events, N+I Atlanta and Seybold Seminars San Francisco, and the discontinuance or postponement of several smaller regional events in 2001 partially offset by the timing of our N+I Paris event, which was held in the third quarter of 2001 but was held in the fourth quarter of 2000, and the addition of operating results of SOFTBANK Forums Japan, Inc., (SFI), principally from its N+I Tokyo event. We acquired SFI on June 1, 2001. After adjusting revenue for the nine months ended September 30, 2001 to exclude the effects SFI and the N+I Paris event, our revenue for the period would have been $152.8 million, a decrease of $22.8 million, or 13.0%, from the comparable period in 2000.

     Exhibitor services revenue increased by $12.1 million, or 10.9%, to $123.2 million in the nine months ended September 30, 2001 from $111.1 million in the comparable period in 2000. This increase is primarily attributable to the addition of operating results from SFI and the N+I Paris event partially offset by lower exhibitor revenues at our N+I Atlanta and Seybold Seminars San Francisco events. Excluding the effects of SFI and N+I Paris, adjusted exhibitor revenue for the nine months ended September 30, 2001 would have been $103.4 million, a decrease of $7.7 million, or 6.9%, from the comparable period in 2000. The average rental rate per square foot paid by exhibitors decreased 3.8% to $50.64 in the nine months ended September 30, 2001 from $52.64 in the comparable period in 2000. This decrease is primarily attributable to the inclusion of SFI's N+I Tokyo event and the timing of the N+I Paris event in 2001, with each having an average rental rate of approximately $39.00 per square foot. Excluding the effects of the N+I Tokyo and N+I Paris events, the average rental rate per square foot paid by exhibitors increased 4.0% to $54.72 in the nine months ended September 30, 2001. In addition, net paid square footage increased 8.0% in the nine months ended September 30, 2001 to 1,562,888 from 1,447,366 in the comparable period in 2000. This increase is primarily due to the addition of SFI's N+I Tokyo event and the timing of the N+I Paris event. Excluding the effects of N+I Tokyo and N+I Paris, net paid square footage decreased 19.9% in the nine months ended September 30, 2001 to 1,159,721.

     Conference fees decreased $12.6 million, or 28.3%, to $32.0 million in the nine months ended September 30, 2001 from $44.6 million in the comparable period in 2000. This decrease was principally attributable to the lower conference attendance at most of our major events, mainly at our N+I Las Vegas, N+I Atlanta, JavaOne and Seybold Seminars San Francisco events, partially offset by the inclusion of SFI's N+I Tokyo event. Excluding the effect of N+I Tokyo, adjusted conference fees decreased $13.5 million, or 30.2% in the nine months ended September 30, 2001. Because our N+I Paris event does not have conference revenue, the timing of this event did not have an effect on our conference fees for the period. The number of participants at our conferences decreased 36.5% to 21,514 in the nine months ended September 30, 2001 from 33,907 in the comparable period in 2000. This decrease in participants was offset by a 13.0% increase in the average revenue per conference attendee in the nine months ended September 30, 2001 of $1,485 compared with $1,315 in the comparable period in 2000. Excluding the effects of SFI's N+I Tokyo event, the number of conference participants decreased to 19,403, or 42.8% in the nine months ended September 30, 2001 and the average revenue per conference attendee increased to $1,604, or 22.0% in the nine months ended September 30, 2001.

     Advertising and sponsorship revenues increased $0.1 million, or 0.4%, to $20.0 million in the nine months ended September 30, 2001 from $19.9 million in the comparable period in 2000. This increase is primarily attributable to the inclusion in the nine months ended September 30, 2001 of our N+I Tokyo and N+I Paris events and corporate sponsorship revenue earned for the first time in 2001 off-set by lower advertising and sponsorship revenue for our N+I Atlanta and Seybold Seminars San Francisco events and to a lesser extent the discontinuance or postponement of five smaller regional events in 2001. Excluding the effects of N+I Tokyo and N+I Paris, adjusted advertising and sponsorship revenues decreased $1.7 million, or 8.4% in the nine months ended September 30, 2001.

     Cost of production increased $7.9 million, or 15.5%, to $58.4 million in the nine months ended September 30, 2001 from $50.6 million in the comparable period in 2000. As a percentage of revenue, cost of production represented 33.4% of revenue in the nine months ended September 30, 2001 compared to 28.8% in the comparable period of 2000. The aggregate dollar and percentage increases in cost of production are primarily attributable to the inclusion of SFI's operating results and the timing of the N+I Paris event for the nine months ended September 30, 2001. Excluding SFI's operating results and the N+I Paris event, cost of production decreased $2.4 million, or 4.7% in the nine months ended September 30, 2001 compared to the same period of 2000. Cost of production represents 33.0% of revenue in the nine months of 2001 after adjusting for the effects of N+I Paris.

     SG&A expenses increased $5.9 million, or 8.0%, to $79.1 million in the nine months ended September 30, 2001 from $73.2 million in the comparable period in 2000. As a percentage of revenue, SG&A expenses represented 45.2% of revenue in the nine months ended September 30, 2001 compared to 41.7% in the comparable period in 2000. The increase in SG&A expenses on a dollar basis is primarily due to higher levels of employment, additional costs associated with being a public company, and incremental SG&A expenses resulting from recently acquired businesses. Excluding the results of NGN, BCR, Pulver and SFI, SG&A expenses increased by $4.6 million, or 6.3%, in the nine months ended September 30, 2001 from the comparable period in 2000.

     During August 2000, we granted stock options to certain of our employees who were previously employed by Ziff-Davis that we must account for under variable accounting valuation principles. Using this accounting treatment we must record the fair value of these options at the close of each accounting period and recognize the increase or decrease in fair value from period to period as an increase or decrease in stock-based compensation. For the nine months ended September 30, 2001, we recognized a reversal of $1.8 million of non-cash stock-based compensation expense compared to $3.4 million of non-cash stock-based compensation expense for the same period in 2000. The fair value of these variable accounting options at September 30, 2001, was lower than their fair value when calculated at June 30, 2001, thereby resulting in a reversal of previously recorded expense for the current period.

     Other income (expense) increased $3.8 million or 17.0%, to expense of $25.8 million in the nine months ended September 30, 2001 from expense of $22.1 million in the comparable period in 2000. The increase is attributable to an increase in interest expense, net, partially offset by $6.7 million of other income from ending the GES litigation.

     As a result of the foregoing, EBITDA decreased by $2.4 million, or 4.9%, to $46.0 million in the nine months ended September 30, 2001 from $48.3 million in the same period in 2000. After adjustments to exclude the effects of SFI's operations, the N+I Paris event, the amount of other income from ending the GES litigation and non-cash stock-based compensation, adjusted EBITDA would have been $26.4 million in the nine months ended September 30, 2001, a decrease of $25.4 million, or 49.0%, from adjusted EBITDA in the comparable period of 2000 in $51.8 million.

     Depreciation and amortization increased $1.7 million, or 6.2%, to $29.2 million in the nine months ended September 30, 2001 from $27.5 million in the comparable period in 2000.

     The provision for income tax benefit increased $4.2 million to $4.6 million for the nine months ended September 30, 2001 from a benefit of $0.5 million in the comparable period in 2000. We estimate that the effective tax rate for the year ending 2001 will be 28.0% versus the annual estimated effective tax rate of 39.7% used in computing expense for the nine months ended September 30, 2000. Accordingly, we have recorded a provision of 28.0% of the loss before income taxes inclusive of the extraordinary item for the nine months ended September 30, 2001.

     We recognized an extraordinary loss on retirement of debt of $9.3 million, net of tax benefit of $3.2 million, in the second quarter of 2001 in connection with the repayment of our bank indebtedness and repurchase of our zero coupon debentures on June 26, 2001. This amount represents the write-off of unamortized debt discount resulting from the original issuance of warrants with the zero coupon debentures and unamortized debt issuance costs.

     As a result of the foregoing, our net loss increased $19.5 million to $20.2 million for the nine months ended September 30, 2001 from $0.7 million in the comparable period in 2000.

  2000 COMPARED WITH 1999

     Our total net revenues increased $35.5 million, or 14.1%, to $286.9 million in 2000 from $251.4 million in 1999. Exhibitor services revenues increased by $17.5 million, or 9.7%, to $197.2 million in 2000 from $179.7 million in 1999. This increase is due to a 2.9% increase in net square feet of exhibit space rented at our events to 2,847,214 for 2000 from 2,767,773 in 1999 and an increase in the average rental rate per square foot paid by exhibitors to $51.8 for 2000 from $49.6 in 1999, along with an $7.4 million increase in other exhibitor revenue activity. The largest increase for an individual event occurred at COMDEX/Fall where the net square feet rented increased by approximately 65,000 square feet to 1.0 million net square feet and the rental rate per square foot increased by more than 3% in 2000 compared to 1999. The $7.4 million increase in other exhibitor revenue resulted principally from (i) a $4.3 million increase in management fee income related to our various contract events in 2000 compared to 1999; (ii) increases of $2.7 million for JavaOne relating to higher fees charged to participate in JavaOne in 2000; and (iii) increases in commissions and discounts received from third parties to exhibitors.

     Conference fees increased $11.3 million, or 25.2%, to $56.2 million in 2000 from $44.9 million in 1999. This increase is attributable to a 7.7% increase in the number of conference participants at our events to 43,292 from 40,213 and a 16.3% increase in the average revenue per conference attendee in 2000 to $1,297 compared with $1,115 in 1999. The increase in conference attendees in 2000 was due to more specific customization and a greater number of programs offered at our JavaOne, NetWorld+Interop Las Vegas, NetWorld+Interop Atlanta, and COMDEX Spring events.

     Advertising and sponsorship revenues increased $6.7 million, or 25.0%, to $33.5 million in 2000 from $26.8 million in 1999. This increase is attributable to the creation and sale of additional advertising and sponsorship opportunities at our NetWorld+Interop Las Vegas, NetWorld+Interop Atlanta and COMDEX Spring events.

     Cost of production increased $4.4 million, or 5.9%, to $78.5 million in 2000 from $74.1 million in 1999. As a percentage of our revenue, these costs represented 27.4% in 2000 compared to 29.5% in 1999. The decrease in our cost of production as a percentage of revenue reflects the high fixed cost nature of our business.

     SG&A expenses increased $18.1 million, or 20.5%, to $106.2 million in 2000 from $88.1 million in 1999. As a percentage of our revenue, SG&A represented 37.0% in 2000 compared to 35.0% in 1999. SG&A increased on an absolute basis and as a percentage of revenue primarily due to higher levels of employment as well as increased use of temporary and contract labor at our business locations in Massachusetts and California and the addition of certain senior managers in March 2000.

     In 2000, the Company had a non-recurring compensation charge of $3.0 million related to cash payments due to two executives of the Company who elected to exercise the termination provisions included in their employment agreements. There was no such charge in 1999.

     Non-cash stock-based compensation increased $7.5 million to $8.0 million in 2000. During August 2000, we granted stock options to certain of our employees who were previously employed by Ziff-Davis that we must account for using variable accounting valuation principles. Using this accounting treatment we must record the fair value of these options at the close of each accounting period and recognize the increase or decrease in fair value from period to period as an increase or decrease in stock-based compensation.

     As a result of the foregoing, EBITDA increased by $.9 million to $91.2 million in 2000 from $90.3 million in 1999. After adjusting to exclude the non-recurring compensation charge and the noncash stock-based compensation changes in both years, adjusted EBITDA increased by $11.4 million, or 12.6%, to $102.2 million in 2000 from $90.8 million in 1999.

     Depreciation and amortization decreased by $1.4 million, or 3.7%, to $36.7 million in 2000 from $38.1 million in 1999. This decrease is primarily due to certain intangible assets becoming fully amortized in 2000.

     Interest expense, net, increased by $13.3 million, or 58.3%, to $36.1 million in 2000 from $22.8 million in 1999. This increase is due primarily to higher interest rates on our current borrowings than under our prior borrowing arrangements as well as the recognition of non-cash interest expense related to the amortization of deferred financing costs and debt discount and accretion of interest on the zero coupon senior debentures and warrants that we issued in August 2000. In 1999, we had no such items to amortize or accrete.

     Income tax expense decreased $7.2 million to $9.9 million in 2000 from $17.1 million in 1999. As a percentage of income before income taxes, this balance represented 53.5% in 2000 compared to 39.7% in 1999. Our income tax expense as a percentage of income before income taxes increased primarily because the impact of an increase in foreign taxes as a percentage of income before income taxes and an increase in other non-deductible amounts including executive compensation and a portion of the debenture interest expense.

     As a result of the foregoing and the one-time gain on sale of joint venture interest of $13.7 million in 1999, our net income decreased $17.4 million to $8.6 million in 2000 from $26.0 million in 1999.

  1999 COMPARED WITH 1998

     Our total net revenues decreased $17.7 million, or 6.6%, to $251.4 million in 1999 from $269.1 million in 1998. Exhibitor services revenue decreased by $27.9 million, or 13.4%, to $179.7 million in 1999 from $207.6 million in 1998. The decrease is primarily attributable to a 17.8% decrease in net square feet of exhibit space rented at our events, from 3.4 million to 2.8 million square feet. The largest decrease for an individual event occurred at COMDEX/Fall where the net square feet rented decreased by approximately 244,000 square feet from 1.190 million to .946 million square feet. In addition, the total number of exhibitors at our events decreased by 1,360, or 17.3%, to 6,488 in 1999 compared with 7,848 in 1998, including a 19.5%, or 463 exhibitors, decrease at COMDEX/Fall from 2,374 to 1,911. The average rental rate increased 3.5% to $49.6 in 1999 from $47.9 in 1998. The overall decrease in exhibitor services revenue is the result of several factors, including a consolidation of IT vendors, adverse economic conditions in Asia and the commoditization of personal computers. The significant shift in the IT industry away from personal computing towards networks, wireless communications and the Internet also contributed to the overall decrease in exhibitor services revenue because historically COMDEX/Fall highlighted the personal computer sector of the IT industry.

     Conference fees increased $4.8 million, or 12.0%, to $44.9 million in 1999 from $40.1 million in 1998. The increase is attributable to a 1.3% increase in the number of participants at the conferences that we offer at our events to 40,213 in 1999 from 39,692 in 1998 along with a 10.5% increase in the average revenue per conference attendee in 1999 of $1,115 compared with $1,009 in 1998. We believe that our ability to raise prices reflects the demand of our attendees for quality content and educational opportunities in the changing IT industry.

     Advertising and sponsorship revenues increased $5.3 million, or 24.7%, to $26.8 million in 1999 from $21.5 million in 1998, primarily attributable to increases at our NetWorld+Interop events. We adopted new event marketing strategies at NetWorld+Interop, including significantly increasing banner space and sponsorships.

     Costs of production decreased $1.3 million, or 1.7%, to $74.1 million in 1999 from $75.4 million in 1998. As a percentage of revenue these costs represented 29.5% of revenue in 1999 compared to 28.0% in 1998. Our cost of production increased as a percentage of our revenue because our revenue declined more than our costs, reflecting the significant fixed cost component of our business and our decision to maintain temporary personnel staffing and other variable costs at levels sufficient to maintain the quality of our service.

     SG&A expenses increased $11.6 million, or 15.2%, to $88.1 million in 1999 from $76.5 million in 1998. As a percentage of revenue, SG&A represented 35.0% of revenue in 1999 compared to 28.4% in 1998. These increases are primarily attributable to increased use of temporary personnel and contract labor at our business locations in Massachusetts and California as well as increases in personnel costs for information technology services incurred for our benefit in New York by Ziff-Davis.

     Non-cash stock-based compensation increased $.2 million, or 66.7%, to $.5 million in 1999 from $.3 million in 1998. This increase resulted from current year amortization.

     In 1999, we had a $13.7 million gain on our sale of Expo Comm.

     As a result of the foregoing, EBITDA decreased by $29.3 million, or 24.5%, from $119.6 million in 1998 to $90.3 million in 1999.

     Depreciation and amortization decreased $3.0 million, or 7.4%, to $38.1 million in 1999 from $41.1 million in 1998. This decrease resulted from certain property and equipment and intangible assets becoming fully depreciated or amortized in 1998 and additional amortization recorded in 1998 to recognize a decline in value of an event acquired in 1996.

     The provision for income taxes increased $1.0 million, or 6.2%, to $17.0 million in 1999 from $16.0 million in 1998. This increase is attributable to higher levels of domestic taxable income offset by declines in taxable income in foreign jurisdictions having higher effective rates of tax than in the United States.

     As a result of the foregoing, our net income increased $6.7 million, or 35.0%, to $26.0 million.

LIQUIDITY AND CAPITAL RESOURCES

     On September 30, 2001, our balance of cash and cash equivalents was $28.0 million and we had negative working capital of $64.2 million compared to positive working capital of $5.2 million at September 30, 2000. The decrease is principally due to the use of cash to refinance our indebtedness in June 2001 and a decrease in net cash provided by operating activities.

     For the nine months ended September 30, 2001, we met our liquidity needs principally through cash held by our company and cash generated from operating activities. Net cash provided by operating activities was $22.8 million in the nine months ended September 30, 2001, compared to $89.0 million in the comparable period in 2000.

     Net cash used in investing activities was $118.4 million of which $12.1 million was used to purchase property and equipment and $106.2 million was used to acquire businesses in the nine months ended September 30, 2001, compared to $4.5 million used to purchase property and equipment in the comparable period in 2000.

     Net cash provided by financing activities was $14.1 million in the nine months ended September 30, 2001, compared to $33.6 million in the comparable period in 2000. Had we not borrowed $110 million under our revolving credit facility for use in acquiring businesses, we would have had net cash used in financing activities of $95.9 million which relates principally to the refinancing and retirement of indebtedness in June 2001. Prior to April 13, 2000, we, as a wholly owned subsidiary of Ziff-Davis, relied on Ziff-Davis' cash management and treasury functions and remitted most of the cash we did not use in our business to Ziff-Davis. Since April 13, 2000, we have assumed responsibility for our cash management and treasury activities as if we were an independent company.

     Our cash flows are not as volatile as our revenues, because we receive payments for events during the year but recognize them as revenue only when the corresponding event occurs.

     Capital expenditures for the nine months ended September 30, 2001 were $12.1 million. We anticipate our capital expenditures for 2001 to total approximately $15 million, including $9 million for our new infrastructure initiatives, $3 million for replacements and upgrades of property and equipment, $2 million for expanded data center capacity and $1 million for tenant upgrades in our leased corporate headquarters in Los Angeles, California and facilities located in Needham, Massachusetts and Foster City, California.

     On June 26, 2001, we issued $300.0 million of our 11.25% senior subordinated notes due 2011. We may redeem any of our senior subordinated notes beginning on June 15, 2006. The initial redemption price is 105.625% of their principal amount plus accrued interest. In addition, before June 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 111.250% of their principal amount plus accrued interest. The notes are junior to all of our senior indebtedness. The notes are unsecured and will rank equally with any other unsecured senior subordinated indebtedness we incur. All of our domestic restricted subsidiaries, including Key3Media Events, Inc., Key3Media Von Events, Inc. and Key3Media BCR Events, Inc., have guaranteed the notes on a senior subordinated basis. Each guarantee will be unsecured and will be junior to all senior indebtedness of the subsidiary guarantor.

     Additionally on June 26, 2001, we amended and restated our senior bank credit facility with a syndicate of banks to commit the banks to lend up to $150.0 million to us on a revolving basis for general corporate purposes, which could include acquisitions. We may borrow, repay and re-borrow under this senior bank credit facility until the third anniversary of the closing date at which time we must repay any outstanding amounts. We will pay commitment fees to the banks to the extent that we do not borrow the full $150.0 million committed amount. This senior bank credit facility was amended on November 9, 2001 and will become effective upon the satisfaction of certain conditions. The amendments and the conditions are described below.

     Subject to certain conditions, our senior bank credit facility does not prohibit us from borrowing on a term loan basis an aggregate principal amount of up to $200.0 million. These borrowings can be senior and can share in the collateral securing the revolving credit facility. In addition, we may be required to prepay any term loans under this part of the credit facility from the net cash proceeds of asset sales outside the ordinary course of our business, the net cash proceeds of additional debt and a portion of our excess cash flow (as defined in our amended and restated credit agreement). No lender has committed to lend us money under this provision.

     At our election, loans under our amended and restated credit facility will bear interest at a margin over either (1) a base rate equal to the higher of the federal funds rate plus 1/2% and Citibank N.A.'s base rate or (2) the Eurodollar rate (as defined in our amended and restated credit facility agreement). The margin we pay will vary between 1.0% and 3.25% depending on which rate we choose and the ratio of our total debt to EBITDA.

     We borrowed $50.0 million on September 5, 2001 and $60.0 million on September 10, 2001 under this revolving credit facility in connection with the acquisition of certain assets in three separate transactions.

     On April 15, 2001, we filed a shelf registration with the Securities and Exchange Commission to periodically sell up to $375.0 million in debt securities, common and preferred stock, warrants, and depository shares. On June 26, 2001, we issued $300.0 million of the unsecured senior subordinated notes under this registration statement.

     On November 14, 2001, we announced that we have entered into an agreement to amend our senior bank credit facility to avoid potential covenant problems under the facility. We also announced our plan to raise at least $50 million from the sale of convertible preferred or common stock. We must raise at least $50 million in order for the amendment to our senior bank credit facility to become effective. We have received a commitment from a related party to purchase $25 million of the convertible preferred stock which is conditioned upon, among other things, the effectiveness of the amendment to our senior bank credit facility. The amount of convertible preferred or common stock that we sell will depend on market conditions. If we are not able to raise at least $50 million from the sale of convertible preferred or common stock, we intend to seek other amendments or waivers of the covenants under our senior bank credit facility and to pursue other options to avoid covenant compliance problems which are likely to occur by the end of the first quarter of 2002.

     The amendment to our senior bank credit facility will replace our existing covenants to maintain a minimum interest coverage ratio and maximum senior debt and total debt to pro forma EBITDA ratios with new covenants that will require us to maintain a ratio of pro forma EBITDA to fixed charges (which will include interest, domestic taxes and annual capital expenditures of up to $5 million) of at least 1.1:1 and to limit our total senior debt to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company); our total debt to $410 million and our annual capital expenditures to $15 million. We must also repay $30 million of our outstanding borrowings under the senior bank credit facility with part of the proceeds from the sale of the convertible preferred or common stock and reduce the borrowing limit under the facility from $150 million to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company). The revised covenants will remain in effect until we have two consecutive quarters in which our pro forma EBITDA for the previous twelve months of more than $85 million, after which time the existing covenants will come back into effect.

     Based upon current and anticipated levels of operations, management believes that our cash on hand and cash flow from operations combined with borrowings available under our amended and restated credit facility will be sufficient to enable us to meet our cash operating requirements, including rental payments, scheduled interest payments on debt and capital expenditures for the next 12 months. We will, however, be subject to general economic conditions and to financial, business and other factors, including factors beyond our control.

SEASONALITY

     Our revenue is highly seasonal, but our cash flows are more stable. This is because our customers pay us for an event during the 12 months preceding the event, but we do not recognize the payments we receive as revenue until the event occurs. Historically, our largest events occur in the second quarter (NetWorld+Interop, Las Vegas) and the fourth quarter (COMDEX/Fall). As a result, the majority of our revenue is recorded in these quarters. We may also experience seasonal fluctuations as events held in one quarter in one year may be held in a different quarter in other years.

     The following is a summary of selected quarterly financial data for the years ended December 31, 2000 and 1999 and the nine months ended September 30, 2001:

                                      NINE MONTHS                     2000 QUARTER ENDED
                                         ENDED          -----------------------------------------------
                                   SEPTEMBER 30, 2001   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                   ------------------   --------   -------   ------------   -----------
                                                                          (UNAUDITED)
                                                                        (IN THOUSANDS)
Revenues.........................       $175,156        $ 21,147   $93,916     $60,531       $111,307
Gross Margin.....................        116,738          12,735    68,432      43,865         83,372
EBITDA...........................         45,991          (8,056)   41,100      15,305         42,863
Cash flow from operations........         22,804           3,979    53,525      31,462          8,732
Net Income (loss)................        (20,227)        (13,760)   15,149      (2,099)         9,272

                                                                      1999 QUARTER ENDED
                                                        -----------------------------------------------
                                                        MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                        --------   -------   ------------   -----------
                                                                          (UNAUDITED)
                                                                        (IN THOUSANDS)
Revenues.........................                       $ 18,968   $74,066     $62,127        $96,250
Gross Margin.....................                         10,911    52,752      42,968         70,649
EBITDA...........................                         (6,316)   32,811      21,687         42,088
Cash flow from operations........                         15,338    23,748      36,382         12,344
Net Income (loss)................                        (13,947)   11,339      12,607         15,990

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 will be effective for our fiscal year ending December 31, 2001. Since we do not engage in hedging nor own any derivatives except for the interest rate cap agreement discussed below, we believe that the adoption of SFAS 133 will not have a material effect on our financial statements or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to various market risks, which include the potential loss arising from adverse changes in market rates and prices such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We do not hedge our foreign currency rate risk; however, as noted above, we have entered into an interest rate cap agreement to manage and reduce the impact of changes in interest rates.

CURRENCIES

     We maintain operations, cash and other assets in Europe, Canada, Australia and Latin America. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists.

                                    BUSINESS

OVERVIEW

     We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT, industry. Our events provide community, content and commerce for vendors, resellers, large volume end-users and others involved in the IT industry, including consultants and other advisors. In 2000, we provided face-to-face marketplaces for business-to-business marketing, sales and education in the IT industry for more than 1.5 million participants at 36 owned and operated events, including co-located events.

     In 2000, our leading COMDEX and NetWorld+Interop events were the top two IT industry tradeshows in the United States when measured by revenue from exhibit space rentals based on statistical data obtained from Tradeshow Week, a leading industry publication. We also produce customized events for specific IT vendors and specific segments of the IT industry. At our events, we rent space to exhibitors and receive commissions from third parties who provide services to our exhibitors. We also charge fees for conferences and sell advertising and sponsorships. In 2000, our revenue was $286.9 million, our net income was $8.6 million and our earnings before income taxes, interest, depreciation and amortization, or EBITDA, were $91.2 million.

     We have events which focus on the full spectrum of the IT industry and others that target particular segments of the industry. We believe that we can enhance our revenue by creating multiple revenue streams from a portfolio of events with different targeted audiences and limited attendee overlap. Our customized events allow us to build close relationships with individual IT vendors and better understand their products and marketing needs. These relationships also help us identify and keep current with emerging trends in the IT industry.

     Our COMDEX tradeshows cover the full spectrum of the IT industry. Our COMDEX/Fall 2000 tradeshow was the largest tradeshow in the United States for any industry when measured by revenue from exhibit space rentals and attendance, including exhibitor personnel. In 2000, we offered 19 COMDEX events in 16 countries and our owned and operated COMDEX events generated about 34% of our revenue. Our NetWorld+Interop tradeshows focus on the networking, Internet and telecommunications sectors of the IT industry. In 2000, we held five NetWorld+Interop tradeshows in four countries and we owned and operated three of these NetWorld+Interop events and they also generated approximately 34% of our revenue.

     We were incorporated in April 2000 to hold Ziff-Davis Inc.'s portfolio of tradeshow businesses. We were spun off from Ziff-Davis in August 2000.

  INDUSTRY OVERVIEW

     Tradeshows, conferences and other business-to-business events provide face-to-face interaction between buyers and sellers and offer educational and networking opportunities for attendees. Tradeshow Week has estimated that there are over 13,000 trade and consumer events held annually worldwide. The North American events industry has experienced steady growth in total exhibit space, the number of exhibitors and attendance over the past ten years. The spectrum of the tradeshows is fairly broad, with individual shows distinguishing themselves by their style, the nature and level of sophistication of their content, organizational efficiency and, most importantly, by their attendance record.

     The IT industry has been one of the fastest growing segments of the U.S. events industry, with the number of IT events growing from 325 in 1995 to an estimated 477 in 2000. This represents a compound average annual growth rate of 8.0%, compared to only 1.4% for all U.S. events regardless of industry. This growth in IT tradeshows business has been driven by the emergence of new small and mid-sized regional events and the proliferation of events which focus on particular segments of the IT industry. We have not benefited from much of this growth because we generally do not produce small or mid-sized regional events, the number of competing IT events has increased and the recent trends we have experienced at our large COMDEX events.

     Although the total amount exhibitors spend on IT events has increased, with the increase in the number of IT events, exhibitors have become more selective in choosing events and more sensitive to the returns they can generate from their marketing investments. Exhibitors consider not only exhibit space rental costs, but also other event-related costs such as exhibit design and production, transportation, travel, lodging and entertainment costs and event- related promotions. As an alternative to exhibiting at events, some IT vendors host private events such as regional conferences, product demonstrations, user-group meetings, road shows and educational demonstrations. While these allow vendors to engage customers in a more controlled environment, they typically involve much smaller audiences than attend larger industry events. Many exhibitors feel they need to exhibit at leading events in order to launch their new products and services, establish and enhance their brands with customers and the media and to remain competitive. The "see and be seen" aspect of events is very important to exhibitors who are seeking to maximize the returns from their sales and marketing efforts. However, we may be adversely affected by a sustained downturn in the IT industry. See "Risk Factors -- Risks Related to our Company -- We serve the IT industry which has recently experienced difficulties and can change rapidly."

OUR COMPETITIVE STRENGTHS

     We believe that our business has several important competitive strengths.

  WE BELIEVE WE ARE THE INDUSTRY LEADER IN IT EVENTS

     We believe we are the largest producer of events for the IT industry in the United States when measured by revenue from exhibit space rentals and we have the leading brands in our industry. In 2000, our leading COMDEX and NetWorld+Interop events were the top two IT industry tradeshows in the United States in terms of revenue from exhibit space rentals. We believe our COMDEX and NetWorld+Interop brands are among the most distinctive and recognizable brand names in the IT event industry. We also have a portfolio of other events with strong market and brand positions in specific segments of the IT industry. We believe that our size and portfolio of leading brands help us consistently attract the biggest names in the IT industry as exhibitors, conference participants and keynote speakers.

  STRONG CASH FLOW AND ATTRACTIVE COST STRUCTURE

     Our events generate strong cash flows. Our variable costs are low and our fixed costs are predictable. Our primary fixed cost is rent for event venues, which we have under contract for the next three years for most of our major events. Due to our cost structure, most of the incremental revenue we generate from profitable shows translates into increased cash flow, EBITDA and net income. Incremental revenue may be generated from additional exhibit space rentals, increases in exhibitor space rental fees and additional sales of advertising and sponsorships. In 2000, our operating margin, which is our EBITDA as a percentage of our revenues, was 31.8%. After adjusting EBITDA in 2000 to exclude a non-recurring compensation charge and stock based compensation, our operating margin was 35.6% (we also refer to this as our Adjusted EBITDA margin).

  COMPREHENSIVE PORTFOLIO OF IT BRANDS

     We believe we have a broader and more extensive portfolio of IT brands than any other events company. We have brands for horizontal events that cover the full spectrum of the IT industry and for vertical events that target particular segments of the industry. Our portfolio of IT event brands allows us to provide for the needs of almost every participant in the IT industry in the United States and to generate multiple revenue streams from the industry with limited audience overlap. For example, historically we believe that the attendee overlap between our fall and spring COMDEX events is only about 6% and that the overlap between our largest COMDEX and NetWorld+Interop events is only about 12%. We believe that our well known brands contribute to stable pricing and help us to attract exhibitors and attendees.

  EXTENSIVE DATABASE OF EXHIBITORS AND ATTENDEES

     We have an extensive database of participants in the IT industry. Our database contains approximately 2.2 million names in the United States and more than 800,000 names outside the United States. Our database allows us to identify and target both exhibitors and attendees. Our database contains important demographic information for each participant, including items like job function, company size and type, product interests, purchasing habits and installed operating systems. We believe that our ability to use our database to target and attract the attendees that our exhibitors most want to reach gives us an important competitive advantage. We also use our database to create new events, to increase paid conference attendance at our events and as a source of revenue when we rent out our lists.

OUR STRATEGY

     We are seeking to increase our revenue, cash flow and earnings by pursuing the following strategies:

  FOCUS ON KEY REVENUE DRIVERS

     We generate multiple streams of revenue from our events and will focus on the following key revenue drivers:

          Increase Exhibit Space Rentals. We will seek to increase revenue from our exhibit space rentals by increasing both the amount of space we rent and the fees we charge to our exhibitors for such rentals. For many of our continuing shows, we have raised exhibit space rental fees and believe we will be able to raise them further in the future.

          Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at our events. Prior to the spin-off, we sold advertising and sponsorships only to our exhibitors. We sold advertising and sponsorships outside our exhibitors and the IT industry for the first time at COMDEX/Fall 2000 and believe we can expand these sales in the future.

          Emphasize Conferences and Content. We intend to continue to create, organize and promote the conferences that we offer to attendees at our events for an additional fee. In addition to generating additional revenue, the content and educational opportunities offered by these programs help us attract quality attendees to our events. We will also continue to use leading executives and experts in the IT industry as keynote speakers at our events in order to provide the most current and relevant information to our attendees. By increasing quality attendance, we make our events more attractive to exhibitors.

  MAINTAIN AND EXTEND COMDEX/FALL'S INDUSTRY LEADING POSITION

     We believe that we can maintain and extend COMDEX/Fall's industry leading position by:

     - continuing to focus it on the emerging and fastest growing sectors of the IT industry;

     - expanding its exhibitor and attendee base;

     - increasing its advertising and sponsorships revenues and introducing promotional activities; and

     - increasing attendee participation in its conferences.

  LEVERAGE OUR CUSTOMIZED EVENTS

     In our Studios division, we produce customized events for individual IT vendors which enable them to reach audiences in a targeted and controlled environment. We work closely with our clients at these events and we use these events to demonstrate our marketing expertise and gain a better understanding of our clients' business and marketing needs. We believe we can use the close relationships we build with our clients and the information we gain about them through these events to increase their use of our other product lines. These events also help us identify and keep current with the most important emerging trends in the IT industry.

  PURSUE ACQUISITIONS SELECTIVELY

     We may acquire other producers of events if we believe they fit with our existing businesses and are available on reasonable terms. We may use such acquisitions to strengthen and expand our event portfolio and to expand our product offerings outside the IT industry. We believe that we can create operating efficiencies by applying our expertise and experience. We recently have made several acquisitions, which are described in "Management's Discussion of Financial Conditions and Results of Operations -- Recent Developments."

  EXPAND INTERNATIONALLY

     We have extended our leading brands to select international markets through a combination of events we own and operate and international contract events in which we license our brand to other operators and typically receive guaranteed minimum payments and a return based on the performance of the licensed event. We intend to expand our international operations in the future. In 2000, we held first-year events in Saudi Arabia, Greece, South Africa and Switzerland. On June 1, 2001, we acquired SOFTBANK Forums Japan, which operates the NetWorld+Interop tradeshow in Tokyo under a license from our company and several smaller events in Japan. See "Management's Discussion of Financial Condition and Results of Operations -- Recent Developments." The IT industry is becoming increasingly global and we believe that we are well positioned to expand our international presence due to the strength of our brands and our presence and experience in the United States. See "-- Our Events -- International Expositions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

OUR EVENTS

     In 2000, we produced 36 owned and operated events, including co-located events. In 2000, these events were attended by a total of more than 1.5 million participants. In addition to the events we own and operate, we license our brands to foreign tradeshow operators for use in connection with 27 events held outside of the United States. We refer to these as our international contract events. Most of our international contract events are operated under the COMDEX or NetWorld+Interop brands.

     Generally, our events have three features in common, although the emphasis may vary:

     - an exposition floor on which exhibitors and attendees interact face-to-face;

     - conferences designed to inform and educate IT professionals; and

     - keynote speakers and product launches.

     We produce events under a number of different brand names, including COMDEX, NetWorld+Interop, Seybold Seminars and JavaOne. Our two most important brands in terms of revenues are COMDEX and NetWorld+Interop. We classify our events as horizontal events if they cover the full spectrum of the IT industry and vertical events if they focus only on particular segments of the IT industry. Our COMDEX tradeshows are horizontal events and all our other events are vertical. NetWorld+Interop and Seybold Seminars are our largest vertical events. Consistent with industry trends, our vertical events have grown significantly and performed better than our horizontal events. Our JavaOne conference is our largest customized event. In addition to our branded events, we conduct a series of customized vertical events through our Studios division.

     The following table summarizes the scope and reach of our principal branded and customized events:

NAME                      TYPE        TARGET AUDIENCE            FOCUS             2000 LOCATIONS
----                      ----        ---------------            -----             --------------
COMDEX...............  Horizontal  Full spectrum of IT    Chief information     Athens, Basel,
                                   industry               officers, chief       Beijing, Buenos
                                                          technology officers,  Aires, Cairo,
                                                          business managers     Chicago, Jeddah,
                                                          and corporate         Johannesburg, Las
                                                          consumers             Vegas, Mexico City,
                                                                                Montreal, New Delhi,
                                                                                Paris, Sao Paulo,
                                                                                Seoul, Singapore,
                                                                                Tel Aviv, Toronto,
                                                                                Vancouver
NetWorld+Interop.....  Vertical    Network engineers and  Computer networking,  Atlanta, Las Vegas,
                                   developers             the Internet and      Paris, Sao Paulo,
                                                          telecommunications    Tokyo
Seybold Seminars.....  Vertical    Publishing             Web and desktop       Boston, San
                                   professionals and web  publishing and print  Francisco
                                   designers
JavaOne..............  Vertical..  Independent and        Java technology       San Francisco
                                   enterprise software
                                   platform developers
CRM/Support
  Services...........  Vertical    Business managers      Help desk and         San Francisco,
                                                          technical support     Washington, D.C.
Custom Program
  Group..............  Vertical    Various                Vendor-specified      Various
Vertical Market
  Group..............  Vertical    Various                IT needs of specific  Various
                                                          industries

  COMDEX

     Our COMDEX tradeshows cover the full spectrum of the IT industry. Our COMDEX/Fall 2000 tradeshow was the largest tradeshow in the United States when measured by revenue from exhibitor space rentals and attendance (including exhibitor personnel). In 2000, we offered 19 COMDEX tradeshows in 16 countries.

     Our COMDEX tradeshows cover a broad range of new technologies at every stage, from their development and introduction to commercial maturity. Many of the most significant computer products launched over the past 20 years occurred at COMDEX tradeshows, including the launch of the IBM PC, Lotus 1-2-3, Windows 3.1, Windows CE and DVD.

     IT and Internet technologies form an integral part of our COMDEX tradeshows. While maintaining our coverage of the full spectrum of the IT industry, we are currently highlighting four key technology areas:

     - networking and communications products that provide the broadband infrastructure for the delivery of data, voice and video, while focusing on such issues as network security and virtual private networking;

     - e-commerce solutions, for the delivery of products and services through the Internet, dealing with subjects such as storage, security, applications, platforms and servers;

     - software platforms and operating systems, including the tools to build applications and applets, for Windows 2000, Java, Linux and Apache; and

     - new information appliances that provide access to data and the Internet, including handheld devices and smart cell phones.

     Our COMDEX/Fall tradeshow is a five-day tradeshow we hold in Las Vegas in November of each year. Although we offer other COMDEX shows, COMDEX/Fall is the single tradeshow that brings the entire IT industry together. Tradeshow Week has ranked COMDEX/Fall as the most successful tradeshow in the IT industry in the United States through the 1990s and 2000 when measured by net square feet of exhibit space rentals. Although held in Las Vegas, COMDEX/Fall has international appeal. It includes a large number of country- and region-sponsored pavilions designed to introduce attendees to the products and technologies from their local regions and it was attended by approximately 30,000 international attendees. In total, COMDEX/ Fall 2000 was attended by more than 2,300 exhibitors occupying 1,010,500 square feet of exhibitor space and over 210,000 attendees. In 2000, exhibitors for COMDEX/Fall included: Microsoft Corporation, Toshiba Corporation, Intel Corporation, Electronic Data Corporation, Philips Electronics N.V., Matsushita Electric Industrial Co., Ltd. (owner of the Panasonic brand), and Xerox Corporation.

     Prior to COMDEX/Fall 2000, our COMDEX/Fall tradeshow experienced a decline in revenues, exhibit space rentals and attendees in 1998 and 1999. We believe that this was due primarily to the consolidation of IT vendors, adverse economic conditions in Asia, the commoditization of personal computers and the significant shift in the IT industry away from mainframe and personal computing and towards networks, wireless communications and the Internet. We were able to reverse this downward trend at COMDEX/Fall 2000 and believe that we can continue to revitalize and extend COMDEX/Fall's market leadership through the following initiatives:

     - Highlight the Emerging and Fastest Growing Sectors of the IT
       Industry. COMDEX/Fall has always covered the full spectrum of the IT industry, although in the past it highlighted the personal computer sector of the IT industry. We have shifted the areas we highlight at COMDEX/Fall away from personal computers and towards the emerging and fastest growing sectors of the IT industry, including network computing, wireless communications, e-commerce, the Internet and new information appliances.

     - Expand our Audience. Even though COMDEX/Fall currently attracts more participants than any other IT tradeshow in the United States, we believe that we can expand both our exhibitor and attendee base by using our industry experience and portfolio of events to identify, target and attract the full spectrum of buyers and sellers in the IT industry. We believe that by increasing the size, quality and diversity of our COMDEX/Fall audience, we will be able to attract more exhibitors and increase our advertising and sponsorship revenues.

     - Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at COMDEX/Fall. Prior to COMDEX/Fall 2000, we sold advertising and sponsorships only to our exhibitors. We sold advertising and sponsorships outside our exhibitors and the IT industry for the first time at COMDEX/Fall 2000 and believe we can expand these sales in the future.

     - Increase Participation in Special Conferences. We are seeking to increase our attendees' participation in the conferences that we offer at COMDEX/Fall. Because we charge attendees separate fees to attend these special conference programs, they are an important source of additional revenue. We believe that we can increase participation by improving the variety, relevance and information and educational content of our special conference programs.

  NETWORLD+INTEROP

     Our NetWorld+Interop tradeshows are our largest branded vertical events. They focus on the rapidly growing and converging fields of computer networking, the Internet and telecommunications. Our largest NetWorld+Interop tradeshow is held each year in Las Vegas and, in 2000, was the second largest IT tradeshow in the United States when measured by revenue from exhibit space rentals. In 2000, our owned and operated

     NetWorld+Interop events generated approximately 34% of our revenue. In 2000, our NetWorld+Interop tradeshow in Las Vegas had approximately 850 exhibiting companies occupying over 525,000 net square feet of exhibit rental space and more than 60,000 attendees.

     NetWorld+Interop has always focused on new and emerging networking technologies. We are continuing this tradition by offering at our NetWorld+Interop 2001 events conferences highlighting the construction of new public networks with integrated voice/data/video delivery systems and the emergence of new embedded networks with software that can be used to update the network's circuits and chips remotely without physical upgrade.

     Each NetWorld+Interop tradeshow features InteropNet, a live, multi-platform, vendor-sponsored network that interconnects exhibitors and attendees to one another and to the Internet. Exhibitors at our 2000 NetWorld+Interop tradeshows included: Novell, Inc., Lucent Technologies, Inc., Computer Associates International, Inc., Microsoft Corporation and Nortel Networks Corporation.

  SEYBOLD SEMINARS

     Our Seybold Seminars are vertical events that target the latest technologies and products, design tools and applications for web and desktop print publishing. We hold our largest Seybold Seminars event each fall in San Francisco. In 2000, our Seybold Seminars in San Francisco had 350 exhibiting companies occupying 160,000 net square feet of exhibit space and approximately 35,000 attendees. We also hold a Seybold Seminars event in Boston in the spring.

     Major exhibitors at the Seybold Seminars events include Apple Computer, Inc., Adobe Systems Incorporated, and Macromedia, Inc.

  JAVAONE

     We believe our JavaOne event is the largest software developer conference in the world and the premier source of technical education on the latest developments for the Java technology platform. Attendees at JavaOne are typically either independent or enterprise software developers. JavaOne is unlike our other events in that exhibitors are invited by Sun Microsystems, Inc. to participate in the conference. As a result, most of our revenue from JavaOne is from conference fees, with over 20,000 attendees at our 2000 event. Our secondary revenue is derived from sales of sponsorships and exhibitor space fees with 333 exhibitors for 2000. Exhibitors at JavaOne 2000 included: Apple Computer, Inc., Fujitsu Software Corporation, Hewlett-Packard Company -- Network Services, International Business Machines Corporation, and Motorola.

     We own and produce the JavaOne event under an exclusive license agreement from Sun Microsystems, the inventor and developer of Java technology, which expires in July 2004. See "-- Trademarks and Licenses."

STUDIOS

     Our Studios division, Key3Studios, produces a wide range of events. These events include conferences, road shows, seminars, sales meetings, exhibitions, executive forums and corporate social gatherings. By working as a "strategic marketing partner," Key3Studios helps its clients penetrate new markets, build brand recognition and educate and build awareness among their most important customers and buying prospects.

     Key3Studios consists of two groups:

     - our Custom Program Group, which works with individual vendor clients to create events which meet the vendor's individual strategic and community-building objectives; and

     - our Vertical Market Group, which develops events addressing the IT needs of specific industries such as Windows on Healthcare and "IT for Wall Street."

     In 2000, Studios clients included Intel Corporation, Oracle Corporation, Sun Microsystems, Bluetooth SIG, RealNetworks, Inc., Interwoven, Inc., Microsoft Corporation and Kana Communications, Inc.

INTERNATIONAL EXPOSITIONS

     Internationally, we have two primary methods of operation. We own and operate some of our largest international events and operate the others as international contract events. We own and operate the NetWorld+Interop event in France and three COMDEX events in Canada. In addition, we own, but do not operate, a COMDEX event in Mexico. We also own and operate the Government in Technology Week event in Ottawa, Canada. We run our owned and operated international shows essentially in the same manner as our U.S. shows, although we modify our offerings and procedures to fit the local environment.

     The arrangements for our international contract events differ by event, but have some common characteristics. Typically, we have no equity interest in these events, but instead receive a guaranteed minimum fee and a portion of the profits above agreed benchmark amounts. We license the brands to the foreign operator and provide it with branding, sales and marketing services, but we usually do not have a direct management role. The contracts typically give each party the right to terminate after one year's notice, and upon termination the license is revoked and both parties are subject to a prohibition on competing within the market for two years.

     On June 1, 2001, we acquired SOFTBANK Forums Japan, which operates the NetWorld+Interop Tokyo tradeshow under a license from our company and several smaller events in Japan. See "Management's Discussion of Financial Condition and Results of Operations -- Recent Developments".

MANAGEMENT OF EVENTS

     We manage all of our events on a decentralized basis. We assign a general manager for each event who is responsible for all aspects of the event including the profitability of the event. Each event has dedicated employee teams consisting of both direct reports and shared centralized resources in each of the following areas:

     - sales;

     - marketing communications and media; and

     - operations.

     The employee teams report directly to the general manager for the event as well as to the heads of their respective departments.

  SALES

     Our events provide a face-to-face forum for business-to-business sales, business marketing, and professional education for the IT industry. We maintain three groups of sales professionals to maximize event revenue in each of these areas.

     Exhibit Space Rentals. We maintain a staff of sales professionals who report directly to our event general managers. These professionals attend their respective events to interact with clients and to accept reservations for exhibit space at the following year's event by participating exhibitors. Historically, between 60% and 70% of the ensuing year's exhibit space is contracted at the current year's event. Throughout the year, our exhibition sales staff is responsible for encouraging exhibitor upgrades, reducing exhibitor churn and following-up payment of remaining installments. Our exhibition sales staff also prospects for new clients and sells remaining exhibit space using telemarketing or, for larger customers, in-person sales calls.

     Advertising and Sponsorships. Our event marketing staff is responsible for selling advertising and sponsorships to participating exhibitors at our events, including banner advertising, brochure and program advertising, website advertising, and keynote, luncheon and other event sponsorships. This group is centralized and individual sales professionals are assigned to one or more events.

     Conferences. We also have a sales team that is responsible for selling the special conferences we provide at our events directly to the attendees. A team of conference sales professionals is dedicated to each event for the two months preceding that event.

  MARKETING COMMUNICATIONS AND MEDIA

     Our marketing department oversees all aspects of creating and delivering brand and product messaging including creative production, direct response marketing, public relations and market research. This group works with all forms of media presentation.

     Direct Response Marketing Group. Our direct response marketing group's goal is to maximize event attendance while ensuring attendee quality. Using proprietary and other direct marketing lists, this group develops mailing and telemarketing lists for our conference salespersons.

     Conference Content Staff. Our content staff is responsible for developing the themes and topics comprising conference programs at all of our events, including the recruitment of all speakers and other panel participants.

     Creative Production. Our creative production staff works with our event general managers and content staff to create the layout of and produce all event-related publications.

  OPERATIONS

     Our operations staff is responsible for all event logistics, including:

          Venue Management. Our venue management group contracts with hotels or convention centers for exhibition space and meeting rooms. This group is responsible for identifying appropriate venues, negotiating per-square-foot rates and for ongoing contract maintenance. We maintain long-term, renewable contracts for our larger events and contract several months to a year in advance for non-recurring events.

          Vendor Management. We maintain agreements with several professional vendors, including florists, booth architects and designers, travel agencies and moving companies who assist our exhibitors in creating and transporting their exhibits. We collect a commission each time an exhibitor uses one of our preferred vendors. Our vendor management group is primarily responsible for facilitating introductions between our vendors and exhibitors and collecting fees from chosen vendors.

          Housing. We collect commissions for rooms rented by event participants in surrounding area hotels and also, to a far lesser extent, purchase local hotel rooms in advance at discounts and resell them. Our housing group is responsible for negotiating all housing rental and commission rates and guaranteeing room availability for the length of the event.

          Registration. Our registration group tracks the number and other characteristics of exhibitors, attendees and paid conference attendees, including tutorial participants.

          Logistics. Our logistics staff runs the floor at all events, including setting up, maintaining and closing down the event. They are present at every event to handle floor space allocation issues and interface directly with vendors, exhibitors and venue staff to ensure the smooth running of any event.

          Media Specialists. We also maintain an audio-visual staff to set up conference and other meeting rooms with appropriate media.

     Our operations staff also handles exhibitor contract administration with respect to our responsibilities in each of these areas.

KEY VENDORS

     We have one-year contracts with most of our third party suppliers. Under these contracts, we usually agree to promote the services offered by the suppliers to our exhibitors in exchange for the suppliers' agreement to give us a certain percentage of their revenue from our exhibitors. The size of the commissions we receive varies between 10% and 25%.

     We currently use Freeman Decorating Co. ("Freeman") and Champion Exposition Services, Inc. ("Champion") as our principal "decorators." In the tradeshow industry, decorators offer to provide various services to us and to exhibitors to assist them create, set up, maintain and remove their exhibits. We recommend and promote our decorator's services to our exhibitors at most of our United States and Canadian events. The services that our decorators provide to us and to exhibitors include shipping, installation and dismantling of booth structures and contents, furniture and fixture rental, trash removal and similar services. Freeman is currently the decorator for our 2001 COMDEX events in North America and for our "Government in Technology Week" in Canada, and Champion is currently the decorator for our NetWorld+Interop, JavaOne, and Seybold Seminars events in the United States.

     We previously used one decorator, GES Exposition Services, Inc., for our major events in the United States. On March 17, 2000, we filed a claim against GES because it has been withholding commissions that it owes to us. On August 18, 2000, we terminated our contract with GES. In July 2001, we agreed to end the litigation with GES. We are currently in the process of discussing possible future business relations. See "-- Legal Proceedings".

TRADEMARKS AND LICENSES

     Because we have developed strong brand awareness for our principal events, we believe our trademarks and service marks are critical to our success. We rely on trademark law, as well as licensing agreements, to protect our intellectual property rights. We have registered our material trademarks in the United States and in certain other key countries. For example, "COMDEX" is registered in the United States and over 25 other countries. Effective trademark protection may not be available in every country in which we operate.

     We share intellectual property rights to the trademark "NetWorld+Interop" with Novell, Inc. Novell owns the trademark "NETWORLD" and we own the trademark "INTEROP". Since 1992, we have licensed the Networld mark from Novell, and have produced the NetWorld+Interop event. The event is sometimes referred to as "N+I", which can be used only on a limited basis, and we own that mark jointly with Novell. In exchange for the Networld license, we pay a fee of $1 million per year to Novell and provide it with free booth and discounted overflow space, marketing opportunities, and other benefits at a discount. We also share our attendee database with Novell subject to some restrictions. Our license expires on December 31, 2002, but renews automatically for successive one-year terms until either party gives 15 months' notice of nonrenewal. Upon termination, we would not be entitled to use the Networld or N+I trademark, but we could continue to use Interop. Interop is registered in the United States and 39 other countries.

     Sun Microsystems owns the trademarks "Java" and "JavaOne" and has licensed them to us until July 2004. We own and operate the JavaOne conferences and are entitled to all revenue from the conferences. Sun Microsystems occupies substantial space at the conferences, helps secure sponsors, and is responsible for the special conference content. We jointly own the attendee database. Our current arrangement terminates after the conference in June 2004.

COMPETITION

     The IT events industry is highly competitive and is characterized by low barriers to entry. Although we believe we are the largest producer of events for the IT industry in the United States when measured by revenue from exhibit space rentals, we face competition from tradeshow management companies that operate in other and more diverse industries, including the following companies:

     - the Hanover Messe, a public authority which owns and operates the CeBIT tradeshow held annually in Hanover, Germany, which is the largest IT tradeshow in the world;

     - Miller Freeman, Inc., a subsidiary of VNU Inc., that services over 50 industry sectors, including IT, and owns PC Expo;

     - Advanstar Communications, Inc., which publishes newspapers and magazines and manages tradeshows in 19 countries, including IT Telexpo Brazil;

     - IDG World Expo, the tradeshow division of International Data Group, a publisher of computer magazines, which owns Comnet;

     - CMP Media Inc., a subsidiary of United Business & Media plc, which publishes Information Week, Internet Week and Computer Reseller News;

     - Penton Media, Inc., which produces tradeshows and publications addressing various industries including IT and owns Internet World; and

     - Reed Exhibition Companies, a subsidiary of Reed Elsevier plc, which organizes tradeshows and consumer events in 27 countries.

     We also compete for advertising dollars with other forms of media, including print publishing and the Internet. We must make our events more attractive to exhibitors and attendees than the other alternatives available to them or we will lose advertising dollars to our competitors.

EMPLOYEES

     We currently employ approximately 757 people, including sales, marketing, operational and corporate service personnel. Of these, approximately 677 are in the United States and the balance in France, Japan, Australia and Canada. We also employ temporary personnel from time to time. None of our United States employees are covered by a collective bargaining agreement. We believe that we have good relations with our employees.

PROPERTIES

     Our headquarters are in Los Angeles, California. We also have office space in Massachusetts, Northern California, Illinois, France, Japan and Australia. We lease all of our material offices.

LEGAL PROCEEDINGS

     On March 17, 2000, Key3Media Events, our wholly owned subsidiary, sued GES Exposition Services, Inc. ("GES") for breach of contract in the United States District Court for the District of Massachusetts. We believed that GES was withholding commissions that it was required to pay to Key3Media Events under contract. We believed that GES owed Key3Media Events approximately $9.0 million as of March 31, 2001. On June 19, 2000, GES filed an answer, counterclaim and jury demand. Its counterclaim alleged that Key3Media Events breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of Key3Media Events. GES asked the court to award unspecified damages as well as declaratory and injunctive relief. We received subsequent pleadings filed by GES alleging damages of approximately $33.0 million on a variety of different legal theories plus additional damages for lost future profits of $20.0 million.

     On March 9, 2001, Key3Media Events filed an Amended Complaint that alleged a number of additional claims including breach of the Delaware Consumer Fraud Act and the Delaware Deceptive Trade Practices Act, as well as various business torts. On April 18, 2001, in response to Key3Media Events' Amended Complaint, GES filed an answer, counterclaim and jury demand. The filing alleged a number of additional counterclaims including breach of Delaware Deceptive Trade Practices Act and unjust enrichment and restitution, as well as other various business torts.

     In July 2001, our Chairman and the Chairman of Viad Corporation, the parent of GES, agreed to end the litigation. As a result, advance payments previously received from GES that were recorded as deferred revenue (included in other long-term liabilities) and a net receivable amount from GES were eliminated from our balance sheet. As a further result, our second quarter 2001 other income (expense), net includes an increase of approximately $6.7 million. A stipulation of dismissal with prejudice evidencing the companies' agreement to end the litigation was filed with the court on October 19, 2001. We are in the process of discussing possible future business relations with GES.

     On August 31, 2001, Key3Media Events, Inc., provided notice of termination of its then existing leased office space in Needham, Massachusetts to the landlord of the existing space. The annual rental payments (net of operating expenses) for the prior space were approximately $1.4 million. We have entered into a lease for new office space in Needham and relocated to our new offices on October 1, 2001. We estimate that our total annual occupancy costs under the new lease will be approximately $1.7 million greater than those under the prior lease. The landlord of the prior office space has taken the position that Key3Media Events is in breach of the lease agreement and that it did not have the right to terminate the lease. On or about November 6, 2001, Interface
Group -- Massachusetts, LLC, the landlord under the prior lease, sued Key3Media Events in the Superior Court, County of Norfolk, Commonwealth of Massachusetts for breach of contract, breach of the implied covenant of good faith and fair dealing and violations of Mass. Gen L. c. 93A (unfair and deceptive acts and practices). The landlord has requested payment of rent for the remainder of the term of the lease in an amount in excess of $6.5 million treble damages, attorneys' fees, costs and expenses, pre-judgement interest and costs of suit. An answer to the complaint is due within 20 days of its service upon Key3Media Events.

     Key3Media Events is the plaintiff and counter-defendant in a case filed October 18, 2000, in the Eighth Judicial District Court, Clark County, Nevada. The suit arises out of a dispute between Key3Media Events, Inc. on the one hand, and the Venetian Casino Resort, LLC, and Interface Group-Nevada, Inc., on the other hand, concerning COMDEX/Fall. Key3Media Events initiated the action, seeking damages and injunctive relief against defendants for their alleged actual and threatened breaches of lease, meeting space, and credit extension agreements in connection with the COMDEX/Fall 2000 show. The Venetian and Interface Group-Nevada countersued for compensatory damages "in excess of $10,000" based on an asserted breach of an alleged oral agreement to host keynote speeches at The Venetian, asserted breach of an alleged agreement not to sublease certain facilities, intentional misrepresentation, and breach of the implied covenant of good faith and fair dealing. The counterclaims include a prayer for punitive damages. On October 19, 2001, the counter-defendants specified their alleged damages in their supplemental response to plaintiff's third request for production of documents. The response alleged damages of over $3.0 million arising from breaches related to Comdex/Fall 2000 and over $2.0 million arising from breaches related to Comdex/Fall 2001. The case is in discovery.

     In connection with its spin-off from Ziff-Davis, we and our subsidiaries have received an indemnification from Ziff-Davis against all liabilities not related to our businesses, including the class actions and derivative litigation filed against Ziff-Davis discussed in our Registration Statement on Form S-1 (No. 333-36828).

     We and our subsidiaries are subject to various other claims and legal proceedings arising in the normal course of business. Our management believes that the ultimate liability, if any, in the aggregate will not be material to the Company's financial position, results of operations or cash flows.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     As provided in our certificate of incorporation, our board of directors is divided into three classes. The table contains the name of each director and executive officer. Our board of directors consists of twelve directors, of whom two are also our officers. So long as any of our debentures remain outstanding and owned by the original purchasers or their affiliates they will be entitled to nominate one director. Currently, Mr. Gian Andrea Botta serves in this capacity.

PERSON                                      AGE                   POSITIONS
------                                      ---                   ---------
Fredric D. Rosen..........................  57    Chairman and Chief Executive Officer
Jason E. Chudnofsky.......................  58    Vice Chairman and Chief Operating Officer
Edward A. Bennett.........................  54    Director
Pamela C. Alexander.......................  46    Director
Gian Andrea Botta.........................  47    Director
Eric Hippeau..............................  49    Director
Ronald D. Fisher..........................  52    Director
James F. Moore............................  51    Director
John A. Pritzker..........................  47    Director
Bruce M. Ramer............................  67    Director
Michael B. Solomon........................  54    Director
James A. Wiatt............................  54    Director
Peter B. Knepper..........................  52    Executive Vice President and Chief
                                                  Financial Officer
Ned S. Goldstein..........................  46    Executive Vice President, General Counsel
                                                  and Secretary
Robert Priest-Heck........................  34    Chief Operating Officer, Key3Media Events,
                                                  Inc.

EXECUTIVE OFFICERS

     Set forth below are the name, present title, principal occupation, and certain biographical information for the past five years for our executive officers who are not directors, all of whom have been appointed by and serve at the pleasure of our board of directors.

     Peter B. Knepper was hired by Ziff-Davis in March 2000 to be our Executive Vice President and Chief Financial Officer. From 1998 to March 2000, he was a private investor and consultant providing strategic planning and financial management services. Mr. Knepper was previously Senior Vice President and Chief Financial Officer of Ticketmaster Group, Inc., a position he held for more than ten years, from 1988 to 1998.

     Ned S. Goldstein was hired by Ziff-Davis in March 2000 to be our Executive Vice President and General Counsel. In 1998, Mr. Goldstein co-founded The Etechnology Companies, L.L.C. ("Etech"), a consulting, investment and lobbying firm specializing in new economy companies and issues. Before co-founding Etech, Mr. Goldstein was previously Senior Vice President and General Counsel of Ticketmaster Group, Inc., a position he held for more than 11 years, from 1987 to 1998. Mr. Goldstein is a member of the board of directors of M.Cam, Inc. a private company specializing in intellectual property valuation.

     Robert Priest-Heck is the Chief Operating Officer of our subsidiary, Key3Media Events, Inc., formerly ZD Events. Mr. Priest-Heck has worked at Key3Media Events, Inc. since 1998 and has served in a variety of positions, including Executive Vice President of Operations and Director of International Operations. Prior to joining Key3Media Events, Mr. Priest-Heck held a variety of positions at Ziff-Davis and its subsidiaries and held management positions with Hyatt Hotels.

  BIOGRAPHIES OF DIRECTORS

     Set forth below is the biography of each of our directors.

     Pamela C. Alexander has been a Director since 2000. Ms. Alexander founded Alexander Communications, a firm that focuses on information technology, in 1987. In 1998 Ogilvy Public Relations acquired the assets of Alexander Communications and formed Alexander Ogilvy. At the time of the acquisition, Ms. Alexander became President and CEO of Alexander Ogilvy Public Relations Worldwide. Ms. Alexander is also a member of the board of directors of the Technology Network.

     Edward A. Bennett has been a director since 2000. Mr. Bennett co-founded the 212 Ventures/Investcorp Technology Fund in 2000 and is currently a partner of the venture capital fund. In addition, Mr. Bennett is Chairman of Vaultus, a wireless solutions company. Prior to founding 212 Ventures, Mr. Bennett was President and CEO of Prodigy Services. Mr. Bennett is also a member of the boards of directors of SoftNet Systems, Inc., Engage, Inc., Xceed, Inc. and Vaultus.

     Gian Andrea Botta has been a director since 2000. Mr. Botta is a Managing Director of Morgan Stanley and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. Mr. Botta joined Morgan Stanley in 1999. Prior to joining Morgan Stanley, Mr. Botta was President of Exor America, part of the Agnelli Group. Mr. Botta is also a member of the board of directors of Riverwood International.

     Jason E. Chudnofsky has been a director since 2000. Mr. Chudnofsky is the Vice Chairman and Chief Operating Officer of Key3Media Group, Inc. and serves as the Vice Chairman, President and Chief Executive Officer of Key3Media Events. Mr. Chudnofsky has worked at Key3Media Events since 1998. He has been a director of Ziff-Davis since 1998. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by SOFTBANK in 1995. Mr. Chudnofsky is a member of the board of directors of Tech Corporation and Folio Exhibits, Inc.

     Ronald D. Fisher has been a director since 2000. Mr. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995. Mr. Fisher has been a director of KME since 2000. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd. In addition to being a director of SOFTBANK Corp., Mr. Fisher serves on the board of directors of E*Trade, Global Sports, Optimark Holdings Inc., InsWeb Corporation and People PC.

     Eric Hippeau has been a director since 2000. Mr. Hippeau is the President and Executive Managing Director of SOFTBANK International Ventures. Prior to joining SOFTBANK, Mr. Hippeau was the Chairman and Chief Executive Officer of Ziff-Davis from 1998 to 2000 and of ZD Inc. from 1993 to 2000. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Mr. Hippeau is currently a Director of CNET, Global Crossing Ltd., Asia Global Crossing Ltd., Yahoo! Inc. and Starwood Hotels and Resorts Worldwide, Inc.

     James F. Moore has been a director since 2000. Mr. Moore became the General Partner of GeoPartners Ventures, an Internet business development corporation, in 1999. Since January 1990, he has also been the Chairman and Chief Executive Officer of GeoPartners Research, Inc., a company specializing in providing corporate strategy advice to high technology companies. Mr. Moore is also a member of the board of directors of NaviSite, Inc. and XOSoft.

     John A. Pritzker has been a director since 2000. Mr. Pritzker founded Red Sail Companies in 1988, which includes Red Sail Sports and Mandara Spa, LLC. Mr. Pritzker has served as Red Sail's President since its inception. In addition, from March through June 2000, Mr. Pritzker worked for us as an employee. He has also served as a consultant to us since July 2000. Mr. Pritzker served in various executive positions within Hyatt Corporation over a 22-year period. Mr. Pritzker is also President of Hyatt Ventures, Inc.

     Bruce M. Ramer has been a director since 2001. Mr. Ramer is a partner with Gang, Tyre, Ramer & Brown, Inc. Mr. Ramer is the Executive Director of the Entertainment Law Institute at the University of

Southern California Law School. He also is a member of the Pacific Council on International Policy and is a member of the Board of Councilors at the University of Southern California Annenberg School for Communication. Mr. Ramer has served as the National President of the American Jewish Committee since 1998.

     Fredric D. Rosen has been a director since 2000. Mr. Rosen was hired by Ziff-Davis in March 2000 to become our Chairman and Chief Executive Officer. In the 18 months preceding his employment by Ziff-Davis, he was a consultant and private investor. Mr. Rosen was previously President & Chief Executive Officer of Ticketmaster Group, Inc., a position he held for more than 16 years, from 1982 to 1998. Mr. Rosen is currently a director of Engage Technologies, Inc. and Casden Properties, Inc. Mr. Rosen is also a member of the board of directors of Go-Coop, Inc., a private company.

     Michael B. Solomon has been a director since 2000. Mr. Solomon is the Managing Principal of Gladwyne Partners, LLC, a private equity fund manager. Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 becoming a Partner in 1983.

     James A. Wiatt has been a director since 2000. Mr. Wiatt has been the President and Co-Chief Executive Officer of the William Morris Agency since August 1999. Prior to joining the William Morris Agency, Mr. Wiatt was the Co-Chairman and Co-CEO of International Creative Management. Mr. Wiatt worked at International Creative Management for 22 years. Mr. Wiatt is a member of the Board of Councilors of the USC School of Cinema-Television and is on the Board of Governors of both The Music Center of Los Angeles and The American Film Institute.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table contains information about our common stock beneficially owned by Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers, by each of our directors and by all of our directors and executive officers as a group.

                                                              NUMBER OF   PERCENT OF
BENEFICIAL OWNER(1)                                           SHARES(#)    CLASS(%)
-------------------                                           ---------   ----------
Executive officers named in summary compensation table:
  Fredric D. Rosen(2).......................................  4,827,746      6.66%
  Jason E. Chudnofsky(3)....................................  1,510,000      2.17%
  Peter B. Knepper(4).......................................    543,333         *
  Ned S. Goldstein(4).......................................    543,333         *
  Robert Priest-Heck(5).....................................    167,077         *
Our directors:
  Fredric D. Rosen..........................................  4,827,746      6.66%
  Edward A. Bennett(9)......................................     55,000         *
  Jason E. Chudnofsky.......................................  1,510,000      2.17%
  Ronald D. Fisher(9).......................................     15,833         *
  Eric Hippeau(9)...........................................     19,123         *
  James F. Moore(9).........................................     13,333         *
  John A. Pritzker(6).......................................    659,167         *
  Michael B. Solomon(7)(9)..................................  4,180,000      6.14%
  G. Andrea Botta(8)........................................  6,287,000      9.23%
  Pamela C. Alexander(9)....................................     13,333         *
  James A. Wiatt(9).........................................     13,333         *
  Bruce M. Ramer(10)........................................     29,000         *
  Our directors and executive officers as a group...........  18,876,611    27.22%

---------------

 *  Less than one percent.

(1) Amounts disclosed do not reflect shares of common stock to be issued in this offering or convertible preferred stock to be offered in a separate offering as described in the "Recent Developments" section of this prospectus supplement. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after November 8, 2001. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after November 8, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(2) Holding includes 30,000 shares of common stock as trustee for his children's trust and right to acquire beneficial ownership of 4,387,746 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 5,185,555 shares of our common stock.

(3) Holding includes right to acquire beneficial ownership of 1,500,000 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Chudnofsky also owns unexercisable options to acquire 2,250,000 shares of our common stock.

(4) Holding includes right to acquire beneficial ownership of 458,333 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive

    Plan. Mr. Knepper and Mr. Goldstein each also own unexercisable options to acquire 541,667 shares of our common stock.

 (5) Holding includes right to acquire beneficial ownership of 156,250 shares of common stock within 60 days. Mr. Priest-Heck also owned unexercisable options to acquire 343,750 shares of our common stock.

 (6) Holding includes right to acquire beneficial ownership of 229,167 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Pritzker also owns unexercisable options to acquire options to acquire 270,833 shares of our common stock.

 (7) Owned by Invemed Catalyst Fund, L.P., Invemed has the right to acquire 13,333 shares of common stock and has unexercisable options on 26,667 shares of common stock. Mr. Solomon disclaims beneficial ownership of these securities to the extent of his pecuniary interest therein.

 (8) Mr. Botta is a Managing Director of Morgan Stanley & Co. Incorporated and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. The table includes 6.8 million shares of common stock which will be exercisable pursuant to warrants held by Princes Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain other investors whose investment manager is PG Investors III, Inc. (the "Investors"). Morgan Stanley Dean Witter & Co., through its affiliates, has shared power to vote or dispose of these 6,277,000 shares of common stock and also owns exercisable options to acquire 10,000 shares of common stock and has unexercisable options on 20,000 shares of common stock. Mr. Botta disclaims beneficial ownership of any of the 6,277,000 shares.

 (9) Mr. Bennett, Mr. Fisher, Mr. Hippeau, Mr. Moore, Ms. Alexander and Mr. Wiatt each have the right to acquire 13,333 shares of common stock and have options that are unexercisable on 26,667 shares of common stock.

(10) Mr. Ramer owns unexercisable options to acquire 30,000 shares of common stock.

                             PRINCIPAL STOCKHOLDERS

     Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of November 8, 2001, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER(1)                                           SHARES(#)     CLASS(%)
-------------------                                           ----------   ----------
SOFTBANK America Inc.(2)....................................  38,699,868      56.8
SOFTBANK Holdings Inc.(3)...................................  38,700,190      56.8
SOFTBANK Corp.(4)...........................................  38,700,190      56.8
Masayoshi Son(5)............................................  38,700,190      56.8
Morgan Stanley Dean Witter & Co.(6).........................   6,287,000       9.2
PG Investors III, Inc.(6)...................................   1,227,673       1.8
Princes Gate Investors III, L.P.(6).........................   4,753,052       7.0
Invemed Catalyst Fund, L.P.(7)..............................   4,180,000       6.1
Gotham Capital V, LLC(8)....................................   2,990,100       4.4
Gotham Capital VI, LLC......................................     959,200       1.4
Joel M. Greenblatt(9).......................................   5,297,800       7.8
Robert L. Goldstein(10).....................................   3,255,100       4.8
Fredric D. Rosen(11)........................................   4,827,746       6.7

---------------

 (1) Amounts disclosed do not reflect shares of common stock to be issued in this offering or convertible preferred stock to be offered in a separate offering as described in the "Recent Developments" section of this prospectus supplement. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after November 8, 2001. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after November 8, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group. The amounts and percentages in the table include the 2,955,000 shares of our common stock we issued to SOFTBANK America Inc. as consideration for our recent acquisition of all of SOFTBANK Forums Japan, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

 (2) SOFTBANK America Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

 (3) Includes shares owned by SOFTBANK America Inc. and 322 shares owned by SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

 (4) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

 (5) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 7.95% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

 (6) Princes Gate Investors, III L.P. owns warrants to acquire 4,753,052 shares of our common stock. The general partner of Princes Gate Investors, III L.P. is PG Investors III, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Certain other investors have given PG Investors III, Inc. sole investment management authority over their warrants to acquire 1,227,673 shares of our common stock. In addition, Morgan Stanley Dean Witter & Co., through other wholly owned subsidiaries, has shared voting and dispositive power over an additional 296,275 shares of our common stock. Therefore, through its affiliates, Morgan Stanley Dean Witter & Co. has shared power to vote or dispose of 6.8 million shares of our common stock obtainable upon exercise of the warrants.

 (7) Invemed Catalyst Fund, L.P.'s address is 375 Park Avenue, Suite 2205, New York, New York 10152. The general partner of the Fund is Invemed Catalyst GenPar, LLC, a Delaware limited liability company ("Catalyst GenPar"). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company ("Gladwyne GenPar"), and Invemed Securities, Inc., a New York corporation ("Invemed"). The business address of the Gladwyne GenPar is 435 Devon Park Drive, Building 500, Wayne, PA 19087. The business address of Invemed is 375 Park Avenue, Suite 2205, New York, New York 10152. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen ("Solomon"), Philip P. Young, a United States citizen ("Young"), Suzanne M. Present, an Australian citizen ("Present"), Robert B. Friedman, a United States citizen ("Friedman"), and Katherine Casoria, a United States citizen ("Casoria"). Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 4,166,667 Shares owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power over the Shares. Each of Gladwyne GenPar, Invemed, Solomon, Young, Present, Friedman, Casoria and Langone disclaim beneficial ownership of such Shares for all other purposes.

 (8) Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and Gotham V disclaims beneficial ownership thereof. If such shares were to be deemed in the beneficial ownership of Gotham V, the aggregate amount beneficially owned thereby would be 4,849,900 which represents 7.1% of our outstanding common stock. This amount does not include shares which may be held by partnerships or which the reporting person may be a limited partner.

 (9) Shares reported for Joel M. Greenblatt include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the sole Managing Member of Gotham VI and one of two Managing Members of Gotham V and the sole Managing Member of Gotham VI. Shares reported for Mr. Greenblatt also include 50,000 shares beneficially owned by a private foundation of which Mr. Greenblatt is the donor and trustee. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Greenblatt, the aggregate amount indirectly beneficially owned thereby would be 7,157,600, which represents 10.5% of our outstanding common stock.

(10) Shares reported for Robert L. Goldstein include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V, which entity may be deemed to be controlled by Mr. Goldstein, who is a Manager thereof. Shares reported for Mr. Goldstein also include 25,000 shares beneficially owned by a private foundation of which Mr. Goldstein is the donor and trustee. Shares reported for Mr. Goldstein exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Goldstein, the aggregate amount indirectly beneficially owned thereby would be 5,114,900, which represents 7.5% of our outstanding common stock.

(11) Holding includes 30,000 shares of common stock as trustee for his children's trust and right to acquire beneficial ownership of 4,387,746 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 5,185,555 shares of our common stock. Mr. Rosen's business address is at the offices of Key3Media located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DISTRIBUTION AGREEMENT

     In 2000, we, Key3Media Events and Ziff-Davis entered into a distribution agreement which provided for the principal corporate transactions required to effect our spin-off and indemnities for liabilities relating to our respective businesses. The following summary addresses all of the material provisions of the distribution agreement but is qualified in its entirety by the complete text of the distribution agreement which was previously filed as an exhibit to our registration statement on Form S-1 (No. 333-36828)

     Pursuant to the distribution agreement, Ziff-Davis transferred to Key3Media Events all of the subsidiaries through which it conducted its tradeshow and other event businesses and in exchange we issued to Ziff-Davis the shares that were distributed in the spin-off. Pursuant to the distribution agreement on or before the distribution date:

     - Key3Media Events borrowed $330 million under a credit facility;

     - we issued and sold $75 million initial principal amount of debentures and warrants;

     - Key3Media Events repaid its existing external borrowings of $150 million and the $232 million it owed to Ziff-Davis; and

     - we paid a dividend of approximately $43 million to Ziff-Davis.

     Under the distribution agreement, we agreed to indemnify Ziff-Davis against third-party claims to the extent they arise out of or result from:

     - our businesses;

     - pending litigation against us;

     - a breach of the distribution agreement; or

     - any misstatements in or omissions from the registration statement that relate to us or our subsidiaries, the offering, the debentures, the warrants or Key3Media Events' borrowings under the credit facility.

     Under the distribution agreement, Ziff-Davis will indemnify us against third-party claims to the extent they arise out of or result from:

     - any of Ziff-Davis' businesses other than our businesses;

     - the class actions and derivative suits described in Note 13 to our historical combined financial statements or any shareholder derivative suits that relate to or arise out of the distribution or restructuring;

     - any failure of the ZD Retirement & Savings Plan to be fully funded as of the distribution date;

     - any breach of the distribution agreement;

     - any misstatements in or omissions from the registration statement that relate to Ziff-Davis or its subsidiaries (other than us or our subsidiaries) or the distribution; or

     - the distribution.

     The distribution agreement also includes an allocation of taxes and related cross-indemnities.

     In 2000, Ziff-Davis and its subsidiary ZDNet were acquired by CNet
Networks.

AGREEMENT TO PRODUCE OUR JAPANESE EVENTS

     On June 1, 2001, we acquired SOFTBANK Forums Japan, which owns and operates the NetWorld+Interop Tokyo under a license from our company and several smaller custom events in Japan.

Prior to this acquisition, SOFTBANK Forums Japan owned and operated our events in Japan. See "Management's Discussion of Financial Condition and Results of Operations -- Recent Developments."

     We provide technical assistance and accounting and administrative services to SOFTBANK Forums KK and we have licensed it to use our trademarks in Japan. We negotiate a fee for our technical assistance each year depending on the level of services we have provided. For our accounting and administrative services, we receive a fee equal to 25% of all of the money that we collect in the United States on behalf of SOFTBANK Forums KK. SOFTBANK Forums KK also pays us a royalty of 10% of gross revenues from our events in Japan. All of the royalty and service fees that we receive from SOFTBANK Forums are capped at the lesser of 20% of gross margins and 5% of gross revenues.

REGISTRATION RIGHTS AGREEMENTS

     We have granted to SOFTBANK and its affiliates customary registration rights with respect to the shares they received in the distribution in connection with the spin-off of our company from Ziff-Davis. We also intend to grant registration rights to Invemed Catalyst Fund as purchaser of our Series A convertible preferred stock.

WARRANTS

     The purchasers of our zero coupon debentures received warrants to purchase
6.8 million shares of our common stock at $6.00 per share subject to customary anti-dilution rights. The warrants can be exercised at any time, in whole or in part. Cashless exercise is permitted and the warrants will expire in 2007.

     Since the zero coupon debentures were redeemed within 22 months after they were issued, the number of shares issuable upon exercise of the warrants was decreased by 523,000.

     The warrant holders may require that we register for public sale shares of our common stock issuable upon exercise of the warrants but cannot require more than one registration in any six-month period. In addition, if we otherwise choose to register any of our equity securities, the warrant holders can require that we include in the registration statement shares of our common stock issuable upon exercise of the warrants. Except for underwriting discounts and commissions, we will bear all expenses related to these registrations.

CONVERTIBLE PREFERRED STOCK

     On November 13, 2001, we entered into an agreement with Invemed Catalyst Fund, L.P. to sell one million shares of a new series of preferred stock designated as our 5.5% Series A Convertible Redeemable Preferred Stock in a private placement. We refer to these shares as Series A. The purchaser's obligation to purchase the Series A is conditioned upon, among other things, our sale of at least $25.0 million of parity preferred or common stock. The Series A will pay a dividend at an annual rate of 5.5% of its liquidation preference. The liquidation preference will initially be $25.00 per share plus accrued and unpaid dividends for the quarterly dividend period in which payment is made. However to the extent that the full quarterly dividend is not paid on the applicable dividend payment date, the liquidation preference will increase by the amount of the dividend per share that is not paid. The Series A shares are convertible at the option of the holder at any time, unless previously redeemed, at an initial conversion price of $5.75 but subject to anti-dilution provisions. All Series A shares automatically convert into common stock (i) at the then current conversion price if the volume weighted-average closing price of the common stock equals or exceeds 150% of the conversion price for any 60 consecutive trading days or (ii) at the lesser of the then current conversion price or the then current market price on the tenth anniversary of their issue date. See "Description of the Convertible Preferred Stock".

                          SENIOR BANK CREDIT FACILITY

CREDIT FACILITY

     In June 2001, we entered into a senior bank credit facility with a syndicate of banks that committed to lend up to $150 million to our company for general corporate purposes, which could include acquisitions. We may borrow, repay and re-borrow under the revolving loan facility until the third anniversary of the closing date at which time we must repay any outstanding amounts. We will pay commitment fees to the banks to the extent that we do not borrow the full $150 million committed amount. Loans under the senior bank credit facility are guaranteed by our wholly owned subsidiaries (other than unrestricted or foreign subsidiaries) and will be secured by substantially all of their assets, including accounts receivable and fixed assets, in each case subject to some exceptions.

     At our election, loans under the senior bank credit facility will bear interest at a margin over either (1) a base rate equal to the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the Eurodollar rate (as defined). The margin we pay will vary between 1.0% and 3.25% depending on which rate we choose and the ratio of our total debt to EBITDA.

     This facility provides that we may prepay the loans at our election, in whole or in part, at any time and without premiums or penalty (other than costs associated with the termination of Eurodollar rate borrowings during an interest period). In addition we may be required to repay the loans under the senior bank credit facility based upon net cash proceeds of asset sales outside the ordinary course of our business, the net cash proceeds of additional debt and a portion of our excess cash flow (as defined).

     Subject to certain conditions, our senior bank credit facility does not prohibit us from borrowing an aggregate principal amount of up to $200 million. These borrowings can be senior and can share in the collateral securing the senior bank credit facility. No lender has committed to lend us money under this provision.

     The senior bank credit facility also contains customary covenants, including: a total leverage maintenance test, a senior leverage maintenance test and an interest coverage maintenance test. The senior bank credit facility also imposes restrictions on the incurrence of debt, payment of dividends, creations of liens, sales of assets, mergers and consolidations, and other matters.

     The senior bank credit facility will contain standard events of default including, but not limited to:

     - defaults in the payment of principal, premiums or interest,

     - cross defaults on other indebtedness,

     - failure to pay judgments that have not been stayed by appeal or otherwise, and

     - certain bankruptcy events.

  CONDITIONAL AMENDMENT

     On November 14, 2001, we announced that we have entered into an agreement to amend our senior bank credit facility to avoid potential covenant problems under the facility. We must raise at least $50 million from the sale of convertible preferred or common stock in order for the amendment to our senior bank credit facility to become effective. We have received a commitment from a related party to purchase $25 million of the Series A which is conditioned, among other things, on the effectiveness of the amendment to the credit facility.

     The amendment to our senior bank credit facility will replace our existing covenants to maintain a minimum interest coverage ratio and maximum senior debt and total debt to pro forma EBITDA ratios with new covenants that will require us to maintain a ratio of pro forma EBITDA to fixed charges (which will include interest, domestic taxes and annual capital expenditures of up to $5 million) of at least 1.1:1 and to limit our total senior debt to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company), our total debt to $410 million and our annual capital expenditures to $15 million. We must also repay $30 million of our outstanding borrowings under the senior bank credit facility with part of the proceeds from the sale of the convertible preferred or common stock and reduce the borrowing limit under the facility from $150 million to $110 million (or $120 million if we exchange $10 million principal amount of our senior subordinated notes for equity interests in our company). The revised covenants will remain in effect until we have two consecutive quarters in which our pro forma EBITDA for the previous twelve months is more than $85 million, after which time the existing covenants will come back into effect.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The total amount of authorized capital stock of our company is 600 million shares, consisting of 200 million shares of common stock, par value $0.01 per share, 200 million shares of non-voting common stock, par value $0.01 per share, and 200 million shares of preferred stock, par value $0.01 per share. As of November 12, 2001, there were 68,099,575 million shares of our common stock and no shares of non-voting common or preferred stock issued and outstanding.

COMMON STOCK AND NON-VOTING COMMON STOCK

     All of the shares of our common stock that will be outstanding after the offering will be validly issued, fully paid and non-assessable. The holders of shares of our common stock will be entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may from time to time determine. Shares of our common stock are not convertible and holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon the liquidation, dissolution or winding up of our company, holders of our common stock will be entitled to receive pro rata the assets of our company that are legally available for distribution, after payment of all of our debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting. Except as otherwise required by law or the certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the stockholders, including election of directors.

     The powers, preferences and rights and the qualifications, limitations and restrictions of our non-voting common stock are identical in all material respects to our common stock, except that holders of non-voting common stock do not have any voting power and are not entitled to receive notice of meetings of stockholders unless otherwise required by law.

     The rights, preferences and privileges of holders of our common stock and non-voting common stock may be adversely affected by the rights, preferences and privileges of the holders of any shares of preferred stock that we designate and issue in the future.

LISTING

     Our common stock is traded on the NYSE under the symbol "KME."

PREFERRED STOCK

     Our certificate of incorporation provides that shares of preferred stock may be issued in one or more series from time to time by our board of directors, and our board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock, including, without limitation, the following:

     - the distinctive serial designation of the series which will distinguish it from other series;

     - the number of shares included in the series;

     - the dividends rate (or method of determining that rate) payable to the holders of the shares of those series, any conditions upon which those dividends will be paid and the date or dates upon which those dividends will be payable;

     - whether dividends on the shares of those series will be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of those series will be cumulative;

     - the amount or amounts which will be payable out of our assets to the holders of the shares of those series upon voluntary or involuntary liquidation, dissolution or winding up our company, and the relative rights of priority, if any, of payment to the holders of the shares of those series;

     - the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of those series may be redeemed, in whole or in part, at our option or at the option of the holder or holders thereof or upon the happening of a specified event or events;

     - our obligation, if any, to purchase or redeem shares of those series in accordance with a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of those series will be redeemed or purchased, in whole or in part, pursuant to that obligation;

     - whether or not the shares of those series will be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at our option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of our stock, and the price or prices, or rates of exchange or conversion and any adjustments applicable thereto; and

     - whether or not the holders of the shares of those series will have voting rights, in addition to the voting rights provided by law, and if so, the terms of those voting rights.

     Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock and all the outstanding shares of our other stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, with the outstanding shares of our common stock and other stock considered for this purpose as a single class. No vote of the holders of any series of preferred stock, voting as a separate class, shall be required.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

                 DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

     Our company will issue convertible preferred stock pursuant to terms contained in the Certificate of Designations of Series A 5.5% Convertible Redeemable Preferred Stock. When we refer to the term "convertible preferred stock" in this prospectus supplement we mean the convertible preferred stock we describe in this section. The following is a summary of some of the key provisions of the convertible preferred stock as described more fully in the certificate of designations.

DESIGNATION

     The distinctive serial designation of the series of convertible preferred stock we are offering is "Series A 5.5% Convertible Redeemable Preferred Stock", which we will refer to as Series A. Each share of Series A will be identical in all respects to every other share of Series A.

NUMBER OF SHARES

     Series A will contain one million shares. Our board of directors, as long as it obtains certain approvals (including the approval of more than 50% of the Series A holders, voting as a separate class), may increase or decrease this number from time to time (but not more than the total number of authorized shares of preferred stock or less than the number of shares of Series A then outstanding). If we redeem, purchase or acquire shares of Series A or they are converted into our common stock, then we will cancel these shares of Series A and they will become authorized but unissued shares of preferred stock undesignated as to series.

     DEFINITIONS.  As used in this summary with respect to Series A:

          (a) "business day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

          (b) "common shares" means the common stock and the non-voting common stock, par value $0.01 per share, of our company.

          (c) "common stock" means the common stock, par value $0.01 per share, of our company.

          (d) "junior stock" means the common shares and any other classes or series of our capital stock authorized at a later date that are not, by their express terms, parity stock or senior stock and over which Series A has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of our company.

          (e) "parity stock" means any class or series of our capital stock that by its express terms ranks on a parity with Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of our company.

          (f) "senior stock" means any class or series of capital stock of our company that by its express terms ranks senior to the Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of our company.

          (g) "person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or organization.

DIVIDENDS

  RATE

     If you are a holder of Series A, you will be entitled to receive, when as and if declared by our company's board of directors, but only out of funds legally available for this purpose, cash dividends, which we will refer to as quarterly dividends, at the annual rate of 5.5% of the applicable liquidation preference (as defined below) per share, and no more. Quarterly dividends, which
will accrue, will be payable quarterly on the      day of

February, May, August and November in each year, respectively, beginning on
February   , 2002 (or, if this date is not a business day, on the next succeeding business day) with respect to the period from and including (i) if the respective dividend payment date is the first dividend payment date,
November   , 2001, which we will refer to as the issue date, and (ii) in all other cases, the dividend payment date immediately before the respective dividend payment date to but excluding the respective dividend payment date, to the holders of record on the date, not more than 60 nor less than 10 days before the respective dividend payment date, fixed for that purpose by our board of directors before our company pays each particular dividend. We will compute the quarterly dividends payable per share of Series A for each quarterly dividend period by multiplying the applicable liquidation preference for that quarterly dividend period by 1.375%. The accrued quarterly dividends for any period less than a full quarterly dividend period during which shares of Series A are outstanding will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period. If we do not pay in cash or declare and set aside in cash any quarterly dividends payable on the Series A before 5:00 p.m., New York City time, on that dividend payment date (whether or not declared), then those unpaid quarterly dividends will be deemed paid and will not cumulate and will cease to accrue and be payable as of the payment deadline as long as those unpaid quarterly dividends are added to the liquidation preference as required below. We will not owe any interest, or sum of money instead of interest, related to unpaid quarterly dividends.

     The "applicable liquidation preference" means, with respect to any quarterly dividend period, the liquidation preference determined as of 5:01 p.m., New York City time, on the first day of such quarterly dividend period (after giving effect to the accretion of all unpaid quarterly dividends for all prior quarterly dividend periods as required below).

  PRIORITY OF QUARTERLY DIVIDENDS.

     So long as any share of Series A remains outstanding, we will not pay or declare a dividend or make a distribution on any junior stock, other than a dividend payable solely in junior stock or a participating dividend (as defined below). In addition, we will not purchase, redeem or otherwise acquire for consideration shares of junior stock, directly or indirectly (other than as a result of a reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), unless (i) the full quarterly dividends on the convertible preferred stock for the then current quarterly dividend period have been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series A have been complied with. When the quarterly dividends for any quarterly dividend period are not paid in full upon the shares of Series A and any parity stock, all of those dividends declared upon shares of Series A and all parity stock will be declared pro rata so that the respective amounts of such dividends will bear the same ratio to each other as the accrued but unpaid dividends per share on the shares of Series A and all such parity stock for such quarterly dividend period bear to each other. Subject to the previous paragraph and paragraph below, and not otherwise, our board of directors may declare and pay dividends (payable in cash, stock or otherwise) on any junior stock from time to time out of any funds legally available for that purpose, and the shares of Series A will not be entitled to participate in any dividend of that type.

  PARTICIPATING DIVIDENDS.

     We will not declare or pay any dividend, or make any distribution, on the common shares unless the corresponding participating dividend is paid on the shares of Series A.

LIQUIDATION RIGHTS.

  LIQUIDATION.

     If we voluntarily or involuntarily liquidate, dissolve, or wind up the affairs of our company, the holders of Series A will be entitled, before we make any distributions or payments out of our assets to holders of any junior stock, to receive in full an amount equal to the liquidation preference (as defined below) determined as of the payment date, together with an amount equal to the accrued dividends with respect to that payment date. For purposes of this Liquidation Rights section, the merger or consolidation of our company with any other person will not constitute a liquidation, dissolution or winding up of our company.

     "accrued dividends" means, with respect to any payment, redemption or conversion date, the accrued and unpaid quarterly dividends per share of Series A from and including the first day of the quarterly dividend period in which such payment, redemption or conversion date occurs to but excluding the date of such payment, redemption or conversion, whether or not earned or declared.

     "liquidation preference" will initially be $25.00 per share of Series A but will increase on the payment deadline on each dividend payment date if there are any unpaid quarterly dividends with respect to the quarterly dividend period ending on the date prior to such dividend payment date by the amount of such unpaid quarterly dividends per share of Series A.

  PARTIAL PAYMENT.

     If our assets are not sufficient to pay the liquidation preference in full determined as of the payment date and all accrued dividends with respect to the payment date to all holders of Series A and all holders of any parity stock, we will pay the holders of Series A and the holders of all parity stock pro rata in accordance with the respective aggregate liquidation preferences of Series A and all such parity stock.

  RESIDUAL DISTRIBUTIONS.

     If the liquidation preference determined as of the payment date and all accrued dividends with respect to the payment date have been paid in full to all holders of Series A and the respective liquidation preferences and any accrued dividends payable in connection with such liquidation, dissolution or winding up have been paid in full to all holders of any parity stock, the holders of junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Redemption.

  OPTIONAL REDEMPTION.

     Our company, at the option of our board of directors, may redeem in whole or in part the shares of Series A at the time outstanding, at any time or from time to time, if we give notice as provided below, for cash at the redemption price in effect at the redemption date as provided in this section; provided,
however, that no shares of Series A may be redeemed before November   , 2004.
The redemption price per share of Series A will be equal to the sum of (i) the liquidation preference determined as of the redemption date, (ii) the accrued dividends with respect to the redemption date, and (iii) the premium per share of Series A, if any, specified in the following table determined by reference to the redemption date:

REDEMPTION DATE                                               PREMIUM
---------------                                               --------
November   , 2004 to November   , 2005......................  $      0.87500
November   , 2005 to November   , 2006......................  $      0.66250
November   , 2006 to November   , 2007......................  $      0.43750
November   , 2007 to November   , 2008......................  $      0.21875
On or after November   , 2008...............................  $      0.00

NOTICE OF REDEMPTION.

     We will mail notice of every redemption of shares of Series A by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of our company. We will make this mailing at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection will be conclusively presumed to have been duly given when mailed, whether or not the holder receives notice, and the failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of Series A.

PARTIAL REDEMPTION.

     If we redeem only part of the shares of Series A at the time outstanding, we will either redeem shares that are selected pro rata or by lot or in such other manner as our board of directors may determine to be fair and equitable. Subject to the provisions in the certificate of designations, our board of directors has full power and authority to prescribe the terms and conditions upon which shares of Series A we redeem from time to time.

EFFECTIVENESS OF REDEMPTION.

     If we duly give notice of redemption, and if on or before the redemption date specified in the notice we have set aside all funds necessary for the redemption, separate and apart from our other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption will no longer be outstanding and all rights with respect to those shares on the redemption date will cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date will, to the extent permitted by law, be released to our company, after which time the holders of the shares so called for redemption will look only to our company for payment of the redemption price of those shares. Any funds we set aside in this manner that are not be required for such redemption because of the subsequent exercise of any right of conversion will be released or repaid to our company immediately.

CONVERSION

  AUTOMATIC CONVERSION.

     As of 5:00 p.m., New York City time, on November   , 2011 (the "automatic
conversion date"), all (but not less than all) of the outstanding shares of Series A will be automatically converted into fully paid, validly issued and non-assessable shares of common stock, at the rate of that number of shares of common stock for each full share of Series A (calculated as to each conversion to the nearest 1/100 of a share of common stock) that is equal to the adjusted liquidation preference (as defined below) divided by the lower of (i) the conversion price (as defined below) or (ii) the closing price (as defined below) for the common stock, in each case determined as of the automatic conversion date, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth below (the "automatic conversion").

  MANDATORY CONVERSION.

     At any time after the volume-weighted average of the closing price of our common stock for any 60 consecutive trading days (as defined below) equals or exceeds 150% of the then current conversion price, then by written notice given as provided below we may cause all (but not less than all) of the outstanding shares of Series A to be converted into fully paid, validly issued and non-assessable shares of common stock, at the rate of that number of shares of common stock for each full share of Series A (calculated as to each conversion to the nearest 1/100 of a share of common stock) that is equal to the adjusted liquidation preference divided by the conversion price, in each case determined as of 5:00 p.m., New York City time, on the mandatory conversion date (as defined below), or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth below (the "mandatory conversion").

  NOTICE.

     We will mail written notice of any automatic conversion or mandatory conversion by first class mail, postage prepaid, addressed to the holders of record of the outstanding shares of Series A at their respective last addresses appearing on the books of our company. This written notice, in the case of mandatory conversion, will specify the date of the mandatory conversion which will not be earlier than the date on which the notice is given. Any notice mailed as provided in this subsection will be conclusively presumed to have been duly given when so mailed, whether or not the holder receives that notice, and the failure to duly to give such notice by mail, or any defect in that notice or in the mailing of the notice, to any holder of shares of Series A will not affect the validity of the automatic conversion or mandatory conversion, as applicable, of any other shares of Series A. The automatic conversion and the mandatory conversion will be deemed to have occurred at the close of business in The City of New York on the automatic conversion date and the mandatory conversion date, respectively, and from and after such time the shares of Series A will no longer be deemed outstanding. The certificates therefore will represent only the right to receive our common stock or other consideration deliverable upon the conversion of the Series A and the person or persons entitled to receive such common stock will be treated for all purposes as the record holder or holders of such common stock at such time; provided, however, that in order to receive certificates representing such common stock or other consideration the holders of shares of Series A must surrender the certificate or certificates representing their shares of Series A at the office of the transfer agent for the Series A or at such other office or offices, if any, as our board of directors may designate for the purpose (which certificate or certificates for the Series A, we will so require, will be duly endorsed to our company or in blank, or be accompanied by proper instruments of transfer to our company or in blank), accompanied by an irrevocable written notice specifying the name or names (with address or addresses) in which a certificate or certificates evidencing the shares of common stock to be issued upon such conversion are to be issued or to whom any other consideration deliverable upon such conversion is to be delivered. We will, as soon as practicable after such surrender and compliance, deliver at such office, to the person or persons entitled thereto (as specified in the written notice), a certificate or certificates evidencing the common stock to which that person or those persons will be entitled as stated above, together with a cash adjustment in respect of any fraction of a share of common stock as provided below and/or any other consideration deliverable upon such conversion.

  RIGHT OF CONVERSION.

     Each share of Series A will be convertible at the option of the holder of that share, at any time before the close of business on the fourth trading day (as defined below) before the date fixed for redemption of such share as provided in the certificate of designations (and thereafter if our company defaults in payment of the redemption price), into fully paid, validly issued and nonassessable shares of common stock, at the rate of that number of shares of common stock for each full share of Series A (calculated as to each conversion to the nearest 1/100 of a share of common stock) that is equal to the adjusted liquidation preference divided by the conversion price, in each case determined as of the date on which such conversion becomes effective, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth in the certificate of designations. Notwithstanding anything herein to the contrary, if a sale transaction occurs, then for a period beginning simultaneously with the consummation of such sale transaction and ending five years thereafter the holders of the Series A shall have the right to convert the Series A at the rate of that number of shares of common stock for each full share of Series A (calculated as to each conversion to the nearest 1/100 of a share of common stock) that is equal to the adjusted liquidation preference (determined as of the date on which such conversion becomes effective) divided by the lower of (i) the conversion price (determined as of the date on which such conversion becomes effective) and (ii) 95% of the current market price as of the business day prior to such the date on which the sale transaction was consummated, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth in the certificate of designations.

  CONVERSION PROCEDURES.

     Any holder of shares of Series A desiring to convert those shares into common stock will surrender the certificate or certificates evidencing such shares of Series A at the office of the transfer agent for the Series A or at such other office or offices, if any, as our board of directors may designate for the purpose (which certificate or certificates, if we so require, will be duly endorsed to our company or in blank, or be accompanied by proper instruments of transfer to our company or in blank), accompanied by irrevocable written notice to our company to the effect that the holder elects so to convert such shares of Series A (which notice will specify the name or names (with address or addresses) in which a certificate or certificates evidencing the shares of common stock to be issued upon such conversion are to be issued or to whom any other consideration deliverable upon such conversion is to be delivered).

     Except as otherwise expressly set forth in the certificate of designations, no payment or adjustment will be made upon any conversion of shares of Series A on account of any dividends accrued on such shares or on account of any dividends accrued on the shares of common stock issued upon such conversion.

     We will, as soon as practicable after the surrender of certificates evidencing shares of Series A being converted at the office referred to above and compliance with the other conditions contained in the certificate of designations, deliver at such office, to the person or persons entitled thereto (as specified in the applicable written notice of conversion), a certificate or certificates evidencing the number of full shares of common stock to which such person or persons shall be entitled as explained above, together with a cash adjustment in respect of any fraction of a share of common stock as provided below and/or any other consideration deliverable upon such conversion. This conversion will be deemed to have been made as of the date of the surrender of certificates evidencing shares of Series A to be converted (or, if later, the date of compliance with such other conditions), and the person or persons entitled to receive the common stock deliverable upon conversion of such Series A will be treated for all purposes as the record holder or holders of the common stock on that date.

  NO FRACTIONAL SHARES.

     We will not issue any fractional shares of common stock upon conversion of Series A. If a number of shares of Series A (evidenced by one or more certificates) are surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion of the shares will be computed on the basis of the aggregate number of shares of Series A being converted at the time by that holder. Instead of any fractional share of common stock that would otherwise be issuable to a holder upon conversion of any shares of Series A, we will pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the closing price (as defined below) of the common stock on the day of conversion.

  RESERVATION OF SHARES; ETC.

     We will at all times reserve and keep available, free from preemptive or similar rights out of our authorized but unissued common stock, solely for the purpose of effecting the conversion of shares of Series A, the full number of shares of common stock that would then be deliverable upon the conversion of all shares of Series A then outstanding. If any shares of common stock required to be reserved for purposes of conversion of the Series A require registration with or approval of any governmental authority under any Federal or State law before those shares may be issued or freely transferred upon conversion, we will use our reasonable best efforts to cause such shares to be duly registered or approved as the case may be, as expeditiously as possible. If the common stock is quoted on the New York Stock Exchange or any other U.S. national securities exchange, our company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of common stock issuable upon conversion of the Series A. Notwithstanding the foregoing, the reference to free transferability in the second sentence of this paragraph and the reference to listing in the third sentence of this paragraph will apply only when the Series A has become freely transferable under the federal securities laws.

  PRIOR NOTICE OF CERTAIN EVENTS.

     In case:

          (i) our company authorizes any transaction that would require an adjustment to the conversion price (other than a transaction referred to in paragraph (i), (iii) or (vii) of this section; or

          (ii) we authorize any merger or consolidation to which paragraph (i) of this section applies; or

          (iii) of the voluntary or involuntary dissolution, liquidation or winding up of our company;

then we will file with the transfer agent for the Series A, and will mail to the holders of record of the Series A, at their last addresses as they appear upon the stock transfer books of our company, at least 20 days (or, in the case of a transaction referred to below, 10 days) before the applicable record, expiration or consummation date hereinafter specified, a notice stating (x) the record date fixed for the determination of holders of common stock entitled to the applicable issuance, dividend or distribution, (y) the date of expiration of the applicable tender or exchange offer or (z) the date on which any merger or consolidation to which paragraph (i) of this section applies is expected to be consummated, as the case may be (but no failure to mail such notice or any defect in the notice or in its mailing will affect the validity of the corporate action required to be specified in such notice).

  ADJUSTMENT OF CONVERSION PRICE.

     (i) If we pay or make a dividend or other distribution on any class of our capital stock payable in common stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution will be reduced by multiplying such conversion price by a fraction of which the numerator will be the number of shares of common stock outstanding at the close of business on the date fixed for such determination and the denominator will be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. This reduction will become effective immediately after the opening of business on the day following the date fixed for such determination. (For the purposes of determining adjustments to the conversion price as set forth in this prospectus supplement, shares of common stock held in the treasury of our company, and distributions or issuances in respect of those shares, will be disregarded.)

     (ii) If we issue rights or warrants to all holders of either or both classes of our common shares, entitling them, for a period of not more than 45 days, to subscribe for or purchase the applicable common shares at a price per share less than the current market price (as defined below) of such shares on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination will be reduced by multiplying such conversion price by a fraction of which the numerator will be the number of common shares outstanding at the close of business on the date fixed for such determination plus the number of common shares which the aggregate of the offering price of the total number of shares of common stock so offered for subscription or purchase would purchase at such current market price for the shares of such class and the denominator will be the number of common shares outstanding at the close of business on the date fixed for such determination plus the number of common shares of each class so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. If any rights or warrants referred to in this paragraph in respect of which an adjustment has been made expires unexercised, the conversion price will be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired and unexercised rights or warrants.

     (iii) If outstanding shares of common stock are subdivided into a greater number of shares of common stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective will be proportionately reduced, and conversely, if outstanding shares of common stock are each combined into a smaller number of shares of common stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective will be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (iv) If we, by dividend or otherwise, distribute to all holders of either or both classes of our common shares evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than stapled securities (as defined below), common stock or rights or warrants referred to in paragraph (ii) above and other than pursuant to a merger or consolidation to which paragraph (i) applies or a dividend or distribution payable exclusively in cash), the conversion price in effect immediately before the close of business on the date fixed for the determination of holders entitled to receive such distribution will be reduced by multiplying the conversion price by a fraction of which the numerator will be the current market price on the date fixed for such determination minus the quotient obtained by dividing (x) an amount equal to the then aggregate fair market value (as determined in good faith by our board of directors, whose good faith determination will be conclusive and described in a resolution of our board of directors) of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed by (y) the number of common shares outstanding at the close of business on the date fixed for such determination and the denominator will be such current market price, such reduction to become effective immediately before the opening of business on the day following the date fixed for such determination. If our board of directors determines the fair market value of any distribution for purposes of this paragraph by reference to the actual or when-issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price for such purposes.

     (v) If we, by dividend or otherwise, make a distribution to all holders of either or both classes of our common shares payable exclusively in cash (other than pursuant to a merger or consolidation to which paragraph (i) applies) in an aggregate amount that, when combined with (x) the aggregate amount paid in respect of all other distributions to all holders of either or both classes of our common shares paid exclusively in cash within the 12 months preceding the date fixed for the determination of holders entitled to receive such distribution to the extent such amount has not already been applied in a prior adjustment pursuant to this paragraph and (y) the aggregate premium amount (as defined below) paid in respect of all tender or exchange offers by our company or any of our subsidiaries for any common shares that expired within the 12 months preceding the date fixed for such payment to the extent such premium amount has not already been applied in a prior adjustment pursuant to the next succeeding paragraph, exceeds 10% of the sum of the following product for each class of common shares (A) the current market price of that class on the date fixed for such determination and (B) common shares of that class outstanding on the date fixed for such determination, the conversion price in effect immediately before the close of business on the date fixed for such determination will be reduced by multiplying such conversion price by a fraction of which the numerator will be the current market price of our common stock on the date fixed for such determination less the per share distribution amount (as defined below) paid in such distribution and the denominator shall be such current market price, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination.

     (vi) If our company or any of our subsidiaries consummate a tender or exchange offer for any common shares and pay a premium amount in connection with the common stock in an amount that, when combined with (x) the aggregate amount paid in respect of all distributions to all holders of either or both classes of our common shares paid exclusively in cash within the 12 months preceding the date of expiration of such tender or exchange offer to the extent that amount has not already been applied in a prior adjustment in connection with the immediately preceding paragraph and (y) the aggregate premium amount paid in respect of all other tender or exchange offers by our company or any of our subsidiaries any common shares that expired within the 12 months before the date of expiration to the extent such premium amount has not already been applied in a prior adjustment pursuant to this paragraph, exceeds 10% of the sum of the following product for each class of common shares (A) the current market price of such class on such date of expiration and (B) the post-tender offer number of common shares of such class, the conversion price in effect immediately before the close of business on the date of expiration of such tender or exchange offer will be reduced by multiplying such conversion price by a fraction of which the numerator will be the current market price of our common stock on such date of expiration minus the per share premium amount (as defined below) paid in such tender or exchange offer and the denominator will be such current market price, such reduction to become effective immediately before the opening of business on the day following such date of expiration.

     (vii) If we issue any common shares or any common share equivalent in a transaction other than an exempt transaction (as defined below) at a price per share of the relevant class of common shares that is below 95% of the most recent closing price for that class of common shares available at the time at which our company agreed to make such issuance (the "market price"), the conversion price in effect at the opening of business on the day following the date on which we agreed to such issuance (which we will refer to as the "pricing date") will be reduced by multiplying such conversion price by a fraction of which the numerator is the number of common shares that would have been outstanding on a fully diluted basis at the close of business on the pricing date if such issuance had not occurred plus the number of common shares which the aggregate purchase price paid in such sale would have purchased at the market price and the denominator will be the number of common shares outstanding at the close of business on the pricing date on a fully diluted basis after giving effect to such issuance, such reduction to become effective immediately after the opening of business on the day following the pricing date. For purposes of the foregoing, the purchase price per common share for any common share equivalent will be deemed to be the quotient obtained by dividing (i) the sum of the purchase price paid for such common share equivalent plus any additional consideration that the holder of the common stock equivalent must pay in order to convert, exchange or exercise such common share equivalent for the relevant class of common shares and (ii) the number of shares of common stock issuable upon such conversion, exchange or exercise, in each case without regard to antidilution adjustments. If any common share equivalent in respect of which an adjustment has been made under this paragraph has expired or been terminated or redeemed without having been converted, exchanged or exercised for common shares, then the conversion price will be readjusted at the time of such expiration, termination or redemption to the conversion price that would have been in effect if no adjustment had been made on account of the issuance of such common share equivalent.

     (viii) We may make reductions in the conversion price, in addition to those required by the foregoing paragraphs, as we consider to be advisable to avoid or diminish any income tax to holders of common shares or rights to purchase common shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. In addition, we from time to time may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period, and our board of directors has made a determination that such reduction would be in the best interest of our company, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, we will mail to holders of record of the Series A a notice of the reduction at least fifteen days before the date the reduced conversion price takes effect, and this notice will state the reduced conversion price and the period it will be in effect.

     (ix) We may not engage in any transaction if, as a result of that transaction, the conversion price would be reduced to below the par value per share of the common stock.

     (x) No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (xi) Whenever the conversion price is adjusted as herein provided:

          (1) we will compute the adjusted conversion price and will prepare a certificate signed by the Treasurer of our company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate will immediately be filed with the transfer agent for the Series A; and

          (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price will immediately be required, and as soon as practicable after it is required we will mail the notice to all holders of record of shares of Series A, at their last addresses as they shall appear upon the stock transfer books of our company.

  STAPLED SECURITIES.

     (i) Prior to a separation event (as defined below) with respect to any stapled securities, those stapled securities will be deemed, for purposes of the adjustments contemplated hereby, to comprise part of the common shares to which those stapled securities appertain, and as a result, distributions in respect of such stapled securities will be deemed, for such purposes, to be distributions in respect of those shares.

     (ii) Each holder of Series A who converts any shares of Series A after a separation event with respect to any stapled securities will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same rights to which such holder would have been entitled under the stapled securities that would have appertained to such shares of common stock if such holder had converted such shares of Series A before such separation event.

  CONSOLIDATIONS, MERGERS OR SALES OF ASSETS.

     If we consolidate with, or merge into, any other person or another person merges into our company (other than a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of the outstanding shares of the common stock or which is a sale transaction), each holder of shares of Series A will then have the right to convert each share of Series A only into the kind and amount of securities, cash and other property receivable upon such merger or consolidation by a holder of the number of shares of common stock into which one share of Series A could have been converted immediately before such merger or consolidation, assuming that holder (i) is not the person with which our company consolidated or into which our company merged or which merged into our company, as the case may be, (a "constituent person") or an affiliate of a constituent person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation or merger; provided, however, that if the kind or amount of securities, cash and other property receivable upon such consolidation or merger is not the same for each share of common stock held immediately prior to such consolidation or merger by persons other than a constituent person or an affiliate thereof and in respect of which such rights of election will not have been exercised (each, a "non-electing share"), then for purposes of this paragraph the kind and amount of securities, cash and other property receivable upon such consolidation or merger by each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares. If we are not the surviving person of such merger or consolidation, then we will cause such surviving Person to enter into a written agreement giving the holders of Series A the right to effect such conversion, and such written agreement will provide for adjustments which, for events subsequent to the effective date of such agreement, will be as nearly equivalent as may be practicable to the adjustments provided for in the certificate of designations in respect of the Series A. The provisions of this paragraph will similarly apply to successive consolidations or mergers.

  CERTAIN DEFINITIONS

     The following definitions apply to terms used in this section:

          "adjusted liquidation preference" means, with respect to any conversion of the Series A, the sum of (i) the liquidation preference determined as of the conversion date plus (ii) (A) the accrued dividends with respect to that conversion date multiplied by (B) a fraction the numerator of which is the conversion price determined as of that conversion date and the denominator of which is the last closing price for the common stock on the last trading day before the conversion date; provided, however, that in the case of any mandatory conversion on or prior to November , 2002, for purposes of the foregoing the liquidation preference shall be deemed to be $26.40 per share and there will be deemed to be no accrued dividends.

          "closing price" means, with respect to the shares of any class of any common stock on any day the last reported per share sale price, regular way, of the shares of that class of common stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the shares of such class of common stock on such day, in each case on the New York Stock Exchange or, if that class of common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange or quotation system on which that class of common stock is listed or admitted to trading or quoted, or, if the common stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of that class of common stock on such day in the over-the-counter market as reported by a generally accepted national quotation service or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by our company's board of directors of our company for that purpose or, if not so available in such manner, as otherwise determined in good faith by our board of directors (whose good faith determination is conclusive and described in a resolution of our board of directors).

          "common share equivalent" means any security, option, warrant or other right or obligation which by its terms is convertible into, or exchangeable or exercisable for, either class of common shares or another common share equivalent.

          "continuing directors" means any member of our board of directors who
     (i) was such a member as of the issue date or (ii) became such a member thereafter and whose election to the board of directors was recommended or approved, or who was elected or appointed by, a majority of the directors described in clause (i) or who were so recommended, approved, elected or appointed.

          "conversion price" initially means $5.75, subject to adjustment from time to time as set forth herein.

          "current market price" on any date in question means, with respect to any class of common shares and any adjustment in conversion rights as set forth herein, the average of the daily closing prices for the shares of that class of common shares for the five consecutive trading days ending on the earlier of the date in question and the day before the ex date with respect to the transaction requiring such adjustment; provided, however, that (i) if any other transaction occurs requiring a prior adjustment to the conversion price and the ex date for such other transaction falls after the first of such five consecutive trading days, the closing price for each such trading day falling prior to the ex date for such other transaction will be adjusted by multiplying such closing price by the same fraction by which the conversion price is so required to be adjusted as a result of such other transaction and (ii) if any other transaction occurs requiring a subsequent adjustment to the conversion price and the ex date for such other transaction falls on or before the last of such five consecutive trading days, the closing price for each such trading day falling on or after the ex date for such other transaction will be adjusted by dividing such closing price by the same fraction by which the conversion price is so required to be adjusted as a result of such other transaction.

          "ex date" means (i) when used with respect to any dividend, distribution or issuance with respect to any class of common shares, the first date on which the shares of such class trades regular way on the relevant exchange or in the relevant market from which the closing price is obtained without the right to receive such dividend, distribution or issuance, (ii) when used with respect to any subdivision or combination of shares of common stock, the first date on which the common stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, (iii) when used with respect to any tender or exchange offer for any class of common shares, the first date on which shares of such class trade regular way on such exchange or in such market after such tender or exchange offer expires and (iv) when used with respect to any other transaction, the date of consummation of such transaction.

          "exempt transaction" means any of the following: (i) any issuance of common shares or common share equivalents which is covered by any of the other adjustment provisions in this section, (ii) any bona fide public offering of common shares or common share equivalents registered under the Securities Act of 1933, (iii) any issuance by our company of common shares or common share equivalents to the directors or employees of, or consultants to, our company or any of our subsidiaries that was approved by our board of directors, (iv) any issuance of common shares or common share equivalents in connection with acquisitions, joint ventures or other commercial transactions the primary purpose of which is not to raise equity capital approved by our board of directors, (v) any issuance of common shares or common share equivalents to lenders or lessors in connection with extensions of credit to our company or any of its subsidiaries, (vi) any issuance of common shares upon conversion of any shares of Series A or upon exercise of any warrants or other securities outstanding on the issue date or (vii) any issuance of common shares or common share equivalents upon conversion, exchange or exercise of any common share equivalent, whether outstanding on the issue date or issued thereafter.

          "per share distribution amount" means, with respect to any distribution, (i) the cash distribution divided by (ii) the number of common shares outstanding on the date fixed for the determination of the holders entitled to receive such distribution, in each case without regard to which class or classes of the common shares are entitled to receive that distribution.

          "per share premium amount" means, with respect to any tender or exchange offer, (i) the premium amount paid as part of such tender or exchange offer divided by (ii) the post-tender offer number of common shares.

          "post-tender offer number of common shares" means, with respect to any tender or exchange offer, the number of shares of common stock outstanding at the close of business on the date of expiration of such tender or exchange offer (before giving effect to the acquisition of shares of common stock pursuant thereto) minus the number of common shares acquired pursuant thereto in each case determined without regard to the class or classes which are the subject of the tender or exchange offer.

          "premium amount" means, with respect to any tender or exchange offer, the sum of the following differences for each class of common shares which are the subject of such tender or exchange offer (i) the tender consideration paid in such tender or exchange offer for the shares of such class minus (ii) the product of the current market price of the shares of that class on the date of expiration of such tender or exchange offer and the number of shares of such class acquired pursuant to such tender or exchange offer.

          "sale transaction" means any of the following: (i) any sale by us of all or substantially all of our assets, (ii) any merger, consolidation, tender offer or other business combination or sale transaction if the holders of our voting securities immediately prior to such transaction do not own collectively immediately after such transaction voting securities of our company, or, if not our company, the surviving person of such transaction (in either case, the "surviving person") entitled to cast at least a majority of the total votes entitled to be cast by all of the outstanding voting securities of the surviving person generally in the election of the directors of the surviving person (or the individuals who perform a similar function with respect to the surviving person); provided that no sale of voting securities solely involving a transfer among SOFTBANK Corp. and/or any of its majority-owned affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) will be deemed a sale transaction) or (iii) the continuing directors of our company cease to constitute a majority of the board of directors after and as a result of any proxy contest.

          "separation event" has the meaning set forth in the definition of the term "stapled securities" below.

          "stapled securities" means securities issued under any plan or agreement providing in substance that, until those securities are redeemed or the rights thereunder are otherwise terminated or a specified event occurs (a "separation event"), (i) a specified number of such securities will appertain to each share of common stock then issued or to be issued in the future (including shares issued upon conversion of shares of Series A) and (ii) each such security will be evidenced or represented by the certificate representing the share of common stock to which it appertains and will automatically trade with such share.

          "tender consideration" means, with respect to any tender or exchange offer, the aggregate of the cash plus the fair market value (as determined in good faith by our board of directors, whose good faith determination will be conclusive and described in a resolution of our board of directors) of all non-cash consideration paid in respect of such tender or exchange offer.

          "trading day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine closing prices for the relevant class of common shares.

          "voting securities" means, with respect to any person, any capital stock of, or other equity interest in, such person that are generally entitled to cast votes in the election of the directors of such person (or the individuals who perform a comparable function for with respect to such person).

  SHAREHOLDER APPROVAL.

     Notwithstanding anything in this section to the contrary, no holder of shares of Series A will have the right to convert such shares unless and until the holders of common stock have approved such conversion as required by Rule
312.00 of the Listed Company Manual of the New York Stock Exchange, Inc.

  TRANSFER AND OTHER TAXES.

     We will pay any and all stock transfer, documentary stamp and other taxes that may be payable in respect of any issuance or delivery of shares of Series A or shares of common stock or other securities issued or delivered on conversion of Series A. We will not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A or common stock or other securities in a name other than that in which the shares of Series A with respect to which such shares or other securities are issued or delivered were registered, and will not be required to make any such issuance or delivery unless and until the person otherwise entitled to such issuance or delivery has paid to our company the amount of any such tax or has established, to our satisfaction, that such tax has been paid or is not payable.

VOTING RIGHTS

  GENERAL.

     Except as provided below, the holders of Series A will be entitled to the number of votes per share of Series A equal to the number of whole shares of common stock into which one share of Series A is then convertible and will vote together with the holders of common stock (and of any other class or series that may similarly be entitled to vote with the holders of common stock) as a single class on all matters on which holders of common stock are entitled to vote.

  OTHER VOTING RIGHTS.

     So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least 50% of the shares of Series A at the time outstanding, voting separately as a single class on the basis of one vote per share, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

  AMENDMENT OF CERTIFICATE OF INCORPORATION.

     Any amendment, alteration or repeal of any provision of our certificate of incorporation or by-laws that would alter or change the voting powers, preferences or special rights of the Series A so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any junior stock will not be deemed to affect adversely the voting powers, preferences or special rights of the Series A;

  AUTHORIZATION OF SENIOR OR PARITY STOCK.

     Any amendment or alteration of the certificate of incorporation to authorize or create (by reclassification or otherwise), or increase the authorized amount of, any parity stock or any senior stock; or

  CHANGES IN AUTHORIZED PREFERRED STOCK.

     Any amendment or alteration of the certificate of incorporation to increase or decrease (but not below the number of shares thereof then outstanding) the authorized number of shares of Series A; provided, however, that no such vote or consent of the holders of Series A is required if provision is made for the redemption of all shares of Series A at the time outstanding at or before the time when such amendment, alteration or repeal is to take effect or when such authorization, creation, increase or decrease in the authorized amount is to take effect, as the case may be; and provided, further, that if any such action would affect adversely the voting powers, preferences or special rights of the Series A and any other series of the preferred stock similarly entitled to vote upon the matters specified herein in substantially the same manner, it shall be sufficient if the holders of Series A and all such other series so adversely affected vote thereon together as a single class, regardless of series, on the basis of one vote per share. Without limiting the foregoing, any filing of a certificate of designation with respect to any preferred stock will be deemed to be an amendment or alteration of the certificate of incorporation.

     Other Rights. The shares of Series A do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the certificate of designations or in the certificate of incorporation of our company or as required by Delaware law (after giving effect to any limitations included in the certificate of designations or in the certificate of incorporation that are permitted by such law).

                  ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE
                   OF INCORPORATION, BY-LAWS AND DELAWARE LAW

GENERAL

     Our certificate of incorporation and by-laws and the General Corporation Law of Delaware, or DGCL, contain provisions that could delay or make more difficult a hostile acquisition of our company, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover deemed by our board of directors not to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company, although that type of proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. Set forth below is a description of all of the provisions contained in our certificate of incorporations and by-laws and the DGCL that could materially impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws, the forms of which are included as exhibits to the Registration Statement, as well as the DGCL.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATIONS AND BY-LAWS

  STAGGERED BOARD OF DIRECTORS

     Our board of directors currently consists of twelve members. Our certificate of incorporation provides that our directors will be divided into three classes, as nearly equal in number as reasonably possible, as determined by our board of directors. At each annual meeting of our stockholders, the directors elected to succeed the directors whose terms expire at the annual meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. The classification of the board of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors, because only a minority of our directors will be up for election at each annual meeting, and our board of directors may not be replaced by vote of the stockholders at any one time.

  NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     Our certificate of incorporation provides that the number of members of the board of directors will be fixed only by resolution of the board of directors from time to time. Our certificate of incorporations and by-laws provide that in the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such will nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation or removal, and (2) the newly created or eliminated directorships resulting from that increase or decrease will be apportioned by the board of directors among the three classes of directors so as to maintain those classes as nearly equal in number as reasonably possible. The certificate of incorporation and by-laws provide that directors may be removed only for cause, except that at any time that SOFTBANK, our directors and our executive officers (as defined in Rule 405 under the Securities Act of 1934) together hold outstanding shares of our common stock and/or shares of our other stock entitled to vote generally in the election of directors that together entitle them to cast votes representing more than 50% of the voting power in the election of directors generally considered for this purpose as a single class, the holders of the outstanding shares of our common stock and the shares of our other stock entitled to vote thereon may remove directors with or without cause. We refer to periods like that described above as "Qualifying Ownership Periods". Vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or, if the vacancies result from the removal of any director or directors, the holders of the outstanding shares of our common stock and shares of our other stock that were entitled to vote on such removal. A director elected to fill a vacancy will serve for the remainder of the then current term of office of the class to which he is elected. These provisions may prevent any stockholder from enlarging the board of directors and then filling the new directorships with that stockholder's own nominees.

  STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of those holders, except that at any time during a Qualifying Ownership Period, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such actions may take any action required or permitted to be taken by our stockholders by a consent or consents in writing setting forth the action so taken signed by the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all our outstanding shares were present and voted. Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by our board of directors, to be held at the date, time and place stated in the notice of meeting, except that at any time during a Qualifying Ownership Period, SOFTBANK shall be entitled to call a special meeting of stockholders to be held at the date, time and place stated in its notice of meeting and to specify the purpose of the meeting. Any special meeting of stockholders will be confined to the purposes stated in the notice of meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or our board of directors for consideration of the proposal.

  ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

     Our by-laws require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director at a meeting of stockholders to be delivered to our Secretary not less than 90 nor more than 120 days prior to the date of the meeting. Accordingly, if a stockholder did not comply with the notice provisions the stockholder would not be able to nominate directors or propose new business.

  BLANK CHECK PREFERRED STOCK

     Our certificate of incorporation provides for 200,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to takeover Key3Media. For example, if in the exercise of its fiduciary obligations the board of directors were to determine that a takeover proposal is not in our best interests, it could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The board of directors currently does not intend to seek stockholder approval before any issuance of preferred stock unless required by law.

  OTHER CONSTITUENCIES

     Our certificate of incorporation provides that, when taking action, including responding to a takeover, our directors may, but are not required to, consider the effects that our actions may have on interests and persons other than our shareholders, including our employees and the community.

  AMENDMENTS

     Our certificate of incorporation provides that the provisions described above shall not be amended, modified or repealed unless such amendment, modification or repeal is approved by the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

     Our certificate of incorporation also provides that no adoption, amendment or repeal of a by-law shall be effective unless approved by our board of directors or the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

PROVISIONS OF DELAWARE LAW

     We will be subject to the "Business Combination" provisions of Section 203 of the DGCL. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" with any "interested stockholder" for a period of three years after the time that the person became an "interested stockholder", unless: (i) prior to such time the board of directors approved either the business combination, or the transaction which resulted in such person becoming an "interested stockholder", or (ii) upon consummation of the transaction which resulted in the stockholder's becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". Our board of directors approved in advance the transaction in which SOFTBANK Corp. and its affiliates became "interested stockholders". A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company.

     Section 203 and the provisions of our certificate of incorporation and by-laws described above may make it more difficult for a third party to acquire, or discourage bids for, our company. Section 203 and these provisions could also have the effect of inhibiting attempts to change the membership of our board of directors.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between the underwriter and us, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the number of shares of our common stock set forth opposite its name below:

                                                              NUMBER OF SHARES
UNDERWRITER                                                   ----------------
Allen & Company Incorporated................................
                                                                ------------
          Total.............................................
                                                                ============

     The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares being offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to purchase all of the shares offered by this prospectus supplement if any of the shares so offered are purchased.

     The underwriter has advised us that it proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to securities dealers at the public offering price
less a concession not in excess of $     per share. The underwriter may allow,
and such dealers may reallow, concessions not in excess of $     per share to
other securities dealers.

     The shares are listed on the New York Stock Exchange under the symbol
"KME."

     In the underwriting agreement, we have granted the underwriter an option, exercisable no later than 30 days after the date of the underwriting agreement between the underwriter and us, to purchase up to an aggregate of additional shares of our common stock at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares.

     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriter. The underwriting discount was determined based on an arms-length negotiation between the underwriter and us. These amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase additional shares of our common stock:

                                                                   PAID BY KEY3MEDIA
                                                                      GROUP, INC.
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................     $               $
                                                                 ----            ----
          Total.............................................     $               $

     We have agreed that we will not, without the prior written consent of the underwriter offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any other party in the transaction that is in privity with the Company), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, any other shares of our common stock or any securities convertible into, or exercisable, or exchangeable for, shares of our common stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

     Certain of our directors, executive officers and certain of our stockholders have agreed that, without the prior written consent of the underwriter, they will not offer, sell, contract to sell, pledge, or otherwise dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to, any shares of our capital stock or any securities convertible into, or exercisable, or exchangeable for, such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of this prospectus supplement, other than shares of our common stock disposed of as bona fide gifts approved by the underwriter.

     The underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the shares at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids and effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid or the effecting of any purchase to reduce a short position created in connection with this offering. Any of the transactions described in this paragraph may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The company estimates that its total expenses in connection with this
offering will be $     million excluding underwriting discounts.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriter may be required to make in respect of those liabilities.

     The underwriter provided financial advisory services to us in connection with our acquisition of all of the outstanding shares of SOFTBANK Forums Japan and received customary fees for these services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments." The underwriter may in the future provide financial advisory and investment banking services to our company and would receive customary fees for such services. In addition, the underwriter owns 304,500 shares of our common stock and officers of and persons associated with the underwriter own 87,000 shares of our common stock. All of these shares were purchased in August 2000.

                                 LEGAL MATTERS

     The validity of the common stock offered in this prospectus supplement will be passed upon for Key3Media by Sullivan & Cromwell, New York, New York. Certain legal matters in connection with the common stock offered in this prospectus supplement will be passed upon for the underwriter by Heller Ehrman White & McAuliffe LLP, New York, New York.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Key3Media Group, Inc. at December 31, 2000 and for the year then ended appearing in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Financial Data" for the year ended December 31, 2000, appearing in this prospectus supplement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein. The combined statement of operations data for the years ended December 31, 1999 and 1998 and the combined balance sheet data as of December 31, 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, our previous independent accountants, included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from our audited combined financial statements for those years, which have been audited by PricewaterhouseCoopers LLP, which are not included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus supplement.

                             KEY3MEDIA GROUP, INC.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                PAGE
                                                              REFERENCE
                                                              ---------
Unaudited Financial Statements
  Condensed Consolidated Balance Sheets as of December 31,
     2000 and September 30, 2001............................     F-2
  Condensed Consolidated Statements of Operations for the
     three and nine months ended September 30, 2000 and
     2001...................................................     F-3
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 30, 2000 and 2001..........     F-4
  Condensed Consolidated Statement of Changes in
     Shareholders' Equity for the nine months ended
     September 30, 2001.....................................     F-6
  Notes to Condensed Consolidated Financial Statements......     F-7
Audited Consolidated Financial Statements
  Report of Independent Auditors -- Ernst & Young LLP.......    F-25
  Report of Independent
     Accountants -- PricewaterhouseCoopers LLP..............    F-26
  Consolidated Balance Sheets -- December 31, 1999 and
     2000...................................................    F-27
  Consolidated Statements of Income -- Three-year period
     ended December 31, 2000................................    F-28
  Consolidated Statements of Changes in Shareholders' Equity
     and Comprehensive Income -- Three-year period ended
     December 31, 2000......................................    F-29
  Consolidated Statements of Cash Flows -- Three-year period
     ended December 31, 2000................................    F-30
  Notes to Consolidated Financial Statements................    F-31

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                                                     (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  109,914     $   27,988
  Accounts receivable, net..................................       80,254         40,498
  Prepaid event expenses....................................        4,958          8,798
  Deferred income taxes.....................................        1,745          1,745
  Other current assets......................................        2,970          2,878
                                                               ----------     ----------
          Total current assets..............................      199,841         81,907
Property and equipment, net.................................       12,342         19,111
Intangible assets, net......................................      843,999        939,726
Deferred financing costs and other assets...................        9,151         12,698
                                                               ----------     ----------
          Total assets......................................   $1,065,333     $1,053,442
                                                               ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations...............   $    1,584     $       --
  Accounts payable..........................................        8,485         14,394
  Accrued expenses..........................................       49,872         34,319
  Deferred revenue..........................................       97,886         89,200
  Other current liabilities.................................       14,887          8,148
                                                               ----------     ----------
          Total current liabilities.........................      172,714        146,061
Deferred income taxes.......................................       85,030         86,623
Long-term obligations (net of current maturities)...........      367,081        410,000
Other long-term liabilities.................................        8,568             67
Commitments and contingencies
Shareholders' equity:
  Common stock..............................................          650            681
  Additional paid-in-capital................................      422,171        402,187
  Retained earnings.........................................       38,810         18,583
  Accumulated comprehensive loss............................       (3,836)        (4,132)
  Deferred compensation.....................................      (25,855)        (6,628)
                                                               ----------     ----------
          Total shareholders' equity........................      431,940        410,691
                                                               ----------     ----------
          Total liabilities and shareholders' equity........   $1,065,333     $1,053,442
                                                               ==========     ==========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                       ---------------------   -------------------
                                                         2000        2001        2000       2001
                                                       ---------   ---------   --------   --------
                                                                       (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues.........................................   $60,531     $51,483    $175,594   $175,156
Operating expenses:
  Cost of production.................................    16,666      17,842      50,562     58,418
  Selling, general and administrative................    25,694      26,439      73,214     79,105
  Stock based compensation...........................     2,776      (7,040)      3,444     (1,816)
  Depreciation and amortization......................     9,009      10,406      27,464     29,172
                                                        -------     -------    --------   --------
                                                         54,145      47,647     154,684    164,879
                                                        -------     -------    --------   --------
Income from operations...............................     6,386       3,836      20,910     10,277
Other income (expenses):
  Interest expense...................................   (10,849)     (9,780)    (23,518)   (35,118)
  Interest income....................................     1,072         257       1,454      2,736
  Other income (expense), net........................       (90)        (96)        (25)     6,542
                                                        -------     -------    --------   --------
                                                         (9,867)     (9,619)    (22,089)   (25,840)
                                                        -------     -------    --------   --------
Loss before income taxes and extraordinary item......    (3,481)     (5,783)     (1,179)   (15,563)
Income tax benefit...................................    (1,382)     (2,132)       (469)    (4,645)
                                                        -------     -------    --------   --------
Loss before extraordinary loss on retirement of
  debt...............................................    (2,099)     (3,651)       (710)   (10,918)
Extraordinary loss on retirement of debt (net of tax
  benefit of $3,220).................................        --          --          --     (9,309)
                                                        -------     -------    --------   --------
          Net loss...................................   $(2,099)    $(3,651)   $   (710)  $(20,227)
                                                        =======     =======    ========   ========
Net loss per share -- Basic and Diluted:
Net loss before extraordinary item...................   $ (0.04)    $ (0.05)   $  (0.01)  $  (0.16)
Extraordinary loss on retirement of debt.............        --          --          --      (0.14)
                                                        -------     -------    --------   --------
Net loss per share...................................   $ (0.04)    $ (0.05)   $  (0.01)  $  (0.30)
                                                        =======     =======    ========   ========
Shares used in computing basic and diluted net loss
  per share (see Notes 2 and 5)......................    58,731      68,054      55,149     66,375

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          2001
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................   $    (710)    $ (20,227)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Extraordinary loss on retirement of debt...............          --        12,529
     Depreciation and amortization..........................      27,464        29,172
     Stock based compensation...............................       3,444        (1,816)
     Non-cash interest expense..............................       2,598        11,848
     Loss on disposal of fixed asset........................          61            --
     Foreign exchange loss..................................          35           191
     Deferred income taxes..................................      (6,355)        1,593
  Changes in operating assets and liabilities, net of effect from acquired businesses:
     Accounts receivable....................................       3,763        44,775
     Prepaid event expenses.................................      (7,744)         (901)
     Other current assets...................................        (568)          265
     Other assets...........................................         (78)            6
     Accounts payable.......................................      (3,874)        4,326
     Accrued expenses.......................................      16,250       (16,502)
     Deferred revenue.......................................      49,455       (25,533)
     Other liabilities......................................       5,022       (16,922)
                                                               ---------     ---------
          Total adjustments.................................      89,473        43,031
                                                               ---------     ---------
          Net cash provided by operating activities.........      88,763        22,804
                                                               ---------     ---------
Cash flows from investing activities:
  Purchase of property and equipment........................      (4,477)      (12,108)
  Acquisitions of businesses, net of cash acquired..........          --      (106,242)
                                                               ---------     ---------
          Net cash used in investing activities.............      (4,477)     (118,350)
                                                               ---------     ---------
Cash flows from financing activities:
  Net transactions with Softbank, ZDI and affiliates
     excluding non-cash transactions with affiliates........       7,170            --
  Increase in bank overdraft................................      (2,351)           --
  Proceeds from the exercise of options to purchase common
     stock..................................................          --           693
  Borrowings under credit facility..........................     330,000            --
  Proceeds from the issuance of zero coupon senior
     debentures with detachable warrants....................      72,938            --
  Proceeds from the sale of common stock....................      69,851            --
  Payment of long-term obligations to ZDI and bank
     borrowings retained by ZDI.............................    (382,002)           --
  Repayment of long-term obligations under credit
     facility...............................................     (10,000)     (300,000)
  Retirement of zero coupon senior debentures and accreted
     interest...............................................          --       (83,576)
  Proceeds from issuance of senior subordinated notes.......          --       300,000
  Borrowings under revolving credit facility................          --       110,000
  Payment of dividend to ZDI................................     (42,998)           --
  Payment of costs associated with the issuance of long-term
     obligations............................................      (8,962)      (12,975)
                                                               ---------     ---------
          Net cash provided by financing activities.........      33,646        14,142
                                                               ---------     ---------
Effects of exchange rate changes on cash....................          37          (522)
                                                               ---------     ---------
Net increase (decrease) in cash and cash equivalents........     117,969       (81,926)
Cash and cash equivalents at beginning of period............       5,570       109,914
                                                               ---------     ---------
Cash and cash equivalents at end of period..................   $ 123,539     $  27,988
                                                               =========     =========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

Supplemental cash flow disclosures:
  Interest paid.............................................  $   5,661   $  22,618
  Income taxes paid.........................................         --         763
Non-cash Financing Activity:
  Issuance of common stock in a business acquisition........  $      --   $     397
  Capital contribution through payment of stock issuance
     costs by ZDI...........................................      2,681          --
  Adjustment to deferred income tax.........................     32,027          --
  Issuance of common stock to ZDI...........................    305,846          --

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
                 SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                         ADDITIONAL               ACCUMULATED        TOTAL
                                COMMON    PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE     DEFERRED
                                STOCK     CAPITAL     EARNINGS       LOSS            LOSS        COMPENSATION    TOTAL
                                ------   ----------   --------   -------------   -------------   ------------   --------
                                                                      (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance at December 31,
  2000........................   $650     $422,171    $ 38,810      $(3,836)                       $(25,855)    $431,940
Proceeds from the exercise of
  options to purchase common
  stock.......................      1          692          --           --                              --          693
Forfeiture of stock options...     --       (2,841)         --           --                           2,841           --
Adjustment in fair value of
  options requiring variable
  accounting..................     --      (18,202)         --           --                          18,202           --
Amortization of deferred
  compensation................     --           --          --           --                          (1,816)      (1,816)
Common stock issued for
  business acquired (see Note
  5)..........................     30          367          --           --                              --          397
Foreign currency translation
  adjustment..................     --           --          --         (296)           (296)             --         (296)
Net loss......................     --           --     (20,227)          --         (20,227)             --      (20,227)
                                 ----     --------    --------      -------        --------        --------     --------
Balance at September 30,
  2001........................   $681     $402,187    $ 18,583      $(4,132)       $(20,523)       $ (6,628)    $410,691
                                 ====     ========    ========      =======        ========        ========     ========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

     These unaudited condensed consolidated financial statements have been prepared by the management of Key3Media Group, Inc. (the "Company") in accordance with generally accepted accounting principles for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, the interim financial statements reflect all adjustments necessary for a fair presentation of the results for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

     These unaudited condensed consolidated financial statements should be read together with the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the audited consolidated financial statements contained therein.

     The Company is a leading producer of business-to-business events, principally trade shows, conferences, and customized marketing and education programs with operations in the United States, Canada, Europe, Japan, Mexico and Australia.

     In March 2000, Ziff-Davis Inc. ("ZDI") announced its decision to recapitalize and spin-off its trade show and conference business to the holders of ZDI common stock as part of a comprehensive restructuring. On August 18, 2000, ZDI completed the spin-off of the Company, which had been formed in 2000 to hold ZDI's trade show and conference business. In addition to the 53,358 shares of the Company's common stock that were issued to holders of ZDI common stock in the spin-off, the Company raised approximately $75,000 through the issuance of zero coupon senior debentures with detachable warrants and raised approximately $70,000 through the sale of 11,642 shares of its common stock for $6 per share. Concurrently, the Company's wholly owned subsidiary Key3Media Events, Inc. ("Key3Media Events") borrowed $330,000 from a syndicate of banks. The proceeds of these transactions were used to repay Key3Media Events' $382,000 of existing indebtedness and to fund a $43,000 cash dividend to ZDI, and the balance was retained for working capital and general corporate purposes.

     Prior to June 1, 2000, ZDI provided to the Company certain centralized administrative services including but not limited to, legal, tax and financial accounting, management information, telecommunications and human resources. Since June 1, 2000, the Company has provided these services for itself. Charges for the services provided by ZDI were generally based upon utilization; however, where measuring utilization was impractical, ZDI used percentages based upon headcount or revenue in determining charges for these services. Management of the Company believes the allocated cost of the centralized administrative services approximated the cost it would have incurred if it had obtained the same administrative services from unaffiliated third parties.

     A portion of the cost of administrative services charged to the Company by ZDI included amounts for certain cash management and treasury activities. These activities included the investment of surplus cash and the issuance, repayment and repurchase of short-term and long-term debt. The Company generally remitted its cash receipts (other than receipts of foreign operations or operations that were not wholly owned) to ZDI, and ZDI generally funded the Company's cash disbursements (other than disbursements of foreign operations or operations that were not wholly owned), on a periodic basis. The cash funding described was accounted for within Division Capital and upon the April 13, 2000 signing of a loan agreement with two banks the Company assumed responsibility for its cash management and treasury activities.

     The Company recorded $0 and $2,490 for centralized administrative charges from ZDI for the nine months ended September 30, 2001 and 2000, respectively.

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In June 2001, the Company refinanced its long-term obligations as described in Note 4.

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combination," (SFAS No. 141) and "Goodwill and Other Intangible Assets," (SFAS No. 142) effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to an annual impairment test in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

     Certain amounts in the financial statements and notes thereto have been reclassified to conform to 2001 classifications.

2.  COMPUTATION OF NET INCOME (LOSS) PER SHARE

     Basic net income (loss) per share is calculated using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 2000. Additionally at September 30, 2001, the weighted average of the number of common shares outstanding includes 2,955 common shares initially issued to SOFTBANK America Inc. ("SB America") as consideration for the Company's acquisition of SOFTBANK Forums Japan, Inc ("SB Forums").

     Diluted net income (loss) per share is calculated using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 2000 and the initial issuance of shares to SB America Inc. in connection with the acquisition of SB Forums plus the dilutive effect of stock options and warrants, calculated using the treasury method. These potentially dilutive securities were excluded from the calculation of diluted net loss per share as the effect of their inclusion would have been antidilutive.

     A summary of the shares used to compute historical earnings per share is as follows:

                                                FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                 ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                ---------------------   --------------------
                                                  2000        2001        2000       2001
                                                ---------   ---------   --------   ---------
Net loss......................................   $(2,099)    $(3,651)   $  (710)   $(20,227)
                                                 -------     -------    -------    --------
Weighted average common shares................    58,731      68,054     55,149      66,375
                                                 -------     -------    -------    --------
Denominator for basic calculation.............    58,731      68,054     55,149      66,375
                                                 -------     -------    -------    --------
Net loss per share -- basic...................   $ (0.04)    $ (0.05)   $ (0.01)   $  (0.30)
                                                 =======     =======    =======    ========

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                 ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                ---------------------   --------------------
                                                  2000        2001        2000       2001
                                                ---------   ---------   --------   ---------
Weighted average effect of anti-dilutive
  securities:
  Warrants....................................        --          --         --          --
  Stock.......................................        --          --         --          --
                                                 -------     -------    -------    --------
Total weighted average effect of anti-dilutive
  securities..................................        --          --         --          --
                                                 -------     -------    -------    --------
Denominator for diluted calculation...........    58,731      68,054     55,149      66,375
                                                 -------     -------    -------    --------
Net loss per share -- diluted.................   $ (0.04)    $ (0.05)   $ (0.01)   $  (0.30)
                                                 =======     =======    =======    ========

3.  COMPREHENSIVE LOSS

     The components of comprehensive loss were as follows:

                                                FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                 ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                ---------------------   --------------------
                                                  2000        2001        2000       2001
                                                ---------   ---------   --------   ---------
Net loss......................................   $(2,099)    $(3,651)   $  (710)   $(20,227)
Other comprehensive adjustment:
  Foreign currency translation................       (32)       (166)      (364)       (296)
                                                 -------     -------    -------    --------
Total comprehensive loss......................   $(2,131)    $(3,817)   $(1,074)   $(20,523)
                                                 =======     =======    =======    ========

4.  LONG-TERM OBLIGATIONS

     Long-term Obligations consist of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
Senior credit facility......................................    $300,000       $     --
$75 million zero coupon debentures including accreted
  interest of $3,386, net of discount of $9,721.............      68,665             --
Borrowings under revolving credit facility..................          --        110,000
11.25%, senior subordinated notes...........................          --        300,000
                                                                --------       --------
                                                                 368,665        410,000
Less current maturities.....................................      (1,584)            --
                                                                --------       --------
Total.......................................................    $367,081       $410,000
                                                                ========       ========

     On June 26, 2001, the Company issued $300,000 of unsecured senior subordinated notes (the "Notes") that mature on June 15, 2011. The Notes bear interest at a rate of 11.25% per annum, payable semi-annually on June 15 and December 15 of each year. The net proceeds from the offering of the Notes were approximately $292,000, after deducting the underwriting discount and other issuance expenses. These net proceeds and cash on hand, were used by the Company to repay its term loan bank borrowings under its senior bank credit facility and to repurchase and retire zero coupon debentures issued in August 2000 in connection with the spin-off from ZDI.

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The Notes may be redeemed beginning on June 15, 2006 at an initial redemption price of 105.625% of the principal amount, plus accrued and unpaid interest. The redemption price declines ratably each year after 2006 to 100% of their principal amount, plus accrued and unpaid interest to the redemption date, beginning on June 15, 2009. In addition, the Company may redeem a portion of the Notes in one or more redemptions prior to June 15, 2004 using certain equity proceeds as long as the aggregate principal amount of the Notes outstanding after each redemption is at least $195,000. The Notes are guaranteed by the Company's wholly owned subsidiaries, Key3Media Events, Key3Media Von Events Inc. and Key3Media BCR Events, Inc., as to principal, premium, if any, and interest. In addition, the Notes are subordinated to all of the Company's senior indebtedness (as defined) and will be structurally subordinated to all liabilities of the subsidiaries that do not guarantee the Notes. If the Company acquires new subsidiaries, in most cases they will be required to guarantee the Notes. The Notes contain various financial covenants including, amongst other things, (i) limitations on dividends and other restricted payments, (ii) limitations on the incurrence of indebtedness, and (iii) limitations on the sale or exchange of assets.

     Concurrent with the issuance of the Notes and repayment of existing term loan bank borrowings, the Company amended and restated its senior bank credit facility previously entered into on August 3, 2000 by eliminating the term loan facility and increasing the revolving credit facility with its syndicate of banks committing to lend up to $150,000 for general corporate purposes, which could include acquisitions. The Company may borrow, repay and re-borrow under the increased senior bank credit facility until June 26, 2004, at which time it must repay any outstanding amounts. Loans under the senior bank credit facility are guaranteed by the Company's wholly owned subsidiaries (other than foreign and unrestricted subsidiaries, as defined) and are secured by substantially all of their assets.

     Subject to certain conditions, our senior bank credit facility does not prohibit us from borrowing on a term loan basis an aggregate principal amount of up to $200,000. These borrowings can be senior and can share in the collateral securing the senior bank credit facility. In addition, we may be required to prepay any term loans under this part of the senior bank credit facility from the net cash proceeds of assets sales outside the ordinary course of our business, the net cash proceeds of additional debt and a portion of our excess cash flow (as defined in our amended and restated credit agreement). No lender has committed to lend us money under this provision.

     At the Company's election, loans under the senior bank credit facility will bear interest at a margin over either (1) a base rate equal to the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the Eurodollar rate (as defined). The margin that the Company must pay will vary between 1.00% and 3.25% depending on which rate the Company chooses as its base rate and the ratio of its total debt to EBITDA (earnings before interest, taxes, depreciation and amortization) as defined in the senior bank credit facility. The senior bank credit facility contains various financial covenants including, amongst other things, (i) limitations on dividends, (ii) limitations on the incurrence of indebtedness, (iii) limitations on the sale or exchange of assets and (iv) maintenance of minimum leverage and interest coverage ratios.

     In connection with the acquisition of certain tradeshow and conference assets in three separate transactions, as described in Note 5, the Company borrowed under its revolving credit facility $50,000 and $60,000 on September 5, 2001 and September 10, 2001, respectively.

     On August 18, 2000, the Company issued zero coupon senior debentures with an initial principal amount of $75,000. The purchasers paid $72,938 for the debentures and the warrants described below. The principal amount of the debentures accreted at a rate of 12% per year, compounded quarterly. As noted above, the Company repurchased all of these outstanding debentures on June 26, 2001. As part of the redemption of the debentures, 523 warrants to purchase common shares of the Company's stock were cancelled. As of September 30, 2001, warrants to purchase 6,277 shares of the Company's common stock at $6.00 per share remain outstanding. Cashless exercise is permitted and the warrants expire on August 18, 2007.

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In connection with the repayment of all of its term loans and repurchase of all of the outstanding debentures on June 26, 2001, the Company recognized an extraordinary loss on retirement of debt of $9,309 (net of a tax benefit of $3,220) representing the write-off of unamortized debt issuance costs and unamortized debt discount recorded in August 2000.

     The Company incurred interest expense to related parties for the nine months ended September 30, 2001 and 2000 of $0 and $15,522, respectively.

5.  BUSINESS COMBINATIONS

     On September 10, 2001, the Company, in three separate transactions, acquired: (i) the Next Generation Networks and Next Generation Ventures tradeshows and conferences (the "NGN Assets"), (ii) the Opticon and VoiceCon tradeshows and conferences and the Business Communications Review magazine (the "BCR Assets"); and (iii) the Voice on the Net Conferences and Session Initiation Protocol Summits (collectively, the "Pulver Assets"). Each of the BCR Assets and the NGN Assets relate to events that target the networking industry while the Pulver Assets relate to events that target the networking and Internet Protocol communications industries. The Company acquired these assets to strengthen its presence in the networking trade show and event business.

     In connection with each of these acquisitions, the initial purchase price was determined by applying a multiple to the average EBITDA (as defined in the purchase agreements) for the years 2000 and 2001 attributable to each group of assets acquired. For purposes of each acquisition closing, an estimate of 2001 EBITDA was used to calculate the estimated initial purchase price with a portion of this estimated initial purchase price placed into an escrow account pending final determination of the initial purchase price based upon audited financial results for 2001. Upon the final determination of the initial purchase price, the escrow amounts and additional amounts, if any, due each party will be distributed as required by the purchase agreements. The following table shows the estimated initial purchase price and the portion of the estimated initial purchase price currently held in escrow for each acquisition:

                                                 ESTIMATED
                                              INITIAL PURCHASE   AMOUNT IN
                                                   PRICE          ESCROW
                                              ----------------   ---------
NGN Assets..................................      $ 44,582        $ 4,458
BCR Assets..................................        13,765          1,377
Pulver Assets...............................        59,957          5,000
                                                  --------        -------
                                                  $118,304        $10,835
                                                  ========        =======

     In each of the NGN and BCR purchase agreements there is an incentive provision to increase the purchase price of the assets acquired. To the extent that (i) revenues for the year 2003 are greater than the average revenue for 2000 and 2001, and provided that (ii) the percentage that EBITDA bears to revenue for 2003 is not less than the comparable percentage of average revenue for 2000 and 2001, then additional purchase consideration will be due each seller. For the portion of revenue increase up to $3,000, the additional consideration will be the amount of the increase; for that portion of the revenue increase from $3,001 to $6,000 the additional consideration will be 1.25 times the amount of the increase; and for that portion of the increase from the above $6,000 the additional increase will be 1.5 times the amount of the increase.

     The Pulver asset purchase agreement includes provisions for purchase price adjustments in each of 2002, 2003 and 2004. In each instance, EBITDA for the year will be compared to the EBITDA attributable to the Pulver Assets for 2001 (the "Base EBITDA"). If the EBITDA for any such year exceeds the Base EBITDA, then the purchase price will increase by an amount equal to 50% of such excess multiplied by 8.75; conversely,

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

if the EBITDA for any such year is less than the Base EBITDA, then the purchase price will decrease by an amount equal to 50% of the shortfall multiplied by
8.75. Notwithstanding the foregoing, the maximum increase or decrease in purchase price for any year is $6,000 provided however, if the price increases as a result of the EBITDA for 2002, then the maximum increase or decrease will be $5,000 for each subsequent year.

     These acquisitions have been recorded using the purchase method of accounting. Accordingly, the accompanying consolidated statements of operations do not include any revenues and expenses related to these acquisitions prior to the respective closing dates.

     The estimated initial purchase price related to the above acquisitions is allocated as follows:

Accounts receivable and prepaid expenses....................  $  3,004
Identifiable intangibles....................................    10,631
Goodwill....................................................   107,381
Accounts payable and accrued expenses.......................      (578)
Deferred revenue............................................    (7,268)
                                                              --------
Total cash paid.............................................   113,170
Working capital included in purchase price..................     5,134
                                                              --------
Estimated initial purchase price............................  $118,304
                                                              ========

     This estimated initial purchase price has been preliminarily allocated based on the estimated fair values of the assets acquired at their date of purchase subject to final determination of the initial purchase price. This preliminary allocation has resulted in acquired identifiable intangible assets of $10,631, which are being amortized on a straight-line basis over 3 years. The resulting preliminary goodwill of $107,381 is not amortized but will be subjected to an annual impairment test in accordance with SFAS No. 142.

     On June 1, 2001, the Company's wholly owned subsidiary, Key3Media Events, acquired and received from SB America all the outstanding equity shares of SB Forums for a purchase price equal to (i) ten times the EBITDA of SB Forums for 2001 minus (ii) $450. The Company paid the purchase price in shares of its common stock, which were valued at $10 per share for this purpose. The Company initially issued 2,955 shares of its common stock to SB America, which is based on an estimate that SB Forums' EBITDA for 2001 will be $3,000. The number of shares issued may be adjusted when SB Forums' EBITDA for 2001 is finally determined. If that EBITDA is between $2,800 and $3,200, no adjustment will be made.

     Because SB America owned in excess of fifty (50) percent of the voting common shares of the Company at the June 1, 2001 closing of this transaction and continued to be a majority shareholder through the record date for voting on the transaction, the Company has recorded the acquisition as of its closing date. Furthermore, as this transaction is between companies under common control, this business combination has been recorded using the historical cost basis of the assets and liabilities acquired; consequently, the fair value of common shares initially issued of approximately $29,800 was reduced by $29,403 to equal the historical cost of the net assets acquired of $397. This reduction in value was accomplished by adjusting additional paid-in-capital.

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Following are the Company's unaudited pro forma results for the nine months ended September 30, 2000 and 2001, respectively, assuming the acquisitions described above occurred on January 1, 2000:

                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Net revenues................................................  $220,812   $194,141
Income (loss) before extraordinary loss.....................     3,060    (12,100)
Net income (loss)...........................................     3,060    (21,429)
Income (loss) before extraordinary loss per
  share -- diluted..........................................      0.05      (0.18)
Net income (loss) per share -- diluted......................      0.05      (0.31)

     These pro forma results of operations have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 2000.

6.  STOCK COMPENSATION

     The Company has granted options to purchase shares of its common stock with exercise prices ranging from $5.00 to $12.80. Certain options granted to employees who previously held options to purchase stock of ZDI, ZDNet, and Softbank Corp. are subject to the accounting treatment described in FIN 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." This accounting pronouncement requires, amongst other things, recording the fair value of these options at the close of each accounting period and recognizing the change in fair value from period to period as an increase or decrease in stock based compensation.

     For the three months ended September 30, 2001, the Company recognized the reversal of $7,040 of deferred compensation expense as a result of the fair value accounting treatment described in FIN 44. For the nine months ended September 30, 2001 and 2000, the Company recognized the reversal of $1,816 of deferred compensation expense and $3,444 in amortization expense of deferred compensation.

7.  COMMITMENTS AND CONTINGENCIES

     On March 17, 2000, Key3Media Events sued GES Exposition Services, Inc. ("GES") for breach of contract in the United States District Court for the District of Massachusetts. The Company believed that GES was withholding commissions that it was required to pay to Key3Media Events under contract. The Company believed that GES owed Key3Media Events approximately $9,000 as of March 31, 2001. GES counterclaimed alleging that Key3Media Events breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of Key3Media Events. GES alleged damages of approximately $33,000 on a variety of different legal theories plus additional damages for lost future profits of $20,000.

     In July 2001, the Chairman of the Company and the Chairman of Viad Corporation, the parent of GES, agreed to end the litigation. As a result, advance payments previously received from GES that were recorded as deferred revenue (included in other long-term liabilities) and a net receivable amount from GES were eliminated from the Company's balance sheet. As a further result, the Company's second quarter 2001 other income (expense), net includes an increase of approximately $6,700. A stipulation of dismissal with prejudice evidencing the companies' agreement to end the litigation was filed with the court on October 19, 2001. The Company and GES are in the process of discussing possible future business relations.

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     On August 31, 2001, our wholly owned subsidiary, Key3Media Events, Inc., provided notice of termination of its then existing leased office space in Needham, Massachusetts to the landlord of the existing space. The annual rental payments (net of operating expenses) for the prior space were approximately $1,400. We have entered into a lease for new office space in Needham and relocated to our new offices on October 1, 2001. We estimate that our total annual occupancy costs under the new lease will be approximately $1,700 greater than those under the prior lease. The landlord of the prior office space has taken the position that Key3Media Events is in breach of the lease agreement and that it did not have the right to terminate the lease. On or about November 6, 2001, Interface Group -- Massachusetts, LLC, the landlord under the prior lease sued Key3Media Events in the Superior Court, County of Norfolk, Commonwealth of Massachusetts for breach of contract, breach of the implied covenant of good faith and fair dealing and violations of Mass. Gen L. c. 93A (unfair and deceptive acts and practices). The landlord has requested payment of rent for the remainder of the term of the lease in an amount in excess of $6,500, treble damages, attorneys' fees, costs and expenses, pre-judgement interest and costs of suit. An answer to the complaint is due within 20 days of its service upon Key3Media Events.

     Key3Media Events is the plaintiff and counter-defendant in a case filed October 18, 2000 in the Eighth Judicial District Court, Clark County, Nevada. The suit arises out of a dispute between Key3Media Events, Inc., on the one hand, and the Venetian Casino Resort, LLC, and Interface Group-Nevada, Inc., on the other hand, concerning COMDEX/Fall. Key3Media Events initiated the action, seeking damages and injunctive relief against defendants for their alleged actual and threatened breaches of lease, meeting space, and credit extension agreements in connection with the COMDEX/Fall 2000 show. The Venetian and Interface Group-Nevada countersued for compensatory damages "in excess of $10,000" based on an asserted breach of an alleged oral agreement to host keynote speeches at The Venetian, asserted breach of an alleged agreement not to sublease certain facilities, intentional misrepresentation, and breach of the implied covenant of good faith and fair dealing. The counterclaims include a prayer for punitive damages. On October 19, 2001, the counter-defendants specified their alleged damages in their supplemental response to plaintiff's third request for production of documents. The response alleged damages of over $3,000 arising from breaches related to Comdex/Fall 2000 and over $2,000 arising from breaches related to Comdex/Fall 2001. The case is in discovery.

     In connection with its spin-off from ZDI, the Company and its subsidiaries have received an indemnification from ZDI against all liabilities not related to its businesses, including the class actions and derivative litigation filed against ZDI discussed in the Company's Registration Statement on Form S-1 (No.333-36828).

     The Company and its subsidiaries are subject to various other claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the Company's financial position, results of operations or cash flows.

8.  SEGMENT INFORMATION

     The Company had adopted SFAS No. 131,"Disclosure about Segment of an Enterprise and Related Information" ("SFAS No. 131"), which was effective for the year ended December 31, 1998.

     The Company operates in one business segment, the production and management of trade shows, conferences, and customized marketing and education programs. The Company holds events either directly or through international contract events.

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Financial information by geographic areas is as follows:

                                               FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                               ---------------------   -------------------
                                                 2000        2001        2000       2001
                                               ---------   ---------   --------   --------
Net revenues:
  North America..............................   $60,188     $39,721    $174,065   $149,929
  Europe.....................................        78      11,054         944     11,974
  Far East...................................       265         708         585     13,253
                                                -------     -------    --------   --------
          Total..............................   $60,531     $51,483    $175,594   $175,156
                                                =======     =======    ========   ========
Other income (expense):
  North America..............................   $(9,876)    $(9,642)   $(22,205)  $(25,875)
  Europe.....................................         9          60         109         78
  Far East...................................        --         (37)          7        (43)
                                                -------     -------    --------   --------
          Total..............................   $(9,867)    $(9,619)   $(22,089)  $(25,840)
                                                =======     =======    ========   ========

                                                                  AS OF SEPTEMBER 30,
                                                                -----------------------
                                                                   2000         2001
                                                                ----------   ----------
Total assets:
  North America...........................                      $1,063,589   $1,042,238
  Europe..................................                          12,904        6,656
  Far East................................                             844        4,548
                                                                ----------   ----------
          Total...........................                      $1,077,337   $1,053,442
                                                                ==========   ==========

9.  SUBSEQUENT EVENTS

     On November 14, 2001, the Company announced that it has entered into an agreement to amend its senior bank credit facility to avoid potential covenant problems under the facility. It also announced plans to raise at least $50,000 from the sale of convertible preferred or common stock. The Company must raise at least $50,000 in order for the amendment to the senior bank credit facility to become effective. The Company has received a commitment from a related party to purchase $25,000 of the convertible preferred or common stock which is conditioned upon, among other things, the effectiveness of the amendment to the senior bank credit facility. The amount of convertible preferred or common stock the Company sells will depend on market conditions. If the Company is not able to raise at least $50,000 from the sale of convertible preferred or common stock, it intends to seek other amendments or waivers of the covenants under its senior bank credit facility and to pursue other options to avoid covenant compliance problems which are likely to occur by the end of the first quarter of 2002.

     The amendment to the senior bank credit facility will replace existing covenants to maintain a minimum interest coverage ratio and maximum senior debt and total debt to pro forma EBITDA ratios with new covenants that will require the maintenance of a ratio of pro forma EBITDA to fixed charges (which will include interest, domestic taxes and annual capital expenditures of up to $5,000) of at least 1.1:1 and to limit its total senior debt to $110,000 (or $120,000 if $10,000 in principal amount of the Notes is exchanged for equity interests in our company), its total debt to $410,000 and its annual capital expenditures to $15,000. The Company must also repay $30,000 of its outstanding borrowings under the credit facility with part of the proceeds from the sale of the convertible preferred or common stock and reduce the borrowing limit under the

                             KEY3MEDIA GROUP, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

senior bank credit facility from $150,000 to $110,000 (or $120,000 if $10,000 in principal amount of the Notes is exchanged for equity interests in our company). The revised covenants will remain in effect until there have been two consecutive quarters in which the Company's pro forma EBITDA for the last twelve months is more than $85,000, after which time the existing covenants will come back into effect.

     The convertible preferred stock is expected to have the following terms. The convertible preferred stock will be entitled to quarterly non-cumulative dividends when, as and if declared by the Company's board of directors at the rate of 5.5% of the liquidation preference per share in effect at the beginning of the relevant quarterly dividend period. The liquidation preference per share will initially be $25.00, but if the Company does not pay in cash the full quarterly dividends on any dividend payment date, the liquidation preference per share will increase by the amount of quarterly dividends per share that are not paid. In addition, to these quarterly dividends, the convertible preferred stock will also be entitled to participate in any dividends or distributions paid on the common stock on an as converted basis. The convertible preferred stock will also vote together with the common stock on an as converted basis on all matters on which the common stock is entitled to vote. Each share of convertible preferred stock will be convertible at any time by the holder into a number of shares of common stock equal to the then accreted liquidation preference divided by the then current conversion price. The conversion price will initially be $5.75 but will be subject to customary anti-dilution adjustments. The Company may redeem all or any part of the convertible preferred stock at any time beginning on the third anniversary of their issue date at their accreted liquidation preference plus accrued but unpaid quarterly dividends for the then current dividend period plus a premium on the initial liquidation preference which is 3.5% in the first year in which the shares can be redeemed and declines ratably to zero after the fourth year in which they can be redeemed. All the shares of convertible preferred stock will be automatically converted into common stock (i) as the then current conversion price if the volume weighted-average closing price of the common stock equals or exceeds 150% of the then current conversion price for any 60 consecutive trading days or (ii) at the lower of the then current conversion price or then current market price on the tenth anniversary of their issue date.

10.  FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND SUBSIDIARY NON-GUARANTOR

     The Company's U.S.-based subsidiaries, Key3Media Events, Key3Media Von Events, and Key3Media BCR Events, Inc. have guaranteed the payment of principal, premium and interest on the Company's $300,000 unsecured senior subordinated notes. Presented below is condensed consolidating financial information for the parent company (Key3Media Group, Inc.) only, the subsidiary guarantors only and the subsidiary non-guarantors as a group as of December 31, 2000 and September 30, 2001 and for the three and nine months ended September 30, 2000 and 2001.

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                                                               ELIMINATIONS
                                       PARENT                                       AND
                                      COMPANY    SUBSIDIARY     SUBSIDIARY     CONSOLIDATING
                                        ONLY     GUARANTOR    NON-GUARANTORS      ENTRIES      CONSOLIDATED
                                      --------   ----------   --------------   -------------   ------------
                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.........  $  4,777   $  101,714      $ 3,423         $      --      $  109,914
  Accounts receivable, net..........        --       69,747       10,507                --          80,254
  Prepaid events expenses...........        --        4,774          184                --           4,958
  Deferred tax asset................        --        1,745           --                --           1,745
  Other current assets..............     5,913        1,692        1,265            (5,900)          2,970
                                      --------   ----------      -------         ---------      ----------
          Total current assets......    10,690      179,672       15,379            (5,900)        199,841
  Intercompany receivable...........    96,534        5,613           --          (102,147)             --
  Property and equipment, net.......        --       12,011          331                --          12,342
  Intangibles assets, net...........        --      842,591        1,408                --         843,999
  Investment in subsidiaries........   398,018           --           --          (398,018)             --
  Other assets......................     1,336        7,787           28                --           9,151
                                      --------   ----------      -------         ---------      ----------
          Total assets..............  $506,578   $1,047,674      $17,146         $(506,065)     $1,065,333
                                      ========   ==========      =======         =========      ==========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
     obligations....................  $     --   $    1,584      $    --         $      --      $    1,584
  Accounts payable..................        --        7,467        1,018                --           8,485
  Accrued expenses..................        --       51,373        4,399            (5,900)         49,872
  Deferred revenue..................        --       91,512        6,374                --          97,886
  Other current liabilities.........        --       14,574          313                --          14,887
                                      --------   ----------      -------         ---------      ----------
          Total current
            liabilities.............        --      166,510       12,104            (5,900)        172,714
  Intercompany payable..............        --       96,134        6,013          (102,147)             --
  Deferred taxes....................     1,750       83,280           --                --          85,030
  Long-term obligations (net of
     current maturities)............    68,665      298,416           --                --         367,081
  Other long-term liabilities.......        --        8,561            7                --           8,568
Shareholders' equity:
  Common stock......................       650           --           --                --             650
  Additional paid-in-capital........   422,171      297,821        7,588          (305,409)        422,171
  Retained earnings.................    38,810       97,339       (4,730)          (92,609)         38,810
  Accumulated comprehensive loss....        --           --       (3,836)               --          (3,836)
  Deferred compensation.............   (25,468)        (387)          --                --         (25,855)
                                      --------   ----------      -------         ---------      ----------
          Total shareholders'
            equity..................   436,163      394,773         (978)         (398,018)        431,940
                                      --------   ----------      -------         ---------      ----------
          Total liabilities &
            shareholders' equity....  $506,578   $1,047,674      $17,146         $(506,065)     $1,065,333
                                      ========   ==========      =======         =========      ==========

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 2001

                                                                              ELIMINATIONS
                                      PARENT                                       AND
                                     COMPANY    SUBSIDIARY     SUBSIDIARY     CONSOLIDATING
                                       ONLY     GUARANTORS   NON-GUARANTORS      ENTRIES      CONSOLIDATED
                                     --------   ----------   --------------   -------------   ------------
                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents........  $  5,423   $   20,669      $ 1,896        $        --     $   27,988
  Accounts receivable, net.........        --       34,588        5,910                 --         40,498
  Prepaid events expenses..........        --        8,125          673                 --          8,798
  Deferred tax asset...............        --        1,745           --                 --          1,745
  Other current assets.............    12,805        1,793        1,119            (12,839)         2,878
                                     --------   ----------      -------        -----------     ----------
          Total current assets.....    18,228       66,920        9,598            (12,839)        81,907
  Intercompany receivable..........   409,700        6,293        8,389           (424,382)            --
  Property and equipment, net......        --       18,613          498                 --         19,111
  Intangibles assets, net..........        --      938,192        1,534                 --        939,726
  Investment in subsidiaries.......   509,067      113,567           --           (622,634)            --
  Other assets.....................    12,552          156          (10)                --         12,698
                                     --------   ----------      -------        -----------     ----------
          Total assets.............  $949,547   $1,143,741      $20,009        $(1,059,855)    $1,053,442
                                     ========   ==========      =======        ===========     ==========
LIABILITIES & SHAREHOLDERS' EQUITY:
Current liabilities
  Accounts payable.................  $     --   $   12,581      $ 1,813        $        --     $   14,394
  Accrued expenses.................     9,407       20,981        6,513             (2,582)        34,319
  Deferred revenue.................        --       85,872        3,328                 --         89,200
  Other current liabilities........        --        7,728          420                 --          8,148
                                     --------   ----------      -------        -----------     ----------
          Total current
            liabilities............     9,407      127,162       12,074             (2,582)       146,061
  Intercompany payable.............        --      419,146        5,236           (424,382)            --
  Deferred taxes...................     1,750       95,130           --            (10,257)        86,623
  Long-term obligations (net of
     current maturities)...........   410,000           --           --                 --        410,000
  Other long-term liabilities......        --           57           10                 --             67
Shareholders' equity:
  Common stock.....................       681           --           --                 --            681
  Additional paid-in-capital.......   515,754      410,991        7,985           (532,543)       402,187
  Retained earnings................    18,583       91,255       (1,164)           (90,091)        18,583
  Accumulated comprehensive loss...        --           --       (4,132)                --         (4,132)
  Deferred compensation............    (6,628)          --           --                 --         (6,628)
                                     --------   ----------      -------        -----------     ----------
          Total shareholders'
            equity.................   528,390      502,246        2,689           (622,634)       410,691
                                     --------   ----------      -------        -----------     ----------
          Total liabilities &
            shareholders' equity...  $949,547   $1,143,741      $20,009        $(1,059,855)    $1,053,442
                                     ========   ==========      =======        ===========     ==========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                            ELIMINATIONS
                                    PARENT                                       AND
                                   COMPANY    SUBSIDIARY     SUBSIDIARY     CONSOLIDATING
                                     ONLY     GUARANTORS   NON-GUARANTORS      ENTRIES      CONSOLIDATED
                                   --------   ----------   --------------   -------------   ------------
                                                              (IN THOUSANDS)
Net revenues.....................  $     --    $152,167       $26,423          $(3,434)       $175,156
Operating expenses:
  Cost of production.............        --      46,266        12,152               --          58,418
  Selling, general and
     administrative..............       181      74,479         4,445               --          79,105
  Stock based compensation.......    (1,816)         --            --               --          (1,816)
  Depreciation and
     amortization................        --      28,504           668               --          29,172
                                   --------    --------       -------          -------        --------
                                     (1,635)    149,249        17,265               --         164,879
                                   --------    --------       -------          -------        --------
Income (loss) from operations....     1,635       2,918         9,158           (3,434)         10,277
Other income (expenses):
  Interest expense...............   (20,689)    (14,424)           (5)              --         (35,118)
  Interest income................       203       2,462            71               --           2,736
  Intercompany activity..........        --          --        (3,434)           3,434              --
  Other expense, net.............        --       6,691          (149)              --           6,542
                                   --------    --------       -------          -------        --------
                                    (20,486)     (5,271)       (3,517)           3,434         (25,840)
                                   --------    --------       -------          -------        --------
Income (loss) before income taxes
  and extraordinary loss on
  retirement of debt.............   (18,851)     (2,353)        5,641               --         (15,563)
Income tax provision (benefit)...    (5,410)     (1,310)        2,075               --          (4,645)
                                   --------    --------       -------          -------        --------
Income (loss) before
  extraordinary loss on
  retirement of debt.............   (13,441)     (1,043)        3,566               --         (10,918)
Extraordinary loss on retirement
  of debt........................    (4,268)     (5,041)           --               --          (9,309)
Equity in earnings (loss) of
  Subsidiaries...................    (2,518)         --            --            2,518              --
                                   --------    --------       -------          -------        --------
Net income (loss)................  $(20,227)   $ (6,084)      $ 3,566          $ 2,518        $(20,227)
                                   ========    ========       =======          =======        ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                            ELIMINATIONS
                                    PARENT                                       AND
                                    COMPANY   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING
                                     ONLY     GUARANTOR    NON-GUARANTORS      ENTRIES      CONSOLIDATED
                                    -------   ----------   --------------   -------------   ------------
                                                               (IN THOUSANDS)
Net revenues......................  $    --    $173,065       $ 3,762          $(1,233)       $175,594
Operating expenses:
  Cost of production..............       --      48,345         2,217               --          50,562
  Selling, general and
     administrative...............       71      69,947         3,196               --          73,214
  Stock based compensation........    2,776         668            --               --           3,444
  Depreciation and amortization...       --      27,164           300               --          27,464
                                    -------    --------       -------          -------        --------
                                      2,847     146,124         5,713               --         154,684
                                    -------    --------       -------          -------        --------
Income (loss) from operations.....   (2,847)     26,941        (1,951)          (1,233)         20,910
Other income (expenses):
  Interest expense................   (2,319)    (21,199)           --               --         (23,518)
  Interest income.................       --       1,401            53               --           1,454
  Intercompany activity...........       --          --        (1,233)           1,233              --
  Other expense, net..............       --         (61)           36               --             (25)
                                    -------    --------       -------          -------        --------
                                     (2,319)    (19,859)       (1,144)           1,233         (22,089)
                                    -------    --------       -------          -------        --------
Income (loss) before income
  taxes...........................   (5,166)      7,082        (3,095)              --          (1,179)
Income tax provision (benefit)....   (2,050)      1,617           (36)              --            (469)
                                    -------    --------       -------          -------        --------
                                     (3,116)      5,465        (3,059)              --            (710)
Equity in earnings (loss) of
  Subsidiaries....................    2,406          --            --           (2,406)             --
                                    -------    --------       -------          -------        --------
Net income (loss).................  $  (710)   $  5,465       $(3,059)         $(2,406)       $   (710)
                                    =======    ========       =======          =======        ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001

                                                                            ELIMINATIONS
                                    PARENT                                       AND
                                    COMPANY   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING
                                     ONLY     GUARANTORS   NON-GUARANTORS      ENTRIES      CONSOLIDATED
                                    -------   ----------   --------------   -------------   ------------
                                                               (IN THOUSANDS)
Net revenues......................  $    --    $39,913         $1,219          $ (649)        $51,483
Operating expenses:
  Cost of production..............       --     13,534          4,308              --          17,842
  Selling, general and
     administrative...............       41     24,568          1,830              --          26,439
  Stock based compensation........   (7,040)        --             --              --          (7,040)
  Depreciation and amortization...       --     10,027            379              --          10,406
                                    -------    -------         ------          ------         -------
                                     (6,999)    48,129          6,517              --          47,647
                                    -------    -------         ------          ------         -------
Income (loss) from operations.....    6,999     (8,216)         5,702            (649)          3,836
Other income (expenses):
  Interest expense................   (9,782)        (1)             3              --          (9,780)
  Interest income.................       46        147             64              --             257
  Intercompany activity...........       --         --           (649)            649              --
  Other expense, net..............       --         --            (96)             --             (96)
                                    -------    -------         ------          ------         -------
                                     (9,736)       146           (678)            649          (9,619)
                                    -------    -------         ------          ------         -------
Income (loss) before income taxes
  and extraordinary loss on
  retirement of debt..............   (2,737)    (8,070)         5,024              --          (5,783)
Income tax provision (benefit)....   (1,269)    (2,779)         1,916              --          (2,132)
                                    -------    -------         ------          ------         -------
                                     (1,468)    (5,291)         3,108              --          (3,651)
Equity in earnings (loss) of
  Subsidiaries....................   (2,183)        --             --           2,183              --
                                    -------    -------         ------          ------         -------
Net income (loss).................  $(3,651)   $(5,291)        $3,108          $2,183         $(3,651)
                                    =======    =======         ======          ======         =======

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000

                                                                            ELIMINATIONS
                                    PARENT                                       AND
                                    COMPANY   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING
                                     ONLY     GUARANTOR    NON-GUARANTORS      ENTRIES      CONSOLIDATED
                                    -------   ----------   --------------   -------------   ------------
                                                               (IN THOUSANDS)
Net revenues......................  $    --    $60,594        $ 1,018          $(1,081)       $ 60,531
Operating expenses:
  Cost of production..............       --     16,459            207               --          16,666
  Selling, general and
     administrative...............       71     24,548          1,075               --          25,694
  Stock based compensation........    2,776         --             --               --           2,776
  Depreciation and amortization...       --      8,878            131               --           9,009
                                    -------    -------        -------          -------        --------
                                      2,847     49,885          1,413               --          54,145
                                    -------    -------        -------          -------        --------
Income (loss) from operations.....   (2,847)    10,709           (395)          (1,081)          6,386
Other income (expenses):
  Interest expense................   (2,319)    (8,530)            --               --         (10,849)
  Interest income.................       --      1,062             10               --           1,072
  Intercompany activity...........       --        152         (1,233)           1,081              --
  Other expense, net..............       --        (60)           (30)              --             (90)
                                    -------    -------        -------          -------        --------
                                     (2,319)    (7,376)        (1,253)           1,081          (9,867)
                                    -------    -------        -------          -------        --------
Income (loss) before income
  taxes...........................   (5,166)     3,333         (1,648)              --          (3,481)
Income tax provision (benefit)....   (2,050)       668             --               --          (1,382)
                                    -------    -------        -------          -------        --------
                                     (3,116)     2,665         (1,648)              --          (2,099)
Equity in earnings (loss) of
  Subsidiaries....................    2,406         --             --           (2,406)             --
                                    -------    -------        -------          -------        --------
Net income (loss).................  $  (710)   $ 2,665        $(1,648)         $(2,406)       $ (2,099)
                                    =======    =======        =======          =======        ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                       ELIMINATIONS
                                                   PARENT                 SUBSIDIARY        AND
                                                  COMPANY    SUBSIDIARY      NON-      CONSOLIDATING
                                                    ONLY     GUARANTORS   GUARANTORS      ENTRIES      CONSOLIDATED
                                                  --------   ----------   ----------   -------------   ------------
                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).............................  $   (710)  $   5,465     $ (3,059)      $(2,406)      $    (710)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
  Depreciation and amortization.................        --      27,164          300            --          27,464
  Stock-based compensation......................     2,776         668           --            --           3,444
  Non-cash interest expense.....................       574       2,024           --            --           2,598
  Loss on disposal of fixed assets..............        --          --           61            --              61
  Equity in earnings (loss) of subsidiaries.....    (2,406)         --           --         2,406              --
  Foreign exchange loss.........................        --          --           35            --              35
  Deferred income taxes.........................        --      25,697      (32,052)           --          (6,355)
Changes in operating assets & liabilities:
  Accounts receivable...........................      (205)        267        3,701            --           3,763
  Prepaid event expenses........................        --      (6,340)      (1,404)           --          (7,744)
  Other current assets..........................        --         233         (801)           --            (568)
  Other assets..................................        --      (8,267)       8,189            --             (78)
  Accounts payable..............................        --      (3,845)         (29)           --          (3,874)
  Accrued expenses..............................       207      15,436          607            --          16,250
  Deferred revenue..............................        --      44,954        4,501            --          49,455
  Other liabilities.............................        --       5,758         (736)           --           5,022
                                                  --------   ---------     --------       -------       ---------
         Total adjustments......................       946     103,749      (17,628)        2,406          89,473
                                                  --------   ---------     --------       -------       ---------
         Net cash provided by (used in)
           operating activities.................       236     109,214      (20,687)           --          88,763
Cash flows from investing activities:
  Purchase of property & equipment..............        --      (4,096)        (381)           --          (4,477)
                                                  --------   ---------     --------       -------       ---------
         Net cash used in investing
           activities...........................        --      (4,096)        (381)           --          (4,477)
Cash flows from financing activities:
  Net transactions with Softbank, ZDI &
    affiliates excluding non-cash transactions
    with affiliates.............................   (94,863)     78,919       23,114            --           7,170
  Increase (decrease) in bank overdraft.........        --      (2,351)          --            --          (2,351)
  Borrowings under new credit facility..........        --     330,000           --            --         330,000
  Proceeds from the issuance of zero coupon
    senior debentures with detachable
    warrants....................................    72,938          --           --            --          72,938
  Proceeds from the sale of common stock........    69,851          --           --            --          69,851
  Payment of cost associated with the issuance
    of long-term obligations and issuance of
    stock.......................................      (442)     (8,520)          --            --          (8,962)
  Repayment of long-term obligations to ZDI and
    bank borrowings retained by ZDI.............        --    (382,002)          --            --        (382,002)
  Repayment of long-term obligations under the
    new credit facility.........................        --     (10,000)          --            --         (10,000)
  Payment of dividend to ZDI....................   (42,998)         --           --            --         (42,998)
                                                  --------   ---------     --------       -------       ---------
         Net cash provided by financing
           activities...........................     4,486       6,046       23,114            --          33,646
Effects of exchange rate changes on cash........        --          48          (11)           --              37
Net increase in cash and cash equivalents.......     4,722     111,212        2,035            --         117,969
Cash and cash equivalents at beginning of
  period........................................        --       3,593        1,977            --           5,570
                                                  --------   ---------     --------       -------       ---------
Cash and cash equivalents at end of period......  $  4,722   $ 114,805     $  4,012       $    --       $ 123,539
                                                  ========   =========     ========       =======       =========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                      ELIMINATIONS
                                                 PARENT                  SUBSIDIARY        AND
                                                 COMPANY    SUBSIDIARY      NON-      CONSOLIDATING
                                                  ONLY      GUARANTORS   GUARANTORS      ENTRIES      CONSOLIDATED
                                                ---------   ----------   ----------   -------------   ------------
                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...........................  $ (20,227)  $  (6,084)    $  3,566      $  2,518       $ (20,227)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Extraordinary loss on retirement..........      5,745       6,784           --            --          12,529
    Depreciation and amortization.............         --      28,504          668            --          29,172
    Stock-based compensation..................     (1,816)         --           --            --          (1,816)
    Non-cash interest expense.................     10,935         913           --            --          11,848
    Equity in earnings (loss) of
      subsidiaries............................      2,518          --           --        (2,518)             --
    Foreign exchange loss.....................         --         106           85            --             191
    Deferred income taxes.....................         --      11,850           --       (10,257)          1,593
  Changes in operating assets & liabilities,
    net of effect from acquired businesses:
    Accounts receivable.......................         --      37,239        7,536            --          44,775
    Prepaid event expenses....................         --      (2,427)       1,526            --            (901)
    Other current assets......................     (6,892)       (101)      (5,581)       12,839             265
    Other assets..............................         --         (67)          73            --               6
    Accounts payable..........................         --       5,114         (788)           --           4,326
    Accrued expenses..........................      9,407     (30,971)       7,644        (2,582)        (16,502)
    Deferred revenue..........................         --     (12,907)     (12,626)           --         (25,533)
    Other liabilities.........................         --     (15,350)      (1,572)           --         (16,922)
                                                ---------   ---------     --------      --------       ---------
         Total adjustments....................     19,897      28,687       (3,035)       (2,518)         43,031
                                                ---------   ---------     --------      --------       ---------
         Net cash provided by (used in)
           operating activities...............       (330)     22,603          531            --          22,804
Cash flows from investing activities:
  Purchase of property & equipment............         --     (11,869)        (239)           --         (12,108)
  Acquisition of businesses, net of cash
    acquired..................................         --    (113,970)       7,728            --        (106,242)
                                                ---------   ---------     --------      --------       ---------
         Net cash provided by (used in)
           investing activities...............         --    (125,839)       7,489            --        (118,350)
Cash flows from financing activities:
  Net transactions with affiliates excluding
    non-cash transactions with affiliates.....   (313,166)    322,191       (9,025)           --              --
  Proceeds from the exercise of options to
    purchase common stock.....................        693          --           --            --             693
  Repayment of long-term obligations under
    credit facility...........................         --    (300,000)          --            --        (300,000)
  Retirement of zero coupon senior debentures
    and accreted interest.....................    (83,576)         --           --            --         (83,576)
  Proceeds from issuance of senior
    subordinated notes........................    300,000          --           --            --         300,000
  Borrowing under revolving credit facility...    110,000          --           --            --         110,000
  Payment of costs associated with the
    issuance of long-term obligations.........    (12,975)         --           --            --         (12,975)
                                                ---------   ---------     --------      --------       ---------
         Net cash provided by (used in)
           financing activities...............        976      22,191       (9,025)           --          14,142
Effects of exchange rate changes on cash......         --          --         (522)           --            (522)
Net increase (decrease) in cash and cash
  equivalents.................................        646     (81,045)      (1,527)           --         (81,926)
Cash and cash equivalents at beginning of
  period......................................      4,777     101,714        3,423            --         109,914
                                                ---------   ---------     --------      --------       ---------
Cash and cash equivalents at end of period....  $   5,423   $  20,669     $  1,896      $     --       $  27,988
                                                =========   =========     ========      ========       =========

                         REPORT OF INDEPENDENT AUDITORS

     Board of Directors
     Key3Media Group, Inc.

     We have audited the accompanying consolidated balance sheet of Key3Media Group, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key3Media Group, Inc. and subsidiaries at December 31, 2000 and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Los Angeles, California
February 23, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

     To the Board of Directors and Stockholders of Ziff-Davis Inc:

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations, cash flows and changes in shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of Key3Media Group, Inc. (previously known as ZD Events) (the "Business"), at December 31, 1999 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluation of the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed, in Note 1, certain costs and expenses presented in the combined financial statements represent allocations and estimates of the costs of services provided to the Business by management of Ziff-Davis Inc. As a result, the combined financial statements presented may not be indicative of the financial position, results of operations or cash flows that would have been achieved had the Business operated as a nonaffiliated entity.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts April 12, 2000
except for the thirteenth paragraph of Note 3 and Note 16, for which the dates are April 13, 2000 and June 7, 2001, respectively.

                             KEY3MEDIA GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
Assets
  Current assets:
     Cash and cash equivalents..............................    $  5,570      $  109,914
     Accounts receivable, net...............................      69,383          80,254
     Prepaid event expenses.................................       4,584           4,958
     Deferred income taxes..................................       4,443           1,745
     Other current assets...................................       1,952           2,970
                                                                --------      ----------
Total current assets........................................      85,932         199,841
Property and equipment, net.................................      10,028          12,342
Intangible assets, net......................................     875,526         843,999
Deferred financing costs and other assets...................          78           9,151
                                                                --------      ----------
Total assets................................................    $971,564      $1,065,333
                                                                ========      ==========
Liabilities and Shareholders' Equity
  Current liabilities:
     Current maturities of long-term obligations............    $     --      $    1,584
     Accounts payable.......................................       8,777           8,485
     Bank overdraft.........................................       2,351              --
     Accrued expenses.......................................      23,178          49,872
     Deferred revenue.......................................      85,799          97,886
     Other current liabilities..............................       3,131          14,887
                                                                --------      ----------
Total current liabilities...................................     123,236         172,714
Deferred income taxes.......................................      61,553          85,030
Long-term obligations (net of current maturities)...........     382,002         367,081
Other long-term liabilities.................................       8,381           8,568
Commitments and contingencies
Shareholders' equity:
  Division capital..........................................     328,022              --
  Common Stock -- $0.01 par value; authorized 200,000,000
     shares; issued and outstanding, 65,000,000 shares
     (2000).................................................          --             650
  Additional paid-in-capital................................          --         422,171
  Retained earnings.........................................      73,246          38,810
  Accumulated comprehensive income (loss)...................      (3,894)         (3,836)
  Deferred compensation.....................................        (982)        (25,855)
                                                                --------      ----------
Total shareholders' equity..................................     396,392         431,940
                                                                --------      ----------
Total liabilities and shareholders' equity..................    $971,564      $1,065,333
                                                                ========      ==========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                      (IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
Net revenues................................................  $269,135   $251,411   $286,901
Operating expenses:
  Cost of production........................................    75,445     74,131     78,497
  Selling, general and administrative.......................    76,508     88,066    106,231
  Non-recurring compensation charge.........................        --         --      2,977
  Stock-based compensation..................................       252        522      7,967
  Depreciation and amortization.............................    41,180     38,132     36,688
                                                              --------   --------   --------
                                                               193,385    200,851    232,360
                                                              --------   --------   --------
Income from operations......................................    75,750     50,560     54,541
                                                              --------   --------   --------
Other income (expenses):
  Interest expense..........................................   (45,860)   (23,300)   (39,359)
  Interest income...........................................     2,816        487      3,264
  Equity in earnings from joint venture.....................     2,658      1,649         --
  Gain on sale of joint venture interest....................        --     13,746         --
  Other expense, net........................................       (28)       (71)       (17)
                                                              --------   --------   --------
                                                               (40,414)    (7,489)   (36,112)
                                                              --------   --------   --------
Income before income taxes..................................    35,336     43,071     18,429
Income tax provision........................................    16,080     17,082      9,867
                                                              --------   --------   --------
Net income..................................................  $ 19,256   $ 25,989   $  8,562
                                                              ========   ========   ========
Basic net income per share..................................  $   0.36   $   0.49   $   0.15
Diluted net income per share................................  $   0.36   $   0.49   $   0.14
Shares used in computing basic net income per common
  share.....................................................    53,358     53,358     57,589
Shares used in computing diluted net income per common
  share.....................................................    53,358     53,358     59,949
Pro forma basic net income per share (unaudited)............                        $   0.13
Pro forma diluted net income per share (unaudited)..........                        $   0.13
Shares used in computing pro forma basic net income per
  common share..............................................                          65,000
Shares used in computing pro forma diluted net income per
  common share..............................................                          67,360

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                  ADDITIONAL               ACCUMULATED        TOTAL
                             DIVISION    COMMON    PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE     DEFERRED
                              CAPITAL    STOCK     CAPITAL     EARNINGS   INCOME (LOSS)   INCOME (LOSS)   COMPENSATION    TOTAL
                             ---------   ------   ----------   --------   -------------   -------------   ------------   --------
                                                                        (IN THOUSANDS)
Balance at January 1,
  1998.....................  $  20,213      --           --    $ 31,001      $(2,297)                       $   (996)    $ 47,921
Net transactions with
  affiliates...............    388,369      --           --          --           --                              --      388,369
Dividend...................         --      --           --      (3,000)          --                              --       (3,000)
Foreign currency
  translation adjustment...         --      --           --          --          118         $   118              --          118
Issuance of ZDNet stock
  options under employee
  compensation plans.......        408      --           --          --           --                            (408)          --
Amortization of deferred
  compensation.............         --      --           --          --           --                             252          252
Conversion of Softbank
  stock options to ZDI
  stock options............        503      --           --          --           --                            (503)          --
Net income.................         --      --           --      19,256           --          19,256              --       19,256
                             ---------    ----     --------    --------      -------         -------        --------     --------
Total comprehensive
  income...................                                                                  $19,374
                                                                                             =======
Balance at December 31,
  1998.....................    409,493      --           --      47,257       (2,179)                         (1,655)     452,916
Net transactions with
  affiliates...............    (81,320)     --           --          --           --                              --      (81,320)
Foreign currency
  translation adjustment...         --      --           --          --       (1,715)        $(1,715)             --       (1,715)
Forfeiture of stock
  options..................       (151)     --           --          --           --                             151           --
Amortization of deferred
  compensation.............         --      --           --          --           --                             522          522
Net income.................         --      --           --      25,989           --          25,989              --       25,989
                             ---------    ----     --------    --------      -------         -------        --------     --------
Total comprehensive
  income...................                                                                  $24,274
                                                                                             =======
Balance at December 31,
  1999.....................    328,022      --           --      73,246       (3,894)                           (982)     396,392
Net transactions with
  affiliates...............      9,851      --           --          --           --                              --        9,851
Transactions related to
  spin off from ZDI:
Adjustment of deferred
  income taxes.............    (32,027)     --           --          --           --                              --      (32,027)
Issuance of common stock to
  ZDI......................   (305,846)    534      305,312          --           --                              --           --
Dividend...................         --      --           --     (42,998)          --                              --      (42,998)
Sale of common stock, net
  of issuance costs........         --     116       66,562          --           --                              --       66,678
Issuance of warrants to
  purchase common stock....         --      --       15,000          --           --                              --       15,000
Deferred compensation
  related to stock
  options..................         --      --       34,507          --           --                         (34,507)          --
Amortization of deferred
  compensation.............         --      --          378          --           --                           7,589        7,967
Forfeiture of options to
  purchase common stock....         --      --       (1,975)         --           --                           1,975           --
Adjustment to benefit of
  pre-spin-off tax loss
  retained by ZDI..........         --      --        2,387          --           --                              --        2,387
Foreign currency
  translation adjustment...         --      --           --          --           58         $    58              70          128
Net income.................         --      --           --       8,562           --           8,562              --        8,562
                             ---------    ----     --------    --------      -------         -------        --------     --------
Balance at December 31,
  2000.....................  $      --    $650     $422,171    $ 38,810      $(3,836)        $ 8,620        $(25,855)    $431,940
                             =========    ====     ========    ========      =======         =======        ========     ========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998       1999       2000
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 19,256   $ 25,989   $   8,562
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    41,180     38,132      36,688
    Stock-based compensation................................       252        522       7,967
    Non-cash interest expense...............................        --         --      10,213
    Loss on disposal of fixed asset.........................       500         --          61
    Foreign exchange (gain)/loss............................        (1)       126          45
    Deferred income taxes...................................    15,490     13,473      (3,968)
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (4,853)    (8,358)    (10,871)
      Prepaid event expenses................................      (480)     2,840        (374)
      Other current assets..................................    (2,231)     1,911      (1,018)
      Other assets..........................................      (998)     8,678         (39)
      Accounts payable......................................    (4,126)     2,409        (292)
      Accrued expenses......................................     6,076     (1,226)     26,694
      Deferred revenue......................................     2,038      5,547      12,087
      Other liabilities.....................................     9,456     (2,231)     11,943
                                                              --------   --------   ---------
Total adjustments...........................................    62,303     61,823      89,136
                                                              --------   --------   ---------
Net cash provided by operating activities...................    81,559     87,812      97,698
                                                              --------   --------   ---------
Cash flows from investing activities:
  Purchase of property and equipment........................    (4,371)    (3,131)     (7,415)
  Purchase of intangible assets.............................    (7,292)    (2,019)       (125)
                                                              --------   --------   ---------
Net cash used in investing activities.......................   (11,663)    (5,150)     (7,540)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Net transactions with Softbank, ZDI and affiliates
    excluding non-cash transactions with affiliates.........   (83,192)   (81,320)      7,170
  Increase/(decrease) in bank overdraft.....................     7,557     (5,206)     (2,351)
  Borrowing under new credit facility.......................        --         --     330,000
  Proceeds from the issuance of zero coupon senior
    debentures with detachable warrants.....................        --         --      75,000
  Proceeds from the sale of common stock, net...............        --         --      69,851
  Payment of costs associated with the issuance of long-term
    obligations.............................................        --         --     (10,582)
  Repayment of long-term obligations to ZDI and bank
    borrowings retained by ZDI..............................        --         --    (382,002)
  Repayment of long term obligations under the new credit
    facility................................................        --         --     (30,000)
  Payment of dividend to ZDI................................        --         --     (42,998)
                                                              --------   --------   ---------
Net cash (used in) provided by financing activities.........   (75,635)   (86,526)     14,088
                                                              --------   --------   ---------
Effects of exchange rate changes on cash....................      (161)      (951)         98
                                                              --------   --------   ---------
Net (decrease) increase in cash and cash equivalents........    (5,900)    (4,815)    104,344
Cash and cash equivalents at beginning of year..............    16,285     10,385       5,570
                                                              --------   --------   ---------
Cash and cash equivalents at end of year....................  $ 10,385   $  5,570   $ 109,914
                                                              ========   ========   =========
Supplemental cash flow disclosures:
  Interest paid.............................................  $ 45,860   $ 23,300   $  28,897
  Income taxes paid.........................................  $     --   $     --   $     137
Non-cash financing activities:
  Transfer of assets to an affiliate as a reduction of
    division equity.........................................  $  1,676   $     --   $      --
  Capital contribution of an asset from an affiliate........  $  3,000   $     --   $      --
  Reduction in notes payable to affiliates as an increase in
    division equity.........................................  $470,237   $     --   $      --
  Capital contribution through payment of stock issuance
    costs by ZDI............................................  $     --   $     --   $   2,681

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

     Key3Media Group, Inc. (the "Company") is a leading producer of business-to-business events, principally trade shows, conferences, and customized marketing and education programs with operations in the United States, Canada, Europe, Mexico and Australia.

     In March 2000, Ziff-Davis Inc. ("ZDI"), announced its decision to recapitalize and spin-off its trade show and conference business to the holders of ZDI common stock as part of a comprehensive restructuring. On August 18, 2000, ZDI completed the spin-off of Key3Media Group, Inc, a new company to hold ZDI's trade show and conference business. In addition to the 53,358,050 shares of its common stock issued to holders of ZDI common stock in the spin-off, the Company raised approximately $75 million through the issuance of zero coupon senior debentures with detachable warrants and sold 11,641,950 common shares of its common stock for $6 per share. Concurrently, the Company's wholly owned subsidiary Key3Media Events, Inc. ("Key3Media Events") borrowed $330 million from a syndicate of banks. The proceeds of these transactions were used to repay Key3Media Events' $382 million of existing indebtedness and to fund a $42,998 cash dividend to ZDI, and the balance was retained for working capital and general corporate purposes.

     Prior to June 1, 2000, ZDI provided to the Company certain centralized administrative services including but not limited to, legal, tax and financial accounting, management information, telecommunications and human resources. Since June 1, 2000 the Company has provided these services for itself. Charges for the services provided by ZDI were generally based upon utilization; however, where measuring utilization was impractical, ZDI used percentages based upon headcount or revenue in determining charges for these services. Management of the Company believes the allocated cost of the centralized administrative services approximated the cost it would have incurred if it had obtained the same administrative services from unaffiliated third parties.

     A portion of the cost of administrative services charged to the Company by ZDI included amounts for certain cash management and treasury activities. These activities included the investment of surplus cash and the issuance, repayment and repurchase of short-term and long-term debt. The Company generally remitted its cash receipts (other than receipts of foreign operations or operations that were not wholly owned) to ZDI, and ZDI generally funded the Company's cash disbursements (other than disbursements of foreign operations or operations that were not wholly owned), on a periodic basis. The cash funding described was accounted for within Division Capital and upon the April 13, 2000 signing of a loan agreement with two banks the Company assumed responsibility for its cash management and treasury activities.

     The Company recorded $2,490, $12,543 and $3,499 for centralized administrative charges from ZDI for the years ended December 31, 2000, 1999 and 1998, respectively.

     The financial statements are not necessarily indicative of results that would have occurred if the activities of the Company had been a separate stand-alone entity prior to August 18, 2000.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Key3Media Group, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities at time of purchase of three months or less.

                             KEY3MEDIA GROUP, INC.

  CONCENTRATIONS OF RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with various high credit financial institutions. At times, such cash and cash equivalents may be in excess of federally insured limits or, with respect to international operations, there may be no insurance. The Company has not experienced losses in such accounts. The Company generally bills its customers in advance of the commencement of an event and does not require collateral from its customers. As a result of the timing of the billing and collection of a substantial portion of accounts receivable, the Company has limited its credit risk in the event a customer does not pay.

     Significant revenue and earnings are generated from our NetWorld+Interop tradeshows and JavaOne conference brands. Each brand is subject to licenses for its use. While the Company owns the service mark "Interop," it licenses the "NetWorld" service mark from Novell under a license expiring on December 31, 2002, which is subject to automatic renewals unless terminated by Novell upon 15 months' notice. The Company also licenses the name "JavaOne" from Sun Microsystems which expires in July 2004. If these licenses terminate and are not renewed, the Company would not be able to produce events using these service marks and that could adversely affect revenues and results of operations.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments recorded on the consolidated balance sheets include cash and cash equivalents, accounts receivable and accounts payable. The carrying amount of these financial instruments approximates fair value because of their short-term maturity. The recorded amount of the Company's indebtedness also approximates fair value based upon the current rates available to the Company for debt with similar maturities.

  PROPERTY AND EQUIPMENT

     Property and equipment have been recorded at cost. Major replacements and improvements are capitalized while general repairs and maintenance costs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: computers and equipment two to seven years, furniture and fixtures five to ten years and leasehold improvements the shorter of their estimated useful lives or lease periods.

  INTANGIBLE ASSETS

     Intangible assets consist principally of trade names, advertiser and exhibitor lists, and goodwill. Trade names are recorded at their estimated fair value using the "relief from royalty" approach. The "relief-from-royalty" approach is based upon the savings that an intangible asset owner will realize from owning the intangible asset instead of paying a rent or royalty for the use of that asset. Advertiser and exhibitor lists are recorded at their estimated fair value as determined by an "income" approach. Amortization of intangible assets is computed on a straight-line basis over their estimated useful lives.

     The Company assesses the recoverability of its intangible assets whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support its carrying value. If undiscounted cash flows are not sufficient to support the recorded value, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable amount. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

                             KEY3MEDIA GROUP, INC.

  REVENUE RECOGNITION

     Trade show, conference, customized marketing and education program revenue, less agency commissions, cash discounts, and noncash discounts are recognized when the events are conducted. Payments received in advance of trade shows, conferences and customized marketing and education programs are initially reported on the balance sheet as deferred revenue.

     The Company enters into barter transactions with certain vendors where booth space at trade shows or conferences is exchanged for advertising or the Company and the vendor exchange advertising. These transactions are not included in the consolidated statements of income. If these transactions had been included, the Company would have recorded additional revenue and expense of approximately $9,057, $6,849, and $8,649 for the years ended December 31, 1998, 1999, and 2000, respectively.

  COMPUTATION OF NET INCOME PER SHARE AND PRO FORMA NET INCOME PER SHARE

     Basic net income per share is computed using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 1998.

     Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 1998 plus the dilutive effect of stock options and other dilutive securities, calculated using the treasury stock method.

     Pro forma basic net income per share is computed using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to Initial Public Offering shareholders in connection with the spin-off, as if such issuances occurred at the beginning of 2000. Pro forma diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding, including the assumed issuance of shares to Initial Public Offering shareholders in connection with the spin-off, as if such issuances occurred at the beginning of 2000 plus the dilutive effect of stock options and other dilutive securities, calculated using the treasury stock method.

     A summary of the shares used to compute historical earnings per share is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          -------   -------   -------
Net income..............................................  $19,256   $25,989   $ 8,562
                                                          -------   -------   -------
Weighted average common shares..........................   53,358    53,358    57,589
                                                          -------   -------   -------
Denominator for basic calculation.......................   53,358    53,358    57,589
                                                          =======   =======   =======
Net income per share -- basic...........................  $  0.36   $  0.49   $  0.15
                                                          -------   -------   -------
Weighted average effect of anti-dilutive securities:
  Warrants..............................................       --        --       972
  Stock options.........................................       --        --     1,388
                                                          -------   -------   -------
Total weighted average effect of anti-dilutive
  securities............................................       --        --     2,360
                                                          -------   -------   -------
Denominator for diluted calculation.....................   53,358    53,358    59,949
                                                          -------   -------   -------
Net income per share -- diluted.........................  $  0.36   $  0.49   $  0.14
                                                          =======   =======   =======

                             KEY3MEDIA GROUP, INC.

     A summary of the shares used to compute unaudited pro forma earnings per share is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                                  2000
                                                              ------------
Net income..................................................    $ 8,562
                                                                -------
Weighted average common shares..............................     65,000
                                                                -------
Denominator for basic calculation...........................     65,000
                                                                -------
Net income per share -- basic...............................    $  0.13
                                                                =======
Weighted average effect of anti-dilutive securities:
  Warrants..................................................        972
  Stock options.............................................      1,388
                                                                -------
Total weighted average effect of anti-dilutive securities...      2,360
                                                                -------
Denominator for diluted calculation.........................     67,360
                                                                -------
Net income per share -- diluted.............................    $  0.13
                                                                =======

  OPERATING COSTS AND EXPENSES

     Cost of production includes the direct costs of organizing, producing and managing trade shows, seminars, conferences and expositions. These costs are capitalized as prepaid and expensed in the month in which the event is conducted.

  EQUITY IN EARNINGS FROM JOINT VENTURES

     Equity in earnings from joint ventures includes the Company's equity share of income or loss from its investments in joint ventures. This amount is included in deferred financing costs and other assets.

     In September 1999, the Company sold its 50% interest in Expo Comm which resulted in a gain of $13,746.

  FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign operations are translated at the current exchange rate and elements of shareholders' equity are translated at historical exchange rates at year-end. Revenue and expense accounts are translated at the average exchange rate during the periods presented. Gains or losses from foreign currency transactions are included in earnings as incurred. Translation adjustments are included as a separate component of shareholders' equity.

  ADVERTISING

     The Company generally expenses the cost of advertising as incurred.

  INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Net deferred tax assets are recorded when it is more likely than not that such tax benefits will be realized.

                             KEY3MEDIA GROUP, INC.

     The activities of the Company were included in the consolidated federal income tax return filed by Softbank (for 1997 and through May 3, 1998) and by ZDI (from May 4, 1998 through August 18, 2000). However, the tax provision shown on the consolidated statements of income and the tax assets and liabilities shown on the consolidated balance sheets for each of the fiscal years 1998, 1999 and 2000 have been prepared as though the activities of the Company were filed in income tax returns on a stand-alone basis. The tax benefit arising from the change in the deferred tax accounts and the Company's interim loss through August 18, 2000 has been reflected in the accompanying statement of income, however as the operating tax asset will be utilized by Ziff Davis, the amount of the asset has been reflected as a distribution to Ziff Davis. The effect of recording the income tax provision on a stand-alone basis as of August 18, 2000 resulted in an aggregate reduction in Division Equity of $32,027. The adjustment to equity was reduced by $2,387 during the fourth quarter of fiscal 2000 to reflect the actual benefit of pre-spin-off losses retained by ZDI.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the financial statements. Actual results may differ from these estimates.

  STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" encourages, but does not require, companies to adopt a fair value based method for determining the expense related to stock-based compensation. The Company records stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and Financial Accounting Standards Board (FASB) Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25 ("FIN 44")."

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 30, 1999. However, Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of SFAS No. 133" was issued to defer adoption of SFAS No. 133 to fiscal years beginning after June 30, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on the Company's financial statements.

  RECLASSIFICATION

     Certain reclassifications were made to the prior year consolidated financial statements to conform to current year presentation.

                             KEY3MEDIA GROUP, INC.

3.  LONG-TERM OBLIGATIONS

     Long-term Obligations consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Note payable to Ziff-Davis Inc. -- a related party..........  $382,002         --
Senior credit facility......................................        --   $300,000
$75 million Zero coupon debentures including accreted
  interest of $3,386, net of discount of $9,721.............        --     68,665
                                                              --------   --------
                                                               382,002    368,665
Less current maturities.....................................        --     (1,584)
                                                              --------   --------
Total.......................................................  $382,002   $367,081
                                                              ========   ========

     On August 3, 2000, the Company's wholly owned subsidiary, Key3Media Events, entered into a credit facility with a syndicate of banks which consists of two term loan facilities and a revolving credit facility. The initial principal amount of the first term loan was $75,000 and it matures on August 3, 2005. The first term loan requires repayment quarterly in annual amounts equal to 10% of the original principal amount of the loan in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and the remaining 30% in the fifth and final year. The initial principal amount of the second term loan was $255,000 and it matures on August 3, 2006. The second term loan requires repayment in equal quarterly amounts during the final year of its term, subject to amortization of approximately 1% per year prior to the final year. Key3Media Events borrowed $330,000 under the term loan facilities on August 18, 2000. As of December 31, 2000, Key3Media Events has made a $30,000 principal repayment on these two term loan facilities. As a result of this prepayment, the above repayment amounts have been revised and are restated in the maturity schedule below.

     The revolving credit facility commits the banks to lend up to $50,000 to Key3Media Events for general corporate purposes. Key3Media Events may borrow, repay and re-borrow under the revolving loan facility until August 3, 2005, at which time Key3Media Events must repay any amounts outstanding under the revolving credit facility. As of December 31, 2000, Key3Media Events has no amounts outstanding under the revolving credit facility.

     At Key3Media Events' election, loans under the credit facility bear interest at a margin over, (1) the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the London interbank offered rate, or LIBOR. The margin Key3Media Events pays will vary between 0.75% and 4.00% depending on (a) what Key3Media Events chooses as its base rate and (b) the ratio of its total debt to EBITDA as defined in the credit facility agreement. At December 31, 2000, the effective interest rate for the Senior Credit Facility was 10.7%.

     The credit facility contains various financial covenants including, amongst other things, (i) limitations on dividends, (ii) limitations on the incurrence of indebtedness, (iii) limitations on capital expenditures and (iv) maintenance of minimum leverage and interest coverage ratios. The borrowings under the credit facility are collateralized by substantially all of the assets of Key3Media Events.

     On September 22, 2000, Key3Media Events entered in to a Rate Cap Transaction Agreement with a bank which eliminates its exposure to interest rate increases in LIBOR above 9.375% on $165,000 of borrowings under the credit facility. This agreement terminates on October 2, 2001.

     On August 18, 2000, the Company issued zero coupon senior debentures with an initial principal amount of $75,000. The purchasers paid $72,938 for the debentures and the warrants described below. The principal amount of the debentures will accrete at a rate of 12% per year, compounded quarterly, for the first five years

                             KEY3MEDIA GROUP, INC.

and 15% per year, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA as defined in the debenture agreement in the previous four quarters is higher than 4.50:1.00, the accretion rate will increase by 1.25% until the ratio falls below 4.50:1.00 for the previous four quarters. The debentures will mature in seven years and nine months. Accreted interest calculated on an average annualized basis on the debentures was $3,386 for the year ended December 31, 2000.

     The Company can redeem the debentures at any time before the first anniversary of the issuance of the debentures at 112% of the initial principal amount. On or after the first but before the fifth anniversary of the issuance, we can redeem the debentures at 100% of their accreted principal amount. On or after the fifth anniversary, we cannot redeem the debentures, until the maturity date.

     The purchasers of our debentures received warrants to purchase 6,800 shares of our common stock at $6.00 per share, subject to adjustment as described below and to customary anti-dilution rights. Cashless exercise is permitted and the warrants expire seven years after they are issued, except that if the number of shares that may be purchased upon exercise of the warrants increases on any anniversary of the issue date, then the warrants will expire as to those additional shares seven years after that anniversary.

     If the debentures are redeemed within 22 months after they are issued (prior to June 18, 2002), the number of shares that must be issued upon exercise of the warrants will decrease by 523. If the debentures are still outstanding on the following anniversaries, the number of shares that must be issued upon exercise of the warrants will increase by 1,500 on each of the second and third anniversaries of the issuance of the debentures and by 1,750 each of on the fourth and fifth anniversaries.

     In connection with the issuance of warrants, the Company recorded a discount on the debentures and an increase to paid-in-capital of $15,000, which represents the value of the warrants on the date of issuance. The discount on the debentures will be amortized as additional interest expense using the effective interest rate method over the expected life of the debentures, which Management currently believes may be less than 24 months from the date of their issuance. The $15,000 value assigned to the warrants at their issuance date has been determined using a Black-Scholes Pricing Model that includes assumptions as to risk free interest rates, dividend yield, volatility and expected life of the warrants.

     If the debentures are repaid 22 months after their issuance, then the Company is required to pay $93,552, which is comprised of $75,000 of principal and $18,552 of accreted interest. If the debentures are repaid on their contractual maturity date in May 2008, then the Company is required to pay $203,364, which is comprised of $75,000 of principal and $128,364 of accreted interest.

     The debenture agreement contains some financial and reporting covenants such as minimum leverage ratios and quarterly and annual reporting. The debentures are subordinate to the credit facility and are collateralized by substantially all of the assets of the Company.

     In May 1998, Key3Media Events entered into a Loan Agreement with ZDI for $382,002 (the "Loan"). The Loan stated that interest payments were due on a quarterly basis beginning June 1998 at a rate of 6% per annum. The Loan was payable on March 31, 2008 and contained no financial covenants. On April 13, 2000, Key3Media Events entered into a Revolving Credit Agreement ("the Agreement") with two banks and borrowed $150,000 which represented the maximum amount available under the Agreement. The proceeds of this borrowing were used to repay a portion of the Loan. Under the terms of the Agreement, Key3Media Events was required to maintain certain financial and operating covenants, which included maximum leverage and minimum interest coverage ratios and limits on capitalized leases and capital expenditures. The borrowing bore interest at a base rate or eurodollar rate, at the option of Key3Media Events. The base rate was equal to the higher of the lender's commercial lending rate or 1/2 of 1% per annum above the federal funds rate. The eurodollar rate was equal to the London Interbank Offered Rate divided by a percentage equal to 100% minus the eurodollar rate reserve percentage, as defined in the Agreement. The Loan and the Agreement were repaid on August 18, 2000 with borrowings from the credit facility noted above.

                             KEY3MEDIA GROUP, INC.

     The Company incurred interest expense to related parties for the years ended December 31, 1998, 1999 and 2000 of $45,860, $23,300 and $15,522,
respectively.

     Maturities of long-term debt for the next five years and thereafter (in thousands) are:

                                                        ZERO
                                                       COUPON      CREDIT
                                                     DEBENTURES   FACILITY     TOTAL
                                                     ----------   --------   ---------
Years ending December 31:
  2001.............................................  $      --    $  1,584   $   1,584
  2002.............................................         --       5,662       5,662
  2003.............................................         --      18,233      18,233
  2004.............................................         --      21,983      21,983
  2005.............................................         --     131,413     131,413
  Thereafter.......................................    203,364     121,125     324,489
                                                     ---------    --------   ---------
                                                       203,364     300,000     503,364
Less amount representing accreted interest and debt
  discount.........................................   (134,699)         --    (134,699)
                                                     ---------    --------   ---------
Total..............................................  $  68,665    $300,000   $ 368,665
                                                     =========    ========   =========

4.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
Accounts receivable.........................................  $73,267   $83,816
Less: allowance for doubtful accounts and cancellations.....   (3,884)   (3,562)
                                                              -------   -------
                                                              $69,383   $80,254
                                                              =======   =======

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Computers and equipment.....................................  $ 23,069   $ 27,251
Leasehold improvements......................................     2,118      3,260
Furniture and fixtures......................................     3,682      4,669
Other.......................................................     1,080      1,741
                                                              --------   --------
                                                                29,949     36,921
Less: accumulated depreciation and amortization.............   (19,921)   (24,579)
                                                              --------   --------
                                                              $ 10,028   $ 12,342
                                                              ========   ========

     Depreciation and amortization expense for the years ended December 31, 1998, 1999 and 2000 was $6,101, $4,591, and $5,226 respectively.

                             KEY3MEDIA GROUP, INC.

     During 2000, fixed assets with a cost basis of $467 and a related accumulated depreciation balance that totaled $467 were written-off.

6.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                        DECEMBER 31,
                                                     RANGE OF      -----------------------
                                                  LIVES IN YEARS      1999         2000
                                                  --------------   ----------   ----------
Trade names:
  COMDEX........................................      40           $  418,000   $  418,000
                                                                   ----------   ----------
                                                                      418,000      418,000
                                                                   ----------   ----------
Goodwill:
  Softbank COMDEX...............................      40              277,642      277,642
  Softbank Forums, Inc..........................    5 to 30           160,424      160,424
                                                                   ----------   ----------
                                                                      438,066      438,066
                                                                   ----------   ----------
Advertiser and exhibitor lists:
  COMDEX/Fall...................................      27              135,990      135,990
  COMDEX Spring.................................      17               12,000       12,000
                                                                   ----------   ----------
                                                                      147,990      147,990
                                                                   ----------   ----------
Other intangibles...............................   2.5 to 15           16,459       16,609
                                                                   ----------   ----------
                                                                   $1,020,515   $1,020,665
                                                                   ----------   ----------
Less: accumulated amortization..................                     (144,989)    (176,666)
                                                                   ----------   ----------
                                                                   $  875,526   $  843,999
                                                                   ==========   ==========

     Amortization expense for the years ended December 31, 1998, 1999, and 2000 was, $35,079, $33,541, and $31,462 respectively.

     In 1998, the Company recorded additional amortization expense of $2,930 as a result of management's change in the estimated useful life of a tradeshow name. During 1999, the Company recorded additional amortization of $2,306 to reduce the carrying value of this tradeshow to zero in recognition of its discontinued usage.

7.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
Payroll and related employee benefits.......................  $ 4,987   $10,106
Income and related taxes payable............................      164    13,579
Other accrued expenses......................................   18,027    26,187
                                                              -------   -------
                                                              $23,178   $49,872
                                                              =======   =======

                             KEY3MEDIA GROUP, INC.

8.  NON-RECURRING COMPENSATION CHARGE

     In connection with the termination provisions included in their respective employment agreements, two executives of the Company elected to exercise those rights in December 2000, resulting in a one time non-recurring compensation charge of $2,977 for the required termination payments. Subsequently, the Company and one of these executives entered into a new four-year employment agreement in December, 2000.

9.  INCOME TAXES

     Income before income taxes is attributable to the following jurisdictions:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          -------   -------   -------
United States...........................................  $37,911   $41,473   $18,533
Foreign.................................................   (2,575)    1,598      (104)
                                                          -------   -------   -------
Total...................................................  $35,336   $43,071   $18,429
                                                          =======   =======   =======

     Components of the provision for income taxes are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1998      1999      2000
                                                           -------   -------   ------
U.S. federal income taxes:
  Current................................................  $    --   $ 2,730   $2,353
  Deferred...............................................   14,653    12,744    6,157
State and local income taxes:
  Current................................................       --       156      168
  Deferred...............................................      837       728      440
Foreign income taxes.....................................      540       724      749
                                                           -------   -------   ------
Total....................................................  $16,030   $17,082   $9,867
                                                           =======   =======   ======

     A reconciliation of the U.S. federal statutory tax rate to the Company's effective tax rate on income before income taxes is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1999     2000
                                                              ------   ------   ------
Federal statutory tax rate..................................   35.0%    35.0%    35.0%
State and local taxes (net of federal tax benefit)..........    2.0      2.0      2.0
Effect of foreign operations................................    4.2      0.3      4.1
Non-deductible executive compensation.......................     --       --      6.5
Non-deductible debenture interest...........................     --       --      1.8
Amortization of nondeductible goodwill......................    3.8      2.0      1.1
Other, including meals and entertainment....................    0.4      0.4      3.0
                                                              -----    -----    -----
Effective tax rate..........................................   45.4%    39.7%    53.5%
                                                              =====    =====    =====

     The tax provision as reported above for the year ended December 31, 2000, reflects a revision to the current provision from the amount previously reported in the Company's earnings release dated February 27, 2001. The current provision has been reduced by $3,828 to give effect to the operating loss benefit resulting from the pre-spin-off period as allowed by EITF 94-10, "Accounting by a Company for the Income Tax

                             KEY3MEDIA GROUP, INC.

Effects of Transactions among or with its Shareholders under FASB Statement No. 109." The related tax benefit will be utilized by Ziff-Davis pursuant to the agreements related to the spin-off. The Company has now recognized the benefit for its pre-spin-off operating losses, as allowed by the EITF and has reflected its expected utilization by Ziff-Davis as a distribution through a reduction of Division Equity. No benefit had been recognized for the pre-spin-off operating losses in the previously reported results. The effect of this revision was to increase net income by $3,828 or $0.06 per share.

     Following is a summary of the components of the deferred tax accounts:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Current deferred tax asset..................................  $  4,443   $  1,745
                                                              --------   --------
Noncurrent deferred tax asset and (liability):
  Basis difference in intangible assets.....................   (78,549)   (91,943)
  Net operating loss and other carryforwards................    11,428         43
  Other.....................................................     7,472      6,870
                                                              --------   --------
Gross noncurrent deferred tax liability.....................   (59,649)   (85,030)
Valuation allowance.........................................    (1,904)        --
                                                              --------   --------
Net noncurrent deferred tax liability.......................  $(61,553)  $(85,030)
                                                              ========   ========

     The Company believes that certain operating loss deductions arising while the Company was included as part of the Ziff-Davis consolidated tax return that are attributable to the Company may result in a reduction of current and future income tax liabilities. These amounts cannot be currently quantified because the amount of the operating loss deductions attributable to the Company after our spin-off are dependent upon the total carryforward losses of the Company to be utilized by Ziff-Davis in their tax return for the period prior to our spin-off. As such, no recognition for that potential future benefit has been included in these financial statements.

10.  STOCK COMPENSATION PLANS

     The disclosures described below set forth the various compensation plans implemented by the Company and by Softbank and ZDI only to the extent such plans affect the employees of the Company.

  KEY3MEDIA GROUP, INC. 2000 STOCK OPTION AND INCENTIVE PLAN

     The Board of Directors of the Company adopted the Key3Media Group, Inc. 2000 Stock Option and Incentive Plan (the "Plan") on August 21, 2000. Under the terms of the Plan, all employees, officers, directors and consultants of the Company are eligible to participate. The Nominating and Compensation Committee of the Board of Directors establish the option price and the vesting schedule of each stock grant. The initial number of shares authorized for option grants under the Plan was 23,933. In the event the Company issues additional shares of common stock, as defined, the total number of additional shares of common stock authorized for option grants shall equal 33 1/3% of the additional shares of common stock issued at the time.

     On August 21, 2000, the Company granted 21,126 options to purchase shares of its common stock (8,212 options with an exercise price of $11.00 and 12,914 options with an exercise of $5.00). Certain options granted to employees who previously held options to purchase stock of ZDI, ZDNet, and Softbank Corp. are subject to the accounting treatment described in FIN 44 which requires recording the fair value of these options at the close of each accounting period and recognizing the change in fair value from period to period as an increase or decrease in stock based compensation.

                             KEY3MEDIA GROUP, INC.

     The Company also granted 1,723 options to purchase common stock with exercise prices ranging from $8.00 to $12.18 during the period of August 22, 2000 to December 31, 2000.

     As a result of the issuance of options to purchase common stock, the Company recorded deferred stock compensation of $33,370 and incurred noncash stock based compensation expense of $6,206 for the year ended December 31, 2000.

  SOFTBANK EXECUTIVE STOCK OPTION PLANS

     The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of Softbank Corp., a publicly traded company in Japan, to officers, directors and key employees of ZDI, including certain employees of the Company prior to the spin-off. Under the Plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. Substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

     On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to the Company.

     Certain employees of the Company who continue to hold options to purchase stock of Softbank Corp. were granted accelerated vesting rights that resulted in additional deferred stock compensation of $1,137 and noncash stock based compensation expense of $1,382 for the year ended December 31, 2000.

     In summary, the Company's deferred compensation activity for 2000 by plans is as follows:

                                                         KEY3MEDIA   SOFTBANK
                                                           PLAN       PLANS      TOTAL
                                                         ---------   --------   -------
Deferred stock compensation............................   $33,370     $1,137    $34,507
Amortization of deferred stock compensation............     6,206      1,383      7,589
Forfeitures............................................     1,975         --      1,975

  1998 INCENTIVE COMPENSATION PLAN AND THE 1998 NON-EMPLOYEE DIRECTOR'S STOCK OPTION PLAN

     ZDI has two classes of common stock; ZD Inc. -- ZD Common Stock ("ZD Stock") and ZD Inc. -- ZDNet Stock ("ZDNet Stock").

     The 1998 Incentive Compensation Plan (the "Incentive Plan") provides for the grant of options, stock appreciation rights, stock awards and other interests in ZDI common stock to key employees of ZDI and its affiliates and consultants. On December 21, 1998, the ZDI Board of Directors approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any services of common stock of ZDI and to increase the number of shares available for issuance to all ZDI employees from 8,500 shares to 17,828 shares.

     The 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors Plan") provides for the grant of stock options to non-employee directors. ZDI had reserved 8,500 shares of common stock for issuance under the Non-Employee Directors' Plan.

     On September 23, 1998, the ZDI Board of Directors approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of ZDI common

                             KEY3MEDIA GROUP, INC.

stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to the Company.

     On December 21, 1998, ZDI's Board of Directors approved the grant of options to acquire an aggregate of approximately 224 shares of ZDNet Stock to certain employees of the Company at a price of $4.29 per share. As a result of the grant the Company recorded deferred compensation expense of $408 for the difference between the exercise price and the deemed fair value of the underlying shares. The Company expects to recognize non-cash compensation for accounting purposes of $102 ratably over the vesting periods of the options. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

     On January 29, 1999, ZDI granted options to a number of ZD Events employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with ZDI that, if and when any of these options are exercised,
(1) that affiliate will cause the shares to ZDI common stock issuable upon such exercise to be supplied to ZDI and (2) ZDI will deliver to that affiliate of its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of ZDI common stock outstanding or ZDI's stockholders' equity. The Company recognized compensation expense for accounting purposes through the vesting period that ended in fiscal year 2000.

  OPTION GRANTS

     Information relating to the Key3Media Group, Inc. 2000 Stock Option and Incentive Plan during 2000 is as follows:

                                                                                 WEIGHTED
                                                                  WEIGHTED        AVERAGE
                                                                  AVERAGE       FAIR MARKET
                                                    NUMBER OF   OPTION PRICE   VALUE AT DATE
                                                     SHARES      PER SHARE       OF GRANT
                                                    ---------   ------------   -------------
Shares outstanding under options at December 31,
  1999............................................       --        $   --         $   --
Granted at market prices..........................    1,249         10.73          10.73
Granted at price exceeding market.................    8,212         11.00           6.00
Granted at price below market.....................   13,388          5.12           6.16
Exercised.........................................       --            --             --
Forfeited.........................................     (566)         6.39             --
                                                     ------        ------         ------
Shares outstanding under options at December 31,
  2000............................................   22,283        $ 7.57
                                                     ======        ======

     Information relating to the Softbank options for ZD Events employees during 1998, 1999 and part of 2000 is as follows:

                                                                         WEIGHTED AVERAGE
                                                             NUMBER OF     OPTION PRICE
                                                              SHARES       PER SHARE(1)
                                                             ---------   ----------------
Shares outstanding under options at December 31, 1997......   167,616         $70.36
Granted....................................................    99,360          31.03
Exercised..................................................   (28,151)         31.03
Converted to ZDI options...................................    (1,800)         31.03
Forfeited..................................................   (17,682)         31.03
                                                             --------         ------

                             KEY3MEDIA GROUP, INC.

                                                                         WEIGHTED AVERAGE
                                                             NUMBER OF     OPTION PRICE
                                                              SHARES       PER SHARE(1)
                                                             ---------   ----------------
Shares outstanding under options at December 31, 1998......   219,343          31.03
Granted....................................................        --             --
Exercised..................................................   (76,731)         31.03
Forfeited/cancelled........................................   (31,772)         31.03
                                                             --------         ------
Shares outstanding under options at December 31, 1999......   110,840          31.03
Granted....................................................        --             --
Exercised..................................................  (110,840)         31.03
Forfeited/cancelled........................................        --             --
                                                             --------         ------
Shares outstanding under options at December 31, 2000......        --         $   --
                                                             ========         ======

---------------

(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen) 4,000.

     Information relating to the Ziff-Davis Inc.-ZD stock options for ZD Events employees during 1998, 1999 and 2000 is as follows:

                                                                        WEIGHTED AVERAGE
                                                           NUMBER OF      OPTION PRICE
                                                             SHARES        PER SHARE
                                                           ----------   ----------------
Shares outstanding under options at December 31, 1997....          --        $   --
Granted..................................................   1,140,245          6.05
Exercised................................................          --            --
Converted from Softbank options..........................          --            --
Forfeited................................................     (92,750)         6.00
                                                           ----------        ------
Shares outstanding under options at December 31, 1998....   1,047,495          6.06
Granted..................................................     531,870         15.87
Exercised................................................     (38,195)         6.00
Forfeited................................................    (160,185)         9.46
                                                           ----------        ------
Shares outstanding under options at December 31, 1999....   1,380,985          9.45
Granted..................................................          --            --
Exercised................................................  (1,380,985)         9.45
Forfeited................................................          --            --
                                                           ----------        ------
Shares outstanding under options at December 31, 2000....          --        $   --
                                                           ==========        ======

                             KEY3MEDIA GROUP, INC.

     Information relating to the Ziff-Davis Inc.-ZDNet stock options for ZD Events employees during 1998, 1999 and 2000 is as follows:

                                                                         WEIGHTED AVERAGE
                                                             NUMBER OF     OPTION PRICE
                                                              SHARES        PER SHARE
                                                             ---------   ----------------
Shares outstanding under options at December 31, 1997......        --         $   --
Granted....................................................   224,437           4.29
Exercised..................................................        --             --
Forfeited..................................................        --             --
                                                             --------         ------
Shares outstanding under options at December 31, 1998......   224,437           4.29
Granted....................................................   165,055          30.23
Exercised..................................................      (875)          4.29
Forfeited..................................................   (32,187)         17.60
                                                             --------         ------
Shares outstanding under options at December 31, 1999......   356,430          15.10
Granted....................................................        --             --
Exercised..................................................  (356,430)         15.10
Forfeited..................................................        --             --
                                                             --------         ------
Shares outstanding under options at December 31, 2000......        --         $   --
                                                             ========         ======

     The following tables summarize information concerning outstanding and exercisable options at December 31, 2000 (in thousands, except number of years and per share amounts):

                                        OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                       ------------------------------------------------------   ------------------------------
                                       WEIGHTED AVERAGE      WEIGHTED AVERAGE                 WEIGHTED AVERAGE
RANGE OF                 NUMBER      REMAINING CONTRACTUAL    EXERCISE PRICE      NUMBER       EXERCISE PRICE
EXERCISE PRICES        OUTSTANDING      LIFE (IN YEARS)         PER SHARE       EXERCISABLE      PER SHARE
---------------        -----------   ---------------------   ----------------   -----------   ----------------
$0.01 - $5.00........    12,479               9.6                 $ 5.00             682           $ 5.00
$5.01 - $10.99.......     1,581               9.9                 $ 9.92              --           $   --
$11.00 - $12.19......     8,223               9.6                 $11.01             987           $11.00
                         ------               ---                 ------           -----           ------
Total................    22,283                                                    1,669
                         ======                                                    =====

     SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), requires the Company to disclose pro forma information regarding option grants made to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's Consolidated Statement of Income, because APB 25, "Accounting for Stock Issued to Employees," specifies that no compensation charge arises when the price of the employees' stock options equals the market value of the underlying stock at the grant date, as in the case of certain options granted to the Company's employees.

                             KEY3MEDIA GROUP, INC.

     SFAS 123 pro forma numbers are as follows for December 31 (in thousands, except per share amounts and percentages):

                                                            1998      1999      2000
                                                           -------   -------   ------
Net income -- as reported................................  $19,256   $25,989   $8,562
Net income -- pro forma..................................  $15,625   $22,510   $4,509
Basic net income per common share -- as reported.........  $  0.36   $  0.49   $ 0.15
Diluted net income per common share -- as reported.......  $  0.36   $  0.49   $ 0.14
Basic net income per common share -- pro forma...........  $  0.29   $  0.42   $ 0.08
Diluted net income per common share -- pro forma.........  $  0.29   $  0.42   $ 0.08

                                                              1998   1999   2000
                                                              ----   ----   -----
Key3Media Options
Risk-free interest rate.....................................  n/a    n/a      6.2%
Dividend yield..............................................  n/a    n/a       --
Volatility factor...........................................  n/a    n/a     46.0%
Expected life...............................................  n/a    n/a    3 yrs

                                                               1998     1999   2000
                                                              -------   ----   ----
Softbank Options
Risk-free interest rate.....................................     5.46%  n/a    n/a
Dividend yield..............................................      1.5%  n/a    n/a
Volatility factor...........................................    77.72%  n/a    n/a
Expected life...............................................  6 years   n/a    n/a

                                                               1998      1999     2000
                                                              -------   -------   ----
Ziff-Davis Inc. -- ZD Stock Options
Risk-free interest rate.....................................     5.29%     5.24%  n/a
Dividend yield..............................................       --        --   n/a
Volatility factor...........................................    54.70%    59.27%  n/a
Expected life...............................................  6 years   6 years   n/a

                                                               1998      1999     2000
                                                              -------   -------   ----
Ziff-Davis Inc. -- ZDNet Stock Options
Risk-free interest rate.....................................     4.67%     5.23%  n/a
Dividend yield..............................................       --        --   n/a
Volatility factor...........................................    54.70%    84.15%  n/a
Expected life...............................................  6 years   6 years   n/a

     The weighted average fair value of options granted during the year ended December 31 is as follows:

                                                               1998    1999    2000
                                                              ------   -----   -----
Key3Media Group.............................................      --      --   $2.20
Softbank options............................................  $50.34     n/a     n/a
Ziff-Davis Inc. -- ZD Stock options.........................    7.27    9.69     n/a
Ziff-Davis Inc. -- ZDNet options............................    4.25   22.39     n/a

                             KEY3MEDIA GROUP, INC.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options.

  EMPLOYEE STOCK PURCHASE PLAN

     Prior to August 18, 2000, certain employees of the Company were eligible to participate in the ZDI Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under this plan, eligible employees could purchase ZDI's common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock could be purchased was the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. ZDI had reserved 2,500 shares of common stock for issuance under the Stock Purchase Plan as of December 21, 1998. Prior to this date, the number of shares available for sale under this plan was 1,500. As of August 19, 2000, the employees permitted to participate withdrew from the Stock Purchase Plan in connection with the Company's spin-off from ZDI.

11.  EMPLOYEE BENEFIT PLANS

  DEFINED CONTRIBUTION PLANS

     The Company sponsors the Key3Media Events 401(k) Plan (the "Plan") to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provided tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 15% of their annual compensation, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions at 50% for the first 4% contributed by employees. All matching contributions vest over four years. In addition, the Plan provides for discretionary contributions as determined by the Company's Management based on the Company's performance during the past year. Such contributions vest over five years and will be allocated to eligible participants in proportion to their current investment allocation.

     Prior to August 18, 2000, ZDI and its subsidiaries maintained various defined contribution retirement plans. Substantially all of the Company's employees were eligible to participate in one of these plans under which the Company made annual contributions. In addition, employees were permitted to make contributions to the plan in which they participated, subject to certain limitations. The Company matched employee contributions up to certain specified percentages. Employees were generally eligible to participate in a plan upon joining the Company and received matching contributions immediately upon commencement of employment. Additionally, employees became eligible to receive a discretionary contribution after one year of employment.

     In connection with the spin-off on August 18, 2000, the investment balances of employees under the various ZDI defined contribution retirement plans were transferred to the Key3Media Events 401(k) Plan if their employment continued with the Company.

     The Company made contributions to the above noted plans of $1,106, $2,450 and $346 for the years ended December 31, 1998, 1999 and 2000, respectively.

                             KEY3MEDIA GROUP, INC.

12.  COMMITMENTS AND CONTINGENCIES

     On March 17, 2000, Key3Media Events sued GES Exposition Services, Inc. for breach of contract in the United States District Court for the District of Massachusetts. The Company believes that GES is withholding commissions that it is required to pay to Key3Media Events under contract. The Company believes that GES owed Key3Media Events approximately $9,000 as of December 31, 2000, and that this balance is increasing. On June 19, 2000 GES filed an answer, counterclaim and jury demand. Its counterclaim alleges that Key3Media Events breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of Key3Media Events. GES has asked the court to award unspecified damages as well as declaratory and injunctive relief. The Company has received subsequent pleadings filed by GES alleging damages of approximately $33,000 on a variety of different legal theories plus additional damages for lost future profits of $20,000. This litigation is in the early stages of discovery. Management believes that these claims are excessive and lack merit and intends to vigorously defend against them. In management's opinion, this litigation is not likely to have a material adverse effect on the Company's financial position, results of operations or cash flows. On August 18, 2000, the agreement with GES was terminated by Key3Media Events pursuant to a 60 day notice of termination delivered by Key3Media Events to GES on June 19, 2000.

     In connection with its spin-off from ZDI, the Company and its subsidiaries have received an indemnification from ZDI against all liabilities not related to its businesses, including the class actions and derivative litigation filed against ZDI discussed in the Company's Registration Statement on Form S-1 (No. 333-36828).

     The Company and its subsidiaries are subject to various other claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the Company's financial position, results of operations or cash flows.

13.  OPERATING LEASE COMMITMENTS

 OPERATING LEASES AND SUBLEASE ARRANGEMENTS

     Following is a schedule of future minimum lease payments under operating leases and under sublease arrangements that have initial or remaining noncancellable lease terms in excess of one year at December 31, 2000 (in thousands):

                                                              OPERATING   SUBLEASE
                                                              ---------   --------
Years ending December 31:
  2001......................................................   $ 5,442     $1,722
  2002......................................................     5,249      1,590
  2003......................................................     2,858        169
  2004......................................................     2,346         --
  2005......................................................     2,347         --
  Thereafter................................................     4,199         --
                                                               -------     ------
                                                               $22,441     $3,481
                                                               =======     ======

     Rent expense amounted to approximately $4,779, $4,469 and $5,026 for the years ended December 31, 1998, 1999, and 2000, respectively.

     Included in cost of production is the rental fee for venues that hold our exhibits. The agreements related to these rental arrangements generally permit cancellations and require a termination fee based on the

                             KEY3MEDIA GROUP, INC.

cancellation date. The rental fee amount for each of the three years ended December 31, 2000 approximated $6,000.

14.  FINANCIAL INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     The Company had adopted SFAS No. 131, "Disclosure about Segment of an Enterprise and Related Information" ("SFAS No. 131"), which was effective for the year ended December 31, 1998.

     The Company operates in one business segment -- the production and management of trade shows, conferences, and customized marketing and education programs. The Company holds events either directly or through international contract events.

     Financial information by geographic areas is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                       1998        1999        2000
                                                    ----------   --------   ----------
Net revenues:
  North America...................................  $  249,457   $234,412   $  273,502
  Europe..........................................      15,525     12,307       11,964
  Far East........................................       4,153      4,692        1,435
                                                    ----------   --------   ----------
Total.............................................  $  269,135   $251,411   $  286,901
                                                    ==========   ========   ==========
  Other income (expense):
  North America...................................  $  (41,254)  $ (7,506)  $  (36,237)
  Europe..........................................         486       (132)         116
  Far East........................................         354        149            9
                                                    ----------   --------   ----------
Total.............................................  $  (40,414)  $ (7,489)  $  (36,112)
                                                    ==========   ========   ==========
Total assets:
  North America...................................  $  994,443   $956,283   $1,048,772
  Europe..........................................      16,973     13,025       15,975
  Far East........................................       3,110      2,256          586
                                                    ----------   --------   ----------
Total.............................................  $1,014,526   $971,564   $1,065,333
                                                    ==========   ========   ==========

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of selected quarterly financial data for the years ended December 31, 2000 and 1999:

                                                        2000 QUARTER ENDED
                                          -----------------------------------------------
                                          MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                          --------   -------   ------------   -----------
Revenue.................................  $ 21,147   $93,916     $60,531       $111,307
Gross Margin............................    12,735    68,432      43,865         83,372
EBITDA..................................    (8,056)   41,100      15,305         42,863
Cash flow from operations...............     3,979    53,525      31,462          8,732
Net Income (loss).......................   (13,760)   15,149      (2,099)         9,272
Basic and diluted net income (loss) per
  share.................................  $  (0.26)  $  0.28     $ (0.04)      $   0.14

                             KEY3MEDIA GROUP, INC.

                                                        1999 QUARTER ENDED
                                          -----------------------------------------------
                                          MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                          --------   -------   ------------   -----------
Revenue.................................  $ 18,968   $74,066     $62,127        $96,250
Gross Margin............................    10,911    52,752      42,968         70,649
EBITDA..................................    (6,316)   32,811      21,687         42,088
Cash flow from operations...............    15,338    23,748      36,382         12,344
Net Income (loss).......................   (13,947)   11,339      12,607         15,990
Basic and diluted net income (loss) per
  share.................................  $  (0.26)  $  0.21     $  0.24        $  0.30

16.  FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND SUBSIDIARY
     NON-GUARANTORS

     In connection with the contemplated issuance of its senior subordinated notes due 2011 (the "Notes"), the Company's U.S.-based subsidiary, Key3Media Events, Inc., will guarantee the payment of the principal, premium and interest on the Notes on a senior subordinated unsecured basis. Presented below is condensed consolidating financial information for the parent company (Key3Media Group, Inc.) only, the subsidiary guarantor and the subsidiary non-guarantors as a group as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000.

     The parent company has presented the subsidiaries in the following tables using the equity method of accounting.

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                                                          ELIMINATIONS
                                      PARENT                 SUBSIDIARY        AND
                                     COMPANY    SUBSIDIARY      NON-      CONSOLIDATING
                                       ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                     --------   ----------   ----------   -------------   ------------
                                                              (IN THOUSANDS)
Assets
  Current Assets:
     Cash and cash equivalents.....  $  4,777   $  101,714    $ 3,423       $      --      $  109,914
     Accounts receivable, net......        --       69,747     10,507              --          80,254
     Prepaid events expenses.......        --        4,774        184              --           4,958
     Deferred tax asset............        --        1,745         --              --           1,745
     Other current assets..........     5,913        1,692      1,265          (5,900)          2,970
                                     --------   ----------    -------       ---------      ----------
Total current assets...............    10,690      179,672     15,379          (5,900)        199,841
Intercompany receivable............    96,534        5,613         --        (102,147)             --
Property and equipment, net........        --       12,011        331              --          12,342
Intangibles assets, net............        --      842,591      1,408              --         843,999
Investment in subsidiaries.........   398,018           --         --        (398,018)             --
Other assets.......................     1,336        7,787         28              --           9,151
                                     --------   ----------    -------       ---------      ----------
Total assets.......................  $506,578   $1,047,674    $17,146       $(506,065)     $1,065,333
                                     ========   ==========    =======       =========      ==========
Liabilities & Shareholders' Equity
  Current Liabilities
     Current maturities of
       long-term obligations.......  $     --   $    1,584    $    --       $      --      $    1,584
     Accounts payable..............        --        7,467      1,018              --           8,485
     Accrued expenses..............        --       51,373      4,399          (5,900)         49,872
     Deferred revenue..............        --       91,512      6,374              --          97,886
     Other current liabilities.....        --       14,574        313              --          14,887
                                     --------   ----------    -------       ---------      ----------
Total current liabilities..........        --      166,510     12,104          (5,900)        172,714
Intercompany payable...............        --       96,134      6,013        (102,147)             --
Deferred taxes.....................     1,750       83,280         --              --          85,030
Long-term obligations (net of
  current maturities)..............    68,665      298,416         --              --         367,081
Other long-term liabilities........        --        8,561          7              --           8,568
Shareholders' equity
  Common stock.....................       650           --         --              --             650
  Additional paid in capital.......   422,171      297,821      7,588        (305,409)        422,171
  Retained earnings................    38,810       97,339     (4,730)        (92,609)         38,810
  Other comprehensive income
     (loss)........................        --           --     (3,836)             --          (3,836)
  Deferred compensation............   (25,468)        (387)        --              --         (25,855)
                                     --------   ----------    -------       ---------      ----------
Total shareholders' equity.........   436,163      394,773       (978)       (398,018)        431,940
                                     --------   ----------    -------       ---------      ----------
Total liabilities & shareholders'
  equity...........................  $506,578   $1,047,674    $17,146       $(506,065)     $1,065,333
                                     ========   ==========    =======       =========      ==========

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999

                                                                            ELIMINATIONS
                                        PARENT                 SUBSIDIARY        AND
                                        COMPANY   SUBSIDIARY      NON-      CONSOLIDATING
                                         ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                        -------   ----------   ----------   -------------   ------------
                                                                 (IN THOUSANDS)
Assets
  Current Assets:
     Cash and cash equivalents........    $--      $  3,593     $ 1,977        $    --        $  5,570
     Accounts receivable, net.........     --        59,931       9,452             --          69,383
     Prepaid events expenses..........     --         4,380         204             --           4,584
     Deferred tax asset...............     --         4,468         (25)            --           4,443
     Other current assets.............     --         1,770         182             --           1,952
                                          ---      --------     -------        -------        --------
Total current assets..................     --        74,142      11,790             --          85,932
Intercompany receivable...............     --         3,217       1,497         (4,714)             --
Property and equipment, net...........     --         9,616         412             --          10,028
Intangibles assets, net...............     --       873,859       1,667             --         875,526
Other assets..........................     --            78          --             --              78
                                          ---      --------     -------        -------        --------
Total assets..........................    $--      $960,912     $15,366        $(4,714)       $971,564
                                          ===      ========     =======        =======        ========
Liabilities & Shareholders' Equity
  Current Liabilities:
     Current maturities of long-term
       obligations....................    $--      $     --     $    --        $    --        $     --
     Accounts payable.................     --         7,549       1,228             --           8,777
     Bank overdraft...................     --         2,351          --             --           2,351
     Accrued expenses.................     --        20,048       3,130             --          23,178
     Deferred revenue.................     --        79,182       6,617             --          85,799
     Other current liabilities........     --         2,062       1,069             --           3,131
                                          ---      --------     -------        -------        --------
Total current liabilities.............     --       111,192      12,044             --         123,236
Intercompany payable..................     --            --       4,714         (4,714)             --
Deferred taxes........................     --        61,553          --             --          61,553
Long-term obligations (net of current
  maturities).........................     --       382,002          --             --         382,002
Other long-term liabilities...........     --         8,381          --             --           8,381
Shareholders' equity
  Divisional capital..................     --       320,377       7,645             --         328,022
  Retained earnings...................     --        78,389      (5,143)            --          73,246
  Other comprehensive income (loss)...     --            --      (3,894)            --          (3,894)
  Deferred compensation...............     --          (982)         --             --            (982)
                                          ---      --------     -------        -------        --------
Total shareholders' equity............     --       397,784      (1,392)            --         396,392
                                          ---      --------     -------        -------        --------
Total liabilities & shareholders'
  equity..............................    $--      $960,912     $15,366        $(4,714)       $971,564
                                          ===      ========     =======        =======        ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

                                                                            ELIMINATIONS
                                        PARENT                 SUBSIDIARY        AND
                                       COMPANY    SUBSIDIARY      NON-      CONSOLIDATING
                                         ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                       --------   ----------   ----------   -------------   ------------
                                                                (IN THOUSANDS)
Net revenues.........................  $     --    $275,002     $14,924       $ (3,025)       $286,901
Operating expenses:
  Cost of production.................        --      71,949       6,548             --          78,497
  Selling, general and
     administrative..................        79     101,698       4,454             --         106,231
  Special one-time consideration.....        --       2,977          --             --           2,977
  Stock-based compensation...........     7,299         668          --             --           7,967
  Depreciation and amortization......        --      36,342         346             --          36,688
                                       --------    --------     -------       --------        --------
                                          7,378     213,634      11,348             --         232,360
                                       --------    --------     -------       --------        --------
Income (loss) from operations........    (7,378)     61,368       3,576         (3,025)         54,541
Other income (expenses):
  Interest expense...................    (9,392)    (29,967)         --             --         (39,359)
  Interest income....................        69       3,050         145             --           3,264
  Intercompany activity..............        --          --      (3,025)         3,025              --
  Other expense, net.................        --          --         (17)            --             (17)
                                       --------    --------     -------       --------        --------
                                         (9,323)    (26,917)     (2,897)         3,025         (36,112)
                                       --------    --------     -------       --------        --------
Income (loss) before income taxes....   (16,701)     34,451         679             --          18,429
Income tax provision (benefit).......    (5,900)     15,501         266             --           9,867
                                       --------    --------     -------       --------        --------
                                        (10,801)     18,950         413             --           8,562
Equity in earnings (loss) of
  subsidiaries.......................    19,363          --          --       $(19,363)             --
                                       --------    --------     -------       --------        --------
Net income (loss)....................  $  8,562    $ 18,950     $   413       $(19,363)       $  8,562
                                       ========    ========     =======       ========        ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                                            ELIMINATIONS
                                        PARENT                 SUBSIDIARY        AND
                                        COMPANY   SUBSIDIARY      NON-      CONSOLIDATING
                                         ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                        -------   ----------   ----------   -------------   ------------
                                                                 (IN THOUSANDS)
Net revenues..........................    $--      $234,713     $18,783        $(2,085)       $251,411
Operating expenses:
  Cost of production..................    --         65,079       9,052             --          74,131
  Selling, general and
     administrative...................    --         82,735       5,331             --          88,066
  Stock-based compensation............    --            522          --             --             522
  Depreciation and amortization.......    --         37,386         746             --          38,132
                                          --       --------     -------        -------        --------
                                          --        185,722      15,129             --         200,851
                                          --       --------     -------        -------        --------
Income (loss) from operations.........    --         48,991       3,654         (2,085)         50,560
Other income (expenses):
  Interest expense....................    --        (23,300)         --             --         (23,300)
  Interest income.....................    --            309         178             --             487
  Intercompany activity...............    --             --      (2,085)         2,085              --
  Equity in earnings from joint
     venture..........................    --          1,674         (25)                         1,649
  Gain on sale of joint venture
     interest.........................    --         13,746          --                         13,746
  Other expense, net..................    --             55        (126)            --             (71)
                                          --       --------     -------        -------        --------
                                          --         (7,516)     (2,058)         2,085          (7,489)
                                          --       --------     -------        -------        --------
Income (loss) before income taxes.....    --         41,475       1,596             --          43,071
Income tax provision (benefit)........    --         17,118         (36)            --          17,082
                                          --       --------     -------        -------        --------
Net income (loss).....................    $--      $ 24,357     $ 1,632        $    --        $ 25,989
                                          ==       ========     =======        =======        ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                                            ELIMINATIONS
                                        PARENT                 SUBSIDIARY        AND
                                        COMPANY   SUBSIDIARY      NON-      CONSOLIDATING
                                         ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                        -------   ----------   ----------   -------------   ------------
                                                                 (IN THOUSANDS)
Net revenues..........................    $--      $256,415     $19,678       $ (6,958)       $269,135
Operating expenses:
  Cost of production..................    --         63,434      12,011             --          75,445
  Selling, general and
     administrative...................    --         73,575       2,933             --          76,508
  Stock-based compensation............    --            252          --             --             252
  Depreciation and amortization.......    --         40,753         427             --          41,180
                                          --       --------     -------       --------        --------
                                          --        178,014      15,371             --         193,385
                                          --       --------     -------       --------        --------
Income (loss) from operations.........    --         78,401       4,307         (6,958)         75,750
Other income (expenses):
  Interest expense....................    --        (45,860)         --             --         (45,860)
  Interest income.....................    --          2,624         192             --           2,816
  Intercompany activity...............    --             --      (6,958)         6,958              --
  Equity in earnings from joint
     venture..........................    --          2,501         157             --           2,658
  Other expense, net..................    --              1         (29)            --             (28)
                                          --       --------     -------       --------        --------
                                          --        (40,734)     (6,638)         6,958         (40,414)
                                                   --------     -------       --------        --------
Income (loss) before income taxes.....    --         37,667      (2,331)            --          35,336
Income tax provision (benefit)........    --         14,058       2,022             --          16,080
                                          --       --------     -------       --------        --------
Net income (loss).....................    $--      $ 23,609     $(4,353)      $     --        $ 19,256
                                          ==       ========     =======       ========        ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000

                                                                           ELIMINATIONS
                                       PARENT                 SUBSIDIARY        AND
                                      COMPANY    SUBSIDIARY      NON-      CONSOLIDATING
                                        ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                      --------   ----------   ----------   -------------   ------------
                                                               (IN THOUSANDS)
Cash flows from operating
  activities:
  Net income (loss).................  $  8,562   $  18,950     $   413       $(19,363)      $   8,562
  Adjustments to reconcile net
     income (loss) to net cash
     provided by (used in) operating
     activities:
     Depreciation and
       amortization.................        --      36,342         346             --          36,688
     Amortization of intangibles....        --          --          --             --              --
     Stock-based compensation.......     7,299         668          --             --           7,967
     Non-cash interest expense......     9,391         822          --             --          10,213
     (Gain) loss on disposal of
       fixed assets.................        --          --          61             --              61
     Equity in earnings (loss) of
       subsidiaries.................   (19,363)         --          --         19,363              --
     Foreign exchange (gain) loss...        --          --          45             --              45
     Deferred income taxes..........     1,750      (5,693)        (25)            --          (3,968)
     Changes in operating assets &
       liabilities:
       Accounts receivable..........        --      (9,816)     (1,055)            --         (10,871)
       Prepaid event expenses.......        --        (394)         20             --            (374)
       Other current assets.........    (5,913)         78       4,817             --          (1,018)
       Other assets.................        --         (11)        (28)            --             (39)
       Accounts payable.............        --         (82)       (210)            --            (292)
       Accrued expenses.............        --      31,325      (4,631)            --          26,694
       Deferred revenue.............        --      12,330        (243)            --          12,087
       Other liabilities............        --      12,512        (569)            --          11,943
                                      --------   ---------     -------       --------       ---------
Total adjustments...................    (6,836)     78,081      (1,472)        19,363          89,136
                                      --------   ---------     -------       --------       ---------
Net cash provided by (used in)
  operating activities..............     1,726      97,031      (1,059)            --          97,698
Cash flows from investing
  activities:
  Purchase of property &
     equipment......................        --      (7,039)       (376)            --          (7,415)
  Purchase of intangible assets.....        --        (125)         --             --            (125)
                                      --------   ---------     -------       --------       ---------
Net cash provided by (used in)
  investing activities..............        --      (7,164)       (376)            --          (7,540)
Cash flows from financing
  activities:
  Net transactions with Softbank,
     ZDI & affiliates excluding
     non-cash transactions with
     affiliates.....................   (96,740)    101,127       2,783             --           7,170
  Increase (decrease) in bank
     overdraft......................        --      (2,351)         --             --          (2,351)
  Borrowings under new credit
     facility.......................        --     330,000          --             --         330,000

                                                                           ELIMINATIONS
                                       PARENT                 SUBSIDIARY        AND
                                      COMPANY    SUBSIDIARY      NON-      CONSOLIDATING
                                        ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                      --------   ----------   ----------   -------------   ------------
                                                               (IN THOUSANDS)
  Proceeds from the issuance of zero
     coupon senior debentures with
     detachable warrants............    75,000          --          --             --          75,000
  Proceeds from the sale of common
     stock..........................    69,851          --          --             --          69,851
  Payment of cost associated with
     the issuance of long-term
     obligations and issuance of
     stock..........................    (2,062)     (8,520)         --             --         (10,582)
  Repayment of long-term obligations
     to ZDI and bank borrowings
     retained by ZDI................        --    (382,002)         --             --        (382,002)
  Repayment of long-term obligations
     under the new credit
     facility.......................        --     (30,000)         --             --         (30,000)
  Payment of dividend to ZDI........   (42,998)         --          --             --         (42,998)
                                      --------   ---------     -------       --------       ---------
Net cash provided by (used in)
  financing activities..............     3,051       8,254       2,783             --          14,088
Effects of exchange rate changes on
  cash..............................        --          --          98             --              98
Net increase (decrease) in cash and
  cash equivalents..................     4,777      98,121       1,446             --         104,344
Cash and cash equivalents at the
  beginning of period...............        --       3,593       1,977             --           5,570
                                      --------   ---------     -------       --------       ---------
Cash and cash equivalents at the end
  of period.........................  $  4,777   $ 101,714     $ 3,423       $     --       $ 109,914
                                      ========   =========     =======       ========       =========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                                                            ELIMINATIONS
                                        PARENT                 SUBSIDIARY        AND
                                        COMPANY   SUBSIDIARY      NON-      CONSOLIDATING
                                         ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                        -------   ----------   ----------   -------------   ------------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...................    $--      $24,357       $1,632          $--          $25,989
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization....    --        37,386          746          --            38,132
     Stock-based compensation.........    --           522           --          --               522
     Foreign exchange (gain) loss.....    --            --          126          --               126
     Deferred income taxes............    --        13,448           25          --            13,473
     Changes in operating assets &
       liabilities:                                                                                --
       Accounts receivable............    --        (3,819)      (4,539)         --            (8,358)
       Prepaid event expenses.........    --         2,926          (86)         --             2,840
       Other current assets...........    --         1,513          398          --             1,911
       Other assets...................    --         8,661           17          --             8,678
       Accounts payable...............    --         2,657         (248)         --             2,409
       Accrued expenses...............    --         1,452       (2,678)         --            (1,226)
       Deferred revenue...............    --         1,699        3,848          --             5,547
       Other liabilities..............    --        (2,767)         536          --            (2,231)
                                          --       -------       ------          --           -------
Total adjustments.....................    --        63,678       (1,855)         --            61,823
                                          --       -------       ------          --           -------
Net cash provided by (used in)
  operating activities................    --        88,035         (223)         --            87,812
Cash flows from investing activities:
  Purchase of property & equipment....    --        (3,131)          --          --            (3,131)
  Purchase of intangible assets.......    --        (2,019)          --          --            (2,019)
                                          --       -------       ------          --           -------
Net cash provided by (used in)
  investing activities................    --        (5,150)          --          --            (5,150)
Cash flows from financing activities:
  Net transactions with Softbank, ZDI
     & affiliates excluding non-cash
     transactions with affiliates.....    --       (76,272)      (5,048)         --           (81,320)
  Increase (decrease) in bank
     overdraft........................    --        (5,206)          --          --            (5,206)
                                          --       -------       ------          --           -------
Net cash provided by (used in)
  financing activities................    --       (81,478)      (5,048)         --           (86,526)
Effects of exchange rate changes on
  cash................................    --            --         (951)         --              (951)
Net increase (decrease) in cash and
  cash equivalents....................    --         1,407       (6,222)         --            (4,815)
Cash and cash equivalents at the
  beginning of period.................    --         2,186        8,199          --            10,385
                                          --       -------       ------          --           -------
Cash and cash equivalents at the end
  of period...........................    $--      $ 3,593       $1,977          $--          $ 5,570
                                          ==       =======       ======          ==           =======

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                                            ELIMINATIONS
                                        PARENT                 SUBSIDIARY        AND
                                        COMPANY   SUBSIDIARY      NON-      CONSOLIDATING
                                         ONLY     GUARANTOR    GUARANTORS      ENTRIES      CONSOLIDATED
                                        -------   ----------   ----------   -------------   ------------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...................    $--      $23,609      $(4,353)         $--          $19,256
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization....    --        40,753          427          --            41,180
     Stock-based compensation.........    --           252           --          --               252
     (Gain) loss on disposal of fixed
       assets.........................    --           500           --          --               500
     Foreign exchange (gain) loss.....    --            --           (1)         --                (1)
     Deferred income taxes............    --        15,490           --          --            15,490
     Changes in operating assets &
       liabilities:
       Accounts receivable............    --        (3,004)      (1,849)         --            (4,853)
       Prepaid event expenses.........    --          (601)         121          --              (480)
       Other current assets...........    --         3,527       (5,758)         --            (2,231)
       Other assets...................    --          (981)         (17)         --              (998)
       Accounts payable...............    --        (4,345)         219          --            (4,126)
       Accrued expenses...............    --         1,476        4,600          --             6,076
       Deferred revenue...............    --         2,709         (671)         --             2,038
       Other liabilities..............    --         9,808         (352)         --             9,456
                                          --       -------      -------          --           -------
Total adjustments.....................    --        65,584       (3,281)         --            62,303
                                          --       -------      -------          --           -------
Net cash provided by (used in)
  operating activities................    --        89,193       (7,634)         --            81,559
Cash flows from investing activities:
  Purchase of property & equipment....    --        (4,371)          --          --            (4,371)
  Purchase of intangible assets.......    --        (7,292)          --          --            (7,292)
                                          --       -------      -------          --           -------
Net cash provided by (used in)
  investing activities................    --       (11,663)          --          --           (11,663)
Cash flows from financing activities:
  Net transactions with Softbank, ZDI
     & affiliates excluding non-cash
     transactions with affiliates.....    --       (95,855)      12,663          --           (83,192)
  Increase (decrease) in bank
     overdraft........................    --         7,557           --          --             7,557
                                          --       -------      -------          --           -------
Net cash provided by (used in)
  financing activities................    --       (88,298)      12,663          --           (75,635)
Effects of exchange rate changes on
  cash................................    --            --         (161)         --              (161)
Net increase (decrease) in cash and
  cash equivalents....................    --       (10,768)       4,868          --            (5,900)
Cash and cash equivalents at the
  beginning of period.................    --        12,954        3,331          --            16,285
                                          --       -------      -------          --           -------
Cash and cash equivalents at the end
  of period...........................    $--      $ 2,186      $ 8,199          $--          $10,385
                                          ==       =======      =======          ==           =======

PROSPECTUS

                                  $375,000,000

                              KEY3MEDIA GROUP LOGO

                             KEY3MEDIA GROUP, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS
                                PREFERRED STOCK
                               DEPOSITARY SHARES

     We may offer and sell from time to time in one or more offerings any of the following securities:

     - debt securities, which may be senior or subordinated and which may be guaranteed by certain of our subsidiaries,

     - common stock,

     - warrants,

     - preferred stock, and

     - preferred stock represented by depositary shares.

     The total amount of these securities will have an initial aggregate offering price of up to $375,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although we may increase the amount in the future.

     We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a prospectus supplement to this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

May 18, 2001.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Available Information.......................................     i
Prospectus Summary..........................................     1
Ratio of Earnings to Fixed Charges..........................     3
Description of Debt Securities We May Offer.................     4
Description of Common Stock We May Offer....................    22
Anti-Takeover Provisions of Our Certificate of
  Incorporation, Bylaws and Delaware Law....................    23
Description of Warrants We May Offer........................    26
Description of Preferred Stock We May Offer.................    31
Legal Ownership and Book-Entry Issuance.....................    37
Considerations Relating to Securities Issued in Bearer
  Form......................................................    42
Considerations Relating to Securities Denominated or Payable
  in or Linked to a Non-U.S. Dollar Currency................    46
United States Taxation......................................    48
Plan of Distribution........................................    66
Validity of the Securities..................................    68
Experts.....................................................    68
Cautionary Statement Pursuant to the Private Securities
  Litigation Reform Act of 1995.............................    68

                             AVAILABLE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Key3Media, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

     The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document.

     We incorporate by reference into this prospectus the following documents or information filed with the SEC:

          (1) Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 001-16061);

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31,
     2001;

          (3) The description of our common stock contained in our Registration Statement on Form S-1/A (File No. 333-36828) filed on August 10, 2000; and

          (4) All documents filed by Key3Media Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

     Information contained in this prospectus will automatically update and, where applicable, supersede any information contained in (1) or (2) above. In addition, any information referred to in this way is considered part of this prospectus from the date we file that document except for any information that is superseded by information subsequently filed with the SEC. Any information filed by us with the SEC after the date of this prospectus and before the termination of this offering will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Chief Financial Officer, Peter Knepper, who can be reached at Key3Media Group, Inc., 5700 Wilshire Blvd., Suite 325, Los Angeles, CA 90036, (323) 954-6000.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described above under "Available Information". This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement.

KEY3MEDIA GROUP, INC.

     We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT industry. Our events provide community, content and commerce for vendors, resellers, large volume end users and others involved in the IT industry. Our headquarters are located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036; telephone number
(323) 954-6000.

THE SECURITIES WE ARE OFFERING

     We may offer any of the following securities from time to time:

     - debt securities, which may be senior or subordinated and may be guaranteed by certain of our subsidiaries,

     - common stock,

     - warrants,

     - preferred stock, and

     - preferred stock represented by depositary shares.

     When we use the term "securities" in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

  DEBT SECURITIES

     Our debt securities may be senior or subordinated in right of payment. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; specific covenants applicable to the particular debt securities; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and The Bank of New York, as trustee.

     Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement.

  COMMON STOCK

     We may offer shares of our common stock, including:

     - shares of voting common stock, par value $.01 per share; and

     - shares of non-voting common stock, par value $.01 per share.

     For any shares of common stock we offer, the applicable prospectus supplement will describe the amount and kind of shares to be delivered to you; the purchase price; and any other specific terms. You should also consult our certificate of incorporation and by-laws for additional information about our common stock.

  WARRANTS

     We may offer two types of warrants:

     - warrants to purchase our debt securities; and

     - warrants to purchase our equity securities.

     For any particular warrants we offer, the applicable prospectus supplement will describe the underlying securities; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of securities to be delivered by you or us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

  PREFERRED STOCK AND DEPOSITARY SHARES

     We may offer our preferred stock, par value $.01 per share, in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms. We may also offer depositary shares, each of which would represent an interest in a fractional share or multiple shares of preferred stock. We may issue the depositary shares under deposit agreements between us and one or more depositaries.

     As of the date of this prospectus, we have no preferred stock outstanding.

FORM OF SECURITIES

     We will issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement.

PAYMENT CURRENCIES

     Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the applicable prospectus supplement says otherwise.

LISTING

     If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

MANNER OF OFFERING

     The securities will be offered in connection with their initial issuance. The initial aggregate offering price specified on the cover of this prospectus relates to the securities that we have not yet issued.

     When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

RATIO OF EARNINGS TO FIXED CHARGES

     Key3Media Group, Inc.'s consolidated ratios of earnings to fixed charges for each of the periods shown below are as follows:

                                                                                 THREE
                                                                                MONTHS
                                                                                 ENDED
                                                YEAR ENDED DECEMBER 31         MARCH 31
                                           --------------------------------   -----------
                                           1996   1997   1998   1999   2000   2000   2001
                                           ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges
  (unaudited)(1)(2)......................  1.7    1.0    1.8    2.8    1.5    3.0    2.3

---------------

(1) Please refer to our consolidated financial statements and their notes, which are incorporated into this prospectus by reference, for further information. See "Available Information" above for information about how to obtain copies of our consolidated financial statements.

(2) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense.

USE OF PROCEEDS

     Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for our operations and for other general corporate purposes.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

     Please note that in this section entitled "Description of Debt Securities We May Offer," references to Key3Media Group, Inc., "we", "our" and "us" refer only to Key3Media Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Legal Ownership and Book-Entry Issuance."

     As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

DEBT SECURITIES MAY BE SENIOR OR SUBORDINATED

     We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any property or assets of Key3Media Group, Inc. or its subsidiaries. Thus, by owning a debt security, you will be one of our unsecured creditors.

     The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank on a parity with all of our other unsecured and unsubordinated debt.

     The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our "senior indebtedness," as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

     When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

THE SENIOR DEBT INDENTURE AND THE SUBORDINATED DEBT INDENTURE

     The senior debt securities and the subordinated debt securities are each governed by a document called an indenture -- the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and The Bank of New York, which will initially act as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture and certain other covenants.

     The trustee under each indenture has two main roles:

     - First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "-- Default, Remedies and Waiver of Default."

     - Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

     See "-- Our Relationship With the Trustee" below for more information about the trustee.

     When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

WE MAY ISSUE MANY SERIES OF DEBT SECURITIES

     We may issue as many distinct series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, are described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

     When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

AMOUNTS THAT WE MAY ISSUE

     Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities in amounts that exceed the total amount specified on the cover of this prospectus, at any time without your consent and without notifying you.

     The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities.

PRINCIPAL AMOUNT, STATED MATURITY AND MATURITY

     The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

     The term "stated maturity" with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

     We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

WE ARE A HOLDING COMPANY

     Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries' obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

THIS SECTION IS ONLY A SUMMARY

     The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed copies of the indentures with the SEC as exhibits to our registration statement. See "Available Information" above for information on how to obtain copies of them.

     This section and your prospectus supplement summarize all the material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms.

GOVERNING LAW

     The indentures and the debt securities will be governed by New York law.

CURRENCY OF DEBT SECURITIES

     Amounts that become due and payable on your debt security in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a "specified currency." The specified currency for your debt security will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to the firm that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that firm. We will make payments on your debt securities in the specified currency, except as described below in "-- Payment Mechanics for Debt Securities." See "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" below for more information about risks of investing in debt securities of this kind.

FORM OF DEBT SECURITIES

     We will issue each debt security in global -- i.e., book-entry -- form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance".

     In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. If we issue a debt security in bearer form, the provisions described below under "Considerations Relating to Securities Issued in Bearer Form" would apply to that security. As we note in that section, some of the features of the debt securities that we describe in this prospectus may not apply to bearer debt securities.

TYPES OF DEBT SECURITIES

     We may issue any of the following three types of senior debt securities or subordinated debt securities:

FIXED RATE DEBT SECURITIES

     A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. See "-- Original Issue Discount Debt Securities" below for more information about zero coupon and other original issue discount debt securities.

     Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics for Debt Securities."

FLOATING RATE DEBT SECURITIES

     A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

     Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "-- Payment Mechanics for Debt Securities."

     Calculation of Interest. Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

     For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

     Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect -- and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

     In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates.

ORIGINAL ISSUE DISCOUNT DEBT SECURITIES

     A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. See "United States Taxation -- Taxation of Debt Securities -- United States Holders -- Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount debt security.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

     Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

     - whether it is a senior debt security or a subordinated debt security;

     - any limit on the total principal amount of the debt securities of the same series;

     - the stated maturity;

     - the specified currency or currencies for principal and interest, if not U.S. dollars;

     - the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

     - whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

     - if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

     - if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

     - if your debt security is also an original issue discount debt security, the yield to maturity;

     - if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder's option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

     - the authorized denominations, if other than $1,000 and integral multiples of $1,000;

     - the depositary for your debt security, if other than DTC, and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book- entry form only;

     - if your debt security will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

     - if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

     - any particular covenants that apply with respect to your debt security;

     - the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security; and

     - any other terms of your debt security, which could be different from those described in this prospectus.

REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

     If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

     If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date or at a specified time or times. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

     If your prospectus supplement specifies a repayment date, your debt security will be repayable at the holder's option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

     If we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "-- Notices."

     If a debt security represented by a global debt security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

     Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or cancelled.

MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions are met:

     - If the successor entity in the transaction is not Key3Media Group, Inc., the successor entity must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

     - Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, "default under the debt securities of that series" means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default, Remedies and Waiver of Default."

     If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Key3Media Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

     Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities.

SUBORDINATION

     Our debt securities may be subject to contractual subordination provisions contained in the subordinated debt indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of our "senior indebtedness" is paid in full or during certain periods when a payment or other default exists with respect to our senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

     If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

     Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

SUBSIDIARY GUARANTEES

     Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantees any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each senior and subordinated debt security. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

  FULL DEFEASANCE

     If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

     - We must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

     - There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security;

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

     - In the case of the subordinated debt securities, the following requirements must also be met:

     - No event or condition may exist that, under the provisions described above under "-- Subordination Provisions" above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

     - We must deliver to the trustee an opinion of counsel to the effect that
       (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

     If we ever fully defeased your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment in the event of any shortfall.

  COVENANT DEFEASANCE

     Under current U.S. federal tax law, we can make the same type of deposit described above and any restrictive covenants relating to your debt security that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must do both of the following:

     - We must deposit in trust for the benefit of the holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates; and

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on those debt

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

       securities any differently than if we did not make the deposit and just repaid those debt securities ourselves.

     In addition, in order to achieve covenant defeasance for any subordinated debt securities that have the benefit of any restrictive covenants, both conditions described in the last bullet point under "-- Full Defeasance" above must be satisfied. Subordinated debt securities will not have the benefit of any restrictive covenants unless the applicable prospectus supplement specifically provides that they do.

     If we accomplish covenant defeasance with regard to your debt security, the following provisions of the applicable indenture and your debt security would no longer apply:

     - Any covenants that your prospectus supplement may state are applicable to your debt security; and

     - The events of default resulting from a breach of covenants, described below in the fourth bullet point under "-- Default, Remedies and Waiver of Default -- Events of Default."

     If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

DEFAULT, REMEDIES AND WAIVER OF DEFAULT

     You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

  EVENTS OF DEFAULT

     When we refer to an event of default with respect to any series of debt securities, we mean any of the following:

     - We do not pay the principal or any premium on any debt security of that series on the due date;

     - We do not pay interest on any debt security of that series within 30 days after the due date;

     - We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

     - We remain in breach of any covenant we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the holders of not less than 10% in principal amount of the relevant series of debt securities;

     - We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to Key3Media Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

     - If the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

  REMEDIES IF AN EVENT OF DEFAULT OCCURS

     If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under "-- Subordination Provisions".

     If an event or default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Key3Media Group, Inc., the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

     Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

     Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to that trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, the following must occur:

     - The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

     - The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

     - The trustee must not have taken action for 60 days after the above steps have been taken; and

     - During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

     You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

  WAIVER OF DEFAULT

     The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

     We will furnish to each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the indenture.

     Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the
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

maturity. Book-entry and other indirect owners are described below under "Legal Ownership and Book-Entry Issuance."

MODIFICATION OF THE INDENTURES AND WAIVER OF COVENANTS

     There are four types of changes we can make to a particular indenture and the debt securities of any series issued under that indenture.

  CHANGES REQUIRING EACH HOLDER'S APPROVAL

     First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under a particular indenture. The following is a list of these types of changes:

     - change the stated maturity for any principal or interest payment on a debt security;

     - reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

     - permit redemption of a debt security if not previously permitted;

     - impair any right a holder may have to require repayment of its debt security;

     - impair any right that a holder of an indexed debt security may have to exchange the debt security for securities or other property;

     - change the currency of any payment on a debt security other than as permitted by the debt security;

     - change the place of payment on a debt security, if it is in non-global form;

     - impair a holder's right to sue for payment of any amount due on its debt security;

     - reduce the percentage in principal amount of the debt securities of any one or more affected series, taken together, the approval of whose holders is needed to change the indenture or those debt securities;

     - reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

     - change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

  CHANGES NOT REQUIRING APPROVAL

     The second type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect.

     We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

  MODIFICATION OF SUBORDINATION PROVISIONS

     We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior indebtedness then outstanding who would be adversely affected. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series, voting together as one class.

  CHANGES REQUIRING MAJORITY APPROVAL

     Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

     - If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series; and

     - If the change affects the debt securities of more than one series of debt securities issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose.

     In each case, the required approval must be given by written consent.

     The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging, which we describe above under "-- Mergers and Similar Transactions." If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "-- Changes Requiring Each Holder's Approval," unless that holder approves the waiver.

     Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

SPECIAL RULES FOR ACTION BY HOLDERS

     When holders take any action under either indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

  ONLY OUTSTANDING DEBT SECURITIES ARE ELIGIBLE

     Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding":

     - if it has been surrendered for cancellation;

     - if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

     - if we have fully defeased it as described above under "-- Defeasance and Covenant Defeasance -- Full Defeasance;" or

     - if we or one of our affiliates, such as Key3Media Events, is the owner.

  ELIGIBLE PRINCIPAL AMOUNT OF SOME DEBT SECURITIES

     In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

     For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

     - For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default;

     - For a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

     - For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

  DETERMINING RECORD DATES FOR ACTION BY HOLDERS

     We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

FORM, EXCHANGE AND TRANSFER OF DEBT SECURITIES

     If any debt securities cease to be issued in registered global form, they will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and that are multiples of $1,000.

     Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

     If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

     If a debt security is issued as a global debt security, only the depositary -- e.g., DTC, Euroclear or Clearstream, Luxembourg -- will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

     The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is exchangeable for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of exchange will be described in the applicable prospectus supplement.

PAYMENT MECHANICS FOR DEBT SECURITIES

  WHO RECEIVES PAYMENT?

     If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described below under "-- Payment and Record Dates for Interest". If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary, Euroclear and Clearstream, Luxembourg, as applicable.

PAYMENT AND RECORD DATES FOR INTEREST

     Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply regardless of whether a particular record date is a "business day", as defined below. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

BUSINESS DAY

     The term "business day" means, for any debt security, a day that meets all the following applicable requirements:

     - for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

     - if the debt security is a floating rate debt security whose interest rate is based on LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

     - if the debt security has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency;

     - if the debt security either is a floating rate debt security whose interest rate is based on EURIBOR or has a specified currency of euros, is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business;

     - if the debt security is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

     - if the debt security is held through Clearstream, Luxembourg, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS

     We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

  PAYMENTS ON GLOBAL DEBT SECURITIES

     We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled "Legal Ownership and Book-Entry Issuance -- What Is a Global Security?"

  PAYMENTS ON NON-GLOBAL DEBT SECURITIES

     We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds -- i.e., funds that become available on the day after the check is cashed.

     Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

     Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES

     We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

  PAYMENTS ON GLOBAL DEBT SECURITIES

     We will make payments on a global debt security in accordance with the applicable policies as in effect from time to time of the depositary, which will be DTC, Euroclear or Clearstream, Luxembourg. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New

York, known as DTC, will be the depositary for all debt securities in global form. We understand that DTC's policies, as currently in effect, are as follows:

     Unless otherwise indicated in your prospectus supplement, if you are an indirect owner of global debt securities denominated in a specified currency other than U.S. dollars and if you have the right to elect to receive payments in that other currency and do so elect, you must notify the participant through which your interest in the global debt security is held of your election:

     - on or before the applicable regular record date, in the case of a payment of interest, or

     - on or before the 16th day before the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

     Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to the stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

     DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

     If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

     If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "-- Conversion to U.S. Dollars." We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

     Indirect owners of a global debt security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

  PAYMENTS ON NON-GLOBAL DEBT SECURITIES

     Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

     If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the applicable indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

     Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

     Book-entry and other indirect owners of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

CONVERSION TO U.S. DOLLARS.

     When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global debt security or a non-global debt security as described above, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent's discretion.

     A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

WHEN THE SPECIFIED CURRENCY IS NOT AVAILABLE

     If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control -- such as the imposition of exchange controls or a disruption in the currency markets -- we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

     The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the applicable indenture.

THE EURO

     The euro may be a specified currency for some debt securities. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months after December 31, 2001, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31,1998.

EXCHANGE RATE AGENT

     If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

     All determinations made by the exchange rate agent will be in its sole discretion unless we state in the applicable prospectus supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the applicable indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the applicable indenture, and no interest will accrue

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on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "-- Payment and Record Dates for Interest".

PAYING AGENT

     We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agent.

UNCLAIMED PAYMENTS

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

NOTICES

     Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

     Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

OUR RELATIONSHIP WITH THE TRUSTEE

     The Bank of New York has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to our other debt obligations or those of our subsidiaries.

     The Bank of New York is initially serving as the trustee for both the senior debt securities and the subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one of the indentures, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

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                    DESCRIPTION OF COMMON STOCK WE MAY OFFER

     Please note that in this section entitled "Description of Common Stock We May Offer," references to Key3Media Group, Inc., "we" , "our" and "us" refer only to Key3Media Group, Inc. and not to our consolidated subsidiaries. Also, in this section, references to "holders" mean those who own common stock registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in common stock registered in street name or in common stock issued in book-entry form through one or more depositaries. Owners of beneficial interests in the common stock should read the section below entitled "Legal Ownership and Book-Entry Issuance."

     The total amount of authorized capital stock of our company is 600 million shares, consisting of 200 million shares of common stock, par value $.01 per share, 200 million shares of non-voting common stock, par value $.01 per share, and 200 million shares of preferred stock, par value $.01 per share. As of the date of this prospectus, 65,043,000 shares of our common stock and no shares of non-voting common or preferred stock were currently issued and outstanding.

     The discussion that follows describes our certificate of incorporation and by-laws and their effect on our common stock.

     The shares that we may issue will be validly issued, fully paid and non-assessable and an opinion of Sullivan & Cromwell to that effect has been filed as an exhibit to the registration statement of which this prospectus forms a part. The holders of our shares will be entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may from time to time determine. Our shares are not convertible and our stockholders have no preemptive or subscription rights to purchase any of our securities. Upon the liquidation, dissolution or winding up of our company, our stockholders will be entitled to receive pro rata the assets of our company that are legally available for distribution, after payment of all of our debts and other liabilities. Each of our outstanding shares of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting. Except as otherwise required by law or the certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the stockholders, including election of directors.

     The powers, preferences, and rights and the qualifications, limitations and restrictions of our common stock and our non-voting common stock are identical in all material respects, except that holders of non-voting common stock do not have any voting power and are not entitled to receive notice of meetings of stockholders unless otherwise required by law.

LISTING

     Our common stock is traded on the NYSE under the symbol "KME".

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

     No holder of any stock of our company of any class authorized at the distribution date will have any preemptive right to subscribe to any securities of our company of any kind or class.

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

                  ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE
                   OF INCORPORATION, BYLAWS AND DELAWARE LAW

GENERAL

     Our certificate of incorporation and by-laws and the General Corporation Law of Delaware, or DGCL, contain provisions that could delay or make more difficult a hostile acquisition of our company, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover deemed by our board of directors not to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company, although that type of proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. Set forth below is a description of all of the provisions contained in our certificate of incorporation and by-laws and the DGCL that could materially impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws, the forms of which have been publicly filed, as well as the DGCL.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

  STAGGERED BOARD OF DIRECTORS

     Our board of directors consists of twelve members. Our certificate of incorporation provides that the number of members of the board of directors be divided into three classes, as nearly equal in number as reasonably possible, as determined by our board of directors. The initial term of office of the first class of directors expires at our first annual meeting of stockholders, the initial term of office of the second class of directors will expire at our second annual meeting of stockholders and the initial term of office of the third class of directors will expire at our third annual meeting of stockholders, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of our stockholders, the directors elected to succeed the directors whose terms expire at the annual meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. The classification of the board of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors, because only a minority of our directors will be up for election at each annual meeting, and our board of directors may not be replaced by vote of the stockholders at any one time.

  NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     Our certificate of incorporation provides that the number of members of the board of directors will be fixed only by resolution of the board of directors from time to time. Our certificate of incorporation and by-laws provide that in the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such will nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation or removal, and (2) the newly created or eliminated directorships resulting from that increase or decrease will be apportioned by the board of directors among the three classes of directors so as to maintain those classes as nearly equal in number as reasonably possible. The certificate of incorporation and by-laws provide that directors may be removed only for cause, except that at any time that SOFTBANK, our directors and our executive officers (as defined in Rule 405 under the Securities Act of 1934) together hold outstanding shares of our common stock and/or shares of our other stock entitled to vote generally in the election of directors that together entitle them to cast votes representing more than 50% of the voting power in the election of directors generally considered for this purpose as a single class, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote thereon may remove directors with or without cause. We refer to periods like that

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

described above as "Qualifying Ownership Periods". Vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or, if the vacancies result from the removal of any director or directors, the holders of the outstanding shares of our common stock and shares of our other stock that were entitled to vote on such removal. A director elected to fill a vacancy will serve for the remainder of the then current term of office of the class to which he is elected. These provisions may prevent any stockholder from enlarging the board of directors and then filling the new directorships with that stockholder's own nominees.

  STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of those holders, except that at any time during a Qualifying Ownership Period, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such actions may take any action required or permitted to be taken by our stockholders by a consent or consents in writing setting forth the action so taken signed by the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all our outstanding shares were present and voted. Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by our board of directors, to be held at the date, time and place stated in the notice of meeting, except that at any time during a Qualifying Ownership Period, SOFTBANK shall be entitled to call a special meeting of stockholders to be held at the date, time and place stated in its notice of meeting and to specify the purpose of the meeting. Any special meeting of stockholders will be confined to the purposes stated in the notice of meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or our board of directors for consideration of the proposal.

  ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

     The by-laws require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director at a meeting of stockholders to be delivered to our Secretary not less than 90 nor more than 120 days prior to the date of the meeting. Accordingly, if a stockholder did not comply with the notice provisions the stockholder would not be able to nominate directors or propose new business.

  BLANK CHECK PREFERRED STOCK

     Our certificate of incorporation provides for 200,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to takeover Key3Media. For example, if in the exercise of its fiduciary obligations the board of directors were to determine that a takeover proposal is not in our best interests, it could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The board of directors currently does not intend to seek stockholder approval before any issuance of preferred stock unless required by law.

  OTHER CONSTITUENCIES

     Our certificate of incorporation provides that, when taking action including responding to a takeover, our directors may, but are not required to, consider the effects that our actions may have on interests and persons other than our shareholders, including our employees and the community.

  AMENDMENTS

     Our certificate of incorporation provides the provisions described above shall not be amended, modified or repealed unless such amendment, modification or repeal is approved by the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

     Our certificate of incorporation also provides that no adoption, amendment or repeal of a by-law shall be effective unless approved by our board of directors or the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

  PROVISIONS OF DELAWARE LAW

     Following the consummation of the distribution and the offering, we will be subject to the "Business combination" provisions of Section 203 of the DGCL. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless: (i) the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained that status; (ii) upon consummation of the transaction which resulted in the stockholder's becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company.

     Section 203 and the provisions of our certificate of incorporation and by-laws described above may make it more difficult for a third party to acquire, or discourage bids for, our company. Section 203 and these provisions could also have the effect of inhibiting attempts to change the membership of our board of directors.

                      DESCRIPTION OF WARRANTS WE MAY OFFER

     Please note that in this section entitled "Description of Warrants We May Offer", references to Key3Media Group, Inc., "we," "our" and "us" refer only to Key3Media Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own warrants registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled "Legal Ownership and Book-Entry Issuance."

     As you read this section, please remember that the specific terms of your warrant as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your warrant.

WE MAY ISSUE MANY DIFFERENT SERIES AND TYPES OF WARRANTS

     We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with our debt securities. We may also offer warrants together with other warrants, purchase contracts and debt securities in the form of units, as summarized below in "Description of Units We May Offer".

     We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

     When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the warrant you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

  DEBT WARRANTS

     We may issue warrants for the purchase of our debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "debt warrant".

  EQUITY WARRANTS

     We may also issue warrants for the purchase of our equity securities, on terms to be determined at the time of sale. We refer to this type of warrant as an "equity warrant."

     The applicable prospectus supplement will describe what we may deliver to satisfy our obligations with respect to any universal warrants.

GENERAL TERMS OF WARRANTS

     Your prospectus supplement may contain, where applicable, the following information about your warrants:

     - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

     - the currency with which the warrants may be purchased;

     - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

     - whether the warrants will be issued in fully registered form or bearer form, in global or non-global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

     - the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

     - any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

     - whether the warrants are to be sold separately or with other securities, as part of units or otherwise; and

     - any other terms of the warrants.

     If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants' expiration date. A warrant issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

     No holder of a warrant will have any rights of a holder of the securities purchasable under the warrant.

     An investment in a warrant may involve special risks, including currency-related risks if the warrant or the underlying debt security are payable or denominated in a non-U.S. dollar currency. We describe some of these risks below under "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency".

     Because we are a holding company, our ability to perform our obligations on the warrants will depend in part on our ability to participate in distributions of assets from our subsidiaries. We discuss these matters above under "Description of Debt Securities We May Offer -- We Are a Holding Company."

ADDITIONAL TERMS OF WARRANTS

  DEBT WARRANTS

     If you purchase debt warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

     - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

     - whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants; and

     - the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

  EQUITY WARRANTS

     If you purchase equity warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

     - whether the equity warrants are put warrants or call warrants;

     - the equity securities, and the amount or method for determining the amount of equity securities, deliverable upon exercise of each equity warrant;

     - the price at which and the currency with which the equity securities may be purchased or sold upon the exercise of each equity warrant, or the method of determining that price;

     - whether the exercise price may be paid in cash, by the exchange of any equity warrants or other securities or both, and the method of exercising the equity warrants; and

     - whether the exercise of the equity warrants is to be settled in cash or by delivery of the equity securities or both and whether settlement will occur on a net basis or a gross basis.

GENERAL PROVISIONS OF WARRANT AGREEMENTS

     We will issue the warrants in one or more series and under one or more warrant agreements, each to be entered into between us and a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent. We will describe the warrant agreement under which we issue any warrants in the applicable prospectus supplement, and we will file that agreement with the SEC, either as an exhibit to a current report on Form 8-K or as an exhibit to the registration statement of which this prospectus is a part. See "Available Information" above for information on how to obtain a copy of a warrant agreement when it is filed.

     In some cases, we may issue warrants under one of our indentures. For these warrants, the applicable provisions relating to our debt securities and indentures would apply instead of the provisions described in this section.

ENFORCEMENT OF RIGHTS

     The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. No holder of any warrant will be entitled to any rights of a holder of the debt securities or equity securities purchasable upon exercise of the warrant, including any right to receive payments on those debt securities or equity securities or to enforce any covenants or rights in the relevant indenture or any other agreement.

MODIFICATIONS WITHOUT CONSENT OF HOLDERS

     We and the applicable warrant agent may amend any warrant or warrant agreement without the consent of any holder:

     - to cure any ambiguity;

     - to cure, correct or supplement any defective or inconsistent provision;
       or

     - to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

     We do not need any approval to make changes that affect only warrants to be issued after the changes take effect. We may also make changes that do not adversely affect a particular warrant in any material respect, even if they adversely affect other warrants in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected warrant; we need only obtain any required approvals from the holders of the affected warrants.

MODIFICATIONS WITH CONSENT OF HOLDERS

     We may not amend any particular warrant or a warrant agreement with respect to any particular warrant unless we obtain the consent of the holder of that warrant, if the amendment would:

     - change the exercise price of the warrant;

     - change the kind or reduce the amount of the securities or other consideration receivable upon exercise, cancellation or expiration of the warrant, except as permitted by the antidilution or other adjustment provisions of the warrant;

     - shorten, advance or defer the period of time during which the holder may exercise the warrant or otherwise impair the holder's right to exercise the warrant; or

     - reduce the percentage of outstanding, unexpired warrants of any series or class the consent of whose holders is required to amend the series or class, or the applicable warrant agreement with regard to that series or class, as described below.

     Any other change to a particular warrant agreement and the warrants issued under that agreement would require the following approval:

     - If the change affects only the warrants of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding, unexpired warrants of that series.

     - If the change affects the warrants of more than one series issued under that agreement, the change must be approved by the holders of a majority of all outstanding, unexpired warrants of all series affected by the change, with the warrants of all the affected series voting together as one class for this purpose.

     In each case, the required approval must be given in writing.

WARRANT AGREEMENT WILL NOT BE QUALIFIED UNDER TRUST INDENTURE ACT

     No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

MERGER AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS OR EVENTS OF DEFAULT

     The warrants and warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another firm, the successor corporation will succeed to and assume our obligations under the warrants and warrant agreements. We will then be relieved of any further obligation under the warrants and warrant agreements.

     The warrants and warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The warrants and warrant agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

GOVERNING LAW

     The warrants and each warrant agreement will be governed by New York law.

FORM, EXCHANGE AND TRANSFER

     We will issue each warrant in global -- i.e., book-entry -- form only, unless we say otherwise in the applicable prospectus supplement. Warrants in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the warrants represented by the global security. Those who own beneficial interests in a global warrant will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance."

     In addition, we will issue each warrant in registered form, unless we say otherwise in the applicable prospectus supplement. Bearer securities would be subject to special provisions, as we describe below under "Considerations Relating to Securities Issued in Bearer Form."

     If any warrants are issued in non-global form, the following will apply to them:

     - The warrants will be issued in fully registered form in denominations stated in the applicable prospectus supplement. Holders may exchange their warrants for warrants of smaller denominations or combined into fewer warrants of larger denominations, as long as the total amount is not changed;

     - Holders may exchange or transfer their warrants at the office of the warrant agent. They may also replace lost, stolen, destroyed or mutilated warrants at that office. We may appoint another entity to perform these functions or perform them ourselves;

     - Holders will not be required to pay a service charge to transfer or exchange their warrants, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any warrants;

     - If we have the right to redeem, accelerate or settle any warrants before their expiration, and we exercise our right as to less than all those warrants, we may block the transfer or exchange of those warrants during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any warrant selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any warrant being partially settled; and

     - Only the depositary will be entitled to transfer or exchange a warrant in global form since it will be the sole holder of the warrant.

PAYMENTS AND NOTICES

     In making payments and giving notices with respect to our warrants, we will follow the procedures we plan to use with respect to our debt securities, where applicable. We describe these procedures above under "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities" and
"-- Notices."

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                  DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

     Please note that in this section entitled "Description of Preferred Stock We May Offer references to Key3Media Group, Inc., "we", "our" and "us" refer only to Key3Media Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled "Legal Ownership and Book-Entry Issuance."

     As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

     We may issue our preferred stock in one or more series, as described below. This section summarizes terms of the preferred stock that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

     When we refer to a series of preferred stock, we mean all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our certificate of incorporation. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

OUR AUTHORIZED PREFERRED STOCK

     Our authorized capital stock includes 200,000,000 shares of preferred stock, par value $.01 per share. We do not have any preferred stock outstanding as of the date of this prospectus; the prospectus supplement with respect to any offered preferred stock will describe any preferred stock that may be outstanding as of the date of the prospectus supplement.

PREFERRED STOCK ISSUED IN SEPARATE SERIES

     Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

     - dividend rights;

     - conversion or exchange rights;

     - voting rights;

     - redemption rights and terms;

     - liquidation preferences;

     - sinking fund provisions;

     - the serial designation of the series; and

     - the number of shares constituting the series.

     Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased, but not below the number of shares of that series then outstanding, by resolution adopted by our board of directors and approved by the affirmative vote of the

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holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class. No separate vote of the holders of any series of preferred stock is required for an increase or decrease in the number of authorized shares of that series.

     Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series and will file a certificate of designations stating the terms of the series with the Secretary of State of the State of Delaware. None of our stockholders will need to approve that amendment.

     In addition, as described below under "-- Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares," we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

     The rights of holders of preferred stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Shares of preferred stock we issue may have the effect of discouraging or making more difficult an acquisition of Key3Media Group, Inc. We may choose to issue preferred stock, together with our other securities described in this prospectus, in units.

     Preferred stock will be fully paid and nonassessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Key3Media Group, Inc.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

RANK

     Shares of each series of preferred stock will rank equally with each other series of preferred stock and senior to our common stock with respect to dividends and distributions of assets. In addition, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

DIVIDENDS

     Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in the applicable prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

REDEMPTION

     If specified in an applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder's, and may be redeemed mandatorily.

     Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in the applicable prospectus supplement.

     Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.
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     Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Key3Media Group, Inc., holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the applicable prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of preferred stock of each series will have no voting rights, except:

     - as stated in the applicable prospectus supplement and in the certificate of designations establishing the series; or

     - as required by applicable law.

MERGER AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS

     The terms of the preferred stock will not include any restrictions on our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. The terms of the preferred stock also will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries.

     Because we are a holding company, our ability to make payments on the preferred stock will depend in part on our ability to participate in distributions of assets from our subsidiaries. We discuss these matters above under "Description of Debt Securities We May Offer -- We Are a Holding Company".

GOVERNING LAW

     The preferred stock will be governed by Delaware law.

FRACTIONAL OR MULTIPLE SHARES OF PREFERRED STOCK ISSUED AS DEPOSITARY SHARES

     We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt. We will issue depositary shares under a deposit agreement between a depositary, which we will appoint in our discretion, and us.

DEPOSIT AGREEMENT

     We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

     - Key3Media Group, Inc.;

     - a bank or other financial institution selected by us and named in the applicable prospectus supplement, as preferred stock depositary; and

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

     - the holders from time to time of depositary receipts issued under that depositary agreement.

     Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

     We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See "Available Information" above for information on how to obtain a copy of the form of deposit agreement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

     The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

REDEMPTION OF PREFERRED STOCK

     If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the preferred stock. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

WITHDRAWAL OF PREFERRED STOCK

     Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to

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

receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

VOTING DEPOSITED PREFERRED STOCK

     When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, it will vote all shares of that series held by it proportionately with instructions received.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under "-- Withdrawal of Preferred Stock," to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

     The deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

     - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Key3Media Group, Inc.

     We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

     We will pay the fees, charges and expenses of the preferred stock depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

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RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

REPORTS TO HOLDERS

     We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary. It will forward those reports and communications to the holders of depositary shares.

LIMITATION ON LIABILITY OF THE PREFERRED STOCK DEPOSITARY

     The preferred stock depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

FORM OF PREFERRED STOCK AND DEPOSITARY SHARES

     We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance." All preferred stock will be issued in registered form.

     We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. Depositary shares will be issued in registered form.

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                    LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

     In this section, we describe special considerations that will apply to registered securities issued in global -- i.e., book-entry -- form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

WHO IS THE LEGAL OWNER OF A REGISTERED SECURITY?

     Each debt security, warrant, share of preferred stock and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

  BOOK-ENTRY OWNERS

     We will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Under each indenture, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

  STREET NAME OWNERS

     In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

  LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and the obligations, if any, of any warrant agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold indirect interests in global securities, in street
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name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose -- e.g., to amend the indenture for a series of debt securities or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture -- we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

     When we refer to "you" in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

  SPECIAL CONSIDERATIONS FOR INDIRECT OWNERS

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - whether and how you can instruct it to exercise any rights to purchase or sell the securities purchasable under a warrant or to exchange or convert a security for or into other property;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

WHAT IS A GLOBAL SECURITY?

     We will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

     Each series of securities will have one or more of the following as the depositaries:

     - The Depository Trust Company, New York, New York, which is known as
       "DTC";

     - a financial institution holding the securities on behalf of Morgan Guaranty Trust Company of New York, acting out of its Brussels, Belgium, office, as operator of the Euroclear system, which is known as "Euroclear";

     - a financial institution holding the securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as "Clearstream, Luxembourg"; and

     - any other clearing system or financial institution named in the applicable prospectus supplement.

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

     The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

     A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "-- Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "-- Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

  SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary and those of the investor's financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, Luxembourg, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     - An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under "-- Who Is the Legal Owner of a Registered Security?";

     - An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

     - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     - The depositary's policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor's interest in a global security, and those policies may change from time to time.
       We, the trustee and any warrant agents and unit agents will have no responsibility for any aspect of the depositary's policies, actions or records of ownership interests in a global security. We, the trustee and any warrant and unit agents also do not supervise the depositary in any way;
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     - The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

     - Financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depositary, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

HOLDER'S OPTION TO OBTAIN A NON-GLOBAL SECURITY; SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

     If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

     In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "-- Who Is the Legal Owner of a Registered Security?"

     The special situations for termination of a global security are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

     - if we notify the trustee, warrant agent or unit agent, as applicable, that we wish to terminate that global security; or

     - in the case of a global security representing debt securities, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

     If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

CONSIDERATIONS RELATING TO EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

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

     Euroclear and Clearstream, Luxembourg may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC.

     As long as any global security is held by Euroclear or Clearstream, Luxembourg as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

     Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

SPECIAL TIMING CONSIDERATIONS FOR TRANSACTIONS IN EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

     In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

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          CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM

     If we issue securities in bearer, rather than registered, form, those securities will be subject to special provisions described in this section. This section primarily describes provisions relating to debt securities issued in bearer form. Other provisions may apply to securities of other kinds issued in bearer form. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer securities.

TEMPORARY AND PERMANENT BEARER GLOBAL SECURITIES

     If we issue securities in bearer form, all securities of the same series and kind will initially be represented by a temporary bearer global security, which we will deposit with a common depositary for Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit the account of each of their subscribers with the amount of securities the subscriber purchases. We will promise to exchange the temporary bearer global security for a permanent bearer global security, which we will deliver to the common depositary upon the later of the following two dates:

     - the date that is 40 days after the later of (a) the completion of the distribution of the securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the securities by us; we may extend this date as described below under "-- Extensions for Further Issuances;" and

     - the date on which Euroclear and Clearstream, Luxembourg provide us or our agent with the necessary tax certificates described below under "-- U.S. Tax Certificate Required."

     Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global security will be able to exchange those interests at their option, in whole but not in part, for:

     - non-global securities in bearer form with interest coupons attached, if applicable; or

     - non-global securities in registered form without coupons attached.

     A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days' prior written notice in accordance with the terms of the securities.

EXTENSIONS FOR FURTHER ISSUANCES

     Without the consent of the trustee, any holders or any other person, we may issue additional securities identical to a prior issue from time to time. If we issue additional securities before the date on which we would otherwise be required to exchange the temporary bearer global security representing the prior issue for a permanent bearer global security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional securities. Extensions of this kind may be repeated if we sell additional identical securities. As a result of these extensions, beneficial interests in the temporary bearer global security may not be exchanged for interests in a permanent bearer global security until the 40th day after the additional securities have been distributed and sold.

U.S. TAX CERTIFICATE REQUIRED

     We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global security unless and until Euroclear or Clearstream, Luxembourg delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global security. Also, we will not exchange any portion of a temporary bearer global security for a permanent bearer global security unless and until we receive from Euroclear or Clearstream, Luxembourg a tax certificate with regard to the owners of the

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

beneficial interests in the portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

     - is not a United States person, as defined below under "-- Limitations on Issuance of Bearer Securities";

     - is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the security through a financial institution of this kind and who holds the security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the U.S. Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

     - is a financial institution holding for purposes of resale during the "restricted period", as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     The tax certificate must be signed by an authorized person satisfactory to us.

     No one who owns an interest in a temporary bearer global security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global security or a security in any other form, unless we or our agent have received the required tax certificate on its behalf.

     Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer debt securities. We describe these below under "-- Limitations on Issuance of Bearer Debt Securities."

LEGAL OWNERSHIP OF BEARER SECURITIES

     Securities in bearer form are not registered in any name. Whoever is the bearer of the certificate representing a security in bearer form is the legal owner of that security. Legal title and ownership of bearer securities will pass by delivery of the certificates representing the securities. Thus, when we use the term "holder" in this prospectus with regard to bearer securities, we mean the bearer of those securities.

     The common depositary for Euroclear and Clearstream, Luxembourg will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global securities described above. Investors in those securities will own beneficial interests in the securities represented by those global securities; they will be only indirect owners, not holders or legal owners, of the securities.

     As long as the common depositary is the bearer of any bearer security in global form, the common depositary will be considered the sole legal owner and holder of the securities represented by the bearer security in global form. Ownership of beneficial interests in any bearer security in global form will be shown on records maintained by Euroclear or Clearstream, Luxembourg, as applicable, or by the common depositary on their behalf, and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global security only to the common depositary.

     Neither we, the trustee nor any agent will recognize any owner of indirect interests as a holder or legal owner. Nor will we, the trustee or any agent have any responsibility for the ownership records or practices of Euroclear or Clearstream, Luxembourg, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, exchanges, notices or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own an indirect interest in a bearer global security, you must look only to the common depositary for Euroclear or Clearstream, Luxembourg, and to their direct and indirect participants through which you hold your interest,

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

for your ownership rights. You should read the section above entitled "Legal Ownership and Book-Entry Issuance" for more information about holding interests through Euroclear and Clearstream, Luxembourg.

PAYMENT AND EXCHANGE OF NON-GLOBAL BEARER SECURITIES

     Payments and deliveries owing on non-global bearer securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments and deliveries will be made only to the holder of the certificate representing the relevant security after the certificate is surrendered to the paying agent.

     Non-global bearer securities, with all unmatured coupons relating to the securities, if any, may be exchanged for a like aggregate amount of non-global bearer or registered securities of like kind. Non-global registered securities may be exchanged for a like aggregate amount of non-global registered securities of like kind, as described above in the sections on the different types of securities we may offer. However, we will not issue bearer securities in exchange for any registered securities.

     Replacement certificates and coupons for non-global bearer securities will not be issued in lieu of any lost, stolen or destroyed certificates and coupons unless we and our transfer agent receive evidence of the loss, theft or destruction, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or deliverable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

     We may make payments, deliveries and exchanges in respect of bearer securities in global form in any manner acceptable to us and the depositary.

NOTICES

     It we are required to give notice to the holders of bearer securities, we will do so by publication in a daily newspaper of general circulation in a city in Western Europe. The term "daily newspaper" means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in the relevant city. If these bearer securities are listed on the Luxembourg Stock Exchange and its rules so require, that city will be Luxembourg and that newspaper will be the Luxemburger Wort, unless publication in that newspaper is impractical. A notice of this kind will be presumed to have been received on the date it is first published. If we cannot give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then we will give notice in another form. That alternate form of notice will be deemed to be sufficient notice to each holder. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

     We may give any required notice with regard to bearer securities in global form to the common depositary for the securities, in accordance with its applicable procedures. If these provisions do not require that notice be given by publication in a newspaper, we may omit giving notice by publication.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period applicable under the Treasury Regulations cited earlier, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above. In addition, any underwriters, dealers or

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

agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

     We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the applicable Treasury Regulations described above.

     Bearer debt securities and any coupons will bear the following legend:

     "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code."

     The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer debt security or coupon.

     As used in this subsection entitled "-- Limitations on Issuance of Bearer Debt Securities", the term "bearer debt securities" includes bearer debt securities that are part of units. As used in this section entitled "Considerations Relating to Securities Issued in Bearer Form", "United States person" means:

     - a citizen or resident of the United States;

     - a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     "United States" means the United States of America, including the States and the District of Columbia, and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

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              CONSIDERATIONS RELATING TO SECURITIES DENOMINATED OR
               PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY

     If you intend to invest in a non-U.S. dollar security -- e.g., a security whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency -- you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Securities of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

     The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

AN INVESTMENT IN A NON-U.S. DOLLAR SECURITY INVOLVES CURRENCY-RELATED RISKS

     An investment in a non-U.S. dollar security entails significant risks that are not associated with a similar investment in a security that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

CHANGES IN CURRENCY EXCHANGE RATES CAN BE VOLATILE AND UNPREDICTABLE

     Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a security denominated in, or where value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the security, including the principal payable at maturity or settlement value payable upon exercise. That in turn could cause the market value of the security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

GOVERNMENT POLICY CAN ADVERSELY AFFECT CURRENCY EXCHANGE RATES AND AN INVESTMENT IN A NON-U.S. DOLLAR SECURITY

     Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar securities is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar security or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

     Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.
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NON-U.S. DOLLAR SECURITIES MAY PERMIT US TO MAKE PAYMENTS IN U.S. DOLLARS OR
DELAY PAYMENT IF WE ARE UNABLE TO OBTAIN THE SPECIFIED CURRENCY

     Securities payable in a currency other than U.S. dollars may provide that, if the other currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described above under "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities -- How We Will Make Payments Due in Other Currencies -- When the Specified Currency Is Not Available". A determination of this kind may be based on limited information and would involve significant discretion on the part of our foreign exchange agent. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens, we will be entitled to deduct these taxes from any payment on securities payable in that currency.

WE WILL NOT ADJUST NON-U.S. DOLLAR SECURITIES TO COMPENSATE FOR CHANGES IN CURRENCY EXCHANGE RATES

     Except as described above, we will not make any adjustment or change in the terms of a non-U.S. dollar security in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar securities will bear the risk that their investment may be adversely affected by these types of events.

IN A LAWSUIT FOR PAYMENT ON A NON-U.S. DOLLAR SECURITY, AN INVESTOR MAY BEAR CURRENCY EXCHANGE RISK

     Our debt securities, warrants, purchase contracts and units will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

     In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar security in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

INFORMATION ABOUT EXCHANGE RATES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

     If we issue a non-U.S. dollar security, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular security.

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                             UNITED STATES TAXATION

     Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

     This section describes the material United States federal income tax consequences of owning the debt securities, common stock and preferred stock we are offering. It is the opinion of Sullivan & Cromwell, United States tax counsel to Key3Media Group, Inc. It applies to you only if you acquire securities in the offering and hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a bank;

     - a life insurance company;

     - a tax-exempt organization;

     - a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

     - a person that owns debt securities or stock as part of a straddle or conversion transaction for tax purposes; or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     The United States federal income tax consequences of owning warrants that we offer will be discussed in an applicable pricing supplement.

TAXATION OF DEBT SECURITIES

     This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

  UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

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  Payments of Interest

     Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under "-- Original Issue Discount", you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

     Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

  Original Issue Discount

     If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security's stated redemption price at maturity exceeds its issue price is equal to or greater than a de minimis amount. Generally, a debt security's issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security's stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under "-- Variable Rate Debt Securities".

     In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security

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

will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security's de minimis original issue discount by a fraction equal to:

     - the amount of the principal payment made

divided by:

     - the stated principal amount of the debt security.

     Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant- yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

     You can determine the amount of original issue discount allocable to an accrual period by:

     - multiplying your discount debt security's adjusted issue price at the beginning of the accrual period by your debt security's yield to maturity; and then

     - subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

     You must determine the discount debt security's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security's adjusted issue price at the beginning of any accrual period by:

     - adding your discount debt security's issue price and any accrued original issue discount for each prior accrual period; and then

     - subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

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

     The amount of original issue discount allocable to the final accrual period is equal to the difference between:

     - the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

     - your debt security's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security's adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount," then you must reduce the daily portions of original issue discount by a fraction equal to:

     - the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

     - the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security's adjusted issue price.

     Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if the difference between the debt security's stated redemption price at maturity or, in the case of a discount debt security, the debt security's revised issue price, and the price you paid for your debt security is equal to or greater than .25 percent of your debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.

     If your debt security's stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, does not exceed the price you paid for the debt security by .25 percent multiplied by the number of complete years to the debt security's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

     You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

     You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

     Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

     - a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

     - the first stated interest payment on your debt security is to be made within one year of your debt security's issue date; and

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

     - the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

     Debt Securities Subject to Contingencies Including Optional
Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

     - the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

     - one of such schedules is significantly more likely than not to occur.

     If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

     Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

     - in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

     - in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

     If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Debt Securities Purchased at a Premium", or acquisition premium.

     If you make this election for your debt security, then, when you apply the constant-yield method:

     - the issue price of your debt security will equal your cost;

     - the issue date of your debt security will be the date you acquired it;
       and

     - no payments on your debt security will be treated as payments of qualified stated interest.

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

     Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

     Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

     - your debt security's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

        1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

        2.  15 percent of the total noncontingent principal payments; and

     - your debt security provides for stated interest, compounded or paid at least annually, only at:

        1.  one or more qualified floating rates;

        2.  a single fixed rate and one or more qualified floating rates;

        3.  a single objective rate; or

        4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     Your debt security will have a variable rate that is a qualified floating rate if:

     - variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

     - the rate is equal to such a rate multiplied by either:

          1.  a fixed multiple that is greater than .65 but not more than 1.35;
     or

          2. a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate; and

     - the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     If your debt security provides for two or more qualified floating rates that are within .25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

     Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

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

     Your debt security will have a variable rate that is a single objective rate if:

     - the rate is not a qualified floating rate;

     - the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

     - the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security's term.

     An objective rate as described above is a qualified inverse floating rate if:

     - the rate is equal to a fixed rate minus a qualified floating rate and

     - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

     - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than .25 percentage points or

     - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period and the interest is unconditionally payable in cash at least annually, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

     If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

     - determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

     - constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

     - determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

     - adjusting for actual variable rates during the applicable accrual period.

     When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

     If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a
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

single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     Short-Term Debt Securities. In general, if you are an individual or other cash-basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security's stated redemption price at maturity.

     Non-U.S. Dollar Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under "-- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

  Debt Securities Purchased at a Premium

     If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security's yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount" above.

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

  Purchase, Sale and Retirement of the Debt Securities

     Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

     - adding any original issue discount, market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security; and then

     - subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

     If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on:

     - the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;

     - the date of disposition, if you are an accrual basis taxpayer; or

     - the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

     - described above under "-- Original Issue Discount -- Short-Term Debt Securities" or "-- Market Discount";

     - attributable to accrued but unpaid interest;

     - the rules governing contingent payment obligations apply; or

     - attributable to changes in exchange rates as described below.

     Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year and at a maximum rate of 18% where the property is held more than five years.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

  Exchange of Amounts in Other Than U.S. Dollars

     If you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

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

  Indexed and Other Debt Securities

     The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities and with respect to any renewable and extendible debt securities and any debt securities providing for the periodic payment of principal over the life of the debt security.

  UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership; or

     - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

     If you are a United States holder, this section does not apply to you.

     This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

     - we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including the original issue discount, to you if, in the case of payments of interest:

          1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

          2. you are not a controlled foreign corporation that is related to the Company through stock ownership,

          3. in the case of a debt security other than a bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

             a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

             b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

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             c.  the U.S. payor has received a withholding certificate
        (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

                i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

                ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

                iii. a U.S. branch of a non-United States bank or of a non-United States insurance company,

        and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

             d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

                i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

                ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

             e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

          4. in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under "Considerations Relating to Securities Issued in Bearer Form" and payments on the debt security are made in accordance with the procedures described in that section; and

     - no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

     Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death; and

     - the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

U.S. BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS

     In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on a discount debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding at a rate of 31% will apply

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to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

  UNITED STATES ALIEN HOLDERS

     In general, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "-- United States Alien Holders" are satisfied or you otherwise establish an exemption.

     In general, payment of the proceeds from the sale of notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

     - the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

     - an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

     - other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

     - you otherwise establish an exemption.

     If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

     In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained by you in the United States,

     - the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     - the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

     In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

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     - a foreign partnership, if at any time during its tax year:

     - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

TAXATION OF COMMON AND PREFERRED STOCK

     This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the common stock, preferred stock and depositary shares that we may offer. Except when we indicate otherwise, when we refer to stock in this subsection, we mean common stock, preferred stock and depositary shares.

  UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a share of stock and you are:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.

  Distributions on Stock

     You will be taxed on distributions on stock as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

     You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

  Limitations on Dividends-Received Deduction

     Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in stock should consider the effect of:

     - Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as common stock or preferred stock;

     - Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum

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       holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

     - Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces (but not below zero) the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.

  Extraordinary Dividends

     If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the stock by the nontaxed portion of any "extraordinary dividend" if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the stock generally would be a dividend that:

     - equals or exceeds 5% (in the case of common stock 10%) of the corporate shareholder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

     - exceeds 20% of the corporate shareholder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

     In determining whether a dividend paid on the stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder's holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder's tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

     If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of stock in your particular circumstances.

  Redemption Premium with respect to Preferred Stock

     If the redemption price of your preferred stock exceeds its issue price, the entire amount of the excess may constitute an unreasonable redemption premium that will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock were treated as a debt security for United States federal income tax purposes. See
"-- Taxation of Debt Securities -- United States Holders -- Original Issue Discount" above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in "-- Limitations on Dividends-Received Deduction" apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder's receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The applicable prospectus supplement for preferred stock that is redeemable at a price in excess of its issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

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  Sale or Exchange of Stock Other Than by Redemption

     If you sell or otherwise dispose of your stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the stock is held more than one year and at a maximum rate of 18% where the stock is held more than five years.

  Redemption of Stock

     If we redeem your stock, it generally would be a taxable event. You would be treated as if you had sold your stock if the redemption:

     - results in a complete termination of your stock interest in the company;

     - is substantially disproportionate with respect to you; or

     - is not essentially equivalent to a dividend with respect to you.

     In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

     If we redeem your stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the stock for more than one year.

     If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the stock and thereafter would be treated as capital gain. If a redemption of the stock is treated as a distribution that is taxable as a dividend, your basis in the redeemed stock would be transferred to the remaining shares of our stock that you own, if any.

     Special rules apply if we redeem stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your stock for our debt securities.

     The rules concerning the federal income tax consequences of a stock redemption are complex. Please consult your tax advisor regarding the application of the federal income tax law to a redemption of your stock.

  UNITED STATES ALIEN HOLDERS

     This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of stock by a United States alien holder. You are a United States alien holder if you are, for United States federal income tax purposes:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership; or

     - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from stock.

  Dividends

     Except as described below, if you are a United States alien holder of stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty
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rate, we and other payors will generally be required to withhold at a 30% rate
(rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

     - a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

     - in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

     If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

     If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

     - you are a non-United States person, and

     - the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

     "Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

     If you are a corporate U.S. alien holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

  Gain on Disposition of Stock

     If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

     - the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

     - you are an individual, you hold the stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

     - we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of your class of stock and you are not eligible for any treaty exemption.

     If you are a corporate United States alien holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

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  Federal Estate Taxes

     Stock held by a United States alien holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

     United States Holders. In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements and backup withholding tax at the rate of 31% if you are a non-corporate United States person and you:

     - fail to provide an accurate taxpayer identification number;

     - are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

     - in certain circumstances, fail to comply with applicable certification requirements.

     If you sell your stock outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your stock through a non-U.S. office of a broker that:

     - is a United States person;

     - derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" as to the United States; or

     - is a foreign partnership, if at any time during its tax year:

          1. one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

          2. at any time during its tax year the foreign partnership is engaged in a U.S. trade or business.

     You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

  United States Alien Holders

     If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

     - dividend payments and

     - the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

     - the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

     - a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

     - other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

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     - you otherwise establish an exemption

     Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained by you in the United States,

     - the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     - the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

     In addition, a sale of common stock will be subject to information reporting, but not backup withholding, if it is effected at a foreign office of a broker that is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     - a foreign partnership, if at any time during its tax year:

     - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

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                              PLAN OF DISTRIBUTION

INITIAL OFFERING AND SALE OF SECURITIES

     We may sell the securities from time to time in their initial offering as follows:

     - through agents;

     - to dealers or underwriters for resale;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

     In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

     We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

     We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus
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supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

     The underwriters, dealers and agents, as well as their associates, may be lenders to, and may engage in transactions with and perform services for, Key3Media Group, Inc. and its subsidiaries in the ordinary course of business.

     Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no underwriter that makes a market is obligated to do so and may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

     The maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than eight percent for the sale of any securities being registered pursuant to SEC Rule 415.

     Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

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                           VALIDITY OF THE SECURITIES

     The validity of the securities offered by this prospectus has been passed upon for Key3Media Group, Inc. by Sullivan & Cromwell, New York, New York. The opinion of Sullivan & Cromwell was based on certain assumptions about future actions required to be taken by Key3Media Group, Inc. and the trustee, warrant agent or preferred stock depositary, if any, in connection with the issuance and sale of each security, about the specific terms of each security and its governing documents and about other matters that may affect the validity of the securities but which could not be ascertained on the date of that opinion.

     In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for Key3Media Group, Inc. by Key3Media's General Counsel, Ned S. Goldstein, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

     Sullivan & Cromwell has in the past represented and continues to represent Key3Media on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell also performed services for Key3Media Group, Inc. in connection with the offering of the securities described in this prospectus.

                                    EXPERTS

     The consolidated financial statements of Key3Media Group, Inc. at December 31, 2000 and for the year then ended, appearing in Key3Media Group's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, and are incorporated herein by reference in reliance upon such firm as experts in accounting and auditing.

     The combined financial statements of Key3Media Group, Inc. as of December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

     We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

     Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Item 1: Business -- Certain Factors That May Affect Our Businesses" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus by reference. See "Available Information" above for information about how to obtain a copy of this Annual Report.

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                             UNITED STATES TAXATION

     This section describes the material United States federal income tax consequences to a United States holder (as defined below) of owning, selling and disposing of the convertible redeemable preferred stock (the "Preferred Stock") and common stock that will be received upon conversion of the Preferred Stock (together with the Preferred Stock, "stock"). It applies to you only if you acquire securities in the offering and hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a bank;

     - a life insurance company;

     - a tax-exempt organization;

     - a person that owns stock as part of a straddle or conversion transaction for tax purposes; or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis, or different interpretations. You should be aware that the description of the material United States federal income tax consequences in this section is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by us from the IRS on any tax matters relating to the Preferred Stock or common stock. While the United States federal income tax treatment of the Preferred Stock is not free from doubt, this discussion assumes that the United States federal income tax treatment of the Preferred Stock will be as described herein.

     PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF OWNING PREFERRED STOCK AND COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

     You are a United States holder if you are a beneficial owner of a share of Preferred Stock or common stock and you are:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

DISTRIBUTIONS ON STOCK

     You will be taxed on distributions on stock as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. For these purposes, an increase in the Liquidation Preference pursuant to our right to increase the Liquidation Preference in lieu of paying dividends on the Preferred Stock in cash will be treated as a distribution of additional Preferred Stock in an amount equal to the fair market value of the increase in the Liquidation Preference. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

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     You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

  LIMITATIONS ON DIVIDENDS-RECEIVED DEDUCTION.

     Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in stock should consider the effect of:

     - Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as common stock or preferred stock;

     - Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

     - Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.

  EXTRAORDINARY DIVIDENDS

     If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the stock by the nontaxed portion of any "extraordinary dividend" if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the stock generally would be a dividend that:

     - equals or exceeds 5% of the corporate shareholder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

     - exceeds 20% of the corporate shareholder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on the stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder's holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder's tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

     IF YOU ARE A CORPORATE SHAREHOLDER, PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE POSSIBLE APPLICATION OF THE EXTRAORDINARY DIVIDEND PROVISIONS OF THE FEDERAL INCOME TAX LAW TO YOUR OWNERSHIP OR DISPOSITION OF STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

  REDEMPTION PREMIUM WITH RESPECT TO PREFERRED STOCK

     If the redemption price of preferred stock exceeds its issue price, the entire amount of the excess may constitute an unreasonable redemption premium that will be treated as a constructive dividend that must be taken into account each year in the same manner as original issue discount would be taken into account if the
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preferred stock were treated as a debt security for United States federal income tax purposes. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in "-- Limitations on Dividends-Received Deduction" apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder's receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The Company believes that the redemption premium with respect to the Preferred Stock would not be treated as an unreasonable redemption premium.

SALE OR EXCHANGE OF STOCK OTHER THAN BY REDEMPTION

     If you sell or otherwise dispose of your stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the stock is held more than one year and 18% where the stock is held more than five years.

REDEMPTION OF STOCK

     If we redeem your stock, it generally would be a taxable event. You would be treated as if you had sold your stock if the redemption:

     - results in a complete termination of your stock interest in the company;

     - is substantially disproportionate with respect to you; or

     - is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

     If we redeem your stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than our stock or stock of our successor) received by you less your tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the stock for more than one year.

     If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the stock and thereafter would be treated as capital gain. If a redemption of the stock is treated as a distribution that is taxable as a dividend, your basis in the redeemed stock would be transferred to the remaining shares of our stock that you own, if any.

CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

     If you are a U.S. holder, you will not recognize gain or loss on the conversion of your Preferred Stock solely into common stock pursuant to the conversion feature of the Preferred Stock. Your tax basis for the common stock received upon such conversion will equal the tax basis of the Preferred Stock converted into common stock, reduced by any amount received in lieu of a fractional share of common stock, and your holding period for such common stock will include your holding period for the Preferred Stock so converted. If you receive cash in lieu of a fractional share of common stock, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash so received and your tax basis in the converted Preferred Stock allocable to the fractional share of common stock. Any such gain or loss will be capital gain or loss and will be long-term gain or loss if your holding period in the converted Preferred Stock exceeds one year.

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CHANGES IN CONVERSION PRICE OR LIQUIDATION PREFERENCE

     Treasury Regulations promulgated under section 305 of the Code treat certain changes in the liquidation preference or in the conversion provisions of stock such as your Preferred Stock as constructive distributions of stock. If you are a U.S. holder, such constructive distributions would be taxable to you as described above under "-- Distributions on Stock". As described above under "-- Distributions on Stock", an increase in the Liquidation Preference pursuant to our right to increase the Liquidation Preference in lieu of paying dividends on the Preferred Stock in cash will be treated as a distribution of additional Preferred Stock in an amount equal to the fair market value of the increase in the Liquidation Preference. In addition, other changes, such as increasing the number of shares of common stock into which the Preferred Stock can be converted could constitute a constructive distribution of stock to you. Any adjustments in the conversion price to compensate for taxable distributions of cash or property on any of the outstanding common stock will be treated as a constructive distribution to U.S. holders of Preferred Stock. Adjustments in conversion price to reflect nontaxable stock splits or distributions of stock, stock warrants or stock rights will generally not be treated as constructive distributions if the adjustment is made pursuant to a bona fide, reasonable antidilution formula.

     THE RULES CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF A STOCK REDEMPTION ARE COMPLEX. PLEASE CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE FEDERAL INCOME TAX LAW TO A REDEMPTION OF YOUR STOCK.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, dividend payments, or other taxable distributions (including constructive distributions), made within the United States to you will be subject to information reporting requirements and backup withholding tax if you are a non-corporate United States person and you:

     - fail to provide an accurate taxpayer identification number;

     - are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

     - in certain circumstances, fail to comply with applicable certification requirements.

     In addition, we and other payors are required to report to the Internal Revenue Service any proceeds of the sale of your stock within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

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